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As filed with the Securities and Exchange Commission on February 14, 2005

Registration No. 333-120386

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOSTENS IH CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3911 (Primary Standard Industrial Classification Code Number)	90-0207604 (I.R.S. Employer Identification Number)
(see table of additional registrants)

One Byram Brook Place, Suite 202 Armonk, New York 10504 (914) 595-8200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marie D. Hlavaty, Esq. One Byram Brook Place, Suite 202 Armonk, New York 10504 (914) 595-8200 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 5/8% Senior Subordinated Exchange Notes due 2012	$500,000,000	100%	$500,000,000	$63,350(2)

Guarantees of 7 5/8% Senior Subordinated Exchange Notes due 2012(3)	N/A(4)	(4)	(4)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").
(2)
Previously paid.
(3)
See inside facing page for additional registrant guarantors.
(4)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

        The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant's Principal Executive Offices
Jostens, Inc.	Minnesota	3911	41-0343440	5501 American Boulevard West Minneapolis, MN 55437
Von Hoffmann Holdings Inc.	Delaware	2732	22-1661746	1000 Camera Avenue St. Louis, MO 63126
Von Hoffmann Corporation	Delaware	2732	43-0633003	1000 Camera Avenue St. Louis, MO 63126
The Lehigh Press, Inc.	Pennsylvania	2750	23-1417330	7001 North Park Drive Pennsauken, NJ 08109 (856) 665-5200
Precision Offset Printing Company, Inc.	Delaware	2732	23-1354890	1000 Camera Avenue St. Louis, MO 63126
Anthology, Inc.	Delaware	2732	36-4228578	3640 Edison Place Rolling Meadows, IL 60008 (847) 506-9800
AHC I Acquisition Corp.	Delaware	2844	13-3979203	1815 East Main Street Chattanooga, TN 37404 (423) 624-3301
AKI Holding Corp.	Delaware	2844	74-2883163	1815 East Main Street Chattanooga, TN 37404 (423) 624-3301
AKI, Inc.	Delaware	2844	13-3785856	1815 East Main Street Chattanooga, TN 37404 (423) 624-3301
IST, Corp.	Delaware	2844	31-1812966	5600 Energy Parkway Baltimore, MD 21226 (410) 360-3000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 14, 2005

$500,000,000

JOSTENS IH CORP.

        Offer to Exchange all outstanding 7 5/8% Senior Subordinated Notes due 2012 for an equal amount of 7 5/8% Senior Subordinated Notes due 2012, which have been registered under the Securities Act of 1933.

  The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

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  The exchange offer expires at 5:00 p.m., New York City time, on            , 2005, unless extended. We do not currently intend to extend the expiration date.

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  The exchange of outstanding notes for exchange in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

  The Exchange Notes

  •
  The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

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  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

  Results of Exchange Notes

  •
  The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

        If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution".

        If you are an affiliate of Jostens IH Corp. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

        You should consider carefully the risk factors beginning on page 17 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Jostens IH Corp. Neither the delivery or this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

        We and our guarantor subsidiaries have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C.

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20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Sections 13 or 15(d) of the Exchange Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

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  our substantial indebtedness following the consummation of the Transactions (as defined);

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  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

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  competition from other companies;

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  the seasonality of our businesses;

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  the loss of significant customers or customer relationships;

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  fluctuations in raw material prices;

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  our reliance on a limited number of suppliers;

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  Jostens' (as defined) reliance on independent sales representatives;

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  our reliance on numerous complex information systems;

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  Von Hoffmann's (as defined) dependency on the sale of school textbooks;

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  the textbook adoption cycle and levels of government funding for education spending;

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  the reliance of our businesses on limited production facilities;

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  the amount of capital expenditures required at our businesses;

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  the failure of Arcade's (as defined) sampling systems to comply with U.S. postal regulations;

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  labor disturbances;

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  environmental regulations;

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  foreign currency fluctuations and foreign exchange rates;

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  the outcome of litigation; and

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  control by our controlling shareholders.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified market and industry data from third party sources. While we believe our internal company research is reliable, such research has not been verified by any independent source.

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SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. Except where otherwise indicated in this prospectus, all references to (1) "we", "us" and "our" refer to Jostens IH Corp. and its subsidiaries, the corporation that operates Jostens, Von Hoffmann and Arcade, (2) "Jostens Holding", "our parent" and "our parent company" refer to our indirect parent, Jostens Holding Corp., (3) "Jostens" refers to Jostens, Inc. and its subsidiaries, (4) "Von Hoffmann" refers to Von Hoffmann Holdings Inc. and its subsidiaries, (5) "Arcade" refers to AHC I Acquisition Corp. and its subsidiaries and (6) "our companies" and "our businesses" refer to Jostens, Von Hoffmann and Arcade after giving effect to the Transactions. All references to a particular fiscal year of Jostens IH Corp., or JIHC, are to the four fiscal quarters ended the Saturday nearest to December 31. All references to a particular Von Hoffmann fiscal year are to the four fiscal quarters ended December 31. All references to a particular Arcade fiscal year are to the four fiscal quarters ended June 30. Unless otherwise indicated, financial information identified in this prospectus as "pro forma" gives effect to the consummation of the Transactions (as defined) and certain other events as described under "Unaudited Pro Forma Condensed Consolidated Financial Information".

Our Company

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise that was formed through the combination of Jostens, Von Hoffmann and Arcade. On a pro forma basis, we generated approximately 74% of our net sales for fiscal 2003 from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography. More than 80% of our pro forma net sales for fiscal 2003 were generated for products and services for which we believe we have the #1 or #2 market position in North America.

        On October 4, 2004, we completed a series of transactions, pursuant to which Arcade and Von Hoffmann became our direct, wholly-owned subsidiaries. As a result of these transactions, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, own approximately 49.6% of our voting interests and 45% of our economic interest, and affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III, own approximately 41% of our voting interests and 45% of our economic interest, with the remainder held by other co-investors and certain members of management. See "The Transactions".

        Our primary end market is the North American educational sector, which generated approximately 76.9% of our pro forma net sales for fiscal 2003. The North American educational sector includes high schools, colleges, middle and elementary schools and the educational publishers that service them. Over the last 100 years, we have developed long-standing relationships with administrators in over 25,000 schools in North America and major publishers of educational textbooks such as Harcourt Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        We believe Jostens, Von Hoffmann and Arcade all have attractive and growing niche end markets. We believe that the combination of these businesses will diversify our revenue base as well as allow us to realize substantial cost savings over time.

        We will manufacture and provide our products and services through three operating companies: Jostens, Von Hoffmann and Arcade. The following chart sets forth a list of key products and services and our belief as to our respective market positions for each of our operating companies:

	Jostens		Von Hoffmann		Arcade
Key products and services:	• • • •	Yearbooks Class and affiliation rings Graduation products Photography	• • • •	Textbooks Textbook covers Standardized tests Textbook components	• •	ScentStrip® Patented products, including BeautiSeal®
Estimated North American market position:	• • • •	#1 Yearbooks #1 Class rings #1 Graduation products #1 School photography (Canada)	• •	#1 Textbook covers #2 Elementary and high school case-bound textbooks	•	#1 Scent strip samplers

Jostens

        Jostens is the nation's leading provider of school-related affinity products and services including yearbooks, class rings and graduation products. Our 107-year history of providing quality products has enabled us to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. We believe Jostens has an estimated 40% to 50% market share across its major product lines.

        Jostens sells its products and services predominantly to North American high school and college students, primarily through a network of approximately 1,000 sales representatives and associates. Most of these sales representatives and associates are independent. Jostens' sales representatives and technical support employees assist students and faculty advisors with the planning and layout of yearbooks. With a new class of students each year and periodic faculty advisor turnover, Jostens' sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. In most schools with which it has a relationship, Jostens sells class rings to students as the designated supplier of the school's official class ring. Class rings are also sold through college bookstores, other campus stores, retail jewelry stores and via the Internet. Jostens also sells caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same sales representatives who sell class rings.

        In addition to its other product lines, Jostens is the leading provider of school photography products and services in Canada and has a small but growing presence in the United States. Through Jostens' network of sales representatives and independent dealers, Jostens provides photography services for special events and class and individual school pictures of high school, middle and elementary school students.

        We estimate that the school-related affinity products market, which consists of sales of yearbooks, class rings and graduation products to 16,500 U.S. high schools and 5,300 U.S. colleges, represents $1.5 billion in annual revenues. Jostens also participates in the estimated $2.7 billion North American school photography industry. Historically, Jostens has benefited from growth in the number of total graduates and the total school population, unlike other businesses whose growth is correlated with economic cycles. According to the National Center for Educational Statistics, the number of U.S. high school graduates increased from 2.5 million in 1992 to a projected 3.0 million in 2004. The U.S. Department of Education expects continued growth for the remainder of the decade.

Von Hoffmann

        Von Hoffmann is a leading manufacturer of four-color case-bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States. The educational publishers, in turn, sell them to elementary schools, middle schools, high schools and colleges. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalog publishers, the federal government, trade publishers and the health-care and financial services industries. Its Lehigh Direct business provides a range of innovative printing products and services to the direct marketing sector. Over its 100-year history, Von Hoffmann has established itself as a trusted provider of quality products with a reputation for on-time delivery and innovation.

        Von Hoffmann's primary customers in the instructional materials market include Harcourt, Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc. Von Hoffmann competes in the educational textbook market by leveraging its reputation for quality and full service and by providing competitive pricing and rapid turnaround. We believe that Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the elementary through high school, or ELHI, four-color case-bound textbook market.

        The 2004 Veronis Suhler Forecast estimates that the end-market for ELHI and college instructional materials will grow from $8.7 billion in 2003 to $11.6 billion in 2008 driven by increases in: (1) prospective textbook adoptions in the coming years; (2) standardized testing; (3) state funding for public elementary and secondary schools; (4) the importance of supplemental materials; and (5) levels of student enrollment. We believe that expected positive trends in the planned textbook adoption cycle in key states over the next several years and the respective curricula to be adopted will contribute significantly to growth in our business. We believe that the market for ELHI and college instructional materials has attractive characteristics and remains one of the strongest sectors within the book publishing industry.

Arcade

        Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems that utilize various technologies to engage the senses of touch, sight and smell. Arcade has over a 100 year history and introduced its ScentStrip® product in 1980. Arcade offers an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs.

        Arcade sells its products to fragrance companies (such as Estée Lauder, Inc. and L'Oréal Group), prestige and mass cosmetic companies (such as Mary Kay Inc.), consumer products companies (such as The Procter & Gamble Company), department stores, home shopping retailers and specialty retailers. ScentStrip® sales represented 39% of Arcade's net sales for its fiscal 2003. We estimate that Arcade has approximately a 50% market share of the scent strip segment of the fragrance sampling market.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        More than 80% of our pro forma net sales for fiscal 2003 were generated from products and services in which we believe we have the #1 or #2 market position in North America. We believe that Jostens has an approximately 40% to 50% market share across its major product lines, Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the four-color case-bound textbook market, and Arcade has approximately a 50% market share of the scent strip sampler market.

        The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on-time are important. Von Hoffmann's manufacturing operations, particularly its bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other printers that would have to dedicate significant resources to establish similar production capabilities. We believe that Arcade is the industry leader in the introduction of innovative products with nearly one half of Arcade's revenues generated from products for which Arcade holds patents.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the expected upturn in the textbook adoption cycle over the next several years will be a primary contributor to growth for Von Hoffmann. Similarly, we believe that Arcade is well positioned to benefit from any rebound in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing customer relationships through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. Von Hoffmann maintains long-standing relationships with the major educational publishers, and each of its top five customers has been a customer of Von Hoffmann for over 30 years. Arcade's technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Arcade's top five customers have been Arcade customers for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who has joined our company as Chairman, President and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management will also be highly motivated stakeholders through our new equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to continue to enhance our relationships with our customers through a focus on customer service and sales force effectiveness across our businesses. Jostens, Von Hoffmann and Arcade will maintain separate sales forces to sell their products, which will help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy will be focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. At Von Hoffmann, our efforts will be directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering following the acquisition of Lehigh Press. We also plan to expand our commercial printing business during our off-peak seasons through a targeted sales effort to non-educational customers. At Arcade, we intend to grow our market share with our core fragrance and cosmetics customers through a continued emphasis on customer service and product innovation. We also plan to expand Arcade's customer base by emphasizing the effectiveness of its advertising solutions in less traditional markets such as consumer packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features, add-ons and customization, we believe we are able to further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens was an industry leader in introducing the electronic manufacturing of yearbooks. Similarly, Von Hoffmann has selectively added new service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers in the instructional materials and commercial printing markets. Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. We intend to continue to invest time and resources to maintain our leading positions in our three businesses.

Implement near-term cost savings initiatives

        By combining our three businesses in connection with the Transactions, we believe that significant, near-term cost saving opportunities exist. These cost savings will primarily be achieved through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. Our procurement initiatives will focus on our raw materials, but will also encompass other materials and services such as logistics and energy costs. We expect to reduce our corporate and administrative expenses through selected rationalization of certain overhead costs across our three businesses. Through these initiatives, we expect to achieve annual cost savings of between $22 million and $30 million, with approximately $20 million achievable in 2005. See "Risk Factors—Risks Relating to Our Business—We may not be able to achieve all of our expected cost savings and benefits from the Transactions."

Improve operating efficiencies and asset utilization

        The combination of Jostens, Von Hoffmann and Arcade provides opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. First, we intend to extend continuous improvement and lean manufacturing practices across all three businesses. Second, we will continue to invest in certain facilities and consolidate others to improve our asset utilization while continuing to provide our customers with high quality products and services. Third, we intend to take advantage of the seasonality present in our businesses to capture selected commercial printing business. We intend to leverage Von Hoffmann's facilities, our reputation in the commercial market and our management team's experience in the commercial printing industry to increase our presence in the commercial printing market. Lastly, we intend to continue to identify additional corporate purchasing and procurement opportunities beyond those outlined above.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. In 2003, Von Hoffmann acquired Lehigh Press, which provides us with a market-leading position in the manufacturing of textbook covers and a significant direct mail business. In 2003, Jostens purchased a small U.S. photography business and a small soft-cover, elementary school-focused memory book printer. We believe that there will be additional acquisition opportunities in the industries in which we operate.

The Transactions

        We are indirectly owned by affiliates of DLJMBP III, affiliates of KKR (together with DLJMBP III, the "Sponsors"), other co-investors and certain members of management. On July 21, 2004, our parent entered into a contribution agreement with Fusion Acquisition LLC, or Fusion, an affiliate of KKR, pursuant to which Fusion contributed to our parent (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers, or the Merger, in exchange for shares of our parent's common stock. Subsequent to the Contribution, our parent caused all of the equity interests of Von Hoffmann and Arcade held by it to be contributed to us, which resulted in Von Hoffmann and Arcade becoming our wholly-owned subsidiaries.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR was issued equity interests representing approximately 49.6% of our parent's voting interest and 45% of our parent's economic interest. As a result of the Transactions, affiliates of DLJMBP III hold equity interests representing approximately 41% of our parent's voting interest and 45% of our parent's economic interest, with the remainder held by other co-investors and certain members of management.

        In connection with the Transactions, we concluded tender offers to repurchase any and all of the outstanding 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, 10 1/4% Senior Notes Due 2009 and 10 3/8% Senior Subordinated Notes Due 2007 of Von Hoffmann Corporation, 13 1/2% Subordinated Exchange Debentures Due 2009 of Von Hoffmann Holdings Inc. and 10 1/2% Senior Notes Due 2008 of AKI, Inc. and received the requisite consents from the respective holders of those notes to amend the indentures governing each respective series of notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to those indentures. In accordance with the contribution agreement, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all such other notes not tendered in connection with the tender offers.

        In connection with the Transactions:

  •
  JIHC entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility, primarily to cover seasonal working capital requirements;

  •
  JIHC issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes due 2012;

  •
  Von Hoffmann equity holders were paid approximately $183.8 million;

  •
  Holders of Arcade's Amended and Restated Notes were paid $76.5 million and holders of Arcade's Mandatorily Redeemable Preferred Stock were paid $65.2 million;

  •
  Jostens repaid approximately $77.1 million of indebtedness under its previous revolving credit facility;

  •
  we used approximately $1,384.6 million to redeem Jostens' 14% Senior Redeemable Payment-in-Kind Preferred Stock and to refinance other outstanding indebtedness of Jostens, Von Hoffmann and Arcade (including accrued interest, tender premiums and prepayment penalties);

  •
  we paid approximately $95.6 million of transaction fees and expenses; and

  •
  we issued shares of our parent's common stock and options to purchase shares of our parent's common stock to Marc Reisch, our new Chairman, President and Chief Executive Officer.

        The Contribution, Mergers and related financing transactions are referred to collectively in this prospectus as the "Transactions".

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure.

(1)
An affiliate of KKR owns equity interests representing approximately 49.6% of the voting interest and 45% of the economic interest of Jostens Holding, and affiliates of DLJMBP III own equity interests representing approximately 41% of the voting interest and 45% of the economic interest of Jostens Holding, with the remainder held by other co-investors and certain members of management.

(2)
Consists of 10 1/4% Senior Discount Notes Due 2013 of Jostens Holding that remain outstanding. These notes are not guaranteed by us and therefore are effectively subordinated to our notes.

(3)
Jostens Secondary Holdings Corp. pledged the stock of JIHC as security for the benefit of the lenders under our new senior secured credit facilities and is a guarantor of our new senior secured credit facilities.

(4)
Currently consists of a six-year $150 million Term Loan A Facility, a seven-year $870 million Term Loan C Facility and a $250 million five-year revolving credit facility. We drew approximately $80 million under our revolving credit facility at closing of the Transactions. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, we repaid the entire outstanding portion of our new revolving credit facility during the fourth quarter of 2004 with cash flows from operations. On December 21, 2004, we entered into an amendment to the new senior secured credit agreement to borrow $870 million of new Term C loans, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B Facility. Accordingly, we refer to the Term Loan B Facility that we entered into in connection with the Transactions as the Term Loan C Facility throughout this prospectus. Our new senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current and future domestic subsidiaries, including all of our capital stock and the capital stock of each of our direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries, and substantially all of our and certain of our domestic subsidiaries' tangible and intangible assets.

The Offering

        On October 4, 2004, Jostens IH Corp. completed the private offering of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

        We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use all commercially reasonable efforts to complete the exchange offer within 30 business days after the effective date of the registration statement covering the exchange. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

  •
  the exchange notes have been registered under the Securities Act;

  •
  the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

  •
  certain special interest rate provisions are no longer applicable.
The Exchange Offer
We are offering to exchange up to $500,000,000 aggregate principal amount of our 7 5/8% Senior Subordinated Exchange Notes due 2012, which we refer to in this prospectus as the exchange notes, for up to $500,000,000 million aggregate principal amount of our 7 5/8% Senior Subordinated Notes due 2012, which we refer to in this prospectus as the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.
Resale
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of Jostens IH Corp., as the issuer, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution".
Any holder of outstanding notes who:
• is an affiliate of the issuer;

	•	does not acquire exchange notes in the ordinary course of business; or
	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;
cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, or such later date and time to which we extend it (the "expiration date"). We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Certain Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer—Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes that you receive will be acquired in the ordinary course of business;
	•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
	•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activity, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• you are not an "affiliate", as defined in Rule 405 of the Securities Act, of the issuer or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.
Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures".
Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offer".
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

Summary of Terms of the Exchange Notes

Issuer	Jostens IH Corp.
Notes Offered	$500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.
Maturity Date	October 1, 2012.
Interest Payment Dates	April 1 and October 1 of each year, beginning April 1, 2005.
Guarantees
The notes will be guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of our subsidiaries that guarantees our obligations under our new senior secured credit facilities and certain of our future subsidiaries.
Ranking	The notes and the guarantees will be our and our subsidiary guarantors' senior subordinated obligations and will rank:
• junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our new senior secured credit facilities;
• equally with any of our and the guarantors' future senior subordinated indebtedness and trade payables;
• senior to any of our and the guarantors' future indebtedness that is expressly subordinated in right of payment to the notes;
• effectively senior to the 10 1/4% Senior Discount Notes Due 2013 of Jostens Holding, which are not guaranteed by us; and
• effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.
On a pro forma basis, as of October 2, 2004, the notes and the subsidiary guarantees would have ranked junior to:
• approximately $1,099.1 million of senior indebtedness; and
• $38.2 million of total liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

As of October 2, 2004, on a pro forma basis, our non-guarantor subsidiaries would have had approximately 4.1% of our assets. On a pro forma basis, our non-guarantor subsidiaries would have generated approximately 5.5% of our revenues for the year ended January 3, 2004.
Optional Redemption
Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption".

We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, until October 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings.
Change of Control
If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things,
	•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;
	•	pay dividends or make other equity distributions;
	•	repurchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions;
	•	engage in transactions with affiliates; and
	•	create liens.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants".
No Prior Market; PORTAL Market Listing
The exchange notes will be new securities for which there is no market. Although the initial purchasers in the private offering of the outstanding notes have informed us that they intend to make a market in the outstanding notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the outstanding notes or exchange notes will develop or be maintained. The notes have been made eligible for trading on PORTALSM.
Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to the exchange offer.

        Our principal executive offices are located at One Byram Brook Place, Suite 202, Armonk, New York 10504 and our telephone number there is (914) 595-8200. We are incorporated in the State of Delaware. We maintain websites at www.jostens.com, www.vonhoffmann.com and www.arcadeinc.com. Information contained on our websites does not constitute a part of this prospectus and is not being incorporated by reference herein.

Summary Supplemental and Pro Forma Consolidated Financial Data

        The tables below set forth a summary of our supplemental historical and pro forma consolidated financial data at the dates and for the periods indicated. The summary supplemental and pro forma consolidated financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Historical Consolidated and Combined Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Supplemental Financial Presentation

        As a result of our parent's merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens Merger"), JIHC applied purchase accounting, which resulted in a new valuation for the assets and liabilities of JIHC to their fair values. In addition, as a result of the 2003 Jostens Merger, we have accounted for the combination of JIHC, Von Hoffmann and Arcade as entities under common control. The summary supplemental financial data of Combined JIHC set forth below combine the historical consolidated financial data of JIHC, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of JIHC, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. The summary consolidated financial data of JIHC prior to July 29, 2003 are those of Jostens, as the predecessor of JIHC, and have been prepared using Jostens' historical basis of accounting. The summary consolidated financial data of JIHC for the period from December 29, 2002 through July 29, 2003 (predecessor) and the summary combined financial data for the period from July 30, 2003 through January 3, 2004 have been derived from the audited combined financial statements and related notes included elsewhere in this prospectus. As presented elsewhere in this prospectus, "Combined JIHC" refers to the combined financial data of JIHC, Von Hoffmann and Arcade after July 29, 2003.

Pro Forma Financial Presentation

        The summary unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had all occurred on October 2, 2004. The summary unaudited pro forma condensed consolidated statements of income give effect to (1) the Transactions, (2) the 2003 Jostens Merger and (3) the acquisition of Lehigh Press (including its Lehigh Direct business) on October 22, 2003 (the "Lehigh Press Acquisition") as if they all had occurred on December 29, 2002.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma financial information is provided for informational purposes only. The pro forma financial data do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, nor do such data purport to project the results of operations for any future period.

					Jostens		Combined JIHC	Pro Forma
	Fiscal Year Ended				Fiscal Year Ended 2003					Nine Months Ended
	Predecessor
	2001		2002		Seven Months Ended July 29, 2003		Successor Five Months Ended January 3, 2004	Fiscal Year 2003		September 27, 2003		October 2, 2004
Statement of Operations Data(1):
Net sales	$736.6		$756.0		$504.1		$502.7	$1,409.5		$1,085.5		$1,142.3
Cost of products sold	311.3		316.0		218.6		335.9	868.4		656.4		689.2

Gross profit	425.3		440.0		285.5		166.8	541.2		429.2		453.2
Selling and administrative expenses	300.9		306.4		196.5		166.6	431.4		317.9		327.7
Transaction costs(2)	—		—		31.0		.2	—		—		—
Special charges	2.5		—		—		1.5	1.9		0.6		5.9

Operating income (loss)	121.9		133.6		58.0		(1.5)	107.9		110.6		119.6
Loss on redemption of debt(3)	—		1.8		13.9		.5
Interest expense, net	76.8		67.3		(32.4)		66.7	95.0		71.2		70.6
Other	—		—		—		.3	1.1		0.6		0.3

Income (loss) before income taxes	45.1		64.5		11.7		(69.0)	11.8		38.8		48.6
Provision (benefit) for income taxes	18.6		36.2		8.7		(18.8)	8.0		26.4		33.1

Income (loss) from continuing operations	$26.5		$28.3		$3.0		$(50.2)	$3.8		$12.4		$15.6

Other Financial Data:
Ratio of earnings to fixed charges(4)	1.6	x	1.9	x	1.4	x	—	1.1	x	1.5	x	1.7	x
Depreciation and amortization	$28.6		$26.9		$14.6		$47.3	$152.4		$92.9		$95.7
Capital expenditures	$22.2		$22.8		$6.1		$20.7	$40.1		$30.0		$23.7
Balance Sheet Data:	At October 2, 2004
Cash and cash equivalents	$6.5
Working capital(5)	155.5
Total assets	2,405.2
Total debt	1,589.3
Shareholders' equity	361.3

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the exit from our Recognition business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2)
For the predecessor period in 2003, transaction costs represent $31.0 million of transaction expenses incurred in connection with the 2003 Jostens Merger. For the successor period for the five months ended December 31, 2003, transaction costs represent $0.2 million of expenses incurred in connection with the 2003 Jostens Merger.

(3)
For the fiscal year ended December 28, 2002, loss on redemption of debt represents a loss of $1.8 million in connection with Jostens' repurchase of $7.5 million principal amount of its 12 3/4% Senior Subordinated Notes. For the predecessor seven month period from December 29, 2002 through July 29, 2003, loss on redemption of debt represents a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' old senior secured credit facility. For the successor five month period from July 30, 2003 through January 3, 2004, loss on redemption of debt represents a loss of $0.5 million in connection with Jostens' repurchase of $8.5 million principal amount of its 12 3/4% Senior Subordinated Notes.

(4)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expenses. For the five months ended January 3, 2004, our earnings were insufficient to cover fixed charges by $71.3 million.

(5)
Working capital represents current assets (excluding cash and cash equivalents, income tax receivable, deferred taxes and assets held for sale, as applicable) less current liabilities (excluding short-term borrowings, current maturities of long-term debt, deferred taxes, income taxes payable and interest payable, as applicable).

RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to tender outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, results of operations would likely suffer. In such case the trading price of the exchange notes could fall, and you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Offering" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to the reduction in liquidity.

Risks Relating to Our Indebtedness and the Exchange Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the exchange notes.

        As of October 2, 2004, on a pro forma basis, we would have had outstanding indebtedness of $1,599.1 million, which would have represented 81.6% of our total capitalization. As of October 2, 2004, on a pro forma basis, we would have had availability of $157.7 million (net of standby letters of credit of $13.2 million) under our new revolving credit facility. We drew approximately $80 million under our new revolving credit facility at closing, due primarily to seasonal working capital requirements.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our debt under our new senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the Term Loan A Facility and LIBOR plus 2.25% per annum for the Term Loan C Facility or the alternate base rate plus 1.50% for the Term Loan A Facility and base rate plus 1.25% for the Term Loan C Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). See "Description of Certain Indebtedness—New Senior Secured Credit Facilities". If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the notes and the existing parent notes and the credit agreement governing our new senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. As of October 2, 2004, on a pro forma basis, our new senior secured credit facilities and the notes would permit additional borrowings of up to $157.7 million (net of standby letters of credit of approximately $13.2 million) under our new revolving credit facility. We drew approximately $80 million under our new revolving credit facility at closing, due primarily to seasonal working capital requirements, which we have subsequently repaid. Our new senior secured credit facilities allow us, subject to certain conditions, to incur term loans under the Term Loan C Facility, or under a new term loan facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities. One-half of this amount may be incurred under the indenture governing the notes as permitted debt. All of those borrowings would rank senior to the notes and subsidiary guarantees thereof. If new debt is added to our anticipated debt levels, the related risks that we now face, including those described above, could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        Our estimated annual payment obligations for 2003 with respect to our indebtedness, determined on a pro forma basis, are comprised of $10.0 million of principal payments and approximately $86.1 million of interest payments. For the year ended January 3, 2004, our earnings were insufficient to cover our fixed charges by $59.5 million. After giving pro forma effect to the Transactions, our ratio of earnings to fixed charges would have been 1.1x for the year ended January 3, 2004. Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations principally will depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

        If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the new senior secured credit facilities, the indenture governing the existing parent notes and the indenture governing the notes, may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

        We are a holding company, and all of our assets are owned by our subsidiaries. Repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes and existing discount notes.

Only certain of our subsidiaries guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

        Certain of our subsidiaries, including our existing and future foreign subsidiaries, are not required to guarantee the notes. As of October 2, 2004, on a pro forma basis, our non-guarantor subsidiaries would have had approximately 4.1% of our assets. On a pro forma basis, our non-guarantor subsidiaries would have generated approximately 5.5% of our revenues for fiscal 2003. However, the indenture permits these subsidiaries to incur significant amounts of indebtedness in the future. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

The terms of our new senior secured credit facilities and the indentures governing the notes and the existing parent notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        Our new senior secured credit facilities and the indentures governing the notes and the existing parent notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. Our new senior secured credit facilities include financial covenants, including requirements that we:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

The financial covenants contained in our new senior secured credit facilities become more restrictive over time. In addition, our new senior secured credit facilities limit our ability to make capital expenditures and require that we use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in our business to repay indebtedness under them.

        Our new senior secured credit facilities also include covenants restricting, among other things, our ability to:

  •
  incur liens;

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  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

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  make loans and investments;

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  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Jostens Secondary Holdings Corp., us or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the notes and the existing parent notes also contain numerous covenants including, among other things, restrictions on our ability to:

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  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

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  create liens;

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  pay dividends or make other equity distributions;

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  repurchase or redeem capital stock;

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  make investments or other restricted payments;

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  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

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  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the new senior secured credit facilities would result in a default under the new senior secured credit facilities. If any such default occurs, the lenders under the new senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Your right to receive payments on the notes and the guarantees is junior to the rights of the lenders under our new senior secured credit facilities and to all of our and the guarantors' other senior indebtedness, including any of our or the guarantors' future senior debt.

        The notes and the guarantees rank in right of payment behind all of our and the guarantors' existing senior indebtedness, including borrowings under our new senior secured credit facilities, and rank in right of payment behind all of our and the guarantors' future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the related guarantees. See "Description of the Notes". As of October 2, 2004, on a pro forma basis, we would have had approximately $1,099.1 million of senior indebtedness, and the revolving credit portion (net of standby letters of credit of approximately $13.2 million) of our new senior secured credit facilities would have provided for additional borrowings of up to $157.7 million, all of which would be senior indebtedness when drawn. At the closing of the Transactions, we drew approximately $80 million under our new revolving credit facility, which we have subsequently repaid. Our new senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities. As of October 2, 2004, on a pro forma basis, the subsidiary guarantors would have had approximately $1,099.1 million of senior indebtedness which would have represented guarantees of borrowings under our new senior secured credit facilities. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the new senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See "Description of the Notes—Payment of Notes".

        Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor's assets will not be available to pay obligations under the notes or the applicable guarantee until we or the guarantor has made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See "Description of the Notes—Ranking".

The notes are not secured by our assets, and the lenders under our new senior credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees are not secured by any of our assets. In contrast, our obligations under the new senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current domestic and future subsidiaries, including all of our capital stock and the capital stock of each of our existing and future direct and indirect subsidiaries (except that with respect to foreign subsidiaries such lien and pledge will be limited to 65% of the capital stock of "first-tier" foreign subsidiaries), and substantially all of our material existing domestic subsidiaries and future domestic subsidiaries' tangible and intangible assets. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. As of October 2, 2004, on a pro forma basis, we would have had $1,099.1 million of senior secured indebtedness. At closing, we drew approximately $80 million under our new $250 million senior secured revolving credit facility. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, we repaid the entire outstanding portion of our new revolving credit facility during the fourth quarter of 2004 with cash flows from operations. Our new senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities.

        Because the notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the new senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the new senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

        Our existing and certain of our future subsidiaries guarantee our obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor's guaranty, or subordinate such guaranty to the applicable guarantor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that such guarantor would incur, debts beyond such guarantor's ability to pay such debts as they mature.

The court might also void a guaranty, without regard to the above factors, if the court found that the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor's creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guaranty if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Our anticipated use of proceeds, which includes the distribution of a substantial portion of the proceeds of the notes to our shareholders, could increase the risk of such a finding. If a court were to void a guaranty, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of such guarantor's debts, including contingent liabilities, was greater than the fair saleable value of such guarantor's assets; or

  •
  the present fair saleable value of such guarantor's assets were less than the amount that would be required to pay such guarantor's probable liability on such guarantor's existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  such guarantor could not pay such guarantor's debts as they become due.

        To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor's assets would be applied first to satisfy the applicable guarantor's liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

        Each guaranty contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor's obligation to an amount that effectively makes the guaranty worthless.

We may not be able to repurchase notes upon a change of control.

        Certain events constitute a change of control under the indenture governing the notes. The indenture governing the senior discount notes of our parent contains similar provisions. Upon the occurrence of such events, you will have the right to require us to repurchase your notes, and the holders of senior discount notes will have the right to require our parent to repurchase their notes at a purchase price in cash equal to 101% of the principal amount or accreted value, as applicable, of the applicable notes plus accrued and unpaid interest, if any, to the extent applicable. The new senior secured credit facilities provide that certain change of control events (including a Change of Control as defined in the indenture relating to the notes) constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our new senior secured credit facilities, we could seek a waiver of such default or seek to refinance our new senior secured credit facilities. In the event we do not obtain such a waiver or refinance the new senior secured credit facilities, such default could result in amounts outstanding under our new senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes and/or our parent having to repurchase the senior discount notes, we may not have sufficient financial resources to satisfy all of our obligations under our new senior secured credit facilities and/or the notes, and our parent may not have sufficient financial resources to satisfy its obligations under the senior discount notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the relevant indenture. In addition, the change of control covenant in the indenture governing the notes and our parent's senior discount notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of the Notes—Certain Covenants".

Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTAL market. However, we do not intend to apply for the notes or any exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the exchange notes at any time, in its sole discretion. As a result, any trading market for the exchange notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the notes for exchange notes, may not be liquid. You may not be able to sell your notes or exchange notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including improving customer service and selling strategies to drive growth, enhancing our core product and service offerings and improving operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on the notes. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The combination of Jostens, Von Hoffmann and Arcade may prove disruptive and could result in the combined businesses failing to meet our expectations.

        Our future operations and cash flow will depend largely upon our ability to operate Jostens, Von Hoffmann and Arcade efficiently, achieve the strategic operating objectives for our businesses and realize significant synergies and cost savings. Our new management team may encounter unforeseen difficulties in managing the integration of our three businesses. In order to successfully combine and operate our businesses, our management team will need to focus on realizing projected synergies and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention or difficulties in operating three distinct businesses could affect our sales and ability to achieve operational, financial and strategic objectives.

We may not be able to achieve all of our expected cost savings and benefits from the Transactions.

        Our business plan anticipates net potential annualized cost savings of between $22 and $30 million, with approximately $20 million achievable in 2005. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. The costs to implement our cost savings plan are approximately $10 million. However, a variety of factors could cause us not to achieve the benefits of the savings plan in a timely manner or at all, or could result in harm to our business, including, among others, the following:

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  delays in the anticipated timing of activities related to our cost savings plan;

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  higher than expected or unanticipated costs to implement the plan and to operate the business;

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  our inability to obtain lower raw material prices;

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  our inability to replace suppliers with less expensive alternative sources; and

  •
  our inability to reduce corporate and administrative expenses.

The occurrence of any of these or other factors could affect our ability to achieve cost savings in a timely manner and could adversely affect our business, financial condition and results of operations.

We may not be able to consummate acquisitions on acceptable terms, and future acquisitions may be disruptive.

        As part of our business strategy, we may selectively pursue strategic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

  •
  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

  •
  increased expenses, including compensation expenses resulting from newly hired employees; and

  •
  potential disputes with the sellers of acquired businesses, technologies, services or products.

        Our ability to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems of which we are not aware.

We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions, and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete. For example, in recent years competitive pressures have resulted in lower prices for some of Arcade's fragrance products. Additional increases in competition could have an adverse effect on our business, financial condition and results of operations, as could similar increases in competition and the supply of the products that we produce. To maintain a competitive advantage, we may need to invest in product development, manufacturing capabilities and sales and marketing. We may not have sufficient resources to make the necessary investments to compete successfully against competitors.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We are subject to seasonal fluctuations. Our businesses experience seasonal fluctuations in their net sales tied primarily to the North American school year. For 2003, on a pro forma basis, we recorded approximately 40% of our annual net sales during the second quarter of our fiscal year. Jostens generates a majority of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. Von Hoffmann's net sales are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Arcade's net sales have also historically reflected seasonal variations, and we expect Arcade to generate a majority of its annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        The majority of our pro forma cash flows historically would have been generated in the fourth quarter of our fiscal year. The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition or results of operations.

        Our top ten customers represented 20.6% of our pro forma net sales for 2003. Von Hoffmann and Arcade are particularly dependent on a limited number of customers. Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. If Jostens failed to deliver high quality products in a timely manner or failed to respond to changing consumer preferences, it could jeopardize its customer relationships. Significant customer losses at our Jostens business would have a material adverse effect on our business, financial condition and results of operations.

        Von Hoffmann's customers include, among others, approximately 50 autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. Combining division sales, these four publishers accounted for approximately 42% of Von Hoffmann's net sales for 2003. Von Hoffmann does not have long-term contracts with any of these customers. Accordingly, Von Hoffmann's ability to retain or increase its business with these customers depends upon its relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in manufacturing sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        Arcade's top three customers accounted for 41.9% of Arcade's net sales for fiscal 2004. Arcade does not generally have long-term contracts with any of its customers. Arcade may be required by some customers to qualify its manufacturing operations under specified supplier standards. If Arcade is unable to qualify under any supplier standards, Arcade's customers may not continue to purchase sampling systems from Arcade. An adverse change in Arcade's relationship with any of its significant customers could have a material adverse effect on our business, financial condition and results of operations.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to manufacture our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper products and precious, semiprecious and synthetic stones. Von Hoffmann primarily uses paper, ink, bindery materials and adhesives. Similarly, Arcade utilizes paper and foil in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

  •
  the level of consumer demand for these materials;

  •
  the supply of these materials;

  •
  foreign government regulation and taxes;

  •
  market uncertainty;

  •
  environmental conditions in the case of paper; and

  •
  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in gold, paper products or precious, semiprecious and synthetic stone prices and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for some of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of Arcade's ScentStrip® sampling systems, which accounted for approximately 39% of Arcade's net sales for fiscal 2004, utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier. Arcade does not have a purchase agreement with the supplier, and we are not aware of any other suppliers of these specific grades of paper. Until alternative methods are developed, however, a loss of Arcade's supply of paper and the resulting competitive advantage could have a material adverse effect on Arcade's business, financial condition and results of operations to the extent that Arcade is unable to obtain such paper elsewhere. Moreover, certain of Arcade's label sampling systems, including Arcade's ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, which accounted for approximately 27% of Arcade's net sales for fiscal 2004, utilize certain foil laminates that are sourced from one qualified vendor, with whom we do not have a supply agreement in place. We may not be successful in locating another vendor should our current vendor cease to supply component materials to us. A loss of supply of these raw materials could have a material adverse effect on our business, financial condition and results of operations.

        Von Hoffmann operates a paper management program for several of its customers. The largest and most significant paper supplier that currently participates in this program is MeadWestvaco Corporation, which provided approximately 92% of the paper for this program in 2003. Customers are not contractually obligated to purchase their paper through this program, and participation varies from year to year. We may not be successful in ensuring that our customers will continue to participate in the program. In addition, Von Hoffmann does not have long-term contracts with any of its raw material suppliers. Therefore, these suppliers may not continue to provide raw materials to Von Hoffmann at attractive prices, or at all, or Von Hoffmann may not be able to obtain raw materials in the future from these or other providers on the scale and within the time frames required.

        Global and U.S. aluminum supply has shown increasing tightness. Aluminum is a key component of lithographic plates used in the printing process. While our suppliers are working to minimize the impact of this tightness in supply by managing product demand and sourcing alternative aluminum vendors, the tightness of supply of aluminum may affect our ability to get plates and may result in increases in the price for plates.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply could have a material adverse effect on our business, financial condition and results of operations.

Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its sales representatives. Jostens' independent sales representatives typically operate under one to three year contracts for the sale of Jostens products. These contracts are generally terminable upon 90 days notice from the end of the current year. Jostens' sales representatives could terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. Jostens, for example, currently has a major information technology initiative underway. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements primarily relate to our Von Hoffmann and Jostens businesses. Von Hoffmann's capital expenditure requirements primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. Jostens' capital expenditure requirements primarily relate to information technology and capital improvements throughout its business. Jostens may be required to incur additional capital expenditures to remain competitive in its industry. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition or results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences, including the use of the Internet. Jostens' Internet-based efforts may not be successful and may erode its relationships with its current customers. Similarly, Von Hoffmann derives a significant portion of its net sales from customers in the business of publishing textbooks intended for the ELHI and college markets and is thereby dependent upon the sale of books to these markets. Von Hoffmann's business would suffer if consumption of these products decreased or if these products became obsolete, e.g., if there were a shift to use of online materials. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition or results of operations could be materially and adversely affected.

Von Hoffmann's results of operations are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Von Hoffmann experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Von Hoffmann's results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations. Lower than expected sales by us during the adoption period or a reduction in government funding for education spending could have a material adverse effect on Von Hoffmann's cash flows and, therefore, on our ability to service our obligations with respect to the notes and our other indebtedness. Recently, Von Hoffmann has experienced pricing pressures due to these factors and general economic conditions. If these conditions were to persist, our business, financial condition and results of operations could be adversely affected.

The results of operations of Von Hoffmann and Arcade are dependent on their respective principal production facilities.

        Approximately 50% of Von Hoffmann's net sales for 2003 were generated from its Jefferson City, Missouri production facility where it manufactures, among other products, its four-color educational textbooks. Any disruption of production capabilities at this facility for a significant term could lead to the loss of customers during any period during which production is interrupted and adversely affect our business, financial condition and results of operations. Similarly, Arcade produces each of its product lines in a different facility. Any disruption of production capabilities at any of Arcade's facilities could adversely affect its business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our Arcade business.

        Arcade's sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packettes, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for the magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS accounted for approximately 22% of Arcade's net sales for its fiscal 2004. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies Arcade's sampling products such that they would incur a postal surcharge, it could have a material adverse effect on Arcade's business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of October 2, 2004, we employed 8,732 full-time employees on a pro forma basis (11.6% of which were subject to collective bargaining agreements). Approximately 342 of our employees at

Jostens work under two collective bargaining agreements that expire in June 2007 and August 2007, respectively. Approximately 450 of our employees at Von Hoffmann work under six collective bargaining agreements that expire between July 2005 and March 2008. Approximately 223 of our employees at Arcade work under a collective bargaining agreement that expires in March 2007. We may not be able to negotiate subsequent labor agreements on satisfactory terms. If these workers were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. Given the seasonality of its business, Jostens utilizes a high percentage of seasonal employees to maximize efficiency and manage its costs. If these seasonal employees were to find alternative forms of employment, we may not be able to find replacements in a timely or cost effective manner.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state and local laws and regulations governing emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations. Such laws and regulations have generally become more stringent over time, and compliance with them could increase our costs or otherwise affect our operations in the future.

        Also, as an owner or operator of real property or as a generator of hazardous substances, we may be subject to liability for environmental investigations and cleanups, regardless of fault, pursuant to the Comprehensive Environmental Response Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. In addition to the potentially large expenses associated with investigation and cleanup liabilities and damage awards, many of these laws and regulations provide for substantial fines and criminal sanctions for violations, as well as punitive damages. Liability in many situations may be imposed not only without regard to fault, but may also be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire cost.

        We have incurred losses to address environmental conditions at or emanating from several of our current and former facilities. At one of those facilities, approximately $7.5 million has been spent to date. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there. Our accrual as of October 2, 2004 for this matter was approximately $592,000. However, our estimates of the potential liability associated with this site may be exceeded by, or our reserve may be insufficient to cover, the actual costs of remediation. Also, environmental conditions may be identified at other sites, including current and former facilities that conduct or have conducted operations similar to those at our facilities that are or have been the subject of environmental investigation and remediation, resulting in additional liabilities to us. Any such liabilities could have a material adverse effect on our results of operations and could adversely affect our ability to make payments on the notes.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We rely on a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of Arcade, which derives a majority of its revenues from products with some proprietary protections. We enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of Arcade's manufacturing processes is not covered by any patent or patent application. Our competitors may independently develop equivalent or superior know-how, trade secrets or production methods.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition or results of operations. The expense involved in Arcade intellectual property litigation, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Our controlling shareholders may have interests that conflict with yours.

        As a result of the Transactions, we are controlled by the Sponsors. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch's services or the services of any other member of senior management could have a material adverse effect on our company.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the outstanding notes, and are not subject to certain special interest rate provisions applicable to the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our capitalization as of October 2, 2004 on an actual basis and on a pro forma basis giving effect to the Transactions. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of October 2, 2004*
	Historical	Pro Forma
	(In millions)
Debt (including current maturities)
Old revolving credit facilities(1)	$109.6	$—
Old senior secured credit facilities(2)	412.7	—
New senior secured credit facilities(3):
Revolving credit facility(4)	—	79.1
Term Loan A Facility	—	150.0
Term Loan C Facility	—	870.0
12 3/4% Senior Subordinated Notes of Jostens(5)	224.2	—
10 3/8% Senior Subordinated Notes of Von Hoffmann Corporation(5)	100.0	—
10 1/4% Senior Notes of Von Hoffmann Corporation(5)	277.4	—
13 1/2% Subordinated Exchange Debentures of Von Hoffmann(5)	45.7	—
10 1/2% Senior Notes of AKI, Inc.(5)	103.5	—
Arcade Amended and Restated Notes	75.9	—
14% Senior Redeemable Payment-in-Kind Preferred Stock of Jostens(5)	126.1	—
Arcade Mandatorily Redeemable Preferred Stock	138.1	—
7 5/8% Senior Subordinated Notes of JIHC	—	500.0

Total debt	1,613.2	1,599.1
Total shareholders' equity	279.6	359.6

Total capitalization	$1,892.8	$1,958.7

*
As of September 30, 2004 with respect to the debt of Von Hoffmann, Von Hoffmann Corporation, Arcade and AKI, Inc.

(1)
Consists of old revolving credit facilities of Jostens, Von Hoffmann and Arcade.

(2)
Consists of old senior secured credit facility of Jostens.

(3)
Consists of a $150 million six-year Term Loan A Facility, an $870 million seven-year Term Loan C Facility and a $250 million five-year revolving credit facility.

(4)
We drew approximately $80 million under our new revolving credit facility in connection with the closing of the Transactions. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, we repaid the entire outstanding portion of our new revolving credit facility during the fourth quarter of 2004 with cash flows from operations.

(5)
In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other remaining notes.

THE TRANSACTIONS

        On July 21, 2004, our parent entered into a contribution agreement with Fusion providing for the contribution by Fusion of all of the stock of Von Hoffmann and Arcade held by it to our parent in exchange for shares of common stock of our parent. Fusion is controlled by investment funds affiliated with KKR.

        Immediately prior to the Contribution, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction advisory fees, subject to closing adjustments (including a working capital adjustment).

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock was cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to closing adjustments (including a working capital adjustment).

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, our parent contributed the equity interests of Von Hoffmann and Arcade to Jostens Secondary Holdings Corp. and then to us, which resulted in Von Hoffmann and Arcade becoming our wholly-owned subsidiaries.

        Prior to consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of our parent's outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR was issued equity interests representing approximately 49.6% of the voting interest and 45% of the economic interest of our parent, and affiliates of DLJMBP III hold equity interests representing approximately 41% of the voting interest and 45% of the economic interest of our parent, with the remainder held by other co-investors and certain members of management.

        In connection with the Transactions, JIHC entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of notes.

        In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies has concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of JIHC, Von Hoffmann and Arcade included elsewhere in this prospectus. The historical consolidated financial data of Combined JIHC set forth below combines the historical consolidated financial data of JIHC, Von Hoffmann and Arcade after July 29, 2003 as a result of common ownership of JIHC, Von Hoffmann and Arcade by affiliates of DLJMBP III and DLJMBP II effective as of such date. The historical consolidated financial statements of JIHC prior to July 29, 2003 are those of Jostens as the predecessor of JIHC. The selected consolidated financial data of JIHC prior to July 29, 2003 have been prepared using JIHC's historical basis of accounting. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had all occurred on October 2, 2004. The unaudited pro forma condensed consolidated statements of income for the 2003 fiscal year and the nine month periods ended September 27, 2003 and October 2, 2004 give effect to (1) the Transactions, (2) the 2003 Jostens Merger and (3) the Lehigh Press Acquisition as if they had all occurred on December 29, 2002. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The Von Hoffmann and Arcade pro forma financial data have been presented based on their respective four quarters ended December 31 and three quarters ended September 30.

        The 2003 Jostens Merger and the Lehigh Press Acquisition were accounted for utilizing purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens and Lehigh Press to their fair values. See notes 2 and 3 to the financial statements of Combined JIHC included elsewhere in this prospectus for the purchase price allocation of the 2003 Jostens Merger and the Lehigh Press Acquisition. The following unaudited pro forma condensed consolidated financial statements give effect to purchase accounting for these transactions for all periods presented. The combination of JIHC, Von Hoffmann and Arcade has been accounted for as a combination of entities under common control, and as such the historical basis of accounting has not been adjusted.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what our results of operations or financial condition would actually have been had all of the events described above, including the Transactions, occurred on the dates indicated, nor does it purport to project the results of operations or financial condition of JIHC for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Selected Historical Consolidated and Combined Financial Data", "Summary—The Transactions", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

JOSTENS IH CORP.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of October 2, 2004
	Combined JIHC Historical	Adjustments		Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$30,665	$(24,172	)(a)	$6,493
Accounts receivable, net	161,819	—		161,819
Inventories, net	113,175	—		113,175
Deferred income taxes	16,309	11,340	(b)	27,649
Salesperson overdrafts, net	37,205	—		37,205
Prepaid and other current assets	13,245	—		13,245

Total current assets	372,418	(12,832)		359,586
Property and equipment, net	240,782	—		240,782
Goodwill	1,119,404	—		1,119,404
Intangibles, net	621,672	—		621,672
Deferred financing costs, net	31,861	(31,861	)(c)	—
New deferred financing costs, net	—	60,900	(d)	60,900
Other	10,978	—		10,978

	$2,397,115	$16,207		$2,413,322

Liabilities and Shareholders' Equity
Short-term borrowings	$77,068	$(77,068	)(a)	$—
New revolver	—	79,087	(a)	79,087
Accounts payable	51,554	—		51,554
Accrued employee compensation and related taxes	40,244	—		40,244
Commissions payable	8,575	—		8,575
Customer deposits	43,699	—		43,699
Income taxes payable	35,043	(46,382	)(b)	—
		11,339	(b)
Interest payable	22,741	(22,741	)(a)	—
Current portion old debt	150	(150	)(a)	—
Current portion new debt	—	9,975	(a)	9,975
Deferred income taxes	—	—		—
Other accrued liabilities	23,094	—		23,094
Current portion of discontinued operations	2,773	—		2,773

Total current liabilities	304,941	(45,940)		259,001
Old debt	1,271,861	(1,249,291	)(a)	—
		(22,570	)(e)
New debt	—	1,510,025	(a)	1,510,025
Redeemable preferred stock	264,170	(175,009	)(a)	—
		(16,241	)(e)
		(72,920	)(f)
Deferred income taxes	243,526	8,087	(b)	251,613
Other noncurrent liabilities	33,038	—		33,038

Total liabilities	2,117,536	(63,859)		2,053,677

Total shareholders' equity	279,579	80,066	(g)	359,645

	$2,397,115	$16,207		$2,413,322

See the accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

JOSTENS IH CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(a)
Set forth below are the estimated sources and uses of funds pertaining to the Transactions.

(1)	Sources of funds:
	Proceeds from revolving credit facility	$79,087
	Proceeds from Term Loan A Facility (current portion of $5,625)	150,000
	Proceeds from Term Loan C Facility (current portion of $4,350)	870,000
	Proceeds from offering of JIHC 7 5/8% Senior Subordinated Notes	500,000
	Von Hoffmann/Arcade available cash	24,172
	Proceeds from KKR equity contribution	254,500
	Proceeds from management investment	5,000

	Total sources of funds	$1,882,759

(2)	Uses of funds:
	Repayment of Jostens revolving credit facility	$77,068

	Repayment of long term debt:
	Jostens term loan	412,705
	Jostens 12 3/4% Senior Subordinated Notes	203,985
	Von Hoffmann credit facility	22,000
	Von Hoffmann 10 1/4% Senior Notes	275,000
	Von Hoffmann 10 3/8% Senior Subordinated Notes	100,000
	Von Hoffmann 13 1/2% Subordinated Exchange Debentures	45,758
	Arcade credit facility	10,575
	Arcade 10 1/2% Senior Notes	103,510
	Repurchase of notes held by Arcade shareholders including $603 of accrued interest	76,511

		$1,250,044	*
	Repayment or Repurchase of Preferred Stock:
	Repurchase of Jostens Preferred Stock	109,820
	Payment to Arcade Preferred Shareholders	65,189

		175,009
	Payment of accrued interest, excluding $603 related to the Arcade shareholder notes	22,138
	Payment to Von Hoffmann shareholders	183,800
	Payment of transaction fees, expenses and other transaction costs	95,600
	Payment of prepayment penalties/premiums	79,100

	Total uses of funds	$1,882,759

*	Total repayment of long term debt	1,250,044
	less current liabilities	(150)
	less accrued interest	(603)

		1,249,291

(b)
Reflects the incremental tax effect of the Transactions as follows:

Currently deductible transaction costs	$10,100
Prepayment penalties (excluding $15,700 of non-deductible preferred stock penalties)	63,400
Unamortized premium related to Von Hoffmann 10 1/4% Senior Notes	(2,353)
Unamortized debt issuance costs related to historical debt	31,861
Unamortized original issue discount related to existing Jostens 12 3/4% Senior Subordinated Notes (tax basis)	12,948

115,956
Tax rate	40%

Current tax provision	$46,383 *

Unamortized premium related to Jostens 12 3/4% Senior Subordinated Notes (book basis)	$(20,217)
Tax rate	40%

Deferred tax provision	$(8,087)

Total tax provision	$38,296

*
The $46,383 debit to income tax payable resulted in an increase to the deferred tax asset of $11,340.

(c)
Reflects the elimination of unamortized debt issuance costs of $31,861 related to the existing notes and credit facilities that were repaid in connection with the Transactions.

(d)
Reflects capitalization of estimated debt issuance costs of $60,900 that we incurred in connection with the new senior credit facilities and our 7 5/8% Senior Subordinated Notes.

(e)
Reflects gain from unamortized premiums of $20,217 related to the old Jostens senior notes, unamortized premiums of $2,353 related to the old Von Hoffmann senior notes and unamortized premiums of $16,241 related to the old Jostens preferred stock.

(f)
Reflects redemption of Arcade preferred stock with a book value of $138,109 for cash payment to its shareholders of $65,189. The excess $72,920 book value of the preferred stock over the cash payment to the shareholders has been reflected as an adjustment to shareholders' equity.

(g)
Reflects adjustments to equity consisting of:

Management equity contribution	$5,000
KKR equity contribution	254,500
Cash to Von Hoffmann shareholders	(183,800)
Gain on redemption of Arcade preferred stock	72,920
Equity raising costs	(18,600)
Income statement adjustments(1)	(49,954)

$80,066

    (1)
    Reflects income statement impact as follows:
Transaction fees and expenses, net of amount capitalized	$(16,100)
Prepayment penalties/premiums	(79,100)
Write-off of historical unamortized debt issuance costs	(31,861)
Write-off of historical premiums and discounts on debt and preferred stock as described in note (e) above	38,811
Tax impact as described in note (b) above.	38,296

$(49,954)

JOSTENS IH CORP.

Unaudited Pro Forma Condensed Consolidated Statement of Income
Fiscal Year 2003

	Combined JIHC Five Months Ended January 4, 2004 Historical	Jostens Seven Months Ended July 29, 2003 Historical	Von Hoffmann Seven Months Ended July 31, 2003 Historical	Arcade Seven Months Ended July 31, 2003 Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except for ratio)
Net sales	$502,664	$504,058	$233,776	$64,230	$104,815	(a)	$1,409,543
Cost of products sold	335,826	218,594	191,250	41,298	81,399	(b)	868,367

Gross profit	166,838	285,464	42,526	22,932	23,416		541,176
Selling and administrative expenses	166,633	196,430	12,730	10,793	44,793	(c)	431,379
Transaction costs	226	30,960	—	—	(31,186	)(h)	—
Special charges	1,512	—	390	—	—		1,902

Operating (loss) income	(1,533)	58,074	29,406	12,139	9,809		107,895
Interest expense, net	66,691	32,446	23,640	15,056	(42,831	)(d)	95,002
Loss on redemption of debt	503	13,878	—	1,015	(15,396	)(e)	—
Other expense	325	—	287	266	262	(f)	1,140

(Loss) income before income taxes	(69,052)	11,750	5,479	(4,198)	67,774		11,753
(Benefit) provision for income taxes	(18,755)	8,695	2,252	804	14,995	(g)	7,991

Net (loss) income	$(50,297)	$3,055	$3,227	$(5,002)	$52,779		$3,762

Other Financial Data:
Ratio of earnings to fixed charges							1.1	x(i)

See the accompanying notes to the unaudited pro forma condensed consolidated statement of income.

JOSTENS IH CORP.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	Nine Months Ended October 2, 2004
	Combined JIHC Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except for ratio)
Net sales	$1,142,312	$—		$1,142,312
Cost of products sold	721,117	(31,961	)(b)	689,156

Gross profit	421,195	31,961		453,156
Selling and administrative expenses	328,160	(449	)(c)	327,711
Special charges	5,892	—		5,892

Operating income	87,143	32,410		119,553
Loss on redemption of debt	420	(420	)(e)	—
Interest expense, net	117,770	(47,153	)(d)	70,617
Other expense	304	—		304

(Loss) income before income taxes	(31,351)	79,983		48,632
Provision for income taxes	3,319	29,751	(g)	33,070

Net (loss) income	$(34,670)	$50,232		$15,562

Other Financial Data:
Ratio of earnings to fixed charges				1.7	x(i)

See the accompanying notes to the unaudited pro forma condensed consolidated statement of income.

JOSTENS IH CORP.

Unaudited Pro Forma Condensed Consolidated Statement of Income
Nine Months Ended September 27, 2003

	Combined JIHC Two Months Ended September 27, 2003 Historical	Jostens Seven Months Ended July 29, 2003 Historical	Von Hoffmann Seven Months Ended July 31, 2003 Historical	Arcade Seven Months Ended July 31, 2003 Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except for ratio)
Net sales	$183,973	$504,058	$233,776	$64,230	$99,468	(a)	$1,085,505
Cost of products sold	149,294	218,594	191,250	41,298	55,923	(b)	656,359

Gross profit	34,679	285,464	42,526	22,932	43,545		429,146
Selling and administrative expenses	54,267	196,430	12,730	10,793	43,713	(c)	317,933
Transaction costs	—	30,960	—	—	(30,960	)(h)	—
Special charges	191	—	390	—	—		581

Operating (loss) income	(19,779)	58,074	29,406	12,139	30,792		110,632
Interest expense, net	24,653	32,446	23,640	15,056	(24,567	)(d)	71,228
Loss on redemption of debt	99	13,878	—	1,015	(15,025	)(e)	—
Other expense	72	—	287	266	(12)	(f)	580

(Loss) income before income taxes	(44,603)	11,750	5,479	(4,198)	70,396		38,824
(Benefit) provision for income taxes	(11,333)	8,695	2,252	804	25,982	(g)	26,400

Net (loss) income	$(33,270)	$3,055	$3,227	$(5,002)	$44,414		$12,424

See the accompanying notes to the unaudited pro forma condensed consolidated statement of income.

JOSTENS IH CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(a)
Reflects sales of Lehigh Press prior to the Lehigh Press Acquisition of $104,815 and $99,468 for fiscal 2003 and nine months ended September 27, 2003, respectively.

(b)
Represents adjustments to cost of products sold consisting of:

		Nine Months Ended
	Fiscal Year
		September 27, 2003	October 2, 2004
	2003
Jostens historical purchase accounting adjustments(1)	$(43,330)	$(31,147)	$(48,575)
Jostens depreciation expense(2)	7,908	5,900	5,581
Jostens order backlog intangible(3)	36,900	6,470	11,800
Lehigh Press Acquisition(4)	79,256	74,583	—
Lehigh Direct catch-up depreciation(5)	—	—	(767)
Lehigh Press depreciation expense(6)	665	117	(—)

	$81,399	$55,923	$(31,961)

  (1)
  Elimination of Jostens' historical purchase accounting adjustments recorded in connection with the 2003 Jostens Merger in the period from July 30, 2003 to October 2, 2004. The adjustment eliminates the effect of amortization of purchase price allocated to the order backlog intangible asset of $2,190, $2,010 and $42,720 for fiscal 2003, nine months ended September 27, 2003 and nine months ended October 2, 2004, respectively, incremental depreciation as a result of write-up of property, plant and equipment of $3,393 and $5,855 for fiscal 2003 and nine months ended October 2, 2004, respectively, and sale of inventory of $37,747 and $29,137 for fiscal 2003 and nine months ended September 27, 2003, respectively.

  (2)
  Incremental Jostens' depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting in connection with the 2003 Jostens Merger, depreciated over the remaining useful lives.

  (3)
  Reflects Jostens' amortization of purchase price allocated to order backlog intangible, in applying purchase accounting in connection with the 2003 Jostens Merger, as product in backlog is delivered to customers over a 17 month period.

  (4)
  Reflects cost of products sold related to sales adjustment in (a) above.

  (5)
  Elimination of additional depreciation recorded as cumulative catch-up as a result of the reclassification of Lehigh Direct from discontinued operations to continuing operations.

  (6)
  Incremental Lehigh Press depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting in connection with the Lehigh Press Acquisition, depreciated over the remaining useful lives.

(c)
Represents adjustments to selling and administrative expenses consisting of:

		Nine Months Ended
	Fiscal Year
		September 27, 2003	October 2, 2004
	2003
Jostens historical purchase accounting adjustments(1)	$(17,312)	$(6,796)	$(31,106)
Jostens school relationship intangible(2)	33,505	25,288	24,657
Jostens internally developed software intangible(3)	3,398	2,530	2,604
Jostens patented/unpatented technology intangible(4)	3,713	2,730	2,731
Jostens depreciation expense(5)	580	204	1,149
Lehigh Press Acquisition(6)	19,305	17,776	—
Lehigh Direct catch-up depreciation(7)	—	—	(484)
Lehigh Press depreciation(8)	(13)	684	—
Lehigh Press amortization(9)	3,829	3,004	—
Lehigh Press shareholder expenses(10)	(1,855)	(1,519)	—
Lehigh Press historical amortization(11)	(357)	(188)	—

	$44,793	$43,713	$(449)

  (1)
  Elimination of Jostens' historical purchase accounting adjustments recorded in connection with the 2003 Jostens Merger in the period from July 30, 2003 to July 3, 2004 related to amortization of purchase price allocated to intangibles in applying purchase accounting.

  (2)
  Reflects amortization over 10 years of purchase price allocated to school relationship intangible, in applying purchase accounting.

  (3)
  Reflects amortization over two to five years of purchase price allocated to internally developed software intangible, in applying purchase accounting.

  (4)
  Reflects amortization over three years of purchase price allocated to patented/unpatented technology intangible, in applying purchase accounting.

  (5)
  Incremental depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting in connection with the 2003 Jostens Merger, depreciated over the remaining useful lives.

  (6)
  Reflects selling and administrative expenses of Lehigh Press incurred prior to the Lehigh Press Acquisition.

  (7)
  Elimination of additional depreciation and amortization recorded as cumulative catch-up as a result of the reclassification of Lehigh Direct from discontinued operations to continuing operations.

  (8)
  Incremental Lehigh Press depreciation as a result of the purchase price allocated to property, plant and equipment, in applying purchase accounting, depreciated over the remaining useful lives.

  (9)
  Amortization of purchase price allocated to Lehigh Press non-compete agreements and customer relationship intangibles, in applying purchase accounting in connection with the Lehigh Press Acquisition, over their estimated useful lives.

  (10)
  Elimination of compensation, fringe benefits and other costs directly associated with two Lehigh Press stockholders whose employment did not continue after completion of the Lehigh Press Acquisition.

  (11)
  Adjustment for elimination of compensation arrangements associated with these Lehigh Press stockholders.

(d)
Reflects pro forma interest expense resulting from our new capital structure based on an assumed London Interbank Offered Rate, or LIBOR, of 1.98% as follows:

		Nine Months Ended
	Fiscal Year
		September 27, 2003	October 2, 2004
	2003
Revolving credit facility(1)	$1,871	$1,301	$1,591
Term Loan A Facility(2)	6,657	5,040	4,725
Term Loan C Facility(3)	36,755	27,601	27,371
7 5/8% Senior Subordinated Notes of JIHC(4)	38,125	28,594	28,594
Commitment fees(5)	1,041	792	761
Gold contract fees(6)	358	234	416
Other miscellaneous interest expense and fees(7)	1,313	995	555

Total cash interest expense	86,120	64,556	64,013
Amortization of capitalized debt issuance costs(8)	8,882	6,672	6,604

Total pro forma net interest expense	95,002	71,228	70,617

Less historical net interest expense	(137,833)	(95,795)	(117,770)

Net adjustment to net interest expense	$(42,831)	$(24,567)	$(47,153)

  (1)
  Reflects pro forma interest expense on our new revolving credit facility assuming outstanding balances ranging from $18,000 to $96,000 and using an effective interest rate of LIBOR plus 2.50%.

  (2)
  Reflects pro forma interest expense on our new Term Loan A Facility assuming an initial outstanding balance of $150,000 and scheduled semi-annual amortization and using an effective interest rate of LIBOR plus 2.50%.

  (3)
  Reflects pro forma interest expense on our new Term Loan C Facility assuming an initial outstanding balance of $870,000 and scheduled semi-annual amortization and using an effective interest rate of LIBOR plus 2.25%.

  (4)
  Reflects pro forma interest expense on $500,000 of 7 5/8% Senior Subordinated Notes of JIHC.

  (5)
  Reflects commitment fees of 0.50% on the undrawn balance of the $250,000 revolving credit facility.

  (6)
  Represents fees paid under our precious metals consignment arrangement in order to finance our gold inventory.

  (7)
  Reflects miscellaneous interest expense related to payments of tax liabilities and deferred compensation arrangements as well as fees incurred to maintain operating bank accounts.

  (8)
  Reflects non-cash amortization of capitalized debt issuance costs over the terms of our senior secured credit facilities and senior subordinated notes.

A 1/8% change in the interest rate on our new indebtedness would have the following effect on pro forma interest expense:

		Nine Months Ended
	Fiscal Year
		September 27, 2003	October 2, 2004
	2003
New senior secured credit facilities	$1,324	$947	$955

As of October 2, 2004, the estimated weighted average interest rate on our new borrowings was approximately 5.33%.

(e)
Represents elimination of the historical loss (gain) related to redemption of existing notes and credit facilities that was recorded during the applicable periods as a result of redemptions recorded during such periods. The existing notes and existing credit facilities are being repaid in connection with the Transactions.

(f)
Represents adjustments to other expense consisting of:

		Nine Months Ended
	Fiscal Year
		September 27, 2003	October 2, 2004
	2003
Lehigh Press Acquisition other expenses(1)	$12,460	$—	$—
Lehigh Press Acquisition transaction expenses(2)	(12,186)	—	—
Lehigh Press gain on disposal of fixed assets(3)	(12)	(12)	—

	$262	$(12)	$—

  (1)
  Reflects other expenses of Lehigh Press incurred prior to or concurrently with the Lehigh Press Acquisition, including transaction expenses in connection with the Lehigh Press Acquisition.

  (2)
  Reflects expenses incurred by Lehigh Press in connection with the Lehigh Press Acquisition.

  (3)
  Reflects gain on disposal of fixed assets prior to the Lehigh Press Acquisition.

(g)
Reflects an effective tax rate of 68%. The effective tax rate is higher than the statutory rate due to the relatively large impact of permanent differences on relatively small pre-tax net income. The effective rate for the year is used to record tax expense on an interim basis through the year as required by generally accepted accounting principles.

(h)
Represents elimination of transaction expenses related to the 2003 Jostens Merger.

(i)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expenses.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

JIHC—Historical

        The selected consolidated financial data as of December 28, 2002 (predecessor) and January 3, 2004 (successor), for the years ended December 29, 2001 and December 28, 2002 and for the period from December 29, 2002 to July 29, 2003 (predecessor) and for the period from July 30, 2003 to January 3, 2004 (successor) presented below have been derived from the consolidated financial statements and related notes of JIHC included elsewhere in this prospectus. The selected consolidated financial data as of January 1, 2000, December 30, 2000 and December 29, 2001 and for the years ended January 1, 2000 and December 30, 2000 presented below have been derived from the consolidated financial statements and related notes of JIHC that are not included in this prospectus. The selected consolidated financial data as of September 27, 2003 (predecessor) and October 2, 2004 (successor) and for each of the periods then ended have been derived from the unaudited consolidated financial statements and related notes of JIHC included elsewhere in this prospectus. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        As a result of the 2003 Jostens Merger, JIHC has reflected predecessor and successor periods in the following selected consolidated financial data. The 2003 Jostens Merger has been accounted for utilizing purchase accounting, which resulted in a new valuation for the assets and liabilities of JIHC to their fair values. The selected consolidated financial data of JIHC prior to July 29, 2003 are those of Jostens as the predecessor of JIHC and have been prepared using Jostens' historical basis of accounting.

        The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of JIHC included elsewhere in this prospectus.

Combined JIHC—Supplemental Financial Data

        The selected combined financial data of Combined JIHC set forth below combine the historical consolidated financial data of JIHC, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of JIHC, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. The selected combined financial data for the period from July 30, 2003 through January 3, 2004 have been derived from the audited combined financial statements and related notes included elsewhere in this prospectus. The selected combined financial data as of September 27, 2003 and October 2, 2004 and for the two month and nine month periods then ended, respectively, have been derived from the unaudited combined financial statements and related notes of Combined JIHC included elsewhere in this prospectus. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        The selected historical consolidated and combined financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of Combined JIHC included elsewhere in this prospectus.

Historical	Supplemental Combined JIHC
Jostens	Jostens and JIHC
Predecessor Seven Months Ended July 29, 2003	Successor Five Months Ended January 3, 2004	Successor Nine Months Ended October 2, 2004	Successor Nine Months Ended October 2, 2004
Successor Two Months Ended September 27, 2003	Successor Five Months Ended January 3, 2004	Successor Two Months Ended September 27, 2003
Fiscal Year
1999	2000	2001	2002
(In millions, except for ratio and percentages)
Statement of Operations(1):
Net sales	$701.5	$724.6	$736.6	$756.0	$504.1	$284.1	$86.2	$624.6	$502.7	$184.0	$1,142.3
Cost of products sold	305.0	305.1	311.3	316.0	218.6	162,6	73.5	324.0	335.9	149.3	721.1

Gross profit	396.5	419.5	425.3	440.0	285.5	121.5	12.7	300.6	166.8	34.7	421.2
Selling and administrative expenses	293.6	301.7	300.9	306.4	196.5	143.8	46.8	272.1	166.6	54.3	328.2
Transaction costs(2)	—	46.4	—	—	31.0	0.2	—	—	0.2	—	—
Special charges(3)	20.2	0.3	2.5	—	—	—	—	4.0	1.5	0.2	5.9

Operating income (loss)	82.7	71.1	121.9	133.6	58.0	(22.5)	(34.1)	24.5	(1.5)	(19.8)	87.1
Loss on redemption of debt(4)	—	—	—	1.8	13.9	0.5	0.1	0.4	0.5	0.1	0.4
Interest expense, net	7.0	58.9	76.8	67.3	(32.4)	31.1	11.1	48.5	66.7	24.6	117.8
Equity losses and write down of investments(3)	—	6.7	—	—	—	—	—	—	—	—	—
Other expense	—	—	—	—	—	—	—	—	0.3	0.1	0.3

Income (loss) from continuing operations before income taxes	75.7	5.5	45.1	64.5	11.7	(54.1)	(45.3)	(24.4)	(69.0)	(44.6)	(31.4)
Provision (benefit) for income taxes	31.7	16.0	18.6	36.2	8.7	(17.9)	(15.4)	(2.5)	(18.8)	(11.3)	3.3

Income (loss) from continuing operations	44.0	(10.5)	26.5	28.3	3.0	(36.2)	(29.9)	(21.9)	(50.2)	(33.3)	(34.7)
Gain (loss) on discontinued operations, net of tax	(0.8)	(2.3)	(22.4)	1.6	—	—	—	—	—	—	—
Cumulative effect of accounting change, net of tax	—	(5.9)	—	—	4.6	—	—	—	—	—	—

Net income (loss)	43.2	(18.7)	4.1	29.9	7.6	$(36.2)	(29.9)	(21.9)	(50.2)	(33.3)	(34.7)
Dividends and accretion on redeemable preferred shares	—	(5.8)	(10.2)	(11.7)	(6.5)	—	—	—	—	—	—

Net income (loss) available to common shareholders	$43.2	$(24.5)	$(6.1)	$18.2	$1.1	$(36.2)	$(29.9)	$(21.9)	$(50.2)	$(33.3)	$(34.7)

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$125.2	$35.5	$71.6	$55.5	$(6.8)	$71.8	(49.0)	(21.5)	$102.6	$(32.6)	$(11.7)
Net cash provided used in investing activities	(37.2)	(18.2)	(15.8)	(22.8)	(11.9)	(440.5)	(433.0)	(12.8)	(552.3)	(434.2)	(17.7)
Net cash provided by (used in) financing activities	(52.1)	(29.3)	(39.3)	(64.8)	12.9	387.9	488.5	20.6	477.4	487.9	16.4
Other Financial Data:
Ratio of earnings to fixed charges and preferred stock dividends(5)	9.0	x	1.1	x	1.6	x	1.9	x	1.4	x	—	—	—	—	—	—
Depreciation and amortization	$22.7	$26.8	$28.6	$26.9	$14.6	$34.5	$13.1	$95.7	$47.3	$17.7	$128.6
Capital expenditures	$26.8	$21.2	$22.2	$22.8	$6.1	$17.0	$9.5	$12.8	$20.7	$10.7	$23.7

	Historical								Supplemental Combined JIHC
	Jostens
						Jostens and JIHC
	Fiscal Year
					Predecessor July 29, 2003	Successor January 3, 2004	Successor September 27, 2003	Successor October 2, 2004	Successor January 3, 2004	Successor September 27, 2003	Successor October 2, 2004
	1999	2000	2001	2002
	(In millions, except for ratio and percentages)
Balance Sheet Data (at end of period):
Cash and cash equivalents, net	$38.5	$26.6	$43.1	$10.9	—	$19.4	6.6	5.6	$43.7	$37.2	30.7
Working capital(6)	10.2	(12.8)	(55.0)	(51.5)	—	(58.8)	54.4	46.9	19.2	128.2	159.4
Property and equipment, net	84.6	79.3	68.2	65.4	—	105.6	108.4	96.5	272.1	241.8	240.8
Total assets	408.2	388.3	374.6	327.5	—	1,720.4	1,655.3	1,600.4	2,511.6	2,311.2	2,397.1
Total debt	121.2	684.8	647.0	589.4	—	698.4	793.3	714.0	1,325.1	1,342.3	1,349.1
Redeemable preferred stock(7)	—	48.8	59.0	70.8	—	135.3	173.2	126.1	258.8	292.2	264.2
Shareholders' equity (deficit)	36.5	(586.3)	(599.1)	(582.5)	—	384.5	287.9	362.7	314.1	207.6	279.6

(1)
Certain selected financial data has been reclassified for all periods presented to reflect the results of discontinued operations consisting of the exit of our Recognition business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2)
For the fiscal year ended December 30, 2000, transaction costs represent $46.4 million of transaction expenses incurred in connection with the merger and recapitalization of Jostens. For the predecessor period in 2003, transaction costs represent $31.0 million of transaction expenses incurred in connection with the 2003 Jostens Merger. For the successor period for the five months ended January 3, 2004, transaction costs represent $0.2 million of transaction expenses incurred in connection with the 2003 Jostens Merger.

(3)
For the fiscal year ended January 1, 2000, special charges represent restructuring charges consisting of $4.9 million attributable to termination benefits, $6.5 million attributable to abandonment of internal use software under development, $4.6 million attributable to write-off of impaired goodwill related to the retail class ring sales channel, $3.1 million attributable to write-off of goodwill related to exiting the direct marketing sales channel to college alumni and $1.1 million of other costs related to exiting the direct marketing sales channel to college alumni. For the fiscal year ended December 30, 2000, special charges represent $0.3 million of additional restructuring costs related to exiting the direct marketing channel to college alumni, and equity losses and write-downs of $6.7 million were in connection with two equity investments. For fiscal year ended December 29, 2001, special charges represent $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write-off an investment in a joint venture in Mexico. For the Supplemental Combined JIHC successor nine month period ended October 2, 2004, special charges of $5.9 million were primarily related to Jostens' restructuring costs.

(4)
For the fiscal ended December 28, 2002, loss on redemption of debt represents a loss of $1.8 million in connection with Jostens' repurchase of $7.5 million principal amount of its 12 3/4% Senior Subordinated Notes. For the predecessor seven month period from December 29, 2002 through July 29, 2003, loss on redemption of debt represents a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' old senior secured credit facility. For the successor five month period from July 30, 2003 through January 3, 2004, loss on redemption of debt represents a loss of $0.5 million in connection with Jostens' repurchase of $8.5 million principal amount of its 12 3/4% Senior Subordinated Notes. For the successor two month period ended September 27, 2003, loss on redemption of debt represents a loss of $0.1 million in connection with Jostens' repurchase of $3.5 million principal amount of its 12 3/4% Senior Subordinated Notes. For the successor nine month period ended October 2, 2004, loss on redemption of debt represents a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12 3/4% Senior Subordinated Notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges (and for any period subsequent to the adoption of SFAS 150, preferred stock dividends), earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the five months ended January 3, 2004, JIHC and Combined JIHC earnings did not cover fixed charges by $54.1 million and $69.1 million, respectively. For the nine months ended October 2, 2004, JIHC and Combined JIHC earnings did not cover fixed charges by $24.4 million and $31.4 million, respectively. For the two months ended September 27, 2003, JIHC and Combined JIHC did not cover fixed charges by $45.4 million and $44.6 million, respectively.

(6)
Working capital represents current assets (excluding cash and cash equivalents, deferred taxes and assets held for sale, as applicable) less current liabilities (excluding short-term borrowings, book overdrafts, current maturities of long-term debt, deferred taxes, income taxes payable and interest payable, as applicable).

(7)
Liquidation preference of Jostens' (predecessor) redeemable preferred stock as of the end of 2000, 2001 and 2002, was $65.6 million, $75.2 million, and $86.3 million, respectively, including accrued dividends. Liquidation preference of JIHC and Arcade redeemable preferred stock as of the end of 2003 was $222.6 million, including accrued dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Special Note Regarding Forward-Looking Statements" and under "Risk Factors". You should read the following discussion in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Historical Consolidated and Combined Financial Data" and the consolidated financial statements and notes appearing elsewhere in this prospectus.

Management Overview

        Our businesses will generate a significant portion of their net sales through the sale of specialty printing and marketing products to the North American education sector. Our printing and marketing products include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute school-related affinity products and services, such as class rings, graduation products and school photography. We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        Jostens manufactures yearbooks, class rings and graduation products and provides photography services primarily to U.S. high school and college students. This business is affected by seasonality of sales, buy rates, the prices of its products and services, the maintenance and addition of accounts and trends in consumer purchasing demands or consumer preferences. We believe that our success in the school-related affinity products and services industry depends on our ability to effectively address the degree of seasonality in our industry and the highly specific needs of our customers, who require personalized, timely service.

        Von Hoffmann manufactures four-color case-bound and soft-cover instructional materials and related components for major educational publishers in the United States. Our Von Hoffmann business also provides printing and design services as well as commercial printing services. Von Hoffmann's sale of products is affected by a number of factors including competition, the ELHI textbook adoption process, general economic conditions and market seasonality. The sale of instructional materials is also affected over the long term by demographic trends in ELHI and college populations.

        Arcade manufactures multi-sensory marketing and interactive advertising and sampling systems. Arcade sells its products to fragrance companies, prestige and mass cosmetic companies, consumer products companies, department stores, home shopping retailers and specialty retailers. The advertising and marketing budgets of these customers are affected by prevailing economic cycles and market conditions.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. For 2003, on a pro forma basis, we recorded approximately 40% of our annual net sales during the second quarter of our fiscal year. Jostens generates a majority of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. Von Hoffmann's net sales are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Arcade's net sales have also historically reflected seasonal variations, and we expect Arcade to generate a majority of its annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Excess capacity in the commerical printing industry in which we operate coupled with recent weaker economic conditions have resulted in continued downward pricing pressures in an already competitive industry environment. Our net sales include sales to certain customers of paper we purchase. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines as such increases are realized by us. Increases in paper prices that began in the second quarter of 2004 are expected to continue through 2005. Global and U.S. aluminum supply has shown increasing tightness. Aluminum is a key component of lithographic plates used in the printing process. While our vendors are working to minimize the impact by managing product demand and sourcing alternative aluminum vendors, this tightness in supply could result in increases in the price for plates.

Acquisitions

        1997 Von Hoffmann Merger.    In 1997, DLJMBP II acquired a controlling interest in Von Hoffmann, with the remaining interest retained by ZS VH L.P. and affiliated funds, or ZS. On June 20, 2002, ZS sold its remaining interest in Von Hoffmann to DLJMBP II. The purchase price paid for ZS's interest came from proceeds from equity contributions made by DLJMBP II in March 2002. As a result of the Transactions, Von Hoffmann is now a wholly-owned, direct subsidiary of JIHC.

        1997 Arcade Merger.    In December 1997, DLJMBP II formed Arcade to acquire all of the outstanding equity interests of Arcade Holding Corporation. As a result of the Transactions, Arcade is now a wholly-owned, direct subsidiary of JIHC.

        Color Prelude Acquisition.    On December 18, 2001, Arcade acquired, through a newly formed subsidiary, IST, Corp., the business including certain assets and liabilities of Color Prelude, Inc., or CP. CP manufactures interactive advertising and sampling products for cosmetic and consumer products companies. As a result of the Transactions, IST, Corp. is now a wholly-owned, indirect subsidiary of JIHC.

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and our direct subsidiary. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger. As a result of the Transactions, an affiliate of KKR owns approximately 49.6% of our parent's voting interest and 45% of our parent's economic interest, and affiliates of DLJMBP III own approximately 41% of our parent's voting interest and 45% of our parent's economic interest, with the remainder held by other co-investors and certain members of management. As a result of the Transactions, Jostens is now a wholly-owned, direct subsidiary of JIHC.

        Lehigh Press Acquisition.    On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of Lehigh Press for approximately $108.3 million, which we refer to as the Lehigh Press Acquisition. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's existing senior secured credit facilities and cash on hand. The acquisition was accounted for under the purchase method of accounting in accordance with the SFAS No. 141, "Business Combinations". The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition. The allocation of purchase price resulted in value being assigned to intangible assets and goodwill of $45.3 million and

$49.8 million, respectively. In addition, Von Hoffmann has escrowed approximately $3.0 million for certain potential indemnification obligations pursuant to the related stock purchase agreement. The escrow provisions expire at various dates through April 2005. As a result of the Transactions, Lehigh Press is now a wholly-owned, indirect subsidiary of JIHC.

Discontinued Operations

        In November 2003, Von Hoffmann's Board of Directors authorized the sale of Lehigh Direct. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, it originally determined the Lehigh Direct division met the criteria for classification as an "asset held for sale" as outlined by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar recent transactions.

        In conjunction with the Transactions, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an "asset held for sale" under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an "asset held and used" since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in its assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet as previously reported. Also during the third quarter of 2004, Von Hoffmann recorded a pre-tax adjustment for approximately $5.9 million associated with the cumulative catch-up of depreciation and amortization expense as if the division had been classified as an "asset held and used" since the date of the Lehigh Press Acquisition. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

        In December 2001, Jostens' Board of Directors approved a plan to exit its former Recognition business in order to focus its resources on our core school-related affinity products business. The results of the Recognition business are reflected as discontinued operations in its consolidated statement of operations.

Restructuring Activity

        On November 10, 2004, Von Hoffmann announced the closure of its Frederick, Maryland facility. The decision to close the Frederick facility was made in an effort to rationalize its one- and two-color capacity by consolidating the one- and two-color print operations into the Eldridge, Iowa and Ownesville, Missouri facilities, which can offer greater scale efficiencies and state-of-the-art equipment.

        We expect to incur a pre-tax charge of approximately $5.0 million to $5.5 million over the next two quarters related to severance payments, equipment relocation costs and the write-down of certain fixed assets that will not be relocated. The cash portion of this charge is estimated to be approximately $3.0 million to $3.5 million. We anticipate the closure of the facility to be completed by the second quarter of fiscal 2005.

        On June 22, 2004, Jostens announced its decision to close its graduation diploma customer service and production operations at our Red Wing, Minnesota manufacturing facility, and to relocate these operations to facilities in Owatonna, Minnesota, Shelbyville, Tennessee and Topeka, Kansas. During the three months ended July 3, 2004, we established a $2.9 million purchase accounting liability for severance and other personnel costs related to the involuntary termination or relocation of employees associated with the closure. The decision to close the Red Wing facility was made in order to improve customer service and the overall efficiency of Jostens. On June 22, 2004, we formally communicated the termination of employment to approximately 180 full-time and seasonal plant and administrative employees. We anticipate that the majority of these exit costs will be paid during 2004.

        In addition to the exit costs, we expect to incur $1.3 million of capital expenditures, as well as approximately $3.7 million of period costs to transfer equipment, develop information systems and train employees.

        On June 18, 2004, Von Hoffmann announced plans to integrate the skills and capabilities of its three premedia operations: Preface, H & S Graphics and Lehigh Digital, to form one full-service business to be named Anthology, Inc., which performs services from creative through premedia. The integration of these operations into one facility located in Arlington Heights, Illinois will be completed during the first half of 2005. The cost impact to Von Hoffmann's ongoing operations and financial position is not expected to be material.

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. subsidiary. The remaining operations of this subsidiary have been combined into the Pennsauken, NJ-based Lehigh Lithographers division of The Lehigh Press. The purpose of the closure was to reduce the cost structure as well as to consolidate Von Hoffmann's service offerings to the educational customers who print products on plastics and other synthetic substrates. The amount of pre-tax expenses associated with this closure was approximately $2.2 million.

Other Factors Affecting Comparability

        On July 29, 2003, Jostens was acquired by DLJMBP III through a merger in which Jostens became the surviving company and our direct subsidiary. As a result of the 2003 Jostens Merger, Jostens applied purchase accounting, and a new basis of accounting began on July 29, 2003. Accordingly, the results of operations of Jostens for periods prior to the acquisition are not comparable to results for subsequent periods. In order to enhance comparability, management's discussion and analysis of financial condition and results of operations has been presented on both a pro forma and historical basis. The pro forma financial information does not purport to represent what our financial position or results of operations would actually have been had the acquisition in fact occurred at the beginning of the periods presented or to project our financial position or results of operations for any future date or period.

        As a result of the merger, we have reflected a Jostens predecessor period from December 29, 2002 to July 29, 2003 and a successor period from July 30, 2003 to January 3, 2004 (together, the "Twelve Month 2003 Period") in the historical management's discussion and analysis of financial condition and results of operations for fiscal 2003. The historical financial information for the predecessor periods prior to July 29, 2003 is that of Jostens and its wholly-owned subsidiaries and was prepared using Jostens' historical basis of accounting.

        In addition to the stand-alone financial statements of JIHC, management's discussion and analysis of financial condition and results of operations includes supplemental information that presents financial information for Jostens combined with that of Von Hoffmann and Arcade subsequent to July 29, 2003. The combination results from the three entities being under common ownership subsequent to the acquisition of Jostens by DLJMBP III.

Critical Accounting Policies and Estimates

        In the ordinary course of business, our companies make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of their financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our companies' most critical accounting policies, which are those that are most important to the portrayal of their financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, recoverability of long-lived assets, continued value of goodwill and intangibles and pension and other postretirement benefits. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Goodwill and Indefinite-Lived Intangible Assets

        Our companies have adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS 142, our companies are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. We believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which totaled approximately $1.7 billion at October 2, 2004 on a combined basis.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined-benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. Von Hoffmann maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press division not otherwise covered by collective bargaining agreements. Jostens and Von Hoffmann account for their respective plans under SFAS No. 87, "Employer's Accounting for Pensions", which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that are being used in determining 2003 pension expense for Jostens and 2004 pension expense for Von Hoffmann, along with the impact of a 1% change in each assumed rate. Brackets indicate annual pension expense would be reduced.

Modification of these assumptions does not impact Jostens' and Von Hoffmann's respective pension funding requirements.

Assumption	Rate	Impact of 1% Increase	Impact of 1% Decrease
		(In thousands)
Jostens
Discount rate	6.75%	$(1,900)	$400
Expected return on plan assets	9.50%	(2,100)	2,100
Rate of compensation increases	6.30%	400	(400)
Von Hoffmann
Discount rate	6.25%	$(492)	$103
Expected return on plan assets	8.00%	(226)	226
Rate of compensation increases	3.00%	104	(104)

Income Taxes

        As part of the process of preparing their consolidated financial statements, our companies are required to estimate their income taxes in each of the jurisdictions in which they operate. This process involves estimating their actual current tax exposure together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within their respective consolidated balance sheets. Our companies must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. On a combined basis, our companies have established a tax valuation allowance of $39.8 million at October 2, 2004, primarily related to capital loss carryforwards, foreign tax credit carryforwards and accrued interest, as the tax benefits are not likely to be fully realized. As a result of the Transactions, tax benefits of approximately $12.5 million are likely to be realized in connection with the portion of the allowance attributable to accrued interest.

Revenue Recognition

        The Commission's Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition", provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 101, our businesses recognize revenue when the products are shipped FOB shipping point, delivered (if shipped FOB destination), risk of loss transfers or as services are performed as determined by the contractual agreement and collectibility is reasonably assured. The policies are consistent with industry practices.

Results of Operations—JIHC Historical

Nine Months Ended October 2, 2004 Compared to the Nine Months Ended September 27, 2003

        The following table sets forth selected information derived from JIHC's condensed consolidated statements of operations for the nine month period ended October 2, 2004 (successor), the period from July 30, 2003 to September 27, 2003 (successor) and the period from December 29, 2002 to July 29, 2003 (predecessor). JIHC's consolidated financial statements for the predecessor period from December 29, 2002 through July 29, 2003 were prepared using the historical basis of accounting for Jostens. As a result of the transaction on July 29, 2003, JIHC applied purchase accounting as discussed above under "Factors Affecting Comparability". Although a new basis of accounting began on July 29, 2003, JIHC has presented results for the nine month period ended September 27, 2003 representing the sum of the seven month predecessor period and the two month successor period as it believes this presentation facilitates the comparison of its results with the corresponding periods in 2004. In addition, the following financial results have been presented on a stand-alone basis without giving effect to common ownership in connection with the 2003 Jostens Merger.

	Jostens (Predecessor) December 29, 2002— July 29, 2003	JIHC (Successor) July 30, 2003– September 27, 2003	Nine Months Ended September 27, 2003	JIHC (Successor) Nine Months Ended October 2, 2004	$ Change	% Change
	(In thousands)
Net sales	$504,058	$86,163	$590,221	$624,567	$34,346	5.8%
Cost of products sold	218,594	73,492	292,086	324,004	31,918	10.9%

Gross profit	285,464	12,671	298,135	300,563	2,428	0.8%
Selling and administrative expenses	196,430	46,797	243,227	272,144	28,917	11.9%
Special charges	—	—	—	3,962	3,962	NM
Transaction costs	30,960	—	30,960	—	(30,960)	NM

Operating income (loss)	58,074	(34,126)	23,948	24,457	509	2.1%
Loss on redemption of debt	13,878	99	13,977	420	(13,557)	NM
Net interest expense	32,446	11,141	43,587	48,419	4,832	11.1%

Income (loss) before income taxes	11,750	(45,366)	(33,616)	(24,382)	9,234	27.5%
Provision for (benefit from) income taxes	8,695	(15,423)	(6,728)	(2,483)	4,245	63.1%

Income (loss) from operations	3,055	(29,943)	(26,888)	(21,899)	4,989	18.6%
Cumulative effect of accounting change	4,585	—	4,585	—	(4,585)	NM

Net income (loss)	$7,640	$(29,943)	$(22,303)	$(21,899)	$404	1.8%

NM Not meaningful

        Net sales.    Net sales increased $34.3 million, or 5.8%, to $624.6 million for the nine months ended October 2, 2004 from $590.2 million for the same prior year period. The results were attributable to higher overall volume, modest price increases and improved jewelry metal mix back to historical levels. Specific factors contributing to the volume fluctuation included:

  •
  increased sales volume for yearbooks associated with modest net account growth and our acquisition of a yearbook business in the latter part of fiscal 2003;

  •
  increased sales volume for graduation regalia products attributable to net account growth, an increase in sales of accessory items and an increase in collegiate regalia units per school;

  •
  increased sales volume for class rings and yearbooks due to a shift in deliveries from the fourth quarter to the third quarter coinciding with an increase in the number of school days in our third quarter compared to the same prior year period;

  •
  an increase in the number of color pages per yearbook;

  •
  increased jewelry orders for college rings and professional championship rings;

  •
  increased sales volume for photography due to earlier shoots and package deliveries compared to last year; and

  •
  decreased sales volume due to lower same school buy rates for high school class rings.

        Gross profit.    Gross profit increased $2.4 million, or 0.8%, to $300.6 million for the nine months ended October 2, 2004 from $298.1 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 2.4 percentage points to 48.1% for the current nine month period from 50.5% for the same period last year. Excluding costs associated with purchase accounting related to the 2003 Jostens Merger ($48.6 million of amortization and depreciation expense in 2004 and $31.1 million of inventory costs and amortization expense in 2003), gross profit increased $19.9 million resulting in a relatively flat gross profit margin compared to the prior year period.

        Gross profit in the current period was favorably impacted by the sales fluctuations discussed above as well as the absence of prior year costs associated with difficulties we encountered in connection with an ERP system implementation. In 2003, we incurred additional production costs, as well as certain selling and administrative expenses, in order to resolve those difficulties while continuing to provide timely delivery of our products. Although our efforts minimized the impact to our customers, the associated costs negatively impacted our margins in the prior year. We resolved our production issues related to the ERP system implementation, which favorably impacted our gross profit margin in 2004.

        Conversely, gross profit in the current period was negatively impacted by increased costs for precious raw materials compared to last year as well as period costs associated with the facility closure and relocation of our graduation diploma customer service and production operations.

        Selling and administrative expenses.    Selling and administrative expenses increased $28.9 million, or 11.9%, to $272.1 million for the nine months ended October 2, 2004 from $243.2 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 2.4 percentage points to 43.6% for the current nine month period from 41.2% for the same period last year. Excluding costs associated with purchase accounting related to the 2003 Jostens Merger ($31.1 million of amortization and depreciation expense in 2004 and $6.8 million of amortization expense in 2003), selling and administrative expenses increased $4.6 million, but selling and administrative expenses as a percentage of net sales declined 1.5 percentage points.

        The $4.6 million increase was primarily due to higher commission expense as a result of increased sales and additional investment in customer service. These increases were partially offset by the following:

  •
  the absence of prior year costs associated with the difficulties encountered with the ERP system implementation;

  •
  the absence of prior year costs for severance, a legal settlement and acquisition related items; and

  •
  lower information systems expense due to the timing of costs associated with maintenance contracts and the elimination of depreciation expense related to fully amortized software.

        Special charges.    During the nine months ended October 2, 2004, we incurred special charges totaling $4.0 million for severance and related separation benefits in connection with the departure of two senior executives. The remaining liability of $3.0 million is classified in "other accrued liabilities" in our condensed consolidated balance sheet and consists of amounts that will be paid out over the next three years as specified under the separation agreements.

        Transaction costs.    During the predecessor period in 2003, we incurred $31.0 million of transaction costs in connection with the 2003 Jostens Merger consisting primarily of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Loss on redemption of debt.    During the nine months ended October 2, 2004, we voluntarily redeemed $5.0 million principal amount of Jostens' senior subordinated notes, recognizing a loss of $0.4 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write-off of related unamortized premium, original issuance discount and deferred financing costs. During the two months ended September 27, 2003, we purchased $3.5 million principal amount of Jostens' senior subordinated notes pursuant to a change of control offer commenced on July 30, 2003 and recognized a loss of $0.1 million. In addition, as a result of refinancing our senior secured credit facility during the predecessor period in 2003, we recognized a loss of $13.9 million consisting of unamortized deferred financing costs.

        Net interest expense.    Net interest expense increased $4.8 million, or 11.1%, to $48.4 million for the nine months ended October 2, 2004 as compared to $43.6 million for the same prior year period. The increase was primarily due to recognition of $7.6 million of incremental dividends on Jostens' redeemable preferred stock as interest expense offset by $3.1 million of premium amortization associated with purchase accounting related to the 2003 Jostens Merger.

        Provision for (benefit from) income taxes.    The effective rate of tax presented for results of operations for the current nine month period is based on our estimated consolidated effective rate for the entire year. The estimated 10% effective rate applied to our results of operations for the 2004 nine month period is less than the federal statutory rate because we anticipate a loss for the entire year and the rate of tax benefit on that loss is negatively impacted by the effect of nondeductible interest expense associated with the redeemable preferred stock of Jostens, Inc. The effective rate applied to our results of operations for the comparable prior year period was 20% and was affected by the 2003 Jostens Merger transaction.

        The Transactions as explained above, which closed in the fourth quarter, will have an impact on our effective rate for the entire year.

        Net income (loss).    As a result of the aforementioned items, net loss decreased $0.4 million, or 1.8%, to $21.9 million for the nine months ended October 2, 2004 from $22.3 million for the same prior year period.

Year Ended January 3, 2004 Compared to the Year Ended December 28, 2003

        The following table sets forth selected information derived from JIHC's consolidated statement of operations for the five month period ended January 3, 2004 (successor) and its consolidated statement of operations for the seven month period ended July 29, 2003 (predecessor) and fiscal years 2002 and 2001. JIHC's consolidated financial statements for the predecessor period from December 29, 2002 through July 29, 2003 were prepared using the historical basis of accounting for Jostens. As a result of the transaction on July 29, 2003, JIHC applied purchase accounting as discussed above under "Factors Affecting Comparability". Although a new basis of accounting began on July 29, 2003, JIHC has presented Twelve Month 2003 Period results representing the sum of the seven month predecessor period and the five month successor period as it believes this presentation facilitates the comparison of its results with the corresponding predecessor periods for fiscal years 2002 and 2001. In addition, the following financial results have been presented on a stand-alone basis without giving effect to common ownership in connection with the 2003 Jostens Merger.

	Jostens (Predecessor) Twelve Months 2002	Jostens (Predecessor) Seven Months 2003	JIHC (Successor) Five Months 2003	Twelve Month 2003 Period	$ Change between Twelve Months 2002 and Twelve Month 2003 Period	% Change between Twelve Months 2002 and Twelve Month 2003 Period
	(In thousands)
Net sales	$755,984	$504,058	$284,171	$788,229	$32,245	4.3%
Cost of products sold	315,961	218,594	162,656	381,250	65,289	20.7%

Gross profit	440,023	285,464	121,515	406,979	(33,044)	(7.5)%
Selling and administrative expenses	306,449	196,430	143,845	340,275	33,826	11.0%
Transaction costs	—	30,960	226	31,186	31,186	NM

Operating income (loss)	133,574	58,074	(22,556)	35,518	(98,056)	(73.4)%
Interest expense, net	67,326	32,446	31,118	63,564	(3,762)	(5.6)%
Loss on redemption of debt	1,765	13,878	503	14,381	12,616	NM

Income (loss) from continuing operations before income taxes	64,483	11,750	(54,177)	(42,427)	(106,910)	(165.8)%
Provision for (benefit from) income taxes	36,214	8,695	(17,955)	(9,260)	(45,474)	(125.6)%

Income (loss) from continuing operations	28,269	3,055	(36,222)	(33,167)	(61,436)	(217.3)%
Gain on discontinued operations	1,637	—	—	—	(1,637)	NM
Cumulative effect of accounting	—	4,585	—	4,585	4,585	NM

Net income (loss)	$29,906	$7,640	$(36,222)	$(28,582)	$(58,488)	(195.6)%

NM
Not meaningful

        Net sales.    Net sales increased $32.2 million, or 4.3%, to $788.2 million for 2003 from $756.0 million for 2002. Of this 4.3% increase, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases includes the effect of a slight recovery in jewelry product mix toward more precious metals with higher price points. Primary factors contributing to the increase in volume from 2002 to 2003 include:

  •
  net account growth across most of our product lines;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with our acquisition of a photography business early in the year;

  •
  an increase in the number of color pages per yearbook; and

  •
  incremental jewelry volume from an emerging market.

        These increases were partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks; slightly lower same school buy rates for high school class rings; and lower commercial printing volume.

        Gross profit.    Gross profit decreased $33.0 million, or 7.5%, to $407.0 million for the Twelve Month 2003 Period from $440.0 million for 2002. As a percentage of net sales, gross profit margin decreased 6.6 percentage points to 51.6% for the Twelve Month 2003 Period from 58.2% for 2002. Excluding $43.3 million of inventory costs and depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, gross profit increased $10.3 million resulting in a 1.1 percentage point decrease in gross profit margin.

        The decrease in gross profit margin was primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in Jostens' graduation products line. The decline in gross profit margin was due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with our purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Selling and administrative expenses.    Selling and administrative expenses increased $33.8 million, or 11.0%, to $340.3 million for the Twelve Month 2003 Period from $306.4 million for 2002. As a percentage of net sales, selling and administrative expenses increased 2.7 percentage points to 43.2% for the Twelve Month 2003 Period from 40.5% for 2002. Excluding $17.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, selling and administrative expenses increased $16.5 million resulting in a 0.5 percentage point decrease in selling and administrative expenses as a percentage of net sales. The $16.5 million increase was primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

        These increases were partially offset by lower general and administrative expense compared to 2002.

        Transaction costs.    During the Twelve Month 2003 Period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens merger, consisting of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Net interest expense.    Net interest expense decreased $3.8 million, or 5.6%, to $63.6 million for the Twelve Month 2003 Period as compared to $67.3 million for 2002. The decrease was due to a lower average outstanding debt balance during the predecessor period of 2003 compared to 2002 and lower average interest rates offset by $2.8 million of dividends on the JIHC preferred stock and $6.4 million of additional interest expense as a result of the reclassification of dividends on the Jostens preferred stock in connection with the change in accounting principle as further described in Item 8, Note 8 of the Notes to Consolidated Financial Statements.

        Loss on redemption of debt.    As a result of refinancing its senior secured credit facility, Jostens recognized a loss of $13.9 million consisting of unamortized deferred financing costs. In addition, during the successor period of 2003, Jostens redeemed $8.5 million principal amount of its senior subordinated notes, recognizing a loss of $0.5 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.3 million credit to write-off unamortized premium, original issuance discount and deferred financing costs.

        Provision for income taxes.    JIHC's effective tax rate was 21.8% for the Twelve Month 2003 Period compared to 56.2% for 2002. JIHC's effective rate of tax benefit for the successor period of 2003 was 33.1%. The rate of benefit for the 2003 periods is less than JIHC's historical effective income tax rate due primarily to the unfavorable impact of nondeductible interest expense attributable to the change in accounting principle and nondeductible transaction costs compounded by JIHC's loss position.

        Cumulative effect of accounting change.    Jostens recognized a cumulative effect of a change in accounting principle upon adoption of SFAS 150 on June 29, 2003, the beginning of Jostens' third quarter. Jostens assessed the value of its redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, resulting in an adjustment of $4.6 million. Jostens did not provide any tax provision in connection with the adoption of SFAS 150 because the payment of the related preferred dividend and discount amortization are not tax deductible.

        Net income (loss).    As a result of the foregoing discussion, net income decreased $58.5 million, or 195.6%, to a loss of $28.6 million for the Twelve Month 2003 Period from $29.9 million for 2002.

Results of Operations—JIHC Combined Historical—Supplemental

Nine Months Ended October 2, 2004 Compared to the Nine Months Ended September 27, 2003

        The following table sets forth selected information derived from our condensed combined statements of operations for the nine month period ended October 2, 2004 (successor), the period from July 30, 2003 to September 27, 2003 (successor) and the period from December 29, 2002 to July 29, 2003 (predecessor). Although a new basis of accounting began on July 29, 2003, we have presented results for the nine month period ended September 27, 2003 representing the sum of the seven month predecessor period and the two month successor period as we believe this presentation facilitates the comparison of our results with the corresponding periods in 2004.

	Jostens (Predecessor) December 29, 2002– July 29, 2003	Combined JIHC (Successor) July 30, 2003– September 27, 2003	Nine Months Ended September 27, 2003	Combined JIHC (Successor) Nine Months Ended October 2, 2004	$ Change	% Change
	(In thousands)
Net sales	$504,058	$183,973	$688,031	$1,142,312	$454,281	66.0%
Cost of products sold	218,594	149,294	367,888	721,117	353,229	96.0%

Gross profit	285,464	34,679	320,143	421,195	101,052	31.6%
Selling and administrative expenses	196,430	54,267	250,697	328,160	77,463	30.9%
Special charges	—	191	191	5,892	5,701	NM
Transaction costs	30,960	—	30,960	—	(30,960)	NM

Operating income (loss)	58,074	(19,779)	38,295	87,143	48,848	127.6%
Loss on redemption of debt	13,878	99	13,977	420	(13,557)	NM
Other expense	—	72	72	304	232	NM
Net interest expense	32,446	24,653	57,099	117,770	60,671	106.3%

Income (loss) before income taxes	11,750	(44,603)	(32,853)	(31,351)	1,502	4.6%
Provision for (benefit from) income taxes	8,695	(11,333)	(2,638)	3,319	5,957	225.8%

Income (loss) from operations	3,055	(33,270)	(30,215)	(34,670)	(4,455)	(14.7%)
Cumulative effect of accounting change	4,585	—	4,585	—	(4,585)	NM

Net income (loss)	$7,640	$(33,270)	$(25,630)	$(34,670)	$(9,040)	(35.3%)

NM    Not meaningful

        Net sales.    Net sales increased $454.3 million, or 66.0%, to $1,142.3 million for the nine months ended October 2, 2004 from $688.0 million for the same prior year period. The combination of Von Hoffmann and Arcade with JIHC accounted for $338.1 million and $81.8 million, respectively, of increased net sales while Jostens' net sales increased $34.3 million compared to the same prior year period.

        Jostens' results were attributable to higher overall volume, modest price increases and improved jewelry metal mix back to historical levels. Specific factors contributing to the volume fluctuation included:

  •
  increased sales volume for yearbooks associated with modest net account growth and Jostens' acquisition of a yearbook business in the latter part of fiscal 2003;

  •
  increased sales volume for graduation regalia products attributable to net account growth, an increase in sales of accessory items and an increase in collegiate regalia units per school;

  •
  increased sales volume for class rings and yearbooks due to a shift in deliveries from the fourth quarter to the third quarter coinciding with an increase in the number of school days in Jostens' third quarter compared to the same prior year period;

  •
  an increase in the number of color pages per yearbook;

  •
  increased jewelry orders for college rings and professional championship rings;

  •
  increased sales volume for photography due to earlier shoots and package deliveries compared to the prior year; and

  •
  decreased sales volume due to lower same school buy rates for high school class rings.

        Gross profit.    Gross profit increased $101.1 million, or 31.6%, to $421.2 million for the nine months ended October 2, 2004 from $320.1 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 9.7 percentage points to 36.9% for the current nine month period from 46.5% for the same prior year period.

        The combination of Von Hoffmann and Arcade with JIHC resulted in $67.4 million and $31.3 million, respectively, of the gross profit increase while Jostens' gross profit increased $2.4 million compared to the same prior year period. Excluding costs associated with purchase accounting related to the 2003 Jostens Merger ($48.6 million of amortization and depreciation expense in 2004 and $31.1 million of inventory costs and amortization expense in 2003), Jostens' gross profit increased $19.9 million resulting in a relatively flat gross profit margin compared to the same prior year period.

        Jostens' gross profit in the current period was favorably impacted by the sales fluctuations discussed above as well as the absence of prior year costs associated with difficulties encountered in connection with an ERP system implementation. In 2003, Jostens incurred additional production costs, as well as certain selling and administrative expenses, in order to resolve those difficulties while continuing to provide timely product delivery. Although Jostens' efforts minimized the impact to their customers, the associated costs negatively impacted margins in the prior year. Jostens resolved the production issues related to the ERP system implementation, which favorably impacted its gross profit margin in 2004.

        Conversely, Jostens' gross profit in the current period was negatively impacted by increased costs for precious raw materials compared to the prior year as well as period costs associated with the facility closure and relocation of its graduation diploma customer service and production operations.

        Selling and administrative expenses.    Selling and administrative expenses increased $77.5 million, or 30.9%, to $328.2 million for the nine months ended October 2, 2004 from $250.7 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 7.7 percentage points to 28.7% for the current nine month period from 36.4% for the same prior year period.

        The combination of Von Hoffmann and Arcade with JIHC contributed $35.1 million and $13.4 million, respectively, of the increased expense while Jostens' selling and administrative expenses increased $28.9 million compared to the same prior year period. Excluding costs associated with purchase accounting related to the 2003 Jostens Merger ($31.1 million of amortization and depreciation expense in 2004 and $6.8 million of amortization expense in 2003), Jostens' selling and administrative expenses increased $4.6 million, but selling and administrative expenses as a percentage of net sales declined 1.5 percentage points.

        The $4.6 million increase in Jostens' selling and administrative expenses was primarily due to higher commission expense as a result of increased sales and additional investment in customer service. These increases were partially offset by the following:

  •
  the absence of prior year costs associated with the difficulties encountered with the ERP system implementation;

  •
  the absence of prior year costs for severance, a legal settlement and acquisition related items; and

  •
  lower information systems expense due to the timing of costs associated with maintenance contracts and the elimination of depreciation expense related to fully amortized software.

        Special charges.    During the nine months ended October 2, 2004, special charges incurred totaled $5.9 million. The combination of Von Hoffmann with JIHC contributed to $1.9 million of the expense, while Jostens incurred special charges totaling $4.0 million for severance and related separation benefits in connection with the departure of two senior executives. The remaining liability of $3.0 million is classified in "other accrued liabilities" in our condensed combined balance sheet and consists of amounts that will be paid out over the next three years as specified under the separation agreements.

        Transaction costs.    During the predecessor period in 2003, Jostens incurred $31.0 million of transaction costs in connection with the 2003 Jostens Merger consisting primarily of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Loss on redemption of debt.    During the nine months ended October 2, 2004, Jostens voluntarily redeemed $5.0 million principal amount of its senior subordinated notes, recognizing a loss of $0.4 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write off of related unamortized premium, original issuance discount and deferred financing costs. During the two months ended September 27, 2003, Jostens purchased $3.5 million principal amount of its senior subordinated notes pursuant to a change of control offer commenced on July 30, 2003 and recognized a loss of $0.1 million. In addition, as a result of refinancing its senior secured credit facility during the predecessor period in 2003, Jostens recognized a loss of $13.9 million consisting of unamortized deferred financing costs.

        Net interest expense.    Net interest expense increased $60.7 million, or 106.3%, to $117.8 million for the nine months ended October 2, 2004 as compared to $57.1 million for the same prior year period. The combination of Von Hoffmann and Arcade with JIHC contributed to $30.0 million and $25.8 million, respectively, of the increased expense while Jostens' net interest expense increased $4.8 million compared to the same prior year period. The increase related to Jostens was primarily due to recognition of $7.6 million of incremental dividends on its redeemable preferred stock as interest expense offset by $3.1 million of premium amortization associated with purchase accounting related to the 2003 Jostens Merger.

        Provision for income taxes.    The effective rate of tax presented for the combined successor results of operations for the nine month period ended October 2, 2004 was based on the total of the income tax expense (benefit) recorded on each of our companies' separately reported financial statements. Jostens and Von Hoffmann applied tax rates of 10% and 38%, respectively, to their separately reported results of operations for the nine month periods ended October 2, 2004 and September 30, 2004, respectively. Arcade's effective tax rate for the nine month period ended September 30, 2004 was not meaningful.

        Consistent with the provisions of APB 28, Interim Financial Reporting, both Jostens and Von Hoffmann have recorded income tax provisions based on their best estimate of the effective tax rate for the entire year on a separate company basis. The tax provision for Arcade was based on its audited annual income tax provision reduced by the tax provision separately reported for its six month results of operations ended December 31, 2003 and increased by the tax provision separately reported for its three month results of operations ended September 30, 2004.

        The principal factor influencing Jostens' and Arcade's separate company tax rates was the effect of nondeductible interest expense associated with the redeemable preferred stock. Arcade's effective tax rate was also negatively affected by an increase in the valuation allowance on certain of its deferred tax assets. The principal factor influencing the Von Hoffmann separate company tax rate was the effect of nondeductible interest expense on its subordinated exchange debentures.

        The effective rate of tax for the successor period ended October 2, 2004 is not intended to predict the effective rate of tax for the remainder of fiscal 2004, nor is it intended to reflect the rate that would have applied had the transaction occurred at the beginning of the period.

        Net loss.    As a result of the foregoing discussion, net loss increased $9.0 million, or 35.3%, to $34.7 million for the nine months ended October 2, 2004 from $25.6 million for the same prior year period.

The Twelve Month 2003 Period Compared to the Predecessor Year Ended December 28, 2002

        The following table sets forth selected information derived from our combined statements of operations for the five month period ended January 3, 2004 (successor) and our consolidated statements of operations for the seven month period ended July 29, 2003 (predecessor) and fiscal years 2002 and 2001. Although a new basis of accounting began on July 29, 2003, we have presented Twelve Month 2003 Period results representing the sum of the seven month predecessor period and the five month successor period in 2003 as we believe this presentation facilitates the comparison of our results with the corresponding periods for fiscal years 2002 and 2001.

	Jostens (Predecessor) Twelve Months 2002	JIHC (Predecessor) Seven Months 2003	Combined JIHC (Successor) Five Months 2003	Twelve Month 2003 Period	$ Change between Twelve Months 2002 and Twelve Month 2003 Period	% Change between Twelve Months 2002 and Twelve Month 2003 Period
	(In thousands)
Net sales	$755,984	$504,058	$502,664	$1,006,722	$250,738	33.2%
Cost of products sold	315,961	218,594	335,826	554,420	238,459	75.5%

Gross profit	440,023	285,464	166,838	452,302	12,279	2.8%
Selling and administrative expenses	306,449	196,430	166,633	363,063	56,614	18.5%
Transaction costs	—	30,960	226	31,186	31,186	NM
Special charges	—	—	1,512	1,512	1,512	NM

Operating income (loss)	133,574	58,074	(1,533)	56,541	(77,033)	NM
Interest expense, net	67,326	32,446	66,691	99,137	31,811	47.2%
Loss on redemption of debt	1,765	13,878	503	14,381	12,616	714.8%
Other	—	—	325	325	325	NM

Income (loss) from continuing operations before income taxes	64,483	11,750	(69,052)	(57,302)	(121,785)	(188.9)%
Provision (benefit) for income taxes	36,214	8,695	(18,755)	(10,060)	(46,274)	(127.8)%

Income (loss) from continuing operations	28,269	3,055	(50,297)	(47,242)	(75,511)	(267.1)%
Gain on discontinued operations	1,637	—	—	—	(1,637)	NM
Cumulative effect of accounting change	—	4,585	—	4,585	4,585	NM

Net income (loss)	$29,906	$7,640	$(50,297)	$(42,657)	$(72,563)	(242.6)%

NM    Not meaningful

        Net sales.    Net sales increased $250.7 million, or 33.2%, to $1,006.7 million for the Twelve Month 2003 Period from $756.0 million for 2002. The combination of Von Hoffmann and Arcade with JIHC accounted for $159.6 million and $58.9 million, respectively, of the increased net sales while Jostens' net sales increased $32.2 million, or 4.3%, compared to the same prior year period.

        Of the 4.3% increase in Jostens' net sales, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases included the effect of a slight recovery in jewelry product mix toward more precious metals with higher price points. Primary factors contributing to the increase in volume from 2002 to the Twelve Month 2003 Period included:

  •
  net account growth across most of our product lines;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with our acquisition of a photography business early in the year;

  •
  an increase in the number of color pages per yearbook; and

  •
  incremental jewelry volume from the affinity market.

        These increases were partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks; slightly lower same school buy rates for high school class rings; and lower commercial printing volume.

        Gross profit.    Gross profit increased $12.3 million, or 2.8%, to $452.3 million for the Twelve Month 2003 Period from $440.0 million for 2002. As a percentage of net sales, gross profit margin decreased 13.3 percentage points to 44.9% for 2003 from 58.2% for 2002. The combination of Von Hoffmann and Arcade with JIHC resulted in $25.6 million and $19.7 million, respectively, of gross profit increases, whereas Jostens' gross profit decreased $33.0 million in the Twelve Month 2003 Period compared to 2002. Excluding $43.3 million of inventory costs and depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' gross profit increased $10.3 million resulting in a 1.1 percentage point decrease in gross profit margin.

        The decrease in Jostens' gross profit margin was primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in Jostens' graduation products line. The decline in gross profit margin was due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with our purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Selling and administrative expenses.    Selling and administrative expenses increased $56.6 million, or 18.5%, to $363.1 million for 2003 from $306.4 million for 2002. As a percentage of net sales, selling and administrative expenses decreased 4.4 percentage points to 36.1% for 2003 from 40.5% for 2002.

        The combination of Von Hoffmann and Arcade with JIHC contributed $13.8 million and $9.0 million, respectively, of the increased expense while Jostens' selling and administrative expenses increased $33.8 million in the Twelve Month 2003 Period compared to 2002. Excluding $17.3 million of depreciation and amortization expense associated with purchase accounting related to the 2003 Jostens Merger, Jostens' selling and administrative expenses increased $16.5 million resulting in a 0.5 percentage point increase in selling and administrative expenses as a percentage of net sales. The $16.5 million increase was primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

        These increases were partially offset by lower general and administrative expense compared to 2002.

        Transaction costs.    During the Twelve Month 2003 Period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens Merger, consisting of investment banking fees, legal and accounting fees, compensation expense related to stock option payments and a charge to write off prepaid management fees.

        Net interest expense.    Net interest expense increased $31.8 million, or 47.2%, to $99.1 million for the Twelve Month 2003 Period as compared to $67.3 million for 2002. The combination of Von Hoffmann and Arcade with JIHC contributed $18.5 million and $17.1 million, respectively, of the increased expense whereas Jostens' net interest expense decreased $3.8 million in 2003 compared to 2002. The decrease was due to a lower average outstanding debt balance during the predecessor period of 2003 compared to 2002 and lower average interest rates offset by $2.8 million of dividends on the 8% JIHC redeemable preferred stock and $6.4 million of additional interest expense as a result of the reclassification of dividends on the 14% redeemable preferred stock in connection with the change in accounting principle.

        Loss on redemption of debt.    As a result of refinancing its senior secured credit facility, Jostens recognized a loss of $13.9 million consisting of unamortized deferred financing costs. In addition, during the successor period of 2003, Jostens redeemed $8.5 million principal amount of its senior subordinated notes, recognizing a loss of $0.5 million. The loss consisted of $0.8 million of premium paid on redemption of the notes and a net $0.3 million credit to write off unamortized premium, original issuance discount and deferred financing costs.

        Provision (benefit) for income taxes.    The effective rate of tax presented for the results of operations for the Twelve Month 2003 Period was based on the total of the income tax expense (benefit) recorded on each of our companies' separately reported financial statements. Jostens applied a 21.8% rate of tax benefit to its 12 month pre-tax loss of $42,427. The rate of tax benefit was less than the statutory rate of 35% due to the unfavorable effect of nondeductible interest expense on redeemable preferred stock and nondeductible transaction costs. The rate of tax expense (benefit) provided by Von Hoffmann and Arcade on pre-tax results for the five month successor period in 2003 was (33.4%) and 30.4%, respectively. Von Hoffmann's effective tax rate was negatively impacted by the effect of nondeductible interest expense on subordinated exchange debentures. Arcade's effective tax rate was negatively impacted by the effect of nondeductible interest expense on its redeemable preferred stock and an increase in the valuation allowance on certain of its deferred tax assets.

        The 17.6% effective rate of tax for the Twelve Month 2003 Period is not intended to predict the effective rate of tax for 2004, nor is it intended to reflect the rate that would have applied had the transaction occurred at the beginning of the period.

        For 2002, Jostens' effective tax rate was 56.2%. The rate was greater than the statutory rate due primarily to the negative effect of Jostens' foreign earnings repatriation.

        Cumulative effect of accounting change.    Jostens recognized a cumulative effect of a change in accounting principle upon adoption of SFAS 150 on June 29, 2003, the beginning of Jostens' third quarter. Jostens assessed the value of its 14% redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, resulting in an adjustment of $4.6 million. Jostens did not provide any tax provision in connection with the adoption of SFAS 150 because the payment of the related preferred dividend and discount amortization are not tax deductible.

        Net income (loss).    As a result of the foregoing discussion, net income decreased $72.6 million, or 242.6%, to a loss of $42.7 million for the Twelve Month 2003 Period from $29.9 million for 2002.

Results of Operations—Pro Forma

Nine Months Ended October 2, 2004 Compared to the Nine Months Ended September 27, 2003

        Pro forma net sales.    Net sales increased $56.8 million, or 5.2%, to $1,142.3 million for the nine months ended October 2, 2004 from $1,085.5 million for the same prior year period.

        Jostens' net sales increased $34.3 million, or 5.8%, to $624.6 million for the nine months ended October 2, 2004 from $590.2 million for the same prior year period. The results were attributable to higher overall volume, modest price increases and improved jewelry metal mix back to historical levels. Specific factors contributing to the volume fluctuation included:

  •
  increased sales volume for yearbooks associated with modest net account growth and our acquisition of a yearbook business in the latter part of fiscal 2003;

  •
  increased sales volume for graduation regalia products attributable to net account growth, an increase in sales of accessory items and an increase in collegiate regalia units per school;

  •
  increased sales volume for class rings and yearbooks due to a shift in deliveries from the fourth quarter to the third quarter coinciding with an increase in the number of school days in our third quarter compared to the same prior year period;

  •
  an increase in the number of color pages per yearbook;

  •
  increased jewelry orders for college rings and professional championship rings;

  •
  increased sales volume for photography due to earlier shoots and package deliveries compared to last year; and

  •
  decreased sales volume due to lower same school buy rates for high school class rings.

        Von Hoffmann's net sales increased $4.9 million, or 1.2%, to $409.6 million for the nine months ended September 30, 2004 from $404.8 million for the same prior year period. Included in both periods are net sales from Lehigh Press of $122.3 and $99.5 million for 2004 and 2003, respectively. Growth in the direct marketing sector and educational component businesses of Lehigh Press has offset the performance within the one- and two-color educational and non-educational market segments.

        Arcade's net sales increased $17.6 million, or 19.5% to $108.1 million for the nine months ended September 30, 2004 from $90.5 million for the same prior year period. The increase in net sales was primarily attributable to an increase in sales of sampling technologies for advertising and marketing of domestic fragrance and cosmetic products and international cosmetic products and favorable foreign exchange rates, partially offset by a decrease in sales of sampling technologies for advertising and marketing of domestic consumer products.

        Pro forma gross profit.    Gross profit increased $24.0 million, or 5.6%, to $453.2 million for the nine months ended October 2, 2004 from $429.1 million for the same prior year period. As a percentage of net sales, gross profit margin increased 0.2 percentage points to 39.7% for the current nine month period from 39.5% for the same prior year period.

        Jostens' gross profit increased $14.8 million, or 4.7%, to $331.8 million for the nine months ended October 2, 2004 from $316.9 million for the same prior year period. As a percentage of net sales, gross profit margin decreased 0.6 percentage points to 53.1% for the current nine month period from 53.7% for the same prior year period. Excluding costs associated with purchase accounting related to the 2003 Jostens Merger ($17.5 million and $12.4 million of amortization and depreciation expense in 2004 and 2003, respectively), gross profit increased $19.9 million resulting in a relatively flat gross profit margin compared to the prior year period. Jostens' gross profit in the current period was favorably impacted by the sales fluctuations discussed above as well as the absence of prior year costs associated with difficulties encountered in connection with an ERP system implementation. In 2003, Jostens incurred additional production costs, as well as certain selling and administrative expenses, in order to resolve those difficulties while continuing to provide timely delivery of their products. Although Jostens' efforts minimized the impact to their customers, the associated costs negatively impacted margins in the prior year. Jostens resolved the production issues related to the ERP system implementation, which favorably impacted their gross profit margin in 2004.

        Conversely, Jostens' gross profit in the current period was negatively impacted by increased costs for precious raw materials compared to last year as well as period costs associated with the facility closure and relocation of its graduation diploma customer service and production operations.

        Von Hoffmann's gross profit increased $0.8 million, or 1.1%, to $80.8 million for the nine months ended September 30, 2004 from $79.9 million for the same prior year period. As a percentage of net sales, gross profit margin of 19.7% for the current nine month period was comparable to 19.7% for the same prior year period.

        Arcade's gross profit increased $8.3 million, or 25.7%, to $40.6 million for the nine months ended September 30, 2004 from $32.3 million for the same prior year period. As a percentage of net sales, gross profit margin increased 1.9 percentage points to 37.6% for the current nine month period from 35.7% for the same prior year period. The increase in gross profit and gross profit as a percentage of net sales was primarily due to the increase in sales volume and favorable foreign exchange rates.

        Pro forma selling and administrative expenses.    Selling and administrative expenses increased $9.8 million, or 3.1%, to $327.7 million for the nine months ended October 2, 2004 from $317.9 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 0.6 percentage points to 28.7% for the current nine month period from 29.3% for the same period last year.

        Jostens' selling and administrative expenses increased $5.0 million, or 1.9%, to $272.2 million for the nine months ended October 2, 2004 from $267.2 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 1.7 percentage points to 43.6% for the current nine month period from 45.3% for the same prior year period. Excluding costs associated with purchase accounting related to the 2003 Jostens Merger ($31.1 million and $30.7 million of amortization and depreciation expense in 2004 and 2003, respectively), Jostens' selling and administrative expenses increased $4.6 million, but selling and administrative expenses as a percentage of net sales declined 1.5 percentage points.

        The $4.6 million increase in Jostens' selling and administrative expenses was primarily due to higher commission expense as a result of increased sales and additional investment in customer service. These increases were partially offset by the following:

  •
  the absence of prior year costs associated with the difficulties encountered with the ERP system implementation;

  •
  the absence of prior year costs for severance, a legal settlement and acquisition related items; and

  •
  lower information systems expense due to the timing of costs associated with maintenance contracts and the elimination of depreciation expense related to fully amortized software.

        Von Hoffmann's selling and administrative expenses increased $2.2 million, or 5.9%, to $38.8 million for the nine months ended September 30, 2004 from $36.6 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 0.6 percentage points to 9.5% for the current nine month period from 8.9% for the same period last year. Included in both nine month periods are selling and administrative expenses from Lehigh Press of $21.0 and $19.8 million, respectively. The increase in expenses is due to investment in key sales and IT personnel and resources as well as proportional sales expenses associated with higher sales within the Lehigh Direct division.

        Arcade's selling and administrative expenses increased $2.6 million, or 18.5%, to $16.7 million for the nine months ended September 30, 2004 from $14.1 million for the same prior year period. As a percentage of net sales, selling and administrative expenses increased 0.2 percentage points to 15.4% for the current nine month period from 15.6% for the same prior year period. The increase in selling, general and administrative expenses was primarily related to increases in incentive compensation, consulting services related to marketing initiatives, and the impact of foreign exchange rates.

        Pro forma special charges.    During the nine months ended October 2, 2004, Jostens incurred special charges totaling $4.0 million for severance and related separation benefits in connection with the departure of two senior executives. The remaining liability of $3.0 million is classified in "other accrued liabilities" in our unaudited pro forma condensed consolidated balance sheet and consists of amounts that will be paid out over the next three years as specified under the separation agreements. During the nine months ended September 30, 2004, Von Hoffmann incurred special charges totaling $1.9 million associated with the closure of the Precision Offset Company, Inc. facilities for $1.1 million and $0.8 million associated with management advisory fees to CSFB.

        Pro forma net interest expense.    Net interest expense decreased $0.6 million to $70.6 million for the nine months ended October 2, 2004 as compared to $71.2 million for the same prior year period.

        Pro forma provision for income taxes.    As provided under APB 28, "Interim Financial Reporting", the effective tax rate presented for the results of operations for each nine month period is based on our consolidated effective rate for the year ended January 3, 2004. The 68% effective annual tax rate reflects relatively small amounts of unfavorable permanent differences applied to relatively small amounts of pre-tax income.

        Pro forma net income.    Net income increased $3.2 million, or 25.8%, to $15.6 million for the nine months ended October 2, 2004 as compared to $12.4 million for the same prior year period as a result of the aforementioned items.

Year Ended January 3, 2004 Compared to the Year Ended December 28, 2002

        Pro forma net sales.    Net sales increased $22.2 million, or 1.6%, to $1,409.5 million for 2003 from $1,387.4 million for 2002.

        Jostens' net sales increased $32.2 million, or 4.3%, to $788.2 million for 2003 from $756.0 million for 2002. Of this 4.3% increase, approximately 2.2% resulted from price increases across all product lines, approximately 1.3% resulted from volume/mix increases and approximately 0.8% was due to the strengthening of the Canadian dollar against the U.S. dollar. The fluctuation attributable to price increases includes the effect of a slight improvement in jewelry product mix toward more precious metals with higher price points. Primary factors contributing to the increase in volume from 2002 to 2003 include:

  •
  net account growth across graduation products, class and affiliation rings and school photography;

  •
  an increase in the number of individual orders for graduation products and higher average purchases per student;

  •
  volume associated with Jostens' acquisition of a photography business early in the year;

  •
  an increase in the number of color pages per yearbook; and

  •
  incremental jewelry volume from sales of non-educational affiliation rings.

These increases were partially offset by a modest decline in net accounts for yearbooks compounded by a slight shift in mix of orders to smaller yearbooks; slightly lower same school buy rates for high school class rings; and lower commercial printing volume.

        Von Hoffmann's net sales of $498.2 million in 2003 were consistent with 2002 net sales of $498.2 million. Included in both years were net sales from Lehigh Press of $127.8 million and $118.7 million for 2003 and 2002, respectively. Net sales for Lehigh Press increased by $9.1 million over the period and were primarily driven by activity within Lehigh Direct, Von Hoffmann's direct marketing sector, as Lehigh Lithographers, sales were relatively stable. Sales in Von Hoffmann's core four-color ELHI market remained stable, while sales increased in one- and two-color instructional, testing, and four-color non-educational materials. At the same time, sales in the one- and two-color non-educational market declined due to stagnant business conditions present in the economy.

        Arcade's net sales decreased $10.1 million, or 7.6%, to $123.1 million for 2003 from $133.2 million for 2002. The decrease in net sales was primarily attributable to a $13.6 million decrease in sales of sampling technologies for advertising and marketing of Mary Kay Inc. cosmetic products, as a result of Mary Kay Inc.'s complete brand reintroduction in 2002 and a decrease in sales of sampling technologies for advertising and marketing of domestic cosmetic and international fragrance products. These decreases were partially offset by increased sales of sampling technologies for advertising and marketing of domestic fragrance and consumer products and international cosmetic products as well as favorable foreign exchange rates.

        Pro forma gross profit.    Gross profit increased $4.5 million, or 0.8%, to $541.2 million for 2003 from $536.6 million for 2002. As a percentage of net sales, gross profit margin decreased 0.3 percentage points to 38.4% for 2003 from 38.7% for 2002.

        Jostens' gross profit increased $10.3 million, or 2.6%, to $405.5 million for 2003 from $395.2 million for 2002. Included in gross profit was amortization of value allocated to order backlog in applying purchase accounting of $36.9 million in both 2003 and 2002, as well as incremental depreciation as a result of purchase price allocated to property, plant and equipment of $7.9 million in both 2003 and 2002. Excluding the impact of purchase accounting, gross profit increased $10.3 million, or 2.3%, to $450.3 million for 2003 from $440.0 million for 2002. However, as a percentage of net sales, gross profit margin excluding the impact of purchase accounting decreased 1.1 percentage points to 57.1% for 2003 from 58.2% for 2002.

        The decrease in gross profit margin was primarily due to additional production costs and production inefficiencies incurred in connection with the installation of an ERP system in Jostens' graduation products line. The decline in gross profit margin was also due, to a lesser extent, to an increase in the price of gold, higher pension and employee benefit costs, the effect of sales growth on lower margin products and an unfavorable currency fluctuation against the euro associated with Jostens' purchases of precious, semiprecious and synthetic stones. Gross profit results were favorably impacted by the general price increases and incremental volume discussed above combined with the strengthening of the Canadian dollar against the U.S. dollar.

        Von Hoffmann's gross profit increased $4.4 million, or 5.0%, to $93.0 million for 2003 from $88.6 million for the same prior year period. As a percentage of net sales, gross profit margin increased 0.9 percentage points to 18.7% for 2003 from 17.8% for 2002. The increase in gross profit margin was due to lower depreciation expense associated with fully depreciated assets at the Jefferson City facility.

        Arcade's gross profit decreased $10.1 million, or 19.2%, to $42.7 million for 2003 from $52.8 million for 2002. As a percentage of net sales, gross profit margin decreased 5.0 percentage points to 34.6% in 2003, from 39.6% in 2002. The decrease in gross profit and gross profit margin was primarily due to the decrease in sales volume, changes in product and format mix, the reduction in prices of certain fragrance sampling products in order to maintain and grow market share and an increase in property insurance premiums. These decreases were partially offset by favorable foreign exchange rates.

        Pro forma selling and administrative expenses.    Selling and administrative expenses increased $9.7 million, or 2.3%, to $431.4 million for 2003 from $421.7 million for 2002. As a percentage of net sales, selling and administrative expenses increased 0.2 percentage points to 30.6% for 2003 from 30.4% for 2002.

        Jostens' selling and administrative expenses increased $16.6 million, or 4.8%, to $364.2 million for 2003 from $347.6 million for 2002. Included in selling and administrative expenses was amortization of value allocated to intangibles in applying purchase accounting of $40.6 million in both 2003 and 2002, as well as incremental depreciation as a result of purchase price allocated to property, plant and equipment of $0.6 million in both 2003 and 2002. Excluding the impact of purchase accounting, selling and administrative expenses increased $16.5 million, or 5.4%, to $323.0 million for 2003 from $306.4 million for 2002, and as a percentage of net sales, selling and administrative expenses increased 0.5 percentage points to 41.0% for 2003 from 40.5% for 2002. The $16.5 million increase was primarily due to the following:

  •
  higher commission expense as a result of increased sales;

  •
  incremental spending on information systems, customer service support and selling activities to address the difficulties encountered with the installation of the ERP system;

  •
  higher pension and employee benefit costs;

  •
  additional investment in customer service and support; and

  •
  incremental spending on a combination of severance costs, a legal settlement and acquisition related expenses.

These increases were partially offset by lower general and administrative expense compared to last year.

        Von Hoffmann's selling and administrative expenses decreased $3.0 million, or 6.0%, to $47.4 million for 2003 from $50.4 million for the same prior year period. As a percentage of net sales, selling and administrative expenses decreased 0.6 percentage points to 9.5% for 2003 from 10.1% for 2002. Included in both periods were selling and administrative expenses from Lehigh Press of $25.1 million and $24.2 million in 2003 and 2002, respectively. The 2002 period was impacted by a $1.8 million payment made to Robert Uhlenhop, Von Hoffmann's former president and chief executive officer, as part of an amendment made to his employment agreement in June 2002. In addition, Von Hoffmann incurred $0.9 million in severance costs related to management changes involving Von Hoffmann's chief executive officer and chief financial officer in 2002. The remaining decrease was primarily due to various cost initiatives throughout the organization.

        Arcade's selling and administrative expenses decreased $3.9 million, or 16.6%, to $19.8 million for 2003 from $23.7 million for 2002. As a percentage of net sales, selling and administrative expenses decreased 1.7 percentage points to 16.1% for 2003 from 17.8% for 2002. The decrease in selling and administrative expenses was primarily related to a $2.4 million decrease in the amortization of goodwill resulting from the adoption of FASB Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", a decrease in amortization of other acquisition related intangible assets, a reduction in sales staffing and related compensation, incentive compensation expense, loss on office lease abandonment and a decrease in legal services related to a patent infringement lawsuit initiated by Arcade. These decreases were partially offset by the impact of foreign exchange rates.

        Pro forma net interest expense.    Net interest expense decreased $3.2 million, or 3.3%, to $95.0 million for 2003 as compared to $98.2 million for 2002.

        Pro forma provision for income taxes.    The 68% annual effective income tax rate for the year ended January 3, 2004 reflected relatively small amounts of unfavorable permanent differences applied to relatively small amounts of annual pre-tax income. For the year ended December 28, 2002, we used the same effective annual income tax rate for consistency of presentation.

        Pro forma net income.    Net income decreased $1.9 million to $3.8 million for 2003 as compared to $5.7 million for 2002 as a result of the aforementioned items.

Liquidity and Capital Resources

        During the third quarter, Jostens typically spends a considerable amount of time on non-revenue generating activities in preparation for the upcoming school year. As a result, the third quarter normally reflects modest sales and significant usage of cash for Jostens.

        Net cash used for operating activities for the nine months ended October 2, 2004 was $11.7 million on a combined basis compared to $39.4 million for the same prior year period. The improvement in operating cash flow was largely due to $31.0 million of transaction related expenses incurred in the prior year related to the 2003 Jostens Merger. Borrowings under Jostens' revolving credit facilities funded the shortfall in operating cash flow. Also during the nine months ended October 2, 2004, the companies incurred $23.7 million of capital expenditures, made principal payments of $44.9 million on long-term debt and redeemed $5.0 million principal amount of Jostens' senior subordinated notes for total consideration paid of $5.8 million.

        On October 2, 2004, we had cash and cash equivalents of approximately $30.7 million on a combined basis, which was used to partially fund the Transactions. Our companies' principal sources of liquidity are cash flows from operating activities and borrowings under the individual company revolving credit facilities prior to the Transactions. We use cash primarily for debt service obligations, capital expenditures and to fund working capital requirements.

        We intend to fund ongoing operations through cash generated by operations and borrowings under JIHC's new revolving credit facility. We have substantial debt service requirements.

        Our new senior secured credit facilities are comprised of a $150 million senior secured Term Loan A Facility with a six year maturity, an $870 million senior secured Term Loan C Facility with a seven year maturity and a $250 million senior secured revolving credit facility with a five year maturity. JIHC drew approximately $80 million under its new revolving credit facility at closing. As of year end 2004, we had $13.2 million standby letters of credit outstanding. Except for approximately $15 million of outstanding indebtedness under the Canadian portion of JIHC's new revolving credit facility, we repaid the entire outstanding portion of our new revolving credit facility during the fourth quarter of 2004 with cash flows from operations. On December 21, 2004, we entered into an amendment to the new senior secured credit agreement to borrow $870 million of new Term C loans, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B Facility. We effectively reduced the interest rate on the Term Loan B Facility borrowings by 25 basis points by refinancing the Term Loan B Facility borrowings with a new Term Loan C Facility and did not incur any additional borrowings under this amendment.

        Borrowings under our new senior secured credit facilities bear interest at our option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. Borrowings under our new Term Loan A facility and revolving credit facility are subject to adjustment based on a pricing grid.

        The new senior secured credit facilities require us to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the new senior secured credit facilities contain certain restrictive covenants which will, among other things, limit our ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change our business, amend the terms of our subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of defaults, subject to grace periods, as appropriate. See "Description of Certain Indebtedness".

        The indentures governing JIHC's notes and the existing parent notes also contain numerous covenants including, among other things, restrictions on our ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under our new revolving credit facility and future refinancing of our debt.

        Certain financial covenants contained in the indenture governing our notes and the credit agreement relating to our new senior secured credit facilities are based on what we refer to herein as "Adjusted EBITDA". In these debt instruments, EBITDA is defined as net income plus net interest expense, income taxes and depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain adjustments in calculating covenant ratios and compliance under the indenture governing our notes and our new senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our new senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our notes offered would prohibit us and our restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions.

        EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing the JIHC notes and JIHC's new senior secured credit facilities. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

        The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated on a pro forma basis.

	Pro Forma
		Nine Months Ended
	Fiscal Year 2003	September 27, 2003	October 2, 2004
	(In millions)
Reconciliation of Net Income to EBITDA:
Net income	$3.8	$12.4	$15.6
Interest expense, net	95.0	71.2	70.6
Income taxes	8.0	26.4	33.1
Depreciation and amortization	152.4	92.9	95.7

EBITDA	$259.2	$203.0	$214.9

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$259.2	$203.0	$214.9
Management and advisory fees(a)	1.4	1.2	1.9
Consulting and transaction expenses(b)	1.4	—	0.1
LIFO adjustment(c)	(0.4)	—	—
Loss on sale of fixed assets(d)	0.6	0.4	0.1
Other(e)	2.1	1.9	8.6

Adjusted EBITDA	$264.3	$206.5	$225.6

  (a)
  For all periods presented, represents the management fees paid to DLJMBP and advisory fees paid to CSFB and its affiliates. We expect to pay annual management fees of $3.0 million to the Sponsors after the Transactions.

  (b)
  For all periods presented, represents the amount of fees paid to CSFB for consulting services.

  (c)
  The LIFO pre-tax adjustment at Von Hoffmann, which is reflected in cost of products and services, reflects an annual adjustment to record inventory on the last-in, first-out method, which management believes better reflects the actual cash flows of the business.

  (d)
  Loss on fixed assets relates to the disposal of depreciable assets.

  (e)
  Represents other costs consisting of (i) for the year ended January 3, 2004, severance costs of $0.9 million associated with terminations of information systems and legal personnel for Jostens, Jostens' litigation expenses of $0.6 million, expenses of $0.3 million associated with a Jostens acquisition and Von Hoffmann litigation expenses of $0.3 million; (ii) for the nine months ended September 27, 2003, severance costs of $0.8 million associated with terminations of information systems and legal personnel for Jostens, Jostens' litigation expenses of $0.6 million, expenses of $0.3 million associated with an acquisition by Jostens and Von Hoffmann severance expense of $0.2 million; and (iii) for the nine months ended October 2, 2004, Jostens severance and related separation benefits in connection with the departure of two senior executives of $4.0 million, training, moving of equipment and system integration expense of $1.5 million related to transfer of activities from Jostens' Red Wing facility to three other Jostens facilities, expenses of $0.2 million associated with an acquisition by Jostens, Jostens consulting service expenses related to the implementation of an enterprise resource planning, or ERP, system of $0.2 million, Von Hoffmann restructuring charge of $1.1 million for employee severance and equipment relocation related to the closure of Precision Offset Printing Inc. facilities, Von Hoffmann litigation expenses of $0.5 million, Von Hoffmann severance expenses of $0.5 million, Lehigh Direct expense write off of $0.2 million and consulting services of $0.4 million for Arcade.

        We also have capital expenditure requirements for our businesses. For the fiscal years ended 2003 and 2002, Jostens had capital expenditures of approximately $23.2 million and $22.8 million, respectively, and for fiscal 2004, we expect Jostens to have capital expenditures of approximately $25.4 million, primarily for a new color press for yearbooks, information systems and ongoing maintenance. For the fiscal years ended 2003 and 2002, Von Hoffmann had capital expenditures of approximately $9.1 million and $12.7 million, respectively, and for 2004, we expect Von Hoffmann to have $14.5 million of capital expenditures, primarily related to automation and information technology. For the fiscal years ended 2003 and 2002, Arcade had capital expenditures of approximately $1.8 million and $2.3 million, respectively, and for 2004, we expect Arcade to have $2.1 million of capital expenditures. We expect capital expenditures to increase somewhat in 2005 due to expected increases in capacity at Von Hoffmann.

        Our ability to make scheduled payments of principal, or to pay the interest or additional interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under our new senior secured credit facilities, are adequate to meet our future liquidity needs throughout 2005. Our assumptions with respect to future costs may not be correct, and funds available to us from the sources discussed above may not be sufficient to enable us to service our indebtedness, including the notes, or cover any shortfall in funding for any unanticipated expenses. In addition, to the extent we make future acquisitions, we may require new sources of funding including additional debt, or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms.

        This table summarizes our contractual obligations and other contingencies as of October 2, 2004:

	Payments due by calendar year (In thousands)
Contractual Obligations
	Total	2004	2005	2006	2007	2008	2009	Thereafter
	(three months)
7 5/8% Senior subordinated notes	$500,000	$—	$—	$—	$—	$—	$—	$500,000
Term loans	1,020,000	—	19,950	19,950	23,700	23,700	23,700	909,000
Operating leases	26,138	2,362	7,764	5,588	3,893	3,151	1,964	1,416
Precious metals forward contracts	6,086	6,086	—	—	—	—	—	—
Foreign currency contracts	2,242	2,242	—	—	—	—	—	—
Minimum royalties	8,386	75	1,200	1,200	1,200	1,200	1,200	2,311
Purchase obligations	21,373	19,272	2,101	—	—	—	—	—
Other long-term obligations	337	—	337	—	—	—	—	—
Interest expense	592,302	20,724	82,678	81,806	80,892	79,852	78,812	167,538

Total contractual cash obligations	$2,176,864	$50,761	$114,030	$108,544	$109,685	$107,903	$105,676	$1,580,265

        In addition, JIHC had $13.2 million outstanding in the form of letters of credit on October 2, 2004.

Off-balance sheet arrangements

        Precious metals consignment arrangement.    Jostens has a precious metals consignment arrangement with a major financial institution whereby Jostens has the ability to obtain up to $30.0 million in consigned inventory. Under the terms of the consignment arrangement, Jostens does not own the consigned inventory until it is shipped in the form of a product to its customer. Accordingly, Jostens does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory as of the end of 2003 and 2002 was $24.1 million and $17.4 million, respectively.

        Other than its precious metals consignment arrangement and general operating leases, our companies have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Jostens' financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosure about Market Risk

Market risk

        Our companies are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest rate risk

        Our companies are subject to market risk associated with changes in LIBOR in connection with the new revolving credit facility, Term Loan A Facility and Term Loan C Facility. If the short-term interest rates or the LIBOR averaged 10% more or less in fiscal 2003, interest expense would have changed by $2.1 million.

Foreign currency exchange rate risk

        Our companies are exposed to market risks from changes in foreign exchange rates. Jostens and Arcade have foreign operations primarily in Canada and France, respectively, where substantially all transactions are denominated in Canadian dollars and euros. Jostens periodically enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currency. Arcade periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on its results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity price risk

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate its commodity price risk, Jostens may enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Jostens periodically prepares a sensitivity analysis to estimate its exposure to market risk on open gold forward purchase contracts. We consider our market risk associated with these contracts as of October 2, 2004 and the end of 2003 and 2002 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

New Accounting Pronouncements

SFAS 142—Goodwill and Other Intangible Assets

        SFAS No. 142, "Goodwill and Other Intangible Assets", was issued in June 2001. SFAS 142 changes the accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 142 eliminated the amortization of goodwill, while requiring annual tests for impairment of goodwill. Our companies completed their initial and annual tests of the carrying value of goodwill, which resulted in no impairment.

SFAS 143—Accounting for Asset Retirement Obligations

        In the first quarter of fiscal 2003, our companies adopted SFAS No. 143 "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Adoption of this statement had no impact on our companies' financial statements.

SFAS 145—Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections

        SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002. The most significant aspect of this pronouncement, with respect to our companies, is the elimination of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt". As a result of the elimination of SFAS No. 4, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in APB No. 30, "Reporting the Results of Operations—Discontinued Events and Extraordinary Items". SFAS No. 145, which our companies adopted in 2002, requires early retirements of debt to be included in income from continuing operations. Gains and losses on early retirement of debt that were classified as extraordinary items in prior periods that do not meet the criteria in APB No. 30 for classification as an extraordinary item were reclassified.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of this Statement had no impact on our companies' financial statements.

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        As of June 29, 2003, our companies adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). Our companies determined that the characteristics of their redeemable preferred stock were such that the securities should be classified as a liability, and we recognized a $4.6 million cumulative effect of a change in accounting principle upon adoption. Restatement of prior periods was not permitted. Jostens assessed the value of its redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million. The redeemable preferred stock was reclassified to the liabilities section of our companies' consolidated balance sheet, and the preferred dividend and related discount amortization were subsequently recorded as interest expense in the results of operations rather than as a reduction to retained earnings. Our companies did not provide any tax benefit in connection with the cumulative effect adjustment, because payment of the related preferred dividend and the discount amortization are not tax deductible.

SFAS 132 (Revised)—Employers' Disclosures about Pensions and Other Postretirement Benefits

        As of January 3, 2004, our companies adopted the provisions of SFAS No. 132 (Revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits", which amends the disclosure requirements of SFAS 132 to require more complete information in both annual and interim financial statements about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. Adoption of this statement had no impact on the financial statements.

FSP 106-2—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        In May 2004, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) 106-2, which was effective as of the first quarter beginning after June 15, 2004. The Medicare Prescription Drug Improvement and Modernization Act of 2003 (Act) includes a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as defined in the Act) to Medicare Part D. Adoption of FSP 106-2 did not have a material impact on our companies' financial statements.

FIN 45—Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

        FASB Interpretation No. 45, or FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was issued in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective for quarters ending after December 15, 2002, and the liability recognition is in effect for guarantees initiated after December 31, 2002. The provisions of this statement did not impact reported results of operations, financial positions or cash flows for our companies.

FIN 46—Consolidation of Variable Interest Entities

        FASB Interpretation No. 46, or FIN 46, "Consolidation of Variable Interest Entities", was issued in January 2003. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity, or VIE, to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investor does not have a controlling interest, or the equity investment risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2002. The provisions of this interpretation did not impact reported results of operations, financial position or cash flows for our companies.

BUSINESS

Our Company

        We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise that was formed through the combination of Jostens, Von Hoffmann and Arcade. On a pro forma basis, we generated approximately 74% of our net sales for fiscal 2003 from printing and marketing products, which include, among others, yearbooks, educational materials, diplomas, announcements, direct marketing materials and commercial printing. We also manufacture and distribute other non-print based school-related affinity products and services such as class rings, caps and gowns and school photography. More than 80% of our pro forma net sales for fiscal 2003 were generated from products and services for which we believe we have the #1 or #2 market position in North America.

        Our primary end market is the North American educational sector, which generated approximately 76.9% of our pro forma net sales for fiscal 2003. The North American educational sector includes high schools, colleges, middle and elementary schools and the educational publishers that service them. Over the last 100 years, we have developed long-standing relationships with administrators in over 25,000 schools in North America and major publishers of educational textbooks such as Harcourt Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        We believe Jostens, Von Hoffmann and Arcade all have attractive and growing niche end markets. We believe that the combination of these businesses will diversify our revenue base as well as allow us to realize substantial cost savings over time.

        We manufacture and provide our products and services through three operating companies: Jostens, Von Hoffmann and Arcade. The following chart sets forth a list of key products and services and our belief as to our respective market positions for each of our operating companies:

	Jostens	Von Hoffmann	Arcade
Key products and services:	• Yearbooks • Class and affiliation rings • Graduation products • Photography	• Textbooks • Textbook covers • Standardized tests • Textbook components	• ScentStrip® • Patented products, including BeautiSeal®
Estimated North American market position:	• #1 Yearbooks • #1 Class rings • #1 Graduation products • #1 School photography (Canada)	• #1 Textbook covers • #2 Elementary and high school case-bound textbooks	#1 Scent strip samplers

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        More than 80% of our pro forma net sales for fiscal 2003 were generated from products and services in which we believe we have the #1 or #2 market position in North America. We believe that Jostens has an approximately 40% to 50% market share across its major product lines, Von Hoffmann has approximately a 50% market share of the textbook cover market and approximately a 35% market share of the four-color case-bound textbook market, and Arcade has approximately a 50% market share of the scent strip sampler market.

        The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on-time are important. Von Hoffmann's manufacturing operations, particularly its bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other printers that would have to dedicate significant resources to establish similar production capabilities. We believe that Arcade is the industry leader in the introduction of innovative products with nearly one half of Arcade's revenues generated from products for which Arcade holds patents.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the expected upturn in the textbook adoption cycle over the next several years will be a primary contributor to growth for Von Hoffmann. Similarly, we believe that Arcade is well positioned to benefit from any rebound in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing customer relationships through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. Von Hoffmann maintains long-standing relationships with the major educational publishers, and each of its top five customers has been a customer of Von Hoffmann for over 30 years. Arcade's technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Arcade's top five customers have been Arcade customers for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who has joined our company as Chairman and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management will also be highly motivated stakeholders through our new equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to continue to enhance our relationships with our customers through a focus on customer service and sales force effectiveness across our businesses. Jostens, Von Hoffmann and

Arcade will maintain separate sales forces to sell their products, which will help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy will be focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. At Von Hoffmann, our efforts will be directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering following the acquisition of Lehigh Press. We also plan to expand our commercial printing business during our off-peak seasons through a targeted sales effort to non-educational customers. At Arcade, we intend to grow our market share with our core fragrance and cosmetics customers through a continued emphasis on customer service and product innovation. We also plan to expand Arcade's customer base by emphasizing the effectiveness of its advertising solutions in less traditional markets such as consumer packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features, add-ons and customization, we believe we are able to further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens was an industry leader in introducing the electronic manufacturing of yearbooks. Similarly, Von Hoffmann has selectively added new service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers in the instructional materials and commercial printing markets. Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. We intend to continue to invest time and resources to maintain our leading positions in our three businesses.

Implement near-term cost savings initiatives

        By combining our three businesses in connection with the Transactions, we believe that significant, near-term cost saving opportunities exist. These cost savings will primarily be achieved through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. Our procurement initiatives will focus on our raw materials, but will also encompass other materials and services such as logistics and energy costs. We expect to reduce our corporate and administrative expenses through selected rationalization of certain overhead costs across our three businesses. Through these initiatives, we expect to achieve annual cost savings of between $22 million and $30 million, with approximately $20 million achievable in 2005. See "Risk Factors—Risks Relating to Our Business—We may not be able to achieve all of our expected cost savings and benefits from the Transactions."

Improve operating efficiencies and asset utilization

        The combination of Jostens, Von Hoffmann and Arcade provides opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. First, we intend to extend continuous improvement and lean manufacturing practices across all three businesses. Second, we will continue to invest in certain facilities and consolidate others to improve our asset utilization while continuing to provide our customers with high quality products and services. Third, we intend to take advantage of the seasonality present in our businesses to capture selected commercial printing business. We intend to leverage Von Hoffmann's facilities, our reputation in the commercial market and our management team's experience in the commercial printing industry to increase our presence in the commercial printing market. Lastly, we intend to continue to identify additional corporate purchasing and procurement opportunities beyond those outlined above.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. In 2003, Von Hoffmann acquired Lehigh Press, which provides us with a market-leading position in the manufacturing of textbook covers and a significant direct mail business. In 2003, Jostens purchased a small U.S. photography business and a small soft-cover, elementary school-focused memory book printer. We believe that there will be additional acquisition opportunities in the industries in which we operate.

Jostens

        Jostens is the nation's leading provider of school-related affinity products and services including yearbooks, class rings and graduation products, with an estimated market share of between 40% and 50% across its major product lines. Jostens has a 107-year history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, primarily through a network of approximately 1,000 sales representatives and associates. Most of these sales representatives and associates are independent.

Principal products and services

        Jostens offers its products predominantly to North American high school and college students. Approximately 94% of Jostens' 2003 net sales and 95% of both Jostens' 2002 and 2001 net sales were in the U.S. market.

        Yearbooks.    We believe Jostens is the leading manufacturer of yearbooks sold to schools in the United States, serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts, although a small commercial printing business is also included in this product line. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Yearbooks contributed 41%, 42% and 41% of Jostens' net sales in 2003, 2002 and 2001, respectively.

        Class and affiliation rings.    We believe Jostens is the leading provider of class and affiliation rings, serving U.S. high schools, colleges, universities and other specialty markets. In most schools with which it has a relationship, Jostens sells class rings to students as the designated supplier of the school's official class ring. Class rings are also sold through college bookstores, other campus stores, retail jewelry stores and via the Internet. Jostens sells a significant portion of its class rings within schools, where Jostens' independent sales representatives, along with the support of customer service employees, coordinate ring design, promotion and ordering with the students. Jostens' proprietary ring dies and tooling and Jostens' manufacturing expertise enable it to offer highly customized class rings. Jostens also designs, manufactures and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Rings contributed 26%, 27% and 28% of Jostens' net sales in 2003, 2002 and 2001, respectively.

        Graduation products.    We believe Jostens is the leading provider of graduation products, serving U.S. high schools, colleges and universities. Jostens sells caps, gowns, diplomas and announcements, as well as graduation-related accessories, to students and administrators through the same independent sales representatives who sell class rings. Jostens has a proven track record of providing high quality on-time delivery of its wide array of graduation products. In recent years, Jostens' line of graduation products has been expanded to include diploma plaques and personalization options for its regalia line. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. Graduation products contributed 25%, 24% and 24% of Jostens' net sales in 2003, 2002 and 2001, respectively.

        Photography.    We believe Jostens is the leading provider of school photography products and services in Canada and has a small but growing presence in the United States. Through Jostens' network of sales representatives and independent dealers, Jostens provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens also provides high school senior portraits and photography for proms and other special events. In addition to its products designed for student purchasers, Jostens provides photography products to school administrators, including office records photos, school composites, pictorial directories and identification cards. Photography contributed 8%, 7% and 7% of Jostens' net sales in 2003, 2002 and 2001, respectively.

Sales and marketing

        Although Jostens markets its products primarily through independent sales representatives, Jostens also markets certain of its products through a direct employee-based sales organization. We believe Jostens has the largest sales force in the school-related affinity products and services industry. Sales representatives gain access to K-12 schools and colleges through administrators or student representatives who are involved in the selection process. Once selected, the sales representative coordinates between the school and customer service and plant employees to ensure satisfactory quality and service. Jostens' sales representatives and their associates sell yearbooks directly to schools. Class rings are sold within the school through temporary order-taking booths, bookstores, other campus stores and retail jewelry stores. Jostens' sales representatives make calls on schools and take sales orders for graduation products through temporary order-taking booths, telemarketing programs, college bookstores and via the Internet. Jostens sells its photography services through sales representatives who arrange the sittings at individual schools or in their own studios.

        Jostens' independent sales representatives typically operate under one to three year contracts for sale of Jostens' products. These contracts are generally terminable upon 90 days notice from the end of the current year and contain non-compete provisions that extend for one year subsequent to termination or expiration. Independent sales representatives may employ one or more additional sales representatives in addition to part-time or full-time assistants. Jostens compensates independent sales representatives on a commission basis, and most independent sales representatives receive an annual draw against commissions earned. In addition, all of an independent sales representative's expenses are the responsibility of the representative.

Production and manufacturing

        Eleven manufacturing facilities support the Jostens business. Jostens continually invests in its manufacturing facilities to achieve process improvements and has implemented the lean manufacturing concept in many of its processes. We believe that these investments, along with Jostens' significant experience in its industry, have made Jostens one of the most efficient manufacturers of school-related affinity products. Additionally, by investing to establish these capabilities, we have been able to consistently provide high quality products to our customers in a timely fashion.

        The school-related affinity products market is seasonal, with the majority of the yearbooks and graduation products manufacturing occurring in the winter through spring season, while the majority of class ring and photography manufacturing occurs in the fall. We believe Jostens' leading market share and technology position, in connection with its extensive manufacturing capacity, allow it to better manage periods of high and low capacity utilization, as well as the corresponding impact on working capital, by "flexing" up and down activity very efficiently. To facilitate this "flexing", Jostens maintains access to a pool of skilled seasonal employees, many of whom have been employed by Jostens on a seasonal basis for numerous years.

Von Hoffmann

        Von Hoffmann is a leading manufacturer of four-color case-bound and soft-cover educational textbooks, textbook covers, standardized test materials and related components for major educational publishers in the United States, with an estimated 50% market share of the textbook cover market and approximately a 35% market share of the ELHI four-color case-bound textbook market. The educational publishers, in turn, sell them through the ELHI and college instructional materials markets. In addition to textbook manufacturing, Von Hoffmann provides its customers with a full range of value-added printing and design services from early design to final distribution. Over its 100-year history, Von Hoffmann has established itself as a trusted provider of quality products with a reputation for on-time delivery and innovation. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalog publishers, the federal government, trade publishers and the health-care and financial services industries. In 2003, Von Hoffmann acquired Lehigh Press, a leader in the printing of decorative covers and book components in the instructional materials market. Its Lehigh Direct business provides a range of innovative printing products and services to the direct marketing sector.

Principal products and services

        Four-color educational and commercial materials.    Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color products including textbooks for the ELHI and college markets and commercial products. Von Hoffmann employs specially modified machinery to meet the demanding service, quality and delivery requirements of these markets, and we believe that Von Hoffmann is well-positioned to accommodate the relatively short lead-times, a broad variety of complex binding requirements and highly variable run lengths that typify the four-color product industries. These factors distinguish Von Hoffmann from other book manufacturers who focus on multiple products and for whom four-color products represent only a small portion of overall product mix.

        Approximately 50% of ELHI textbooks are shipped to states that require publishers to keep a particular title in print and supply orders for reprints for periods generally ranging from five to eight years. Other ELHI and college textbooks are kept in print for approximately four to six years. The reprint business is also necessitated by partial corrections or copyright edition changes that must be made in order to incorporate new information or to comply with editorial changes demanded by school committees in various states. In 2003, approximately 78% of Von Hoffmann's four-color ELHI net sales were generated from reprints, and Von Hoffmann retained over 97% of its ELHI reprint business while losing less than 3% to competitors.

        One- and two-color educational and commercial materials.    Von Hoffmann announced during the fourth quarter of 2004 its decision to consolidate its Frederick, Maryland one-and two-color print operations into its Eldridge, Iowa and Owensville, Missouri facilities. We anticipate the closure of the facility to be completed by the second quarter of fiscal 2005. Von Hoffmann's Owensville, Missouri and Eldridge, Iowa facilities currently focus on the one- and two-color book manufacturing market. These facilities also feature binding operations, including adhesive and saddle-stitch styles, and provide fulfillment and distribution services. Customers formerly serviced out of the Frederick, Maryland facility will be serviced either in Eldridge or Owensville. A limited amount of the equipment from the Frederick facility will be redeployed in these other facilities.

        Textbook covers.    Acquired in October 2003, Lehigh Lithographers is a market leader in cover component manufacturing, principally highly differentiated book covers, for the ELHI and college market sectors of the book publishing industry. Lehigh Lithographers was the sole provider of cover components for eight of the top ten best-selling K-8 textbook series in 2003, based on Educational Marketer, an industry newsletter. As these books will reprint for a period of two to five years, we believe that a corresponding stable stream of revenue for Lehigh Lithographers will continue during that time. Lehigh Lithographers also prints commercial products, such as posters, folders, catalogs, brochures and synthetic substrates, which consist of overhead transparency products and plastic inserts for educational textbooks. Lehigh Lithographers' customer base includes the same major educational publishing houses with which Von Hoffmann has long-standing relationships, including Harcourt, Inc., Houghton Mifflin Company, The McGraw-Hill Companies and Pearson Plc.

        Direct marketing.    Lehigh Direct provides a range of innovative printing products and services to the direct marketing sector. Lehigh Direct has over 30 years of experience in the processing of direct marketing materials. Lehigh Direct incorporates eight web presses ranging from four- to eight-color presses and from 26 inches to 50 inches in width. Lehigh Direct can accommodate large marketing projects with digital pre-press, personalization, dimensional printing, inline finishing, data processing and mailing services. Lehigh Direct's inline capabilities include die-cutting, hot-melt glue, plow folding, rotary cutting, rub-offs, scoring, numbering and micro-encapsulation.

        Creative and book design services.    With the acquisitions of H&S Graphics, Preface and Lehigh Digital, Von Hoffmann added the ability to serve the educational publishers in the design, creative editorial development, project management, digital pre-press and composition areas of book production. Offering these services, which represent the early production processes in the manufacturing of a book, positions Von Hoffmann to manage production more efficiently and more fully serve the needs of educational publishers.

        On June 18, 2004, Von Hoffmann announced plans to integrate the skills and capabilities of its three pre-media operations: Preface, H&S Graphics and Lehigh Digital, to form one full-service pre-media business to be named Anthology, Inc. The integration of these operations into one facility located in Arlington Heights, Illinois will be completed during the first half of 2005. The cost impact to ongoing operations and financial position will not be material.

Sales and marketing

        Instructional materials market.    Von Hoffmann's educational textbook sales team works to develop, support and enhance its relationships with publishers in both the college and ELHI markets, as well as with smaller independent publishers. The cost of printing a textbook typically represents a small percentage of a publisher's total cost for a textbook, but the failure to meet a production deadline could result in a significant loss to the publisher. As a result, competition in the textbook manufacturing industry is equally service- and quality-driven. Accordingly, a significant element of Von Hoffmann's marketing efforts consists of maintaining close relationships with its customers to ensure proper production, scheduling and timely delivery. Von Hoffmann's senior management team and sales support staff maintain close contact with key customers in order to identify relevant issues affecting these customers as well as to identify competitive advantages. In addition, the sales force and planners are in daily contact with the manufacturing personnel of Von Hoffmann's customers with pending indications or firm orders in order to deal with changes or production issues that arise throughout the process.

        Von Hoffmann has concentrated on maintaining long-standing relationships with the major educational publishers. These publishers have consolidated significantly over the past several years,

reducing the major educational publishers to four. These publishers accounted for approximately 42% of Von Hoffmann's net sales during 2003.

        Commercial printing market.    Von Hoffmann's sales and marketing organization has developed and is pursuing a focused sales strategy across the identified commercial market segments. With dedicated sales people located throughout the United States, Von Hoffmann addresses this market on a national level. Customer needs are matched to one of Von Hoffmann's manufacturing facilities and its array of production capabilities.

Production and manufacturing

        As a contract print manufacturer, Von Hoffmann principally manufactures products pursuant to firm customer orders. Von Hoffmann provides its customers with a full range of value-added printing and design services from early design to final distribution. Von Hoffmann's typical production run size ranges from less than 2,500 units to over 250,000 units, with the capability to produce profitable runs under 2,500 units. Von Hoffmann can cost-effectively produce these short runs due to its ability to shift work rapidly among printing presses. Customers generally seek to lower costs by maintaining low inventory levels and ordering small quantities for just-in-time delivery. We believe that Von Hoffmann's ability to produce short runs effectively is a significant competitive advantage.

        Von Hoffmann has configured its physical plant and trained its workforce to print both short-run and long-run quantities. The length of a run of a given title is highly variable over its life span. We believe Von Hoffmann's changeover cycle is less than that of its major competitors. This capability permits competitive unit costs, making it economically feasible to print fewer copies.

        Pre-press.    Von Hoffmann has invested in state-of-the-art, integrated and standardized digital pre-press equipment that streamlines and enhances the traditional pre-press process. Rather than outsourcing this service, all of its printing facilities have the ability to perform the complete digital pre-press workflow directly from digital media provided by its customers. This system gives Von Hoffmann an electronic capability to make plates using the single-burn process, saving time and expense, while reducing the chance of error. This is particularly significant in products which entail repeated changes and multiple short-run print jobs. Von Hoffmann has standardized across its entire platform direct-to-plate capabilities, which eliminate the film-output step of the pre-press process. Von Hoffmann now has complete redundancy in the digital pre-press process throughout its plants, which gives Von Hoffmann increased flexibility in the manufacturing process.

        Printing and binding.    Von Hoffmann has a variety of web printing presses configured to maximize its manufacturing flexibility. Although a certain number of Von Hoffmann's presses are dedicated to 9", 10" or 11" products, these presses are highly specialized and have been modified to have the flexibility to print any of these sizes on the next-larger press size. Specifically, Von Hoffmann has developed equipment adaptations and proprietary production methods for its printing and binding operations that significantly reduce the make-ready time per changeover of plates compared to that of Von Hoffmann's competitors. In addition, Von Hoffmann's state-of-the-art modified web presses are capable of running at speeds of up to 50,000 impressions per hour. Von Hoffmann currently maintains multiple binding lines in each of its manufacturing plants, providing virtually all of the binding options used in the industry.

        Over the past five years, Von Hoffmann has invested approximately $96.4 million in high-quality, high-throughput machinery and plant expansions (excluding equipment obtained in acquisitions), enhancing its competitive position and significantly expanding its production capacity for future growth. Von Hoffmann's investments have been made in additional one through four-color web printing presses, additional sheet-fed presses, new digital pre-press equipment and additional manufacturing space. Von Hoffmann has also invested extensively in customized, highly efficient bookbinding production lines.

Arcade

        Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems that utilize various technologies to engage the senses of touch, sight and smell, with an estimated 50% market share of the scent strip sampler market and proprietary technologies in its other major product lines. Arcade has over a 100 year history and pioneered its ScentStrip® product in 1980. Arcade offers an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs.

        We believe product sampling is one of the most effective, widely used and growing forms of promotional activity. Product sampling is particularly crucial to the fragrance and cosmetics industries where consumers traditionally "try before they buy" due to the highly personal nature of the products. We believe that Arcade's introduction in 1980 of the ScentStrip®, the first pull-apart, microencapsulated scent sampling system, transformed the fragrance sampling industry. With the creation of a multi-sensory marketing program—combining advertising with a sampling system—marketers are afforded a cost-effective means to reach consumers in their homes on a mass scale with quality renditions of perfume, skincare products, foundation, lipstick and cosmetic powders. Arcade has a diverse portfolio of alternative scent sampling systems, all designed for cost-effective mass distribution and continues to be a leading innovator in sampling system technologies. We believe that Arcade's innovative sampling systems have altered the economics and efficiencies of product sampling in the cosmetic and fragrance markets. In recent years, Arcade has expanded its sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories.

Principal products

        Arcade offers a broad and diversified portfolio of innovative, interactive sampling systems and advertising formats for the fragrance, cosmetics and personal care markets as well as other consumer products markets including household products and food and beverage markets. Each of Arcade's sample systems is generally sold to the same category of manufacturers as the product being advertised. Almost all of these sampling systems have been designed to meet USPS approval for subscription magazine periodical rates, which we believe is a competitive advantage over other products that do not qualify for these rates.

        Olfactory sampling systems.    Arcade's diverse portfolio of fragrance sampling systems, which uses a variety of proprietary chemistries and processes, historically has represented a significant portion of Arcade's annual sales. While scent strip samplers continue to be a widely used technology for sampling products for the fine fragrance industry, we believe that Arcade's new and recently acquired sampling systems have enabled it to maintain a competitive advantage and affirm Arcade's position as an innovator in the sampling industry. In recent years, Arcade's products have been used in many major new fine fragrance launches that have utilized sampling systems. Key products include:

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  ScentStrip®:  A proprietary technology introduced by Arcade in 1980, ScentStrip® is microencapsulated essential oil deposited between two layers of paper which "snap" open to release a quality fragrance rendition. ScentStrip® can deliver quality aroma renditions of fine fragrance, personal care, sun care and consumer products.

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  LiquaTouch®:  This patented technology delivers a rendition of finished fragrance product (e.g. eau de parfum, eau de toilette or after shave), any liquid treatment or personal care product and contains an applicator. LiquaTouch® is hermetically sealed with no pre-release and delivers a spill proof trail of any alcohol formulated fragrance product. The product is available in a single or dual chamber pressure-sensitive format.

        Beauty sampling systems.    Arcade's portfolio also includes non-fragrance sampling system products, primarily for the beauty industry, which represent a growing percentage of Arcade's sales. These sampling systems are utilized to sample cosmetics and beauty care products including foundation, creams and lotions, lipstick and powders. Key products include:

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  BeautiSeal®:  A proprietary, patented technology, BeautiSeal® is a sampling system for quality renditions of creams, lotion, gel or personal care products which are deposited between the foil layers of a heat-sealed, pressure sensitive well. BeautiSeal® is ideal for magazine and catalogue inserts, bind-in cards, direct mailers, brochures and in-store handout and regimen cards.

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  ShadeSeal®:  This patented technology is used to sample renditions of cosmetic powders or lip products. The product rendition is deposited between two substrates which pull apart to offer a trial sample, while a transparent "window" displays the shade. This product can be utilized in many different formats to accommodate either multiple shades or a variety of cosmetic products, including both long-lasting and conventional lipsticks.

        Consumer products related offerings.    Arcade's portfolio of sampling systems is also well suited for use by consumer product offerings. Its sampling systems have been used to promote laundry detergents, fabric softeners, automobiles, liqueurs, orange juice, breakfast bars and many other consumer products. Key products include:

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  DiscCover®:  A peel-and-reveal, non-encapsulated patented sampling system label that opens and reseals, delivering a quality aroma rendition up to 25 times. This technology is color-printable, affixable to nearly any surface, including plastic and glass, and can be die-cut in nearly any shape and size. This technology is popular in the delivery of quality aroma in the marketing of a variety of personal care products and food and beverage products as well as fine fragrances.

Sales and marketing

        Arcade's sales and marketing efforts are organized geographically. The U.S. sales group is supervised by Arcade's Senior Vice President of U.S. Sales, while Arcade's European sales executives are based in Paris, France, and London, England, and are managed by an executive based in Paris, France. Arcade also has representatives in Australia, Brazil, Canada, Japan and Mexico. Each sales executive is dedicated to a certain number of identified customers. In addition, these sales efforts are supported by production managers/customer service representatives, who are based in Chattanooga, Tennessee; Baltimore, Maryland; and Paris, France. A portion of the compensation for sales executives is commission and/or bonus-based.

Production and manufacturing

        Arcade's manufacturing processes are highly technical and largely proprietary. Its sampling systems must meet demanding performance specifications regarding fidelity to the product being sampled, shelf life, resistance to pressure and temperature variations and various other requirements. Arcade's manufacturing processes are composed of one or more of the following:

  •
  formulating cosmetic and fragrance product renditions in Arcade's in-house laboratories;

  •
  printing advertising pages and other media;

  •
  manufacturing the sampling product, which consists of either applying an encapsulated slurry onto paper or producing sampling labels that contain fragrance or other cosmetic product renditions; and

  •
  affixing Arcade's label products onto a preprinted advertising carrier.

        All of Arcade's manufacturing facilities have been awarded International Organization for Standardization, or ISO, 9001:2000 registration. The ISO standards serve as guidelines for businesses interested in assuring that their processes result in products that reflect the highest level of quality. The ISO 9001:2000 standard applies to organizations that design, develop and produce, while assuming and controlling quality through continuous improvement. In addition, both of Arcade's Chattanooga and Baltimore operations have been awarded The Procter & Gamble Triple Pinnacle Award, which is presented to companies as recognition for having met certain quality requirements and having demonstrated outstanding quality assurance. Both operations are also registered with the Food and Drug Administration for the packaging of regulated cosmetic products, and Arcade maintains environmentally controlled cGMP (current good manufacturing practice) compliant facilities.

        We believe that Arcade's formulation capabilities are among the best in the cosmetics and fragrance sampling industry. The formulation process is highly complex because Arcade strives to replicate the fragrance of a product in a bottle containing an alcohol solution. Formulation approval is an interactive process between Arcade and its customers. Arcade has more than 125 different proprietary formulations that it uses in replicating different characteristics of over 500 fragrances to obtain a customer-approved rendition. A number of these formulations are patented and the majority of the formulation process is based on proprietary methods. Formulation of the fragrance and cosmetic product rendition is performed under very strict tolerances and in complete conformity to the formula that the customer has pre-approved. Formulation is conducted in Arcade's specially designed formulation laboratories by trained specialists.

        The artwork for substantially all printed pieces is typically furnished by the customer or its advertising agency. Arcade's digital prepress department utilizes state-of-the-art technology to transfer customer specifications directly to its printing plates. Arcade has the capability to produce high quality printed materials, including the covers of major fashion magazines, in connection with fragrance sampling systems.

Competition

Jostens

        The school-related affinity products and services industry consists primarily of national manufacturers and a number of small regional competitors. Jostens is one of four national competitors in the sale of yearbooks, class rings and/or graduation products along with American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement Corporation and Herff Jones, Inc. are the only other national manufacturers that sell each of these three product lines. We believe that due to the size of the market, the time required to develop relationships with schools, the cost of acquiring the equipment and the expertise required for the customization of products, there have been few new entrants since the 1970s.

        Yearbooks.    In the sale of yearbooks, Jostens competes primarily with American Achievement Corporation (which markets under the Taylor Publishing brand), Herff Jones, Inc. and Walsworth Publishing Company. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization combined with technical assistance and customer service capabilities are important factors in yearbook production.

        Class and affiliation rings.    Jostens' competition in class rings consists primarily of two national firms, Herff Jones, Inc. and American Achievement Corporation (which markets the Balfour and ArtCarved brands). Herff Jones, Inc. distributes its products within schools, while American Achievement Corporation distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery.

        Graduation products.    In the sale of graduation products, Jostens competes primarily with American Achievement Corporation and Herff Jones, Inc. as well as numerous local and regional competitors who offer products similar to Jostens'. Each competes on the basis of service, on-time delivery, product quality, price and product offerings with particular importance given to establishing a proven track record of timely delivery of quality products.

        Photography.    Jostens' sales of school photography products and services are divided between Canada and the United States. In Canada, Jostens competes with a variety of regional and local photographers. In the United States, Jostens' primary competitors are Herff Jones, Inc. and Lifetouch Inc. as well as regional and local photographers. Each competes on the basis of quality, price, on-time delivery and product offerings.

Von Hoffmann

        Textbook manufacturers compete based on their ability to maintain and adhere to a strict manufacturing schedule, the quality of product and service, competitive pricing and capability to provide "one-stop shopping" to the publisher. Competitive advantages include pricing, quality, service and rapid turnaround as well as other non-print, value-added services including fulfillment and distribution. Von Hoffmann's major competitors in the four-color educational textbook manufacturing market are R.R. Donnelley & Sons Company and Quebecor World Inc. Von Hoffmann's major competitors in the one-and two-color educational and commercial printing manufacturing markets are Banta Corporation and The Hess Companies. Von Hoffmann, through Lehigh Lithographers, also competes with Coral Graphics Services, Inc. and Phoenix Color Corporation. Lehigh Direct's primary competitors are Banta Corporation, R.R. Donnelley & Sons Company, Quebecor World Inc. and Vertis Inc.

        We believe Von Hoffmann has a competitive advantage due to its significant initial investment in people, equipment and facilities, particularly its book binding capabilities. In addition, we believe it would take several years for a new entrant to develop the reputation for quality, service and delivery necessary to develop the significant base of titles needed to establish the recurring reprint volume required to achieve sufficient capacity utilization.

        Von Hoffmann's competition in the commercial printing market is comprised of a more extensive array of smaller and more diversified printing companies that range in size and scope. The costs of entry are not as significant as the instructional materials market for people, equipment and facilities. We do not believe, however, that any competitor currently encompasses a market position that would prevent Von Hoffmann's growth in this market sector.

Arcade

        While most of Arcade's sampling systems are manufactured using proprietary technology, Arcade's competitors are actively engaged in manufacturing products in competition with Arcade's products. Competition in Arcade's market is based on product quality, product technologies, customer relationships, price and customer service. Arcade's principal competitors in the printed fragrance and cosmetic samplers market are Webcraft, the fragrance division of Vertis, Inc., Orlandi, Inc. and a number of smaller competitors, including Appliquesence, Delta Graphics, Inc., Follmann & Co., Klocke, Manka Creations, Marietta Corp., Nord'est, Rotakon GmbH and Sampling Dimensions, LLC.

Arcade also competes with numerous manufacturers of miniatures, vials, packets, sachets, blister packs and scratch and sniff products. In addition, some cosmetics companies produce sampling products for their own cosmetic products. Arcade also competes with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as print, television and in-store promotions.

Seasonality

        Our businesses experience seasonal fluctuations in their net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for fiscal 2003 during the second quarter of our fiscal year. Jostens generates a majority of its annual net sales and Adjusted EBITDA in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. Von Hoffmann's net sales are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. Arcade's net sales have also historically reflected seasonal variations, and we expect Arcade to generate a majority of its annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

Jostens

        The principal raw materials that Jostens purchases are gold and other precious metals, paper products and precious, semiprecious and synthetic stones. The cost of gold and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with gold price changes, Jostens enters into gold forward purchase contracts based upon the estimated ounces needed to satisfy projected customer demand. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

Von Hoffmann

        Paper costs represented approximately 35% of Von Hoffmann's net sales in 2003 and approximately 80% of raw material costs in 2003. Paper costs generally flow through to the customer as Von Hoffmann generally orders paper for specific orders and does not take significant commodity risk on paper.

        Von Hoffmann operates a paper management program for several of its customers, which is designed to allow Von Hoffmann to (1) standardize the type of paper it uses on presses and greatly reduces production and start-up costs and (2) avoid the cost of additional storage space and production inefficiencies required by separating each publisher's consigned paper. Customers are not contractually obligated to purchase their paper through this program and customer participation varies from year to year. In 2003, approximately 53% of Von Hoffmann's paper usage was procured through this program. The largest and most significant paper supplier that currently participates in this program is MeadWestvaco Corporation, which provided approximately 92% of the paper for this program in 2003. Von Hoffmann does not have a long-term contract with MeadWestvaco Corporation.

Arcade

        Generally, the raw materials used by Arcade in the manufacturing of its products have been readily available from numerous suppliers and have been purchased by Arcade at prices that we believe are competitive. However, Arcade's encapsulated paper products utilize specific grades of paper which Arcade purchases primarily from one manufacturer. We continue to research methods of replicating the advantages of these specific grades of paper with other available grades of paper. These paper products are subject to comprehensive evaluation and certification by Arcade for quality, consistency and fit. Certain of Arcade's foil laminates are purchased from single sources under certain specifications.

        For additional information, see "Risk Factors—Risks Relating to Our Business—We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers."

Backlog

        Because of the nature of Jostens' business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, primarily related to student yearbooks, was $340.6 million, $324.2 million and $308.4 million as of the end of 2003, 2002 and 2001, respectively.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Our costs include compliance with such laws and regulations, which generally have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of October 2, 2004, Jostens had made payments totaling $7.6 million for remediation at this site and its consolidated balance sheet included $0.6 million in "other accrued liabilities" related to this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports and discussions with our advisors, we estimate that less than $1 million will be needed to finish addressing environmental conditions there. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. Jostens has not established a receivable for potential recoveries as of October 2, 2004.

Intellectual Property

        Our businesses rely on a combination of patents, copyrights, trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. We enter into confidentiality and licensing agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our and our customers' and vendors' know-how, trade secrets and other proprietary information and intellectual property. We have trademarks registered in the United States, and we have also filed and registered trademarks in over 15 jurisdictions around the world, including Australia, Brazil, the European Union and Japan. In particular, Arcade has registered patents covering the proprietary processes used to produce many of its products in both the United States and abroad and has submitted patent applications for certain of its manufacturing processes. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research efforts and expects to seek additional patents in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

        In addition, many of Arcade's manufacturing processes are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us.

International Operations

        Jostens' and Arcade's foreign sales are derived primarily from operations in Canada and Europe, respectively. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Employees

        As of October 2, 2004, our companies had approximately 8,732 full-time employees, of which approximately 1,015 were unionized.

        Given the seasonality of its business, Jostens utilizes a high percentage of seasonal employees to maximize efficiency and manage its costs. The total number of employees fluctuates throughout the year, with the number typically being highest in March (up to approximately 6,732 employees) and lowest in July (down to approximately 4,728 employees).

        Jostens has two labor organizations within its workforce. Approximately 283 employees at the Topeka Printing operation located in Kansas are represented by the Graphic Communication International Union Local 49C. The collective bargaining agreement for this bargaining unit expires in August 2007. Approximately 59 employees at the Owatonna Jewelry Warranty and Refinery operation located in Minnesota are represented by the International Association of Machinists and Aerospace Workers Union Local 1416. The collective bargaining agreement for this bargaining unit expires in June 2007.

        Approximately 450 of Von Hoffmann's employees are represented by affiliates of the Graphic Communications International Union and the International Brotherhood of Teamsters under six collective bargaining agreements that will expire between July 2005 and March 2008.

        Approximately 223 employees of Arcade's employees are represented by the Graphics Communications International Union (GCIU) Local 197-M. The collective bargaining agreement for this bargaining unit expires in March 2007.

        We consider our relations with our employees to be satisfactory.

Properties

        A summary of the physical properties our businesses currently use follows:

Business	Facility Location(1)	Principal Purpose	Square Footage	Status
Jostens	Topeka, Kansas	Yearbook printing	236,000	Owned
	Winston-Salem, North Carolina	Yearbook printing	132,000	Owned
	Bloomington, Minnesota	Corporate office	109,000	Owned
	Clarksville, Tennessee	Yearbook printing	105,000	Owned
	Laurens, South Carolina	Graduation products	98,000	Owned
	Visalia, California	Yearbook printing	96,000	Owned
	Owatonna, Minnesota	Sales and administrative office space	88,000	Owned
	Shelbyville, Tennessee	Graduation products	87,000	Owned
	Winnipeg, Manitoba	Photo processing	69,000	Owned
	State College, Pennsylvania	Yearbook printing	66,000	Owned
	Denton, Texas	Ring manufacturing	56,000	Owned
	Attleboro, Massachusetts	Ring manufacturing	52,000	Owned
	Owatonna, Minnesota	Refinery/warranty service	30,000	Owned
	Indianapolis, Indiana	Photography office	8,600	Owned
	Laurens, South Carolina	Warehouse facility	74,000	Leased
	Shelbyville, Tennessee	Warehouse facility	72,000	Leased
	Topeka, Kansas	Warehouse facility	60,000	Leased
	Burnsville, Minnesota	Design/tooling	47,000	Leased
	Bloomington, Minnesota	Sales and administrative office space	37,000	Leased
	Owatonna, Minnesota	Warehouse facility	29,000	Leased
	Clarksville, Tennessee	Warehouse facility	13,000	Leased
	Visalia, California	Warehouse facility	13,000	Leased
	Winnipeg, Manitoba	Sales and administrative office space	13,000	Leased
	State College, Pennsylvania	Yearbook printing	9,000	Leased
	State College, Pennsylvania	Warehouse facility	6,000	Leased
	Winnipeg, Manitoba	Warehouse facility	6,000	Leased
	Yorba Linda, California	Sales and administrative office space	6,000	Leased
Von Hoffmann	Jefferson City, Missouri	Four-color book manufacturing	636,000	Owned
	Owensville, Missouri	One- and two-color book manufacturing, distribution and fulfillment	450,000	Owned
	Eldridge, Iowa	One- and two-color book manufacturing	325,000	Owned
	Broadview, Illinois	Digital direct marketing pre-press and production	212,000	Owned
	Pennsauken, New Jersey	Digital pre-press and book cover production	145,000	Owned	(2)
	Arlington Heights, Illinois	Creative and book design services	46,000	Leased
	St. Louis, Missouri	Executive offices	25,000	Leased
Arcade	Chattanooga, Tennessee	Executive offices and primary production facility	67,900	Owned
	Chattanooga, Tennessee	Product development and manufacturing	36,700	Owned
	Chattanooga, Tennessee	Production and warehousing	29,500	Owned
	Baltimore, Maryland	Production and warehousing	60,000	Leased
	Baltimore, Maryland	Warehouse facility	13,000	Leased
	New York, New York	Executive and sales offices	8,100	Leased
	Paris, France	Sales office	4,600	Leased

(1)
Excludes properties held for sale.

(2)
Includes 31,600 square footage of a leased bindery facility.

        In addition, we lease smaller sales and administrative office space and photography space in other locations. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contains substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has the right to appeal the court's decision.

        On October 31, 2003, Beautiful Bouquet Company, Ltd., or the Licensor, filed suit against Arcade alleging breaches of a Patent and Know-How License Agreement, as amended, or the License Agreement. Under the License Agreement, Arcade licenses certain intellectual property related to one of Arcade's key products for which Arcade is obligated to pay the Licensor a minimum annual royalty and additional royalties based on sales of the product. The Licensor alleged that Arcade committed a number of breaches, including a breach of the License Agreement and a breach of fiduciary duties owed to the Licensor, and sought to recover unspecified amounts under the terms of the License Agreement and all amounts due to the Licensor based on Arcade's unjust enrichment of the Licensor's intellectual property rights. On October 13, 2004, in response to a motion for dismissal filed by the Licensor, the circuit court of Hamilton County, Tennessee, dismissed the action without prejudice.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will not be material. However, there can be no assurance in this regard.

MANAGEMENT

Directors and Executive Officers

        Our executive officers and directors and their respective ages as of October 2, 2004 are as follows:

Name	Age	Position
Marc L. Reisch	49	Chairman, President and Chief Executive Officer, Jostens Holding and JIHC
Marie D. Hlavaty	41	Vice President, General Counsel and Secretary, Jostens Holding and JIHC
Paul B. Carousso	35	Vice President, Finance, Jostens Holding and JIHC
Michael L. Bailey	48	President and Chief Executive Officer, Jostens
David A. Tayeh	37	Chief Financial Officer, Jostens
Robert S. Mathews	52	President and Chief Executive Officer, Von Hoffmann
John Van Horn	64	Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade
Joseph Y. Bae	32	Director, Jostens Holding and JIHC
David F. Burgstahler	36	Director, Jostens Holding and JIHC
Thompson Dean	46	Director, Jostens Holding and JIHC
Alexander Navab	39	Director, Jostens Holding and JIHC
Tagar C. Olson	27	Director, Jostens Holding and JIHC
Charles P. Pieper	57	Director, Jostens Holding and JIHC

        Marc L. Reisch joined us as Chairman, President and Chief Executive Officer of Jostens Holding and JIHC upon the closing of the Transactions. Mr. Reisch has been one of the directors of Jostens since November 2003. Immediately prior to joining us, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Prior to holding that position, he held the position of President of World Color Press, Inc., since November 1998 and Group President since 1996. Mr. Reisch has been the Chairman of the Board of Yellow Pages Group Co. since December 2002 and also serves on the board of directors of FIND/SVP, Inc.

        Marie D. Hlavaty has served as an advisor to our businesses since August 2004 and joined Jostens Holding and JIHC as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining JIHC, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002, also serving as General Counsel of Quebecor World North America since November 1999. Prior to that, she held legal positions at World Color Press, Inc. since 1994, last holding the position of Vice President, Deputy General Counsel.

        Paul B. Carousso joined Jostens Holding and JIHC as of October 11, 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from October 1994 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America and World Color Press, Inc., last holding the position of Vice President, Controller.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        David A. Tayeh joined Jostens in November 2003 as Senior Vice President and Chief Financial Officer. Mr. Tayeh was an executive of Investcorp S.A. or one or more of its wholly-owned subsidiaries from February 1999 to November 2003.

        Robert S. Mathews was appointed as Von Hoffmann Corporation's Chief Operating Officer in January 2002 and as Von Hoffmann Corporation's President, Chief Executive Officer and director in February 2002. Mr. Mathews also was appointed as Chief Executive Officer, President and a director of Von Hoffmann Holdings Inc. in February 2002. From 2000 to 2002, Mr. Mathews was President of the Von Hoffmann Graphics operating division, which was merged into Von Hoffmann Corporation in February 2002. From 1997 to 2000, he served as a Senior Vice President of Quebecor World Inc., or its predecessor and from 1996 to 1997, Mr. Mathews was Executive Vice President of Graphic Industries Inc. From 1994 to 1996, he was a Business Unit President of R.R. Donnelley & Sons Company.

        John Van Horn has served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Prior to joining us, Mr. Van Horn held positions at Quebecor World Inc. (or its predecessor, World Color Press, Inc.) since 1993, last serving as President, Catalog Market of Quebecor World North America.

        Joseph Y. Bae is a Director at KKR. Prior to joining KKR in 1996, Mr. Bae was with Goldman Sachs & Co. in its Principal Investment Area where he was involved in a wide range of merchant banking transactions. Mr. Bae is also a director of PanAmSat Corporation and Primedia Inc.

        David F. Burgstahler is a Partner of DLJ Merchant Banking, or DLJMBP, and a Director of CSFB. Mr. Burgstahler joined CSFB in 2000 when it merged with Donaldson Lufkin & Jenrette and has been a Partner since July 2004. Mr. Burgstahler was previously a Principal of DLJMBP from 2001 to 2004, a Vice President of DLJMBP from 1999 to 2001 and an Associate from 1995 to 1999. Mr. Burgstahler has been a director of Jostens Holding Corp. since 2003 and Von Hoffmann Holdings since 1998. He also serves as a director of Focus Technologies, Inc., Target Media Partners, and WRC Media, Inc.

        Thompson Dean is the Head of Leveraged Corporate Private Equity, Managing Partner and Investment Committee Chairman of DLJMBP. Mr. Dean joined DLJMBP in 1988 and became the Managing Partner in 1995. Following the merger of DLJ and CSFB, he became the Head of Leveraged Corporate Private Equity, responsible for CSFB's worldwide leveraged buyout business. Mr. Dean serves as Managing Partner of DLJ Merchant Banking Partners I, L.P., DLJMBP II, DLJMBP III and DLJ Growth Capital Partners, and as Chairman of their respective Investment Committees. Prior to joining DLJ, he was a Vice President in the Special Finance Group (Leveraged Transactions) at Goldman, Sachs & Co. Mr. Dean is the Chairman of the Board of DeCrane Aircraft Holdings, Inc., Jostens, Mueller Holdings (N.A.) Inc. and Nycomed Holdings, and is a director of American Ref-Fuel Company LLC, Merrill Corporation, Safilo S.p.A and United American Energy Corp. He is also a director of the Lenox Hill Neighborhood Association, and serves on various committees for The Society of Memorial Sloan Kettering, The Museum of the City of New York, The Boys Club of New York and The University of Virginia.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of PanAmSat Corporation.

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CSFB. Prior to joining CSFB in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products from March 1998 to March 2001; U.S. Office Products filed for bankruptcy in 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp., Grohe AG, Mueller Holdings (N.A.) Inc. and Safilo S.p.A.

        Our parent's board of directors is comprised of seven members. KKR and DLJMBP III each has the right to designate four of our parent's directors (and each initially designated three directors), and our parent's Chief Executive Officer and President, Marc Reisch, is a director and will intially serve as Chairman. We expect to pay annual director's fees of $50,000 to each of our directors.

        Our parent's board of directors has an audit committee and a compensation committee. Our current audit committee consists of Messrs. Bae, Burgstahler and Olson, with Mr. Bae as the initial chairman of the committee. Our current compensation committee consists of Messrs. Bae, Burgstahler, Navab and Pieper, with Mr. Burgstahler as the initial chairman of the committee. We expect that chairmanship of each of the audit and compensation committees of our parent's board of directors will be rotated annually between a director designated by KKR and a director designated by DLJMBP III.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for 2003, 2002 and 2001 awarded to or earned by the Chief Executive Officer, the four other most highly compensated executive officers of Jostens and certain executive officers of Van Hoffmann and Arcade who were serving as such officers as of the end of fiscal 2003. Subsequent to the Transactions, the executive officers named under "Management—Directors and Executive Officers" became the executive officers of our parent and JIHC.

Summary Compensation Table

Long-term Compensation
	Annual Compensation				Awards	Payouts
Name and principal position	Year	Salary	Bonus(1)	Other Annual Compen- sation(2) ($)	Securities underlying options	LTIP payouts(3)		All other compensation
Robert C. Buhrmaster, Chairman of the Board and Chief Executive Officer(4)(5)	2003 2002 2001	$650,942 611,711 593,654	$270,270 381,542 264,040	— — —	— — —		— — —	$6,671,480 — —
Michael L. Bailey, President(4)(6)	2003 2002 2001	$327,859 283,346 277,633	$109,800 159,787 100,828	— — —	— — —		— — —	$1,831,640 64,628 —
David A. Tayeh, Senior Vice President and Chief Financial Officer(7)	2003 2002 2001	$31,848 — —	$443,342 — —	— — —	— — —		— — —	— — —
Steven A. Tighe Vice President—Human Resources(4)(5)	2003 2002 2001	$219,122 209,002 204,039	$58,670 86,192 53,559	— — —	— 5,000 6,000	$	— 60,000 —	$346,112 60,942 31,994
Andrew W. Black Vice President and Chief Information Officer(4)	2003 2002 2001	$219,109 209,002 204,039	$56,202 86,044 53,559	— — —	— 5,000 6,000	$	— 120,000 —	$350,026 45,292 —
Carl H. Blowers, Vice Chairman—Operations and Technology(4)(8)	2003 2002 2001	$258,558 345,998 332,448	$81,156 191,636 126,031	— — —	— — —		— — —	$1,111,925 — —
Robert Mathews President, Chief Executive Officer, Chief Operating Officer of Von Hoffmann(4)(9)	2003 2002 2001	$300,000 231,731 200,000	$135,000 175,000 70,635	$3,485 59,567 —	477,080 — —		— — —	$15,242 19,717 4,575
William J. Fox(4)(10) President, Chief Executive Officer and Chairman of the Board Arcade	2004 2003 2002	$810,000 788,175 775,000	$887,355 491,217 1,190,724	— — —	— — —		— — —	$10,360 11,091 8,545

(1)
Amounts in 2003 include payments under the Management Incentive bonus incentive program as follows: Mr. Buhrmaster: $270,270; Mr. Bailey: $101,170; Mr. Tayeh: $142,500; Mr. Tighe: $52,902; Mr. Black: $50,480; and Mr. Blowers: $73,365. Amounts in 2003 for Mr. Tayeh also includes a signing bonus of $300,000. Amounts in 2002 include payments under the Management Incentive bonus program as follows: Mr. Buhrmaster $381,542; Mr. Bailey $145,223; Mr. Tighe $75,449; Mr. Black $75,301 and Mr. Blowers $173,852. Amounts in 2001 include payments under the Management Incentive bonus program as follows: Mr. Buhrmaster $264,040; Mr. Bailey, $92,777; Mr. Tighe $47,642; Mr. Black $47,642 and Mr. Blowers, $116,390.

(2)
Excludes perquisites where the aggregate amount of such compensation is the lesser of either $50,000 and 10% of the total annual salary and bonus reported. Amounts for Mr. Mathews represents country club dues and reimbursement of relocation costs.

(3)
Amounts in 2002 include payments upon termination of a long-term incentive plan.

(4)
Amounts in 2003 for employees of Jostens include cancellation of stock options in connection with the merger for consideration of $48.25 per share as follows: Mr. Buhrmaster: $6,671,480; Mr. Bailey: $1,779,066; Mr. Tighe: $298,808; Mr. Black: $298,808; and Mr. Blowers: $1,111,925. Amounts in 2003 also include miscellaneous perquisites including use of the corporate jet as follows: Mr. Bailey: $28,780; Mr. Tighe: $21,752 and Mr. Black: $28,006, and automobile reimbursement as follows: Mr. Tighe: $13,073; and Mr. Black: $13,075. Amounts in 2002 include miscellaneous perquisites including use of the corporate jet as follows: Mr. Bailey $41,737; Mr. Tighe $37,274; and Mr. Black $24,070. In 2002 Mr. Black also received $13,075 for automobile reimbursement. In 2001 Mr. Tighe received miscellaneous perquisites, including $12,608 for automobile reimbursement. Amounts for Mr. Mathews in 2003 include $14,000 in matching and profit sharing contributions to Von Hoffmann's profit sharing plan and $1,242 in premiums on life insurance policy. Amounts for Mr. Fox represent amounts contributed on behalf of Mr. Fox to 401(k) retirement savings plan and amounts paid for supplemental life insurance premiums.

(5)
Mr. Buhrmaster retired from his position in July 2004. Mr. Tighe resigned from his position effective September 2004.

(6)
Mr. Bailey resigned as an officer of our parent in October 2004 in connection with the Transactions. He remains the President and Chief Executive Officer of Jostens.

(7)
Mr. Tayeh joined Jostens in his current position in November 2003.

(8)
Mr. Blowers resigned as an officer of Jostens in September 2003.

(9)
Mr. Mathews served as President of the Von Hoffmann Graphics operating division, which was merged into Von Hoffmann in February 2002, from 2000 to 2001. Mr. Mathews was appointed as Chief Operating Officer in January 2002 and as President, Chief Executive Officer and a director of Von Hoffmann and Von Hoffmann Corporation in February 2002.

(10)
Mr. Fox resigned from his positions in October 2004.

Compensation Committee Interlocks and Insider Participation

        David Wittels and John Castro, who were members of the Jostens' Board of Directors during 2003, and Mr. Buhrmaster, were members of Jostens' Compensation Committee in 2003. Mr. Buhrmaster served as an officer of Jostens during fiscal 2003 and until July 2004. In addition, Mr. Wittels served as an officer of Arcade during 2003.

Option Grants in the Last Fiscal Year

        Jostens did not grant any stock options in 2003. In connection with the 2003 Jostens Merger, all options to purchase Jostens' common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per share merger consideration and the exercise price therefor. In January 2004, Jostens Holding issued stock options representing an aggregate of 156,265 shares of its Class B common stock to its then named executive officers (Messrs. Buhrmaster, Bailey, Tayeh, Tighe, Black and Blowers). In connection with the Transactions, these stock options were converted into options to purchase shares of Class A common stock of Jostens Holding. As of October 31, 2004, 42,205 of these options, which have not otherwise been cancelled, were vested. In connection with the Transactions, all options to purchase Von Hoffmann and Arcade common stock that were outstanding immediately prior to the Transactions were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefore. No consideration was paid in respect of the Arcade options.

Equity Compensation

        All outstanding options to purchase Jostens Holding common stock, whether or not vested, continued following the closing of the Transactions. All outstanding options to purchase Von Hoffmann common stock, whether or not vested, were cancelled and converted into a right to receive cash consideration upon the closing of the Transactions. All outstanding options to purchase Arcade common stock, whether or not vested, will be cancelled upon the closing of the Transactions and the holders of such options were not entitled to receive any consideration in respect thereof.

        Effective as of the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan currently provides for a total of 330,000 shares of our parent's Class A common stock to be issued under its terms. Under his employment agreement, as described below, our Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in 20% equal annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse will be governed by a management stockholders' agreement and a sale participation agreement, which together generally will provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal of Jostens at any time after the fifth anniversary of purchase but prior to a registered public offering of Jostens stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Jostens Holding stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.
Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch

        In connection with the Transactions, Jostens Holding entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch's agreement provides for the payment of an annual base salary of $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary.

        Pursuant to the agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Jostens Holding Class A common stock, and we have granted him an option to purchase 3.5 shares of Jostens Holding Class A common stock for every one share of the $3,500,000 in value of Jostens Holding Class A common stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch a total of 127,466 shares of Jostens Holding Class A common stock, of which 56,449 shares are subject to time-based vesting (the "time option") and 71,017 shares are subject to performance-based vesting (the "performance option"). 9,104 of the shares subject to the time option vested on December 31, 2004. The remaining 47,345 shares subject to the time option will vest and become exercisable in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. The performance option will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA or other performance targets. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of Jostens Holding Class A common stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholders' agreement and the sale participation agreement described above, other than Jostens Holding's call rights in the event of termination of employment.

        The agreement also provides that if Mr. Reisch is terminated by us without "cause" (which includes our nonrenewal of the agreement for an additional one-year period, as described above) or if he resigns for "good reason" (as such terms are defined in the agreement), he will be entitled to receive: (1) a cash payment equal to the sum of (A) a prorated bonus for the year of termination, payable in a lump sum, plus (B) two times the sum of (i) Mr. Reisch's then annual base salary and (ii) his target bonus for the year of termination, payable in equal monthly installments, and (2) continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period. The agreement additionally provides that, in the event of a "change in control" (as defined in the agreement), the vesting of Mr. Reisch's time option will accelerate in full and the vesting of his performance option may accelerate if specified performance targets have been achieved. The agreement provides for a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans, the vesting of which benefit would accelerate upon a change in control or termination of Mr. Reisch's employment by us without cause or by his resignation for good reason after the third anniversary of the closing date of the Transactions. Mr. Reisch's agreement also provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code.

Employment arrangements with Michael L. Bailey

        Michael L. Bailey, an employee at will with Jostens, joined Jostens in 1978 and has held a variety of leadership positions, most recently having been elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004. In exchange for his services, Mr. Bailey is currently compensated with a base salary of $500,000, a bonus based on targets as determined by the Compensation Committee of our parent's Board of Directors and perquisites commensurate with his position in accordance with his bonus plan. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan.

Employment arrangements with David A. Tayeh

        David A. Tayeh joined Jostens as an employee at will in November of 2003. He currently serves as the Chief Financial Officer of Jostens. In exchange for his services, Mr. Tayeh is currently compensated with a base salary of $290,700, a bonus (the majority of which is tied to the achievement of specified Jostens financial targets) as such bonus is determined by the Chief Executive Officer and approved by the Jostens' Board of Directors and perquisites commensurate with his position. In the event that Mr. Tayeh is terminated for cause, there is no provision for salary continuation beyond the date of termination. In the event that Mr. Tayeh is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan.

Employment agreement with Robert S. Mathews

        Von Hoffmann entered into an amended employment agreement with Robert S. Mathews effective as of January 1, 2005. Pursuant to that agreement, Mr. Mathews will serve in an executive position for Von Hoffmann until the agreement is terminated by either Von Hoffmann or Mr. Mathews upon notice. Currently, Mr. Mathews serves as President and Chief Executive Officer of both Von Hoffmann and Von Hoffmann Corporation. In exchange for his services, Mr. Mathews is compensated with a base salary of $300,000 and is entitled to participate in such annual bonus program in which other similar executives of Von Hoffmann Corporation are eligible to participate, at such level as determined by the Board annually. In the event that Mr. Mathews is terminated for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. Mathews is terminated without cause, he is entitled to receive salary continuation for 15 months in an aggregate amount equal to $375,000 and continuation of health benefits for up to 15 months. The employment agreement also includes a noncompetition provision prohibiting Mr. Mathews from competing with Von Hoffmann for one year from the termination of his employment agreement.

        We anticipate that there will be additional members of management who will also make equity investments and enter into employment arrangements.

Cash Incentive Compensation

        Effective as of the closing of the Transactions, we established the Incentive Compensation Plan, which permits us to grant various performance-based compensation awards to key employees as part of a bonus plan. Such compensation awards are based on a combination of individual performance and/or corporate results. The qualitative and quantitative criteria are determined from time to time by our Board.

Retirement Plans

        Jostens maintains a non-contributory pension plan, Pension Plan D (Plan D), which provides benefits for substantially all salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security-covered compensation table in effect at termination.

        Jostens also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

        Certain of the executive officers participate in pension plans maintained by us for certain employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

	Years of service at retirement(1)
Average final compensation
	15	20	25	30	35
$200,000	$37,900	$50,500	$63,100	$75,700	$88,300
250,000	49,100	65,500	81,900	98,200	114,600
300,000	60,400	80,500	100,600	120,700	140,800
400,000	82,900	110,500	138,100	165,700	193,300
500,000	105,400	140,500	175,600	210,700	245,800
600,000	127,900	170,500	213,100	255,700	298,300
700,000	150,400	200,500	250,600	300,700	350,800
800,000	172,900	230,500	288,100	345,700	403,300
900,000	195,400	260,500	325,600	390,700	455,800
1,000,000	217,900	290,500	363,100	435,700	508,300
1,100,000	240,400	320,500	400,600	480,700	560,800
1,200,000	262,900	350,500	438,100	525,700	613,300
1,250,000	274,100	365,500	456,900	548,200	639,600

(1)
The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 11.1 years; Mr. Bailey, 25.5 years including sales service of 6.5 years; Mr. Tayeh, 0.2 years; Mr. Tighe, 3.3 years and Mr. Black, 3.3 years.

        Jostens also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven full calendar years of service as a corporate vice president are eligible for a benefit equal to 1% of final base salary for each full calendar year of service, up to a maximum of 30%. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Bailey, Tayeh, Tighe and Black would be $95,875, $59,272, $69,113, $24,117 and $48,312, respectively.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of each series of our parent's common stock as of October 31, 2004 by (i) each person we believe owns beneficially more than five percent of our parent's outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group. Executive officers, including those who are directors, have invested or will invest approximately $5 million in our parent's equity.

	Class A Voting Common Stock		Class C Voting Common Stock
Name and Address of Beneficial Owner	Shares(1)	Percent of class	Shares(1)		Percent of class
KKR and related funds(2)	2,664,356	44.6%	1	(3)	100%
DLJMBP III and related funds(4)	2,664,357	44.6%	—		—
Marc L. Reisch(5)	56,808	*	—		—
Joseph Y. Bae(2)	2,664,356	44.6%	1	(3)	100%
David F. Burgstahler(4)	—	—	—		—
Thompson Dean(4)	—	—	—		—
Alexander Navab(2)	2,664,356	44.6%	1	(3)	100%
Tagar C. Olson(2)	2,664,356	44.6%	1	(3)	100%
Charles P. Pieper(4)	—	—	—		—
Robert C. Buhrmaster(5)(6)(7)	32,851	*	—		—
Michael L. Bailey(5)(7)	9,037	*	—		—
David A. Tayeh(5)(7)	3,520	*	—		—
Steven A. Tighe(5)(6)	—	—	—		—
Andrew W. Black(5)(7)	1,140	*	—		—
Carl H. Blowers(5)(6)	—	—	—		—
Robert Mathews(5)	—	—	—		—
William J. Fox(5)(6)	—	—	—		—
Directors and officers as a group(2)(4)(8)	2,733,721	45.8%	1	(3)	100%

*
Indicates less than one percent.

(1)
The amounts and percentages of our parent's common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Our parent's shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock of our parent owned by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Joseph Y. Bae and Tagar C. Olson are directors of JIHC and executives of KKR. They disclaim beneficial ownership of any shares of our parent beneficially owned by KKR. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR received one share of Class C common stock of our parent, which, together with its shares of Class A common stock, provides KKR with up to 49.6% of the voting interest of our parent.

(4)
Includes shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co.

  KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CSFB's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. David F. Burgstahler, Thompson Dean and Charles P. Pieper are employees of CSFB's Alternative Capital Division, of which DLJMBP III is a part, and they do not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, do not have beneficial ownership of such shares to which each of them disclaims beneficial ownership.

(5)
The address for Messrs. Buhrmaster, Bailey, Tayeh, Tighe, Black and Blowers is c/o Jostens, Inc., 5501 American Boulevard West, Minneapolis, Minnesota 55437. The address for Mr. Mathews is c/o Von Hoffmann Corporation, 1000 Camera Avenue, St. Louis, Missouri 63126. The address for Mr. Fox is c/o AKI, Inc., 1815 East Main Street, Chattanooga, Tennessee 37404. The address for Mr. Reisch is c/o Jostens IH Corp., One Byram Brook Place, Suite 202, Armonk, New York 10504.

(6)
Messrs. Buhrmaster, Tighe, Blowers and Fox are no longer employed by us.

(7)
Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(8)
The executive officers consist of Marc L. Reisch, Marie D. Hlavaty, Paul B. Carousso, Michael L. Bailey, David A. Tayeh, Robert S. Mathews and John Van Horn.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Sponsors

The Transactions

        In connection with the Transactions, DLJMBP II received total consideration of approximately $320 million in respect of the (i) acquisition by Fusion of all of DLJMBP II's Von Hoffmann capital stock, (ii) repayment of Arcade's Amended and Restated Notes held by DLJMBP II and (iii) acquisition by Fusion of Arcade's Mandatorily Redeemable Preferred Stock held by DLJMBP II.

Stockholders Agreement

        In connection with the Transactions, our parent entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our parent's board of directors for so long as they hold a certain amount of our parent's common stock. Of the seven members of our parent's board, KKR and DLJMBP III each has the right to designate four of our parent's directors (and each initially designated three directors) and our parent's Chief Executive Officer, Marc Reisch, initially will be chairman;

  •
  certain limitations on transfer of our parent's common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if our parent has not completed an initial public offering, any Investor Entity wishing to sell any of our parent's common stock held by it must first offer to sell such stock to our parent and the other Investor Entities, provided that, if our parent completes an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our parent's common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our parent's common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by our parent; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with our parent, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, Jostens Holding entered into a management services agreement with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services to us. The Sponsors will receive an annual advisory fee of $3 million that is payable quarterly and which increases by 3% per year. Our parent will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, JIHC entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our parent's common stock held by them.

Other

        During 2004, we retained Capstone Consulting to provide certain of our businesses with consulting services, primarily to identify and advise on potential opportunities to improve operating efficiencies. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, our parent, JIHC, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our parent's Class A Voting Common Stock, (2) our parent's Class B Non-Voting Common Stock and (3) JIHC's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive right to the co-investors to purchase a pro rata share of any new shares of common stock issued by our parent, JIHC or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, our parent, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive right to the management stockholders to purchase a pro rata share of any new shares of common stock issued by our parent, JIHC or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholders agreement and sale participation agreement to be entered into with certain members of management in connection with the Transactions, see "Management".

Historical

Jostens

        Advisory Agreements.    On July 28, 2003, Ring Acquisition Corp., or MergerCo, which merged with and into Jostens on July 29, 2003, entered into a letter agreement with DLJ Merchant Banking III, Inc., an affiliate of the DLJMBP funds, or DLJMB III, Inc., in which MergerCo agreed to pay DLJMB III, Inc. a fee of $9.0 million, subject to the consummation of the merger, for services provided by DLJMB III, Inc. to MergerCo, including assisting MergerCo in its financial and structural analyses, due diligence investigations and negotiation of the merger and related debt financing.

        On July 28, 2003, MergerCo entered into a letter agreement with CSFB in which MergerCo agreed to pay CSFB a fee of $1.0 million, payable upon consummation of the merger, for financial advisory services provided by CSFB to MergerCo, including evaluating MergerCo's capital structure, analyzing financing strategies and developing an overall financing package, including a potential restructuring of its long-term debt and possible strategic alternatives.

        Lease Agreements.    Jostens entered into an aircraft lease agreement with our parent, pursuant to which Jostens pays our parent an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by our parent. Jostens has also entered into a time-sharing agreement with each of DLJMB III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMB III, Inc. was terminated in connection with the Transactions. Our parent entered into an agreement on December 10, 2004 to sell the Citation CJ2, which sale was consummated in late December 2004. In connection with this sale, the lease agreement with Jostens was terminated. Under the terms of Mr. Buhrmaster's separation agreement, he will be entitled to use other Jostens aircraft on the terms provided in the time-sharing agreement and the separation agreement. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft is not available. Jostens paid KA Rentals an aggregate of $82,843 during 2003 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that we entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMB III, Inc. that we entered into on July 29, 2003 and amended on March 24, 2004, DLJMB III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMB III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMB III, Inc. further received annual credit used solely to offset amounts payable by DLJMB III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Stock Purchase Agreement with DLJMBP II.    On October 22, 2003, Von Hoffmann and DLJMBP II entered into a stock purchase agreement pursuant to which DLJMBP II purchased from Von Hoffmann 20,000,000 shares of Von Hoffmann's common stock for a purchase price of $1.00 per share. The proceeds of that investment were available to be used by Von Hoffmann for its general corporate purposes, including the purchase of debt or equity securities. We believe the terms of this agreement were no less favorable to Von Hoffmann than could have been obtained from independent third parties at such time.

        Financial Services Agreements.    On March 26, 2002, Von Hoffmann Corporation entered into a financial advisory agreement with CSFB. Pursuant to this agreement, CSFB was entitled to receive advisory fees of up to $3.5 million, payable at certain times depending upon the service performed. On October 31, 2003, Von Hoffmann Corporation entered into an amendment of the financial advisory agreement which provided for the waiver of the annual advisory fee of $500,000 to be paid by Von Hoffmann Corporation to CSFB for 2003 and any future years unless otherwise reinstated.

        On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $500,000. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. As of December 31, 2003, the balance on this promissory note was $183,510. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    In 2003, Von Hoffmann paid approximately $1.9 million of underwriting fees to CSFB associated with the additional issuance of its 10 1/4% Senior Notes due 2009 to CSFB, which were recorded in debt issuance costs. As part of the financial commitments made by CSFB during the Lehigh Press Acquisition, Von Hoffmann also paid approximately $1.4 million to CSFB. Due to the additional issuance of its 10 1/4% Senior Notes due 2009 and an amendment to its credit agreement, Von Hoffmann expensed, as special consulting expenses, the $1.4 million in fees for CSFB's financial commitments.

        On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in both 2003 and 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million which fee was paid upon the closing of the Transactions.

        Stockholders Agreement.    The existing stockholders' agreement at Arcade was terminated in connection with the Transactions. This agreement contained provisions relating to the transferability of shares and registration rights.

        Stockholder Note.    AKI, Inc. has a promissory note payable to Arcade which allows AKI, Inc. to borrow up to $10 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for the year ended June 30, 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Senior Secured Credit Facilities

        On October 4, 2004, JIHC entered into a Credit Agreement among JIHC, as Borrower, Jostens Ltd., as Canadian borrower, Jostens Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million. On December 21, 2004, JIHC entered into the Amendment No. 1 and Agreement to the Credit Agreement, providing for certain amendments to the credit facilities.

        JIHC's senior secured credit facilities consist of:

  •
  a $150 million senior secured Term Loan A Facility with a six year maturity, all of which is currently outstanding;

  •
  a $870 million senior secured Term Loan C Facility with a seven year maturity, all of which is currently outstanding; and

  •
  a $250 million senior secured revolving credit facility with a five year maturity (up to the Canadian dollar equivalent of $20.0 million of which will be available to Jostens Canada Ltd. in the form of Canadian dollar denominated loans).

        JIHC's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C Facilities.

Security and guarantees

        JIHC's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Jostens Secondary Holdings Corp. and by JIHC's material current and future domestic subsidiaries. The obligations of JIHC's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Jostens Secondary Holdings Corp., by JIHC, by JIHC's material current and future domestic subsidiaries and by JIHC's other current and future Canadian subsidiaries.

        JIHC's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of JIHC's assets and substantially all of the assets of Jostens Secondary Holdings Corp. and JIHC's material current and future domestic subsidiaries, including but not limited to:

  •
  all of JIHC's capital stock and the capital stock of each of JIHC's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of JIHC's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of JIHC's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility:  at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if we attain certain leverage ratios;

  •
  Term Loan A Facility:  at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios; and

  •
  Term Loan C Facility:  at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan A Facility provides for substantial semi-annual amortization payments. The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

  •
  50% of our annual "excess cash flow", subject to reductions to a lower percentage if we achieve certain leverage ratios; and

  •
  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary brokerage costs with respect to LIBOR rate loans. Any voluntary prepayment of all of the loans under the Term Loan C Facility on or prior to December 21, 2005 will be subject (with certain exceptions) to a 1% prepayment premium if such prepayment is funded with the proceeds of new bank loans with a lower interest rate than, but otherwise with substantially the same terms as, the loans under the Term Loan C Facility.

Covenants

        JIHC's senior secured credit facilities contain the following financial, affirmative and negative covenants. The negative covenants in the new senior secured credit facilities include limitations (each of which is subject to customary exceptions) on JIHC's ability and the ability of Jostens Secondary Holdings Corp. and each of JIHC's current and future restricted subsidiaries to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Jostens Secondary Holdings Corp., us or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        JIHC's senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with notice and cure periods in certain cases);

  •
  material breach of representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the new senior secured credit facilities).

Existing Indebtedness of Our Parent

10 1/4% Senior Discount Notes Due 2013

        Our parent, Jostens Holding Corp., had $163.1 million in principal amount of 10 1/4% Senior Discount Notes Due 2013 outstanding as of October 4, 2004. These notes were issued pursuant to an indenture, dated December 2, 2003, between our parent and BNY Midwest Trust Company, as trustee. The indenture governing these notes contains limitations on our parent's and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries' indebtedness and other liabilities and preferred stock, including our new senior secured credit facilities and our notes.

Fleet Loan

        Our parent is party to a promissory note with Fleet Capital Corporation in the principal amount of $4.0 million. The note is payable in 60 consecutive monthly installments of principal and interest commencing on April 15, 2004 and continuing through March 15, 2009. The note is secured by our corporate jet.

THE EXCHANGE OFFER

General

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $500.0 million aggregate principal amount of our 7 5/8% Senior Subordinated Notes due 2012, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 7 5/8% Senior Subordinated Exchange Notes due 2012, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

        As of the date of this prospectus, $500.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                , 2005 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        We and the guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than 210 days after the closing date and to keep the exchange offer open for a period of 30 days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on October 4, 2004.

        Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the date on which such shelf registration statement becomes effective.

        If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes.

        Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

  •
  any exchange notes will be acquired in the ordinary course of its business;

  •
  the holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

  •
  the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of Jostens IH Corp., as the Issuer, or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

  •
  if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution".

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act;

  •
  the exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $500.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer".

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on                , 2005, unless in our sole discretion we extend it.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  •
  under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer", "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal prior to the expiration date; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the

United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

  •
  for the account of an eligible institution.

        If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

        If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against that participant.

        We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See "Plan of Distribution"; and

  •
  the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission,

    mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

    •
    setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered:

    •
    stating that the tender is being made thereby; and

    •
    guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange Agent", or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:
The Bank of New York Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attention: Randolph Holder	The Bank of New York Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attention: Randolph Holder (212) 298-1915 Confirm Receipt of Facsimile by telephone (212) 815-5098	The Bank of New York Reorganization Unit 101 Barclay Street Lobby Level—Corp. Trust Window New York, NY 10286 Attention: Randolph Holder

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $508,350. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and Trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

        The outstanding notes were, and the exchange notes will be, issued under an indenture (the "Indenture"), dated as of October 4, 2004, among Jostens IH Corp., as Issuer, certain of the Issuer's direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the "Guarantors"), and The Bank of New York, as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this "Description of the Notes",

  •
  the terms "Issuer," "we" and "our" refer only to Jostens IH Corp., and not to any of its Subsidiaries or parent companies;

  •
  the term "Guarantor" refers to each Restricted Subsidiary that Guarantees the notes; and

  •
  the term "notes" refers to the outstanding notes and the exchange notes.

        The notes:

  •
  are unsecured senior subordinated obligations of the Issuer;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

  •
  are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

  •
  are guaranteed by each Guarantor; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

        The Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries and guarantee the Senior Credit Facilities will be Guarantors. Each of the Guarantees will be a general unsecured obligation of the relevant Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, other than any Subordinated Indebtedness. The notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the notes. As of the Issue Date, each of the Issuer's Subsidiaries is a Restricted Subsidiary and each such Subsidiary, other than the following Subsidiaries, is a Guarantor:

Subsidiary	Jurisdiction of Organization or Incorporation
Jostens Canada, Ltd.	Canada
Jostens International Holding B.V.	The Netherlands
Jostens Can Investments B.V.	The Netherlands
C.V. Jostens Global Trading Limited Partnership	The Netherlands
JC Trading, Inc.	Puerto Rico
Conceptos Jostens, S.A. de C.V.	Mexico
JostFer S.A. de C.V.	Mexico
Reconocimientos E Incentivos, S.A. de C.V.	Mexico
Arcade Europe, S.a.r.l.	France
RetCom Holdings Europe Ltd.	Republic of Ireland
Scent Seal Inc.	California
Retail Concepts Corp.	New York
Retail Communications Corp.	New York
Encapsulation Services, Inc.	New Jersey

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors".

        Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors".

        Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (i)    (a)  any sale, exchange or transfer (by merger or otherwise) of all of the Issuer's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

            (b)   the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

            (c)   if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, or

            (d)   exercise of the legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

          (ii)   such Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

        As of October 2, 2004, on a pro forma basis and assuming that 100% of holders tendered their notes in the tender offers conducted in connection with the Transactions:

          (1)   the Issuer's Senior Indebtedness would have been approximately $1,099.1 million, consisting entirely of secured Indebtedness under the Senior Credit Facilities; and

          (2)   the Senior Indebtedness of the Guarantors would have been approximately $1,089.3 million, consisting entirely of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Facilities.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under "Guarantees", Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        As of October 2, 2004, on a pro forma basis, the total liabilities of our subsidiaries (other than the Guarantors) were approximately $38.2 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Guarantee in accordance with the provisions of the Indenture. The notes and each Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

        We and the Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") (except in the form of Permitted Junior Securities) if either of the following occurs (a "Payment Default"):

          (1)   any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

          (2)   any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes (except in the form of Permitted Junior Securities) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1)   by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2)   because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3)   because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice.

        Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

          (1)   the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

          (2)   until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive Permitted Junior Securities; and

          (3)   if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

        A Guarantor's obligations under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer's obligations under the notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge", if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Principal, Maturity and Interest

        The Issuer issued $500.0 million of notes in the offering. The notes will mature on October 1, 2012. The Issuer may issue additional notes from time to time after this offering under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." The outstanding notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the notes will accrue at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2005, to Holders of record on the immediately preceding March 15 and September 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional, or special, interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption "Repurchase at the Option of Holders". We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

        At any time prior to October 1, 2008 the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after October 1, 2008, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

        In addition, until October 1, 2007, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "Repurchase at the Option of Holders—Asset Sales—Selection and Notice".

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Exchange Note"). The Global Exchange Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See "Exchange of Global Exchange Notes for Certificated Notes". In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the

"participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

          (2)   ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

        Investors in the Global Exchange Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

        A Global Exchange Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Exchange Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

        The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens". Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (a)   any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (c)   any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

          (1)   to permanently reduce

            (x)   Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

            (y)   Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness, provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

            (z)   Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary which is not a Guarantor),

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancelation or termination.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (1) the notes have Investment Grade Ratings from both Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

          (1)   "—Limitation on Restricted Payments";

          (2)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (3)   "—Transactions with Affiliates";

          (4)   "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (5)   "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (6)   "—Limitations on Other Senior Subordinated Indebtedness";

          (7)   "Repurchase at the Option of Holders—Asset Sales"; and

          (8)   clause (4) of the first paragraph of "Merger, Consolidation or Sale of All or Substantially All Assets"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the "Suspension Date"). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of

"—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments".

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

            (A)  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

            (A)  Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

            (1)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

            (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

              (x)   Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of

                (A)  Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

                (B)  Designated Preferred Stock

        and to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

              (y)   debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

    provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the

    Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

            (3)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

            (4)   to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of

              (A)  the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

              (B)  the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

            (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

        The foregoing provisions will not prohibit:

          (1)   subject to clauses (16) and (17) below, the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

            (B)  such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

            (A)  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

            (B)  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

  and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (6)   (A)  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

            (B)  the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

            (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

  provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (9)   the declaration and payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Investments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

          (12) distributions or payments of Receivables Fees;

          (13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "Transactions with Affiliates";

          (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

            (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

          (16) on or after December 1, 2008, the declaration and payment of a dividend or the making of a distribution to Holdco to pay cash interest as and when due on the Senior Discount Notes pursuant to the Senior Discount Indenture as in effect on the Issue Date in an amount equal to such cash interest payments; provided, however, that such dividends or distributions made pursuant to this clause (16) shall not be made more than three business days prior to the date on which such interest is due pursuant to the Senior Discount Indenture; and

          (17) the declaration and payment of a dividend or the making of a distribution to Holdco to redeem, defease, repurchase or otherwise acquire or retire (including by way of satisfaction and discharge of the terms of the Senior Discount Indenture) the Senior Discount Notes (other than any Senior Discount Notes beneficially owned by any Affiliate of the Issuer) in accordance with the terms of the Senior Discount Indenture as in effect on the Issue Date, in an amount equal to such redemption, defeasance, repurchase or other acquisition payment; provided, however, that such dividends or distributions pursuant to this clause (17) may only be made if on the date such dividend or distribution is declared or made the Issuer's Debt to EBITDA Ratio would be equal to or less than 4.25 to 1.00, determined on a pro forma basis (including after giving pro forma effect to any such dividend or distribution and any Indebtedness incurred in connection with the payment of any such dividend or distribution); provided, further, however, that such dividends or distributions made pursuant to this clause (17) shall not be made more than three business days prior to the date on which such redemption, defeasance, repurchase or other acquisition payment is to be made pursuant to the Senior Discount Indenture as in effect on the Issue Date;

  provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (11), (16) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's and the Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $100.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (a)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,420.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $200.0 million outstanding at any one time;

          (b)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

          (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 5.00% of Total Assets;

          (e)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

            (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (g)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (h)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

            (1)   any such Indebtedness is made pursuant to an intercompany note and

            (2)   if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

  provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or commodity pricing risk;

          (k)   obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $125.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

          (m)  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (2)   to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (3)   shall not include

              (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

              (y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

              (z)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

  and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

          (n)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

            (1)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

            (2)   the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

          (o)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (p)   Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

          (q)   (1)  any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

  For purposes of determining compliance with this covenant:

          (a)   in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph; and

          (b)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

          (6)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (b)   the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (A)  (1)  such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (2)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

            (3)   immediately after such transaction, no Default or Event of Default exists; and

            (4)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

          (B)  the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales".

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

  Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

          (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   Transactions between or among the Issuer or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

          (5)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (6)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

          (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (8)   the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

          (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

          (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

          (12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith; and

          (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (a)   (1)  pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

            (2)   pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

          (b)   make loans or advances to the Issuer or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

  except (in each case) for such encumbrances or restrictions existing under or by reason of:

            (1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

            (2)   the Indenture and the notes;

            (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

            (4)   applicable law or any applicable rule, regulation or order;

            (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (6)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

            (10) customary provisions in joint venture agreements and other similar agreements;

            (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

            (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

            (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

          (a)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

            (1)   if the notes or such Guarantor's Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

            (2)   if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

          (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (c)   such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee has been duly executed and authorized and

            (2)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

  Limitation on Other Senior Subordinated Indebtedness

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Guarantor, as the case may be, unless such Indebtedness is either

          (a)   equal in right of payment with the notes or such Guarantor's Guarantee, as the case may be, or

          (b)   expressly subordinated in right of payment to the notes or such Guarantor's Guarantee, as the case may be.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

          (a)   within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (3)   failure by the Issuer to comply with its obligations under the first paragraph of "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;"

          (4)   failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding with any of its obligations in the covenants described above under "Repurchase at the Option of Holders—Change of Control" (other than a failure to purchase Notes) or "Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase Notes) or under "Certain Covenants" under "—Limitation on Restricted Payments", "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "—Limitation on Other Senior Subordinated Indebtedness" or "—Reports and Other Information";

          (5)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

          (7)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (8)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (9)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

          (1)   acceleration of any such Indebtedness under the Senior Credit Facilities, or

          (2)   five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

            (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

            (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

            (z)   if the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3)   such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1)  all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions,

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes, or

          (9)   make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

          (12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (1) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of the note; and

          (2)   the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2008 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on the note through October 1, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

        "Asset Sale" means

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

            (a)   any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments";

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

            (i)    foreclosures on assets;

            (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

            (k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

        "Board Resolution" means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock,

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   Canadian dollars,

          (3)   (a)  euro, or any national currency of any participating member state in the European Union or,

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

          (9)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

          (10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (11) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Color Prelude Acquisition" means the acquisition of Color Prelude, Inc. by IST Corp. on December 18, 2001.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

          (b)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

          (c)   interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

          (1)   any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges, the Jostens Acquisition, the Color Prelude Acquisition, the Lehigh Press Acquisition and the Transactions) shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

          (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions, the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (8)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (9)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

        For purposes hereof, the "Maximum Fixed Repurchase Price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (A)  for the purchase or payment of any such primary obligation or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

        "Debt to EBITDA Ratio" means, with respect to the Issuer for any period, the Issuer's ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the "Debt to EBITDA Ratio Calculation Date") to (2) the EBITDA for the four full consecutive fiscal quarters immediately preceding the Debt to EBITDA Ratio Calculation Date for which financial information is available (the "Measurement Period").

        In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock or consummates any Investments, acquisitions, dispositions, or mergers or consolidations subsequent to the commencement of the Measurement Period for which the Debt to EBITDA Ratio is being calculated but prior to or simultaneously with the Debt to EBITDA Ratio Calculation Date, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness or issuance or redemption of Disqualified Stock or preferred stock or Investment, acquisition, disposition, merger or consolidation, as if the same had occurred at the beginning of the Measurement Period. Any computations or pro forma calculations made pursuant to this "Debt to EBITDA Ratio" definition or clause (17) of the second paragraph of the covenant described under "—Limitation on Restricted Payments" shall be made in accordance with the provisions set forth in the second and third paragraphs of the definition of "Fixed Charge Coverage Ratio".

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "Certain Covenants—Limitation on Restricted Payments" covenant.

        "Designated Senior Indebtedness" means

          (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

          (2)   any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Indebtedness."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

          (1)   increased (without duplication) by:

            (a)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

            (b)   Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

            (d)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (1) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (2) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

            (e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

            (f)    any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

            (g)   the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

            (h)   the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

            (i)    expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

            (j)    costs of surety bonds incurred in such period in connection with financing activities;

          (2)   decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

          (3)   increased or decreased by (without duplication):

            (a)   any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable

            (b)   without duplication, the Historical Adjustments incurred in such period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

          (1)   public offerings with respect to the Issuer's or any direct or indirect parent company's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

          (a)   contributions to its common equity capital, and

          (b)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (a)   Consolidated Interest Expense of such Person for such period,

          (b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

          (c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date and, in each case, during the applicable period:

          (1)   fees for management advisory services paid by the Issuer or any of its Restricted Subsidiaries to DLJ Merchant Banking Partners III, L.P. and DLJ Merchant Banking Partners II, L.P. or any of their respective financial services Affiliates;

          (2)   adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition;

          (3)   gains (losses) from the early extinguishment of Indebtedness;

          (4)   transaction expenses incurred in connection with the Jostens Acquisition, the merger and recapitalization of Jostens in 2000 and the Lehigh Press Acquisition;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   gains (losses), net of tax, from disposed or discontinued operations, including the discontinuance of Jostens' Recognition business;

          (7)   non-cash adjustments to LIFO reserves;

          (8)   gains (losses) attributable to the disposition of fixed assets; and

          (9)   other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

        "Holdco" means Jostens Holding Corp.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (a)   in respect of borrowed money,

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (d)   representing any Hedging Obligations,

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., CIT Capital Securities LLC, Greenwich Capital Markets, Inc., ING Financial Markets LLC and NatCity Investments, Inc.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., and DLJ Merchant Banking Partners III, L.P. and their respective Affiliates.

        "Issue Date" means October 4, 2004.

        "Issuer" means Jostens IH Corp., a Delaware corporation, and its successors.

        "Jostens Acquisition" means the acquisition of Jostens by affiliates of DLJ Merchant Banking Partners III L.P. on July 29, 2003.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lehigh Press Acquisition" means the acquisition of Lehigh Press, Inc. by a subsidiary of Von Hoffmann Holdings Inc. on October 22, 2003.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Senior Subordinated Indebtedness required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on the Issue Date;

          (f)    any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (g)   Hedging Obligations permitted under clause (j) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (h)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150 million and (y) 6.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (i)    Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments";

          (j)    guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (k)   any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (m)  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (n)   Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

          (o)   advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

          (p)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

        "Permitted Junior Securities" means:

          (1)   Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

          (2)   unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture;

  provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the notes for purposes of such plan of reorganization.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (d) or (l) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer's client at which such equipment is located;

          (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (19) deposits made in the ordinary course of business to secure liability to insurance carriers; and

          (20) other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25.0 million at any one time outstanding.

For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Rating Agencies" mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted

Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary".

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "SEC" means the Securities and Exchange Commission.

        "Secondary Holdings" means Jostens Secondary Holdings Corp.

        "Secured Indebtedness" means any indebtedness of the Issuer secured by a Lien.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement entered into as of the Issue Date by and among the Issuer, Secondary Holdings, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Senior Discount Indenture" means the indenture dated as of December 2, 2003, among Holdco as Issuer and BNY Midwest Trust Company, as Trustee.

        "Senior Discount Notes" means the $247,200,000 principal amount at maturity of 10 1/4% senior discount notes due 2013 issued by Holdco pursuant to the Senior Discount Indenture and outstanding as of the Issue Date.

        "Senior Indebtedness" means

          (a)   all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

          (b)   all Hedging Obligations (and guarantees thereof) with respect to the Senior Credit Facilities, provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

          (c)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

          (d)   all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c);

  provided, however, that Senior Indebtedness shall not include:

          (1)   any obligation of such Person to the Issuer or any Subsidiary;

          (2)   any liability for federal, state, local or other taxes owed or owing by such Person;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (4)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (5)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means

          (a)   with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

          (b)   with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Subordinated Indebtedness" means

          (a)   with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

          (b)   with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor under the Indenture.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transaction Agreements" means the (1) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.; (2) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition Corp., AHI Merger, Inc. and AHC I Acquisition Corp and (3) the Contribution Agreement dated as of July 21, 2004, among Jostens Holding Corp. and Fusion Acquisition LLC, in each case as the same may be amended prior to the Issue Date.

        "Transactions" means the transactions contemplated by the Transaction Agreements, the notes and the Senior Credit Facilities as in effect on the Issue Date.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2008; provided, however, that if the period from the redemption date to October 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

          (2)   the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days after the consummation of the exchange offer or until such broker-dealer has sold all exchange notes held by it, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

        We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and, except in certain circumstances, the expenses of counsel and other advisors of the holders and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of William M. Sheahan, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota and the opinion of Cozen O'Connor as to all matters governed by the laws of the Commonwealth of Pennsylvania. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitment of funds controlled by KKR.

EXPERTS

        The combined financial statements of JIHC, Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. as of January 3, 2004 and for the period from July 30, 2003 to January 3, 2004 appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, as stated in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Jostens IH Corp. as of January 3, 2004 and for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, Independent Registered Public Accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Von Hoffmann Holdings Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, as stated in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Jostens, Inc. and its subsidiaries as of December 28, 2002 and for each of the two years in the period ended December 28, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of AHC I Acquisition Corp. and its subsidiaries as of June 30, 2004 and for each of the three years in the period ended June 30, 2004, included in this prospectus have been so included in the reliance on the report of PricewaterhouseCoopers LLP, Independent Accountants, given on the authority of said firm as experts in auditing and accounting.

        At the time of the engagement of Ernst & Young LLP ("E&Y") as outside auditor for our parent in October 2003, E&Y considered independence issues in accordance with its standard practice at the time, including consideration of whether the tax operations services it provided to Jostens during fiscal 2003 would impair its independence. As a result of this process, in connection with E&Y becoming the outside auditor for our parent in late 2003, E&Y revised its tax services arrangement with Jostens. Based on what was known at the time, E&Y's audit and tax engagement personnel concluded that the services detailed in the tax services engagement letter complied with the applicable independence rules of the Commission, the AICPA independence rules and E&Y policy, and the Audit Committee in place at that time was advised accordingly.

        In connection with our filing of the registration statement of which this prospectus is a part, E&Y's policies and procedures required it to review once again its independence with respect to our parent. As part of this process, E&Y reviewed the tax operations services it had provided to Jostens and interviewed members of E&Y's tax operations services team. As a result of this review, E&Y identified three primary activities related to the provision of tax operations services that raised questions about E&Y's independence:

  •
  Calculation of sales tax.    Jostens uses software programs that calculate the amount of sales tax for each sale. E&Y's tax operations services team assisted in maintaining the accuracy of these programs by inputting changes into an ancillary software application to account for changes in laws and regulations in various states. E&Y also made limited edits to customer profiles in Jostens's database in order to update the "taxable/tax exempt" field whenever a customer submitted proof to Jostens that it was exempt from sales tax. In addition, in connection with assisting another accounting firm which provides Jostens with sales tax compliance services, E&Y reviewed spreadsheets generated by such firm that showed the amounts to be paid in sales tax to each jurisdiction in which Jostens sold products to confirm that the aggregate sales tax liability shown on the spreadsheet agreed with the general ledger balance and then initialed the spreadsheet to signify that their review had been completed and that all sales tax returns appeared to be processed timely and completely.

  •
  Check handling.    E&Y's tax operations services team opened mail routed to the Jostens' tax department, which at times included tax refund checks payable to Jostens. Occasionally, a member of E&Y's tax operations services team would mail tax-related checks for Jostens.

  •
  Authorization of Jostens disbursements.    A member of E&Y's tax operations services team authorized certain tax-related disbursements totaling $294,779.00 in 2003 (out of a total of approximately $10.8 million for all such disbursements in 2003), including $4,986.00 of disbursements subsequent to E&Y's appointment as auditor in October 2003.

        E&Y's 2004 review discovered a further activity that required consideration with respect to E&Y's independence. On April 8, 2003, Jostens Canada, Ltd. ("JCL"), a subsidiary of Jostens, engaged a law firm in Ottawa, Ontario, Canada, to represent JCL in proceedings for the recovery of Ontario sales tax, which firm is an affiliate of E&Y Canada. Additionally, the engagement letter provided for a contingent fee based upon the amount of tax and interest refunded to JCL.

        E&Y brought the independence matters described above to the attention of the Audit Committee in mid-December 2004. In response, the Audit Committee took prompt action, including retaining outside counsel which interviewed management and E&Y personnel and overseeing a review by our internal audit group of past procedures and documentation related to the matters raised. Together with management and E&Y, the Audit Committee has been involved in the identification of the matters and the analysis of the scope and nature of such matters. The Audit Committee also retained a forensic accounting firm which was charged with reviewing and confirming the accuracy of the analysis undertaken by our internal audit group and confirming its analysis regarding the lack of discrepancies. On January 17, 2005, E&Y and Jostens agreed to immediately terminate the tax operations services arrangement.

        The Audit Committee and E&Y each concluded that there were violations of the Commission's independence rules. Consequently, the Audit Committee conducted an inquiry into, and an evaluation of, the facts and circumstances surrounding the matters presented, after which inquiry and evaluation the Audit Committee and E&Y each concluded pursuant to Rule 2-01(b) of Regulation S-X under the Securities Exchange Act of 1934 that there has been no impairment of E&Y's independence for the 2003 or 2004 audit. E&Y concluded, and the Audit Committee concurs, that E&Y's capacity for objective judgment was not and is not diminished and that the investing public would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred. Based upon all the facts and circumstances, E&Y and the Audit Committee share the view that, throughout the audit and professional engagement period and continuing to date, E&Y has been and continues to be capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. In particular, the Audit Committee has concluded that: the individuals involved did not, at the time, appreciate the consequences of the actions taken; and the amounts involved, individually and in the aggregate, were de minimis. In addition, the Audit Committee understands that the E&Y audit team believed they were independent, that matters affecting independence had been addressed prior to E&Y being engaged in October 2003 and that the audit team conducted themselves accordingly and were not influenced, directly or indirectly, by any of the matters noted. The Audit Committee has been separately advised by both management and E&Y that these violations did not result in any change to any aspect of our parent's or our financial statements.

        In addition to the steps already implemented at the direction of the Audit Committee in connection with the inquiry, including the retention of the forensic accounting firm, the termination of the E&Y tax operations services arrangement, and the termination of the arrangement between JCL and an affiliate of E&Y Canada in January 2005 without payment of any fees or expenses by JCL, Jostens or our parent to such firm, the Audit Committee has directed that certain long-term remedial efforts and initiatives be taken which are designed to prevent independence issues from occurring in the future, including:

  •
  the adoption of additional policies and procedures regarding independence;

  •
  the institution of additional training for the management group and finance staff to heighten awareness regarding auditor independence requirements;

  •
  the designation or retention of a person, who will be a member of our internal audit staff, to act as Director of Auditor Independence and who will report directly to the Audit Committee on independence issues and will act as a liaison among the Audit Committee, management and the outside auditor;

  •
  the hiring of a corporate Director of Tax who will report to our Vice President of Finance and will be responsible for all tax compliance matters of our parent, JIHC and each of its operating subsidiaries;

  •
  considering the separation of tax compliance from the attest functions to avoid the potential for an independence issue arising in the future with respect to tax compliance services; and

  •
  considering whether to engage a new auditor for the audit of fiscal year 2005.

        Based on these remediation measures, the Audit Committee believes that our parent has taken and is taking appropriate steps designed to eliminate the possibility of an independence violation arising in the future.

        On February 11, 2005, E&Y issued its independence letter to our Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis the Independence Standards Board's Standard No. 1. That letter reported that E&Y satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in the registration statement of which this prospectus is a part.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
COMBINED FINANCIAL STATEMENTS OF JOSTENS IH CORP., VON HOFFMANN HOLDINGS INC. AND AHC I ACQUISITION CORP.:
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Report of Independent Registered Public Accounting Firm	F-4
Statements of Operations for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-5
Balance Sheets at January 3, 2004 and December 28, 2002	F-6
Statements of Cash Flows for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-7
Statements of Changes in Shareholders' Equity (Deficit) for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-8
Notes to the Financial Statements	F-10
Interim Financial Statements
Condensed Consolidated and Combined Statements of Operations (unaudited) for the nine months ended October 2, 2004, the two months ended September 27, 2003 and the seven months ended July 29, 2003	F-62
Condensed Combined Balance Sheets at October 2, 2004 (unaudited) and January 3, 2004	F-63
Condensed Statements of Cash Flows (unaudited) for the nine months ended October 2, 2004, the two months ended September 27, 2003 and the seven months ended July 29, 2003	F-64
Notes to Condensed Financial Statements (unaudited)	F-65
CONSOLIDATED FINANCIAL STATEMENTS OF JOSTENS IH CORP.:
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-85
Report of Independent Registered Public Accounting Firm	F-86
Consolidated Statements of Operations for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-87
Consolidated Balance Sheets at January 3, 2004 and December 28, 2002	F-88
Consolidated Statements of Cash Flows for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-89
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the five months ended January 3, 2004, the seven months ended July 29, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001	F-90
Notes to Consolidated Financial Statements	F-91

Interim Financial Statements
Condensed Consolidated Statements of Operations (unaudited) for the three and nine months ended October 2, 2004, the two months ended September 27, 2003 and the one and seven months ended July 29, 2003	F-121
Condensed Consolidated Balance Sheets at October 2, 2004 (unaudited), January 3, 2004 and September 27, 2003 (unaudited)	F-122
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended October 2, 2004, the two months ended September 27, 2003 and the seven months ended July 29, 2003	F-123
Notes to Condensed Consolidated Financial Statements (unaudited)	F-124
CONSOLIDATED FINANCIAL STATEMENTS OF VON HOFFMANN HOLDINGS INC.:
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-135
Consolidated Balance Sheets at December 31, 2003 and 2002	F-136
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-137
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2003, 2002 and 2001	F-138
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-139
Notes to Consolidated Financial Statements	F-140
Interim Financial Statements
Consolidated Balance Sheets at September 30, 2004 and 2003 (unaudited) and December 31, 2003	F-158
Consolidated Statements of Operations (unaudited) for the three months ended September 30, 2004 and 2003	F-160
Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2004 and 2003	F-161
Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2004 and 2003	F-162
Notes to Consolidated Financial Statements (unaudited)	F-163
CONSOLIDATED FINANCIAL STATEMENTS OF AHC I ACQUISITION CORP. AND SUBSIDIARIES:
Annual Financial Statements
Report of Independent Auditors	F-168
Consolidated Balance Sheets at June 30, 2004 and 2003	F-169
Consolidated Statements of Income for the years ended June 30, 2004, 2003 and 2002	F-170
Consolidated Statements of Stockholder's Equity for the years ended June 30, 2004, 2003 and 2002	F-171
Consolidated Statements of Cash Flows for the years ended June 30, 2004, 2003 and 2002	F-172
Notes to Consolidated Financial Statements	F-173
Interim Financial Statements
Condensed Consolidated Statements of Operations (unaudited) for the three months ended September 2004 and 2003	F-192
Condensed Consolidated Balance Sheets at September 30, 2004 and 2003 (unaudited) and June 30, 2004	F-193
Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended September 30, 2004 and 2003	F-194
Notes to Condensed Consolidated Financial Statements	F-195

Report of Independent Registered Public Accounting Firm

The Shareholder and Board of Directors
Jostens IH Corp.

        We have audited the accompanying combined balance sheet of Jostens IH Corp. and subsidiaries, Von Hoffmann Holdings Inc. and subsidiaries, and AHC I Acquisition Corp. and subsidiaries as of January 3, 2004 (successor), the related combined statements of operations, changes in shareholders' equity (deficit), and cash flows for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows of Jostens, Inc. and subsidiaries for the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the combined financial position of Jostens IH Corp. and subsidiaries, Von Hoffmann Holdings Inc. and subsidiaries, and AHC I Acquisition Corp. and subsidiaries as of January 3, 2004, the combined results of their operations and their cash flows for the period from July 30, 2003 to January 3, 2004, and the consolidated results of operations and cash flows of Jostens, Inc. and subsidiaries for the period from December 29, 2002 to July 29, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the combined and consolidated financial statements, Jostens IH Corp. and AHC I Acquisition Corp. adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity, effective June 29, 2003 and changed their method of accounting for redeemable preferred stock.

Minneapolis, Minnesota
May 12, 2004, except for Note 20 as
to which the date is October 4, 2004

 Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of Jostens, Inc.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the consolidated financial position of Jostens, Inc. and its subsidiaries at December 28, 2002, and the consolidated results of their operations and their cash flows for each of the two fiscal years in the period ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Jostens, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 8 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on December 30, 2001.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 12, 2003

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net sales	$502,664	$504,058	$755,984	$736,560
Cost of products sold	335,826	218,594	315,961	311,212

Gross profit	166,838	285,464	440,023	425,348
Selling and administrative expenses	166,633	196,430	306,449	300,927
Transaction costs	226	30,960	—	—
Special charges	1,512	—	—	2,540

Operating (loss) income	(1,533)	58,074	133,574	121,881
Interest income	430	82	1,109	2,269
Interest expense	(67,121)	(32,528)	(68,435)	(79,035)
Loss on redemption of debt	(503)	(13,878)	(1,765)	—
Other	(325)	—	—	—

(Loss) income from continuing operations before income taxes	(69,052)	11,750	64,483	45,115
Benefit from (provision for) income taxes	18,755	(8,695)	(36,214)	(18,575)

(Loss) income from continuing operations	(50,297)	3,055	28,269	26,540
Discontinued operations:
Loss from discontinued operations, net of income tax (benefit) of $(3,422)	—	—	—	(5,614)
Gain (loss) on disposal, net of income tax provision (benefit) of $1,071 and $(10,623)	—	—	1,637	(16,826)

Gain (loss) on discontinued operations, net of tax	—	—	1,637	(22,440)
Cumulative effect of accounting change	—	4,585	—	—

Net (loss) income	(50,297)	7,640	29,906	4,100
Dividends and accretion on redeemable preferred shares	—	(6,525)	(11,747)	(10,202)

Net (loss) income available to common shareholders	$(50,297)	$1,115	$18,159	$(6,102)

The accompanying notes are an integral part of the financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

BALANCE SHEETS

	Combined (Successor)	Jostens, Inc. (Predecessor)
	January 3, 2004	December 28, 2002
	In thousands
ASSETS
Cash and cash equivalents	$43,731	$10,938
Accounts receivable, net	141,725	59,027
Inventories, net	111,962	69,348
Salesperson overdrafts, net of allowance of $10,953 and $8,034, respectively	30,062	25,585
Prepaid expenses and other current assets	18,762	8,614
Deferred income taxes	4,591	13,631

Total current assets	350,833	187,143
Property, plant, and equipment, net	272,060	65,448
Goodwill	1,138,664	14,450
Intangibles, net	700,185	479
Deferred financing costs, net	38,836	22,665
Pension assets, net	—	21,122
Other assets	10,997	16,214

	$2,511,575	$327,521

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Short-term borrowings	$16,451	$8,960
Accounts payable	44,966	13,893
Accrued employee compensation and related taxes	40,745	31,354
Commissions payable	18,706	15,694
Customer deposits	149,809	133,840
Income taxes payable	9,636	7,316
Interest payable	23,389	10,789
Current portion of long-term debt	2,000	17,094
Deferred income taxes	4,283	—
Other accrued liabilities	21,681	14,968
Current liabilities of discontinued operations	3,100	4,323

Total current liabilities	334,766	258,231
Long-term debt less current maturities	1,306,675	563,334
Redeemable preferred stock (liquidation preference: $222,561)	258,787	—
Deferred income taxes	261,717	9,668
Pension liabilities, net	18,695	—
Other noncurrent liabilities	16,843	7,978

Total liabilities	2,197,483	839,211
Commitments and contingencies
Redeemable preferred stock (liquidation preference: $86,318)	—	70,790
Common stock:
Jostens, Inc.	—	1,003
Von Hoffmann Holdings, Inc.	916	—
AHC I Acquisition Corp	161	—
Additional paid-in capital	542,938	—
Additional paid-in capital warrants	—	20,964
Treasury stock	(8,470)	—
Carryover basis adjustment	(15,730)	—
Accumulated deficit	(206,101)	(592,005)
Accumulated other comprehensive income (loss)	906	(10,817)
Officer notes receivable	(528)	(1,625)

Total shareholders' equity (deficit)	314,092	(582,480)

	$2,511,575	$327,521

The accompanying notes are an integral part of the financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net (loss) income	$(50,297)	$7,640	$29,906	$4,100
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	26,200	12,649	24,645	25,910
Amortization of debt discount, premium, and deferred financing costs	3,376	3,112	7,422	6,960
Other amortization	21,069	1,939	2,252	2,708
Depreciation and amortization of discontinued operations	—	—	—	1,202
Accrued interest on redeemable preferred stock	22,517	842	—	—
Deferred income taxes	(20,979)	(1,500)	11,805	(2,237)
Loss on sale/disposal of property, plant, and equipment, net	338	—	—	—
Loss on redemption of debt	503	13,878	1,765	—
Cumulative effect of accounting change, net of tax	—	(4,585)	—	—
Other	—	2,765	(959)	3,038
Changes in assets and liabilities:
Accounts receivable	12,019	4,576	(2,789)	8,706
Inventories	29,208	14,293	1,166	20,716
Salesperson overdrafts	(4,840)	1,645	2,452	(810)
Prepaid expenses and other current assets	(5,158)	3,405	(891)	2,423
Pension liabilities/assets	—	(750)	(5,983)	(6,875)
Accounts payable	13,112	(5,969)	(4,828)	(5,709)
Accrued employee compensation and related taxes	5,448	(9,998)	3,962	(3,434)
Commissions payable	(24,953)	25,632	(2,945)	(1,256)
Customer deposits	90,845	(76,069)	7,440	17,552
Income taxes payable	(8,850)	8,288	(9,624)	1,785
Interest payable	871	(6,750)	222	471
Net liabilities of discontinued operations	(326)	(897)	(5,159)	6,982
Other	(7,530)	(939)	(4,387)	(10,585)

Net cash provided by (used in) operating activities	102,573	(6,793)	55,472	71,647
Acquisition of businesses, net of cash acquired	(531,752)	(5,008)	—	—
Purchases of property, plant, and equipment	(20,700)	(6,129)	(22,843)	(22,205)
Purchases of property, plant, and equipment related to discontinued operations	—	—	—	(496)
Proceeds from sale of property, plant, and equipment	198	90	1,256	4,204
Proceeds from sale of business	—	—	—	2,500
Other investing activities, net	(93)	(828)	(1,225)	168

Net cash used in investing activities	(552,347)	(11,875)	(22,812)	(15,829)
Net short-term borrowings	11,658	1,500	8,960	—
Repurchase of common stock and warrants	—	(471,044)	(2,851)	(396)
Principal payments on long-term debt	(25,875)	(379,270)	(60,855)	(38,874)
Redemption of senior subordinated notes payable	(9,325)	—	(8,456)	—
Proceeds from issuance of long-term debt	3,705	475,000	—	—
Proceeds from issuance of common stock	337,934	417,934	—	—
Debt financing costs	(3,504)	(20,212)	(1,620)	—
Proceeds from issuance of senior notes	62,850	—	—	—
Proceeds from issuance of preferred stock	100,000	—	—	—
Repayment of preferred stock	(102,820)	—	—	—
Contribution from Jostens Holding Corp.	102,820	—	—	—
Merger costs	—	(12,608)	—	—
Other financing activities, net	—	1,625	—	—

Net cash provided by (used in) financing activities	477,443	12,925	(64,822)	(39,270)
Effect of exchange rate changes on cash and cash equivalents	144	236	—	—

Increase (decrease) in cash and cash equivalents	27,813	(5,507)	(32,162)	16,548
Cash and cash equivalents, beginning of period	15,918	10,938	43,100	26,552

Cash and cash equivalents, end of period	$43,731	$5,431	10,938	$43,100

Supplemental information
Income taxes paid	$30,344	$1,895	$31,492	$5,004
Interest paid	$25,132	$32,162	$61,542	$71,604

The accompanying notes are an integral part of the financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common shares
				Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
Jostens, Inc. (Predecessor)			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
Balance—December 30, 2000	8,993	$1,015	$—	$24,733	$(1,775)	$(604,102)	$(6,191)	$(586,320)
Net income	—	—	—	—	—	4,100		4,100
Change in cumulative translation adjustment	—	—	—	—	—	—	(1,502)	(1,502)
Transition adjustment relating to the adoption of SFAS No. 133, net of $1,194 tax	—	—	—	—	—	—	(1,821)	(1,821)
Change in fair value of interest rate swap agreement, net of $1,021 tax	—	—	—	—	—	—	(1,566)	(1,566)
Adjustment in minimum pension liability, net of $931 tax	—	—	—	—	—	—	(1,423)	(1,423)

Comprehensive loss								(2,212)
Preferred stock dividends	—	—	—	—	—	(9,670)	—	(9,670)
Preferred stock accretion	—	—	—	—	—	(532)	—	(532)
Repurchase of common stock	(28)	(9)	—	—	368	(755)	—	(396)

Balance—December 29, 2001	8,965	1,006	—	24,733	(1,407)	(610,959)	(12,503)	(599,130)
Net income	—	—	—	—	—	29,906	—	29,906
Change in cumulative translation adjustment	—	—	—	—	—	—	579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax	—	—	—	—	—	—	2,065	2,065
Adjustment in minimum pension liability, net of $627 tax	—	—	—	—	—	—	(958)	(958)

Comprehensive income								31,592
Preferred stock dividends	—	—	—	—	—	(11,097)	—	(11,097)
Preferred stock accretion	—	—	—	—	—	(650)	—	(650)
Repurchase of common stock	(9)	(3)	—	—	126	(268)	—	(145)
Reacquisition of warrants to purchase common shares	—	—	—	(3,769)	—	1,063	—	(2,706)
Interest accrued on officer notes receivable	—	—	—	—	(344)	—	—	(344)

Balance—December 28, 2002	8,956	1,003	—	20,964	(1,625)	(592,005)	(10,817)	(582,480)
Net income	—	—	—	—	—	7,640	—	7,640
Change in cumulative translation adjustment	—	—	—	—	—	—	(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax	—	—	—	—	—	—	1,293	1,293

Comprehensive income								8,655
Preferred stock dividends	—	—	—	—	—	(6,148)	—	(6,148)
Preferred stock accretion	—	—	—	—	—	(377)	—	(377)
Payment on officer notes receivable	—	—	—	—	1,625	—	—	1,625
Repurchase of common stock and warrants	(8,956)	(1,003)	—	(20,964)	—	(449,077)	—	(471,044)
Issuance of common stock	1	—	417,934	—	—	—	—	417,934
Effect of purchase accounting	—	—	—	—	—	1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

The accompanying notes are an integral part of the financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)(CONTINUED)

	Jostens IH Corp. (Successor) Common Stock		Von Hoffmann Holdings, Inc. Common Stock		AHC Acquisitions Corp. I Common Stock
											Accumulated other comprehensive income
Combined (Successor)							Additional paid-in capital	Treasury stock	Carryover basis adjustment	Accumulate deficit		Officer notes receivable
	Shares	Dollars	Shares	Dollars	Shares	Dollars							Total
	In thousands
Jostens IH Corp.	1	$—	—	$—	—	$—	$317,934	$—	$—	$—	$—	$—	$317,934
Von Hoffmann	—	—	71,594	716	—	—	86,434	(8,470)	—	(52,013)	—	(509)	26,158
Arcade	—	—	—	—	16,111	161	15,950	—	(15,730)	(103,791)	350	—	(103,060)

Combined Balance—July 29, 2003	1	—	71,594	716	16,111	161	420,318	(8,470)	(15,730)	(155,804)	350	(509)	241,032
Net loss	—	—	—	—	—	—	—	—	—	(50,297)	—	—	(50,297)
Other comprehensive income, net of tax foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	556	—	556

Comprehensive loss													(49,741)
Contribution from Jostens Holding Corp.	—	—	—	—	—	—	102,820	—	—	—	—	—	102,820
Issuance of common stock	—	—	20,000	200	—	—	19,800	—	—	—	—	(19)	19,981

Ending Balance—January 3, 2004	1	$—	91,594	$916	16,111	$161	$542,938	$(8,470)	$(15,730)	$(206,101)	$906	$(528)	$314,092

The accompanying notes are an integral part of the financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Basis of Presentation

        As a result of the merger transaction as discussed in Note 2, Jostens IH Corp. applied purchase accounting and a new basis of accounting began after July 29, 2003. Fiscal 2003 includes a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months). The financial statements for the predecessor period are those of Jostens, Inc. and its wholly owned subsidiaries. The financial statements for the successor period are presented on a combined basis and include the accounts of Jostens IH Corp. and subsidiaries (Jostens), Von Hoffmann Holdings Inc. and subsidiaries (Von Hoffmann), and AHC I Acquisition Corp. and subsidiaries (Arcade) (combined, "the Companies"), which are held under common ownership by DLJ Merchant Bankers (DLJ).

        Jostens, 82% indirectly owned by DLJ, is a provider of school-related affinity products and services in three major product categories: yearbooks, class rings, and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories, and fine paper announcements. Jostens is also a provider of school photography products and services in Canada and has a small but growing presence in the United States. Jostens utilizes a 52-/53-week fiscal year ending on the Saturday nearest December 31. The post-merger period in 2003 and fiscal years 2002 and 2001 ended on January 3, 2004, December 28, 2002, and December 29, 2001, respectively. The combined pre-merger and post-merger periods in 2003 consisted of 53 weeks while fiscal years 2002 and 2001 each consisted of 52 weeks.

        Von Hoffmann, 99% owned by DLJ, is a manufacturer of four-color casebound and softcover educational textbooks and related components for major publishers of books in the United States. Included in the accounts of Von Hoffmann are the results of its wholly owned subsidiary, Von Hoffmann Corporation (the Subsidiary). Von Hoffmann utilizes a calendar fiscal year and is combined as of December 31, 2003 and for the period from August 1, 2003 to December 31, 2003.

        Arcade, 99% owned by DLJ, is a global marketer and manufacturer of multisensory marketing, interactive advertising, and sampling systems that utilize various technologies that engage the senses of touch, sight, and smell. Arcade utilizes a fiscal year-end of June 30 and is combined as of December 31, 2003 and for the period from August 1, 2003 to December 31, 2003.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform with recent accounting pronouncements and guidance. As disclosed in Note 20, Von Hoffmann has reclassified the assets and liabilities pertaining to the Lehigh Direct division of Lehigh Press within their respective individual financial statement line items rather than as previously reported in the consolidated balance sheet of Von Hoffmann's Annual Report on Form 10-K for the year ended December 31, 2003 as an "asset held for sale". Furthermore, the statement of operations for the successor period in 2003 includes the reclassification of the Lehigh Direct division's results, previously reported as discontinued operations in Von Hoffmann's Annual Report on Form 10-K for the year ended December 31, 2003. The reclassification had no impact on net earnings as previously reported.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Companies to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        The Companies make estimates of potentially uncollectible customer accounts receivable and evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to repay, and prevailing economic conditions. The Companies make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective, and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        The Companies make estimates of potential future product returns related to current period product revenue. They evaluate the adequacy of the allowance on a periodic basis. This evaluation includes historical returns experience, changes in customer demand and acceptance of their products, and prevailing economic conditions. The Companies make adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective, and estimates may be revised as more information becomes available.

Allowance for Salesperson Overdrafts

        Jostens makes estimates of potentially uncollectible receivables arising from sales representative draws paid in excess of earned commissions. For veteran sales representatives, these estimates are based on historical commissions earned and the length of service. For newer sales representatives, receivables arising from draws paid in excess of earned commissions are fully reserved. Jostens evaluates the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay, and prevailing economic conditions. Jostens makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, certain other precious metals, and paper, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor, and applicable overhead. LIFO inventories were $26.3 million at the end of 2003 and $0.1 million at the end of 2002 and approximated replacement cost in both years. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant, and Equipment

        Property, plant, and equipment are stated at historical cost except that Jostens adjusted its property, plant, and equipment to fair value in accordance with applying purchase accounting in conjunction with the merger on July 29, 2003. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7
Leasehold improvements	1 to 3

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software; (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project; and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are originally recorded at their fair values at the date of acquisition. Goodwill and indefinite-lived intangibles are no longer amortized, but are tested annually for impairment, or more frequently if impairment indicators occur. Prior to fiscal 2002, goodwill and intangibles were amortized over their estimated useful lives, not to exceed a period of 40 years. Definite-lived intangibles are amortized over their estimated useful lives and are evaluated for impairment annually, or more frequently if impairment indicators are present, using a process similar to that used to test other long-lived assets for impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in compliance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS No. 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Companies consider historical performance and future estimated results in their evaluation of impairment. If the carrying amount of the asset exceeds the expected undiscounted future cash flows, the Companies measure the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting the expected future cash flows at the rate the Companies utilize to evaluate potential investments.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

        Revenue is recognized when the earnings process is complete, evidenced by an agreement between the Companies and the customer, delivery and acceptance has occurred, collectibility is probable, and pricing is fixed and determinable.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious, and synthetic stones from a single supplier located in Germany. Jostens believes this supplier is also a supplier to their major class ring competitors in the United States.

        Arcade's products that account for a significant portion of their net sales utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier or specific component materials that are sourced from one qualified supplier.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with SFAS No. 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS No. 133 requires that they recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Effective December 31, 2000, the beginning of fiscal year 2001, Jostens adopted SFAS No. 133 and recognized a $1.8 million, net-of-tax cumulative effect adjustment in other comprehensive income (loss). Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        The Companies apply the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and nonemployee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The following table illustrates the effect on net income (loss) if Jostens had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For the successor period, the Companies' pro forma net loss incorporating the amortization of the stock-based compensation expense would not have been materially different from reported net loss.

	Jostens, Inc. (Predecessor)
	Seven Months 2003	2002	2001
	In thousands
Net income (loss) available to common shareholders
As reported	$1,115	$18,159	$(6,102)
Add stock-based employee compensation expense included in reported net income available to common shareholders, net of tax effects	7,608	—	—
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax effects	(2,184)	(483)	(375)

Pro forma net income (loss) available to common shareholders	$6,539	$17,676	$(6,477)

New Accounting Standards

SFAS No. 143—Accounting for Asset Retirement Obligations

        In the first quarter of fiscal 2003, the Companies adopted SFAS No. 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Adoption of SFAS No. 143 had no impact on the financial statements.

SFAS No. 146—Accounting for Costs Associated With Exit or Disposal Activities

        In the first quarter of fiscal 2003, the Companies adopted SFAS No. 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value. Adoption of SFAS No. 146 had no impact on the financial statements.

SFAS No. 150—Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity

        As of June 29, 2003, the Companies adopted SFAS No. 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). Jostens determined that the characteristics of its redeemable preferred stock were such that the securities should be classified as a liability and recognized a $4.6 million cumulative effect of a change in accounting principle upon adoption. Restatement of prior periods was not permitted. Jostens assessed the value of the redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million. The redeemable preferred stock was reclassified to the liabilities section of the balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in its results of operations rather than as a reduction to retained earnings. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax-deductible.

        The assessment performed by Arcade of its mandatorily redeemable senior preferred stock did not result in an adjustment and the mandatorily redeemable senior preferred stock was appropriately reclassified to a liability on July 1, 2003.

        Unaudited pro forma amounts assuming the change in accounting principle had been in effect since the beginning of 2001 are as follows:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net (loss) income available to common shareholders
As reported	$(50,297)	$1,115	$18,159	$(6,102)
Dividends and accretion on redeemable preferred shares previously reported	—	6,525	11,747	10,202
Reverse cumulative effect of accounting change	—	(4,585)	—	—
Pro forma interest expense	—	(5,528)	(10,395)	(8,788)

Pro forma net (loss) income available to common shareholders	$(50,297)	$(2,473)	$19,511	$(4,688)

SFAS No. 132 (Revised)—Employers' Disclosures About Pensions and Other Postretirement Benefits

        As of January 3, 2004, the Companies adopted the provisions of SFAS No. 132 (Revised), which amends the disclosure requirements of SFAS No. 132 to require more complete information in both annual and interim financial statements about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. A discussion of the accounting policy and the required disclosures under the revised provisions of SFAS No. 132 are included in Note 15. Adoption of this statement had no impact on the financial statements.

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor's postretirement health care plans. In accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) 106-1, all amounts are presented without reflecting any potential effects of the Act. On May 19, 2004, the FASB issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act in the first interim period beginning after June 15, 2004. The Companies do not expect the adoption of the Act to have a material impact on the consolidated and combined financial statements.

2.    Jostens Merger

        On June 17, 2003, Jostens Holding Corp. (JHC), the parent of Jostens IH Corp., entered into a merger agreement with Jostens, Inc. and Ring Acquisition Corp., an entity organized by JHC, for the sole purpose of effecting its acquisition of Jostens, Inc. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens, Inc., with Jostens, Inc. becoming the surviving company and an indirect subsidiary of JHC (the merger).

        In connection with the merger, JHC invested $317.9 million into JIHC, a controlled subsidiary of JHC and the direct parent of Jostens, Inc. Following the merger, JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens, Inc. Jostens, Inc. used the proceeds from the capital contribution, along with incremental borrowings under its new senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens, Inc. paid $471.0 million to holders of common stock and warrants representing a cash payment of $48.25 per share. In addition, they paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal, and accounting fees. Jostens, Inc. also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        Also in connection with the merger, Jostens, Inc. refinanced its senior secured credit facility through the establishment of a new senior secured credit facility. Jostens, Inc. received $475.0 million in borrowings under the new credit facility and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, Jostens, Inc. incurred transaction fees and related costs of $20.2 million associated with the new credit facility, which have been capitalized and are being amortized as interest expense over the life of the facility. Jostens, Inc. also wrote off the unamortized balance of $13.9 million relating to deferred financing costs associated with the old credit facility.

Merger Accounting

        Jostens accounted for the merger as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations, which requires a valuation for the assets and liabilities of Jostens, Inc. and its subsidiaries based upon the fair values as of the date of the merger. Jostens' purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholders' equity of Jostens, Inc. as the value of Jostens ownership upon completion of the merger. Immediately prior to the merger, shareholders' equity of Jostens, Inc. was a deficit of approximately $578.7 million. As of January 3, 2004, the preliminary allocation of the purchase price, excluding certain transaction costs, was as follows:

In thousands
Current assets	$165,280
Property, plant, and equipment	101,989
Intangible assets	660,399
Goodwill	727,633
Other assets	18,622
Current liabilities	(199,776)
Long-term debt	(594,494)
Redeemable preferred stock	(126,511)
Deferred income taxes	(253,577)
Other liabilities	(28,521)

$471,044

        Jostens estimated the fair value of its assets and liabilities, including intangible assets and property, plant, and equipment, as of the merger date, utilizing information available at the time that the financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. Jostens also recognized the funding status of its pension and postretirement benefit plans as of July 29, 2003 and updated the calculation of the successor pension expense.

        As a result of the merger, in accordance with SFAS No. 141, the financial statements for fiscal 2003 include a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months).

3.    Acquisition of The Lehigh Press, Inc.

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. (Lehigh Press) for approximately $108.3 million (the Lehigh Press Acquisition). Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers (Lehigh Litho) and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school casebound education market, as well as its strategy to increase product offerings and capabilities to its customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's new credit agreement and cash on hand.

        The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        The following table summarizes the purchase price allocation of assets acquired and liabilities assumed at the date of acquisition. Lehigh Press is in the process of completing its final federal and state tax returns for the tax periods under previous ownership; thus, the allocation of the purchase price is subject to adjustment.

In thousands
Current assets	$18,658
Property, plant, and equipment	38,437
Intangible assets:
Customer relationships	19,500
Trade name	9,580
Noncompete agreements	16,220

45,300
Goodwill	49,790

Total assets acquired	152,185
Current liabilities	(13,153)
Deferred income taxes	(19,960)
Deferred compensation and pension	(10,760)

Total liabilities assumed	(43,873)

Net assets acquired	$108,312

        None of the goodwill is tax-deductible. As of December 31, 2003, the stock purchase agreement required $9.0 million to be placed in escrow for certain working capital adjustments and other indemnification clauses as defined in the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        The combined financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

4.    Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the Jostens merger and the acquisition of Lehigh Press had occurred at the beginning of the respective years. The unaudited pro forma information also combines the operations of Von Hoffmann and Arcade for all of the respective years:

	In thousands
	2003	2002
Revenues	$1,409,543	$1,387,364
Net loss	(46,271)	(39,762)

5.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

Josten, Inc. (Predecessor)	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	In thousands
Balance at December 30, 2000	$(5,243)	$(948)	$—	$(6,191)
Transition adjustment relating to adoption of SFAS No. 133	—	—	(1,821)	(1,821)
Current period change	(1,502)	(1,423)	(1,566)	(4,491)

Balance at December 29, 2001	(6,745)	(2,371)	(3,387)	(12,503)
Current period change	579	(958)	2,065	1,686

Balance at December 28, 2002	(6,166)	(3,329)	(1,322)	(10,817)
Pre-merger period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

Combined (Successor)
Balance at July 29, 2003	$350	$—	$—	$350
Successor period change	556	—	—	556

Balance at January 3, 2004	$906	$—	$—	$906

6.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Trade receivables	$151,054	$67,181
Allowance for doubtful accounts	(3,538)	(2,557)
Allowance for sales returns	(5,791)	(5,597)

Accounts receivable, net	$141,725	$59,027

        Net inventories were comprised of the following:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Raw materials and supplies	$35,178	$10,810
Work-in-process	45,819	27,347
Finished goods	34,713	32,850
Reserve for obsolescence	(2,506)	(1,659)

	113,204	69,348
LIFO reserve	(1,242)	—

Inventories, net	$111,962	$69,348

Precious Metals Consignment Arrangement

        Jostens has a precious metals consignment arrangement with a major financial institution whereby it has the ability to obtain up to $30.0 million in consigned inventory. Jostens expensed consignment fees related to this facility of $0.2 million in the successor period of 2003, $0.2 million in the predecessor period of 2003, and $0.3 million and $0.5 million in 2002 and 2001, respectively. Under the terms of the consignment arrangement, Jostens does not own the consigned inventory until it is shipped in the form of a product to its customer. Accordingly, Jostens does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory as of the end of 2003 and 2002 was $24.1 million and $17.4 million, respectively.

7.    Property, Plant, and Equipment

        As of the end of 2003 and 2002, net property, plant, and equipment consisted of:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Land	$19,694	$2,795
Buildings	83,144	36,332
Machinery and equipment	361,713	201,421
Capitalized software	13,410	40,242
Transportation equipment	853	—
Furniture and fixtures	11,746	—
Construction in progress	2,604	—

Total property, plant, and equipment	493,164	280,790
Less accumulated depreciation and amortization	221,104	215,342

Property, plant, and equipment, net	$272,060	$65,448

        Property, plant, and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting. Depreciation expense was $26.2 million for the successor period in 2003 and $12.6 million for the predecessor period in 2003. Depreciation expense for 2002 and 2001 was $24.6 million and $25.9 million, respectively. The amount in 2001 related to continuing operations. Amortization related to capitalized software is included in depreciation expense and totaled $2.6 million for the post-merger period in 2003, $3.8 million for the predecessor period in 2003, and $6.9 million and $6.6 million in 2002 and 2001, respectively.

8.    Goodwill and Other Intangible Assets

        On December 30, 2001, the beginning of fiscal year 2002, the Companies adopted SFAS No. 142, Goodwill and Other Intangible Assets, which provides that goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators occur. Separable intangible assets that are deemed to have definite lives continue to be amortized over their useful lives. Had the provisions of SFAS No. 142 been in effect during fiscal year 2001, net loss available to common shareholders would have decreased by $1.0 million and income from continuing operations would have increased by $0.5 million.

Goodwill

        The changes in the net carrying amount of goodwill were as follows:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002
	In thousands
Jostens	$679,231	$14,450	$13,759
Von Hoffmann	189,855	—	—
Arcade	152,994	—	—

Combined balance at beginning of period	1,022,080	14,450	13,759
Goodwill acquired during the period	60,744	664,668	678
Purchase price adjustments	55,768	—	—
Currency translation	72	113	13

Balance at end of period	$1,138,664	$679,231	$14,450

Other Intangible Assets

        Information regarding other intangible assets as of the end of 2003 and 2002 is as follows:

	Combined (Successor) 2003
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net
	In thousands
School relationships	10 years	$330,000	$(14,540)	$315,460
Order backlog	1.5 years	49,394	(2,803)	46,591
Internally developed software	2 to 5 years	12,200	(1,447)	10,753
Patented/unpatented technology	3 years	19,508	(3,303)	16,205
Customer relationships	4 to 40 years	35,455	(5,225)	30,230
Other	3 years	17,619	(1,253)	16,366

		464,176	(28,571)	435,605
Trademarks	Indefinite	264,580	—	264,580

		$728,756	$(28,571)	$700,185

	Jostens, Inc. (Predecessor) 2002
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net
	In thousands
Customer relationships	5 years	$510	$(51)	$459
Other	3 years	24	(4)	20

		$534	$(55)	$479

        Amortization expense was $21.1 million for the successor period in 2003 and $0.6 million for the predecessor period in 2003. Amortization expense for 2002 and 2001 was $0.1 million and $0.5 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years, based on intangible assets as of January 3, 2004, is as follows:

In thousands
2004	$93,946
2005	46,572
2006	44,196
2007	40,400
2008	38,919

$264,033

        The increase in goodwill and other intangible assets is predominantly attributable to the effect of purchase accounting in connection with the merger as discussed in Note 2 and the acquisition of Lehigh Press discussed in Note 3. In addition, Jostens acquired the net assets of a photography business in January 2003 for $5.0 million in cash. The purchase price allocation was $0.4 million to net tangible assets, $3.2 million to amortizable intangible assets, and $1.4 million to goodwill. Jostens also acquired the net assets of a printing business in September 2003 for $10.9 million in cash. The purchase price allocation was $0.7 million to net tangible assets, $4.5 million to amortizable intangible assets, and $5.7 million to goodwill.

        Acquisitions are accounted for as purchases and, accordingly, have been included in the results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.

9.    Long-Term Debt

        As of the end of 2003 and 2002, long-term debt consists of the following:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Borrowings under senior secured credit facility:
Term loan, variable rate, 3.72% at January 3, 2004, with semiannual principal and interest payments through July 2010—Jostens	$453,705	$—
Term Loan A, variable rate, 3.65% at December 28, 2002, paid in full July 2003	—	58,602
Term Loan C, variable rate, 4.15% at December 28, 2002, paid in full July 2003	—	320,669
Senior subordinated notes—Jostens, 12.75% fixed rate, including premium of $22,717 at January 3, 2004, net of discount of $16,343 at December 28, 2002, with semiannual interest payments of $13.3 million, principal due and payable at maturity—May 2010	231,702	201,157
Senior subordinated notes—Von Hoffmann	100,000	—
Senior secured credit agreement—revolving loan—Von Hoffmann	25,800	—
Senior notes—Von Hoffmann, including unamortized premium	277,749	—
Subordinated exchange debentures—Von Hoffmann	41,169	—
Term loan—Arcade	7,250	—
Senior notes—Arcade	103,510	—
Amended and restated notes—Arcade, net of $547 (original issue discount)	67,790	—

	1,308,675	580,428
Less current portion	2,000	17,094

	$1,306,675	$563,334

        Maturities of long-term debt, excluding $22.7 million of premium on the senior subordinated notes, as of the end of 2003 are as follows:

In thousands
2004	$2,000
2005	32,099
2006	70,589
2007	147,758
2008	59,698
Thereafter	973,814

$1,285,958

Senior Secured Credit Facility—Jostens

        In connection with the merger, Jostens refinanced its senior secured credit facility through the establishment of a new senior secured credit facility, which consists of: (i) a $475.0 million term loan; (ii) a $150.0 million revolving credit facility; and (iii) $3.7 million drawn under an incremental $50.0 million change of control term loan, which was subsequently consolidated into the term loan. The proceeds of the change of control term loan were used solely to fund certain change of control payments due to holders of Jostens 12.75% senior subordinated notes due May 2010 (the notes) who elected to tender their notes pursuant to the notes change of control offer that Jostens commenced on July 30, 2003 (the Notes Offer). Commitment for the amounts not borrowed in respect of the $50.0 million change of control term loan terminated following the consummation of the Notes Offer and is not available for future use. Substantially all of the assets of Jostens' operations were used to secure the new senior secured credit facility.

        The term loan bears a variable interest rate based upon either the London Interbank Offered Rate (LIBOR) or an "alternative base rate," which is based upon the greater of the federal funds effective rate plus 0.5% or the prime rate, plus a fixed margin. Future mandatory principal payment obligations under the term loan are due semiannually beginning on July 2, 2005 at an amount equal to 2.63% of the current outstanding balance of the term loan. Thereafter, semiannual principal payments gradually increase through July 2009 to an amount equal to 7.89% of the current outstanding balance of the term loan, with two final principal payments due in December 2009 and July 2010, each equal to 26.32% of the current outstanding balance of the term loan. In the post-merger period of 2003 and during 2002 and 2001, Jostens voluntarily paid down $25.0 million, $40.0 million, and $24.0 million, respectively, of its term loans. Deferred financing fees related to these voluntary prepayments, which are included in interest expense, totaled $0.6 million in the post-merger period of 2003 and $1.2 million and $0.8 million in 2002 and 2001, respectively.

        Under the $150.0 million revolving credit facility, Jostens may borrow funds and elect to pay interest under either LIBOR or the "alternative base rate" plus applicable margins. The revolving credit facility contains a subfacility that allows Jostens' Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $150.0 million facility. The revolving credit facility expires on July 29, 2008. At the end of 2003, there was $13.0 million outstanding in the form of short-term borrowings at the Canadian subsidiary at a weighted average interest rate of 6.25% and an additional $12.8 million outstanding in the form of letters of credit, leaving $124.2 million available under this facility.

        The senior secured credit facility requires that Jostens meet certain financial covenants, ratios, and tests, including a maximum senior leverage ratio, a maximum leverage ratio, and a minimum interest coverage ratio. In addition, Jostens is required to pay certain fees in connection with the senior secured credit facility, including letter of credit fees, agency fees, and commitment fees. The senior secured credit facility and the notes contain certain cross-default and cross-acceleration provisions whereby default under or acceleration of one debt obligation would, consequently, cause a default or acceleration under the other debt obligation. At the end of 2003, Jostens was in compliance with all covenants.

Senior Subordinated Notes—Jostens

        The notes are not collateralized and are subordinate in right of payment to the senior secured credit facility.

        The notes were issued with detachable warrants valued at $10.7 million. During 2002, Jostens repurchased 79,015 warrants to purchase 149,272 actual equivalent shares of common stock for $2.7 million. In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $13.3 million.

        The notes were issued with an original issuance discount of $19.9 million. In accordance with purchase accounting, Jostens recorded the notes at fair value based on the quoted market price as of the merger date, giving rise to a premium in the amount of $24.4 million and eliminating the unamortized discount of $15.5 million. The resulting premium is being amortized to interest expense through May 2010 and represents a $1.1 million reduction to interest expense during the post-merger period in 2003. The discount was also being amortized to interest expense, and during the pre-merger period of 2003, 2002, and 2001, the amount of interest expense related to the amortization of discount on the notes was $0.8 million, $1.2 million, and $1.1 million, respectively.

        During the post-merger period of 2003, Jostens purchased $3.5 million principal amount of the notes pursuant to the Notes Offer and voluntarily redeemed an additional $5.0 million principal amount of the notes. As a result of these transactions, Jostens recognized a loss of $0.5 million consisting of $0.8 million of premium paid on redemption of the notes and a net $0.3 million credit to write off unamortized premium, original issuance discount, and deferred financing costs.

        During 2002, Jostens voluntarily redeemed $7.5 million principal amount of the notes and recognized a loss of $1.8 million consisting of $1.0 million of premium paid on redemption of the notes and $0.8 million to write-off unamortized original issuance discount and deferred financing costs.

        As of the end of 2003 and 2002, the fair value of Jostens' debt, excluding the notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the notes as of the end of 2003 and 2002 was $239.8 million and $242.2 million, respectively, and was estimated based on the quoted market price.

Senior Secured Credit Agreement—Von Hoffmann

        On March 26, 2002, Von Hoffmann entered into a Senior Secured Credit Agreement (the New Credit Agreement), which provides $90.0 million on a revolving basis. The New Credit Agreement was amended in 2003 to allow for the acquisition of Lehigh Press as well as an increase in available borrowings. The available borrowings were increased to $100.0 million effective October 7, 2003. The New Credit Agreement expires November 15, 2006.

        Borrowings under the New Credit Agreement bear interest at variable rates tied to, at Von Hoffmann's option, LIBOR or base rates of interest, and such interest is payable quarterly. Additionally, performance-based reductions of interest rates are available subject to measures of leverage. At December 31, 2003, Von Hoffmann had $25.8 million outstanding borrowings and approximately $54.6 million available for future borrowings under the New Credit Agreement, net of a $2.1 million outstanding letter of credit.

        The indebtedness outstanding on the New Credit Agreement is guaranteed by Von Hoffmann and secured by the capital stock of the Subsidiary. Additionally, the indebtedness is secured by substantially all existing and after-acquired property and assets of the Subsidiary.

Senior Notes—Von Hoffmann

        On March 26, 2002, Von Hoffmann issued $215.0 million of 10.25% senior notes (the Von Hoffmann Senior Notes) due in 2009. On October 22, 2003, Von Hoffmann issued an additional $60 million of the Von Hoffmann Senior Notes with the same maturity, at a premium of $2.9 million. The premium will be amortized as a reduction to interest expense over the remaining life of the debt instrument.

        The notes pay interest semiannually in arrears on February 15 and August 15 and are a general unsecured obligation of Von Hoffmann, fully and unconditionally guaranteed by Von Hoffmann. The notes are subordinated to all current and future secured debt, including borrowings under the New Credit Agreement. Under the Von Hoffmann Senior Notes indenture, Von Hoffmann is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        Proceeds from the New Credit Agreement and the initial issuance of the Von Hoffmann Senior Notes were used to pay off all outstanding balances under Von Hoffmann's prior senior secured credit agreement in 2002.

Senior Subordinated Notes—Von Hoffmann

        On May 22, 1997, Von Hoffmann issued $100.0 million of 10.375% senior subordinated notes due in 2007. The notes pay interest semiannually in arrears on May 15 and November 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by Von Hoffmann, and subordinated to all current and future senior debt, including borrowings under the New Credit Agreement and the Von Hoffmann Senior Notes.

        Under the senior subordinated notes indenture, Von Hoffmann is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness and sell assets.

Subordinated Exchange Debentures—Von Hoffmann

        On May 22, 1997, Von Hoffmann issued redeemable preferred stock due in 2009 and detachable warrants for $25.0 million. The total proceeds received were allocated between the preferred stock and the warrants based on an estimate of each security's fair value at the date of issuance. The preferred stock accreted dividends at an annual rate of 13.5% until it was exchanged on November 16, 1998 for subordinated exchange debentures due in 2009. After the exchange, the preferred stock owners sold the subordinated exchange debentures in the open market. The subordinated exchange debentures accrue interest at a rate of 13.5%. Interest is currently not paid in cash but accretes to and increases the principal amount of each debenture. Beginning on May 22, 2002, interest is required to be paid in cash, subject to restrictions defined in the New Credit Agreement and conditions provided in the subordinated exchange debentures indenture. These restrictions remained in effect after May 22, 2002; therefore, interest continues not to be paid in cash but accretes and increases the principal amount of each debenture.

        A total of 5,000 detachable warrants to purchase Von Hoffmann common stock were issued in conjunction with the issuance of the redeemable preferred stock. The warrants entitle the holder to purchase common shares of Von Hoffmann at a price of $0.01 per share. The warrants expire after ten years and can be exercised at any time.

        At December 31, 2003, the fair value of the Von Hoffmann Senior Notes and senior subordinated notes was approximately $291.5 million and $100.3 million, respectively, based on quoted market prices. The fair value of borrowings under the senior secured credit agreement—Von Hoffmann approximates the carrying value. The redemption value of the subordinated exchange debentures—Von Hoffmann at December 31, 2003 was $42.6 million.

Line of Credit—Arcade

        On December 18, 2001, Arcade amended and restated its credit agreement. The credit agreement provides for a $10.0 million term loan which matures on December 31, 2006 with varying quarterly principal payments and, under certain circumstances, payments of "excess cash flow" as defined in the credit agreement. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (the weighted average interest rate on the outstanding balance under the term loan was 5.05%

at December 31, 2003). The weighted average interest rate on the outstanding balance under the term loan was 4.82% for the five-month period ended December 31, 2003.

        The credit agreement also provides for a revolving loan commitment up to a maximum of $20.0 million and expires on December 31, 2006. Borrowings are limited to a borrowing base consisting of accounts receivable, inventory, and property, plant, and equipment which serve as collateral for the borrowings. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (the weighted average interest rate on the outstanding balance under the revolving loan was 5.29% at December 31, 2003). The weighted average interest rate on the outstanding balance under the revolving loan was 5.34% for the five-month period ended December 31, 2003.

        Arcade is required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. In addition, Arcade is required to pay fees equal to 2.5% of the average daily outstanding amount of lender guarantees. The Company had $0.3 million of lender guarantees outstanding at December 31, 2003. The credit agreement contains certain financial covenants and other restrictions, including restrictions on additional indebtedness and restrictions on the payment of dividends. As of December 31, 2003, Arcade was in compliance with all debt covenants.

Senior Notes—Arcade

        On June 25, 1998, Arcade completed a private placement of $115.0 million of senior notes (the Arcade Senior Notes), which mature on July 1, 2008. The Arcade Senior Notes are general unsecured obligations of Arcade and bear interest at 10.5% per annum, payable semiannually on January 1 and July 1. The placement of the Arcade Senior Notes yielded Arcade net proceeds of $110.2 million after deducting offering expenses of $4.8 million, including $3.5 million of underwriting fees paid to an affiliate of the shareholder. The Arcade Senior Notes are redeemable at the option of Arcade, in whole or in part, at any time after July 1, 2003 at a price of up to 105.25% of the outstanding principal balance plus accrued and unpaid interest. The Arcade Senior Notes contain certain covenants, including restrictions on the declaration and payment of dividends by Arcade and limitations on the incurrence of additional indebtedness. On December 22, 1998, Arcade completed the registration of the Arcade Senior Notes with the SEC. During fiscal 2001, Arcade purchased $4.0 million of the Arcade Senior Notes for $3.1 million and recognized a gain of approximately $0.7 million. The purchased notes were subsequently retired.

Amended and Restated Notes

        On November 1, 1999, Arcade issued amended and restated notes totaling $35.5 million in exchange for the accreted value of the floating rate notes (net of unamortized original issue discount) of $34.6 million. Pursuant to generally accepted accounting principles, the exchange constituted a nonsubstantial modification to the original notes. Therefore, the amended and restated notes have been recorded at the net carrying value of the original floating rate notes (net of the unamortized original issue discount) totaling $34.6 million. The amended and restated notes bear a fixed interest rate of approximately 16% per annum, mature on December 15, 2009, and provide for the payment of stipulated early redemption premiums. Interest is payable quarterly and can be settled through the issuance of additional notes through maturity at the discretion of Arcade. At November 1, 1999, the outstanding principal and redemption premiums of the amended and restated notes were approximately $35.5 million and $3.7 million, respectively. At December 31, 2003, the carrying value of the amended and restated notes was $67.8 million, which includes amounts for accrued interest. The amended and restated notes are general unsecured obligations of Arcade and can be repaid prior to maturity.

10.    Redeemable Preferred Stock

Jostens

        In May 2000, Jostens issued redeemable, payment-in-kind, preferred shares (Jostens redeemable preferred stock) having an initial liquidation preference of $60.0 million. The holders of Jostens redeemable preferred stock are entitled to receive dividends at 14.0% per annum, compounded quarterly and payable either in cash or in additional shares of the same series of preferred stock. The shares of Jostens redeemable preferred stock are subject to mandatory redemption by Jostens in May 2011 for a total amount of $272.6 million.

        Jostens ascribed $14.0 million of the initial liquidation preference value to detachable warrants to purchase 531,325 shares of its Class E common stock at an exercise price of $0.01 per share. In addition, $3.0 million of issuance costs were netted against the initial liquidation preference value and reflected as a reduction to the carrying amount of its preferred stock. Prior to the adoption of SFAS No. 150 on June 29, 2003, the carrying value of the Jostens redeemable preferred stock was being accreted to full liquidation preference value, plus unpaid preferred stock dividends, over the 11-year period through charges to retained earnings. Upon adoption of SFAS No. 150, Jostens assessed the value of the Jostens redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million and a $4.6 million cumulative effect of a change in accounting principle. The Jostens redeemable preferred stock was reclassified to the liabilities section of the balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in the results of operations rather than as a reduction to retained earnings.

        In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $25.6 million. In accordance with purchase accounting, Jostens recorded the Jostens redeemable preferred stock at fair value as of the merger date based on a third-party appraisal, giving rise to a premium in the amount of $36.5 million and eliminating the unamortized discount of $19.6 million previously established with the adoption of SFAS No. 150. The resulting premium is being amortized to interest expense through 2011 and represents a $0.3 million reduction to interest expense during the post-merger period in 2003. During the pre-merger period of 2003, $0.1 million of discount was amortized to interest expense.

        Also in connection with the merger, Jostens issued 8% redeemable preferred stock (the JIHC redeemable preferred stock) to the DLJMB Funds and received proceeds of $100.0 million. A portion of the net proceeds from the JHC notes offering was used to purchase all of the outstanding JIHC redeemable preferred stock for $102.8 million, which JHC contributed to the capital adjustments.

        The aggregate liquidation preference outstanding of JIHC redeemable preferred stock as of the end of 2003 and 2002 was $99.1 million and $86.3 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $0.01 par value, authorized. Jostens had 96,793 and 84,350 shares outstanding in the form of redeemable preferred stock as of the end of 2003 and 2002, respectively.

Arcade

        Arcade is authorized to issue up to 5,000,000 shares of preferred stock, of which 2,111,111 shares have been designated as Senior Preferred Stock. In connection with the acquisition of Arcade, Arcade issued 2,011,111 shares of mandatorily redeemable senior preferred stock, resulting in proceeds of approximately $50.3 million. The mandatorily redeemable senior preferred stock accretes in value at 15% per annum, compounded quarterly, and must be redeemed by December 15, 2012. Early redemption is required if outstanding and there is a change in control. Arcade may redeem all or part of the outstanding mandatorily redeemable senior preferred stock for its accreted value multiplied by a declining redemption premium percentage that ranges from 107.5% to 100% based upon the year of redemption. The aggregate liquidation preference outstanding of Arcade's mandatorily redeemable senior preferred stock as of the end of 2003 was $123.5 million including accrued dividends. Upon adoption of SFAS No. 150, assessment performed by Arcade of its mandatorily redeemable senior preferred stock did not result in a fair value adjustment. The mandatorily redeemable senior preferred stock was reclassified to the liabilities section of the balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in the results of operations rather than as a reduction to retained earnings.

11.    Derivative Financial Instruments and Hedging Activities

        The Companies' involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros.

        Jostens used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of its underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in the balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. At the end of 2002, the notional amount outstanding was $70.0 million and the fair value of the interest rate swap was a liability of $2.2 million ($1.3 million net of tax). The contract matured in August of 2003 and was not renewed.

12.    Commitments and Contingencies

Leases

        Equipment and office, warehouse, and production space under operating leases expire at various dates. Rent expense was $2.9 million for the combined successor period and $2.4 million for the pre-merger period in 2003. Rent expense for 2002 and 2001 was $4.0 million and $3.5 million, respectively. Future minimum lease payments under the leases are as follows:

In thousands
2004	$8,139
2005	4,093
2006	2,606
2007	1,436
2008	656
Thereafter	2,238

$19,168

Forward Purchase Contracts

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate its commodity price risk, Jostens enters into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Jostens' purchase commitment at the end of 2003 was $7.5 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore are not subject to the requirements of SFAS No. 133. The fair market value of their open gold forward contracts at the end of 2003 was $8.3 million and was calculated by valuing each contract at quoted futures prices.

        Gains or losses on forward contracts used to purchase inventory for which Jostens has firm purchase commitments qualify as accounting hedges and therefore are deferred and recognized in income when the inventory is sold. Counterparties expose Jostens to loss in the event of nonperformance as measured by the unrealized gains on the contracts. Exposure on open gold forward contracts at the end of 2003 was $0.8 million.

Environmental

        Jostens' operations are subject to a wide variety of federal, state, local, and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and operator of real property or a generator of hazardous substances, it may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. As part of its environmental management program, Jostens is currently involved in various environmental remediation activities. As sites are identified and assessed in this program, Jostens determines potential environmental liabilities. Factors considered in assessing liability include, but are not limited to, whether they have been designated as a potentially responsible party, the number of other potentially responsible parties designated at the site, the stage of the proceedings, and available environmental technology.

        In 1996, Jostens assessed the likelihood as probable that a loss had been incurred at one of its sites based on findings included in remediation reports and from discussions with legal counsel. Although Jostens no longer owns the site, it continues to manage the remediation project, which began in 2000. As of the end of 2003, Jostens had made payments totaling $7.3 million for remediation at this site, and the balance sheet included $0.9 million in other accrued liabilities related to this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. Jostens has not established a receivable for potential recoveries as of January 3, 2004. Jostens believes the effect on its results of operations, cash flows, and financial position, if any, for the disposition of this matter will not be material.

Litigation

        A federal antitrust action was served on Jostens on October 23, 1998. The complainant, Epicenter Recognition, Inc. (Epicenter), alleged that Jostens attempted to monopolize the market of high school graduation products in the state of California. Epicenter is a successor to a corporation formed by four of Jostens' former independent sales representatives. The plaintiff claimed damages of approximately $3.0 million to $10.0 million under various theories and differing sizes of relevant markets. Epicenter waived its right to a jury, so the case was tried before a judge in U.S. District Court in Orange County, California. On June 18, 2002, the Court found, among other things, that while Jostens' use of rebates, contributions, and value-added programs are legitimate business practices widely practiced in the industry and do not violate antitrust laws, its use of multiyear Total Service Program contracts violated Section 2 of the Sherman Act because these agreements could "exclude competition by making it difficult for a new vendor to compete against Jostens."

        On July 12, 2002, the Court entered an initial order providing, among other things, that Epicenter be awarded damages of $1.00, trebled pursuant to Section 15 of the Clayton Act, and that in the state of California, Jostens was enjoined for a period of 10 years from utilizing any contract, including those for Total Service Programs, for a period which extends for more than one year (the Initial Order). The Initial Order also provided for payment to Epicenter of reasonable attorneys fees and costs. Jostens made a motion to set aside the Initial Order. On August 23, 2002, the Court entered its ruling on the motion, and granted, in part, Jostens' motion for relief from judgment, changing the Initial Order and enjoining Jostens for only five years, and allowing them to enter into multiyear agreements in the following specific circumstances: (1) when a school requests a multiyear agreement, in writing and on its own accord or (2) in response to a competitor's offer to enter into a multiyear agreement. On August 23, 2002, the Court entered an additional order granting Epicenter's motion for attorneys' fees in the amount of $1.6 million plus $0.1 million in out-of-pocket expenses for a total award of $1.7 million. On September 12, 2002, Jostens filed a Notice of Appeal to the Ninth Circuit of the United States Court of Appeals. Payment of attorneys' fees and costs were stayed pending appeal. In November 2002, Jostens issued a letter of credit in the amount of $2.0 million to secure the judgment on attorneys' fees and costs. Jostens' brief on appeal was filed with the Court on February 13, 2003. Oral argument was scheduled by the Court and heard by a three-judge panel on October 7, 2003. On November 20, 2003, the Ninth Circuit panel completely reversed the decision of the lower court, holding that Jostens had not violated antitrust laws because they did not possess a monopoly in the relevant market and that the lower court had erred when it founded an injunction under the California unfair competition law. The Ninth Circuit panel also reversed the grant of damages, costs, attorneys' fees, and the injunction. On January 6, 2004, the Ninth Circuit panel denied a Petition for Rehearing and for Rehearing En Banc that had been filed by Epicenter on December 4, 2003. In response to the appellate court's reversal of the Initial Order, the trial court, on March 19, 2004, entered a revised judgment for Jostens and against Epicenter on all claims. The case is now closed.

        The Companies are a party to other litigation arising in the normal course of business. They regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. They believe the effect on the results of operations, cash flows, and financial position, if any, for the disposition of these matters will not be material.

13.    Income Taxes

        The following table summarizes the differences between income taxes computed at the federal statutory rate and income taxes from continuing operations for financial reporting purposes:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Federal statutory income tax rate	35%	35%	35%	35%
Federal (benefit) tax at statutory rate	$(23,181)	$4,113	$22,569	$15,790
State (benefit) tax, net of federal tax benefit	(2,469)	873	2,394	1,655
Foreign tax credits used (generated), net	2,033	—	(16,240)	—
Foreign earnings repatriation, net	933	—	9,278	—
Nondeductible interest expense	4,776	295	—	—
Nondeductible transaction costs	—	3,095	—	—
Capital loss resulting from IRS audit	—	—	(10,573)	—
(Decrease) increase in deferred tax valuation allowance	(890)	—	26,813	—
Other differences, net	43	319	1,973	1,130

(Benefit from) provision for income taxes from continuing operations	$(18,755)	$8,695	$36,214	$18,575

        The U.S. and foreign components of (loss) income from continuing operations before income taxes and the (benefit from) provision for income taxes from continuing operations were as follows:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Domestic	$(72,093)	$10,648	$57,436	$38,172
Foreign	5,861	1,102	7,047	6,943

(Loss) income from continuing operations before income taxes	$(66,232)	$11,750	$64,483	$45,115

Federal	$(271)	$7,977	$20,029	$8,144
State	(45)	1,609	2,289	1,592
Foreign	2,344	609	3,162	3,300

Total current income taxes	2,028	10,195	25,480	13,036
Deferred	(20,783)	(1,500)	10,734	5,539

(Benefit from) provision for income taxes from continuing operations	$(18,755)	$8,695	$36,214	$18,575

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A net deferred tax asset represents management's best estimate of the tax benefits that will more likely than not be realized in future years at each reporting date. Significant components of the deferred income tax liabilities and assets as of the end of 2003 and 2002 consisted of:

	Combined (Successor)	Jostens, Inc. (Predecessor)
	2003	2002
	In thousands
Tax depreciation in excess of book	$(31,360)	$(4,471)
Capitalized software development costs	(2,324)	(3,947)
Tax on unremitted non-U.S. earnings	(904)	(768)
Pension benefits	(21,976)	(17,129)
Basis difference on property, plant, and equipment	(15,506)	—
Basis difference on intangible assets	(269,576)	—
Other	(4,776)	(532)

Deferred tax liabilities	(346,422)	(26,847)
Reserves for accounts receivable and salesperson overdrafts	6,783	5,828
Reserves for employee benefits	16,867	15,424
Other reserves not recognized for tax purposes	21,926	3,326
Foreign tax credit carryforwards	14,392	16,425
Capital loss carryforwards	12,884	13,234
Basis difference on pension liabilities	21,262	—
Basis difference on long-term debt	20,988	—
Amortization of intangibles	5,462	—
Other	7,513	6,232

Deferred tax assets	128,077	60,469
Valuation allowance	(43,064)	(29,659)

Deferred tax assets, net	85,013	30,810

Net deferred tax (liability) asset	$(261,409)	$3,963

        As described in Note 2, Jostens Holding Corp. was organized for the purpose of affecting the acquisition of Jostens, Inc. on behalf of DLJ.

        Jostens recognized $258.2 million of net deferred tax liabilities in connection with the merger. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. At the end of 2003, the net deferred tax liability related to temporary differences arising from their merger accounting was $235.3 million.

        During 2002, Jostens agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of Jostens' federal income tax returns filed for the years 1996 through 1998. As a result of the audit, Jostens agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, Jostens filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. While the appeal process may take up to two years to complete, Jostens believes the outcome of this matter will not have a material impact on its results of operations.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. Since capital losses may only be used to offset future capital gains, Jostens has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to its capital losses may not be realized. At the end of 2003, Jostens has capital loss carryforwards totaling approximately $32.6 million, of which $27.0 million expire in 2004, $4.0 million expire in 2006, and $1.6 million expire in 2007.

        During 2003 and 2002, Jostens repatriated $3.0 million and $32.1 million, respectively, of earnings from its Canadian subsidiary. Jostens was unable to fully utilize all foreign tax credits generated in connection with the distributions. During 2003, Jostens reduced the deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on Jostens' 2002 income tax return. At the end of 2003, Jostens has foreign tax credit carryforwards totaling $14.4 million, of which approximately $13.5 million expire in 2007 and $0.9 million expire in 2008. Jostens has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized. During 2003 and 2002, Jostens provided deferred income taxes of $0.1 million and $0.8 million, respectively, on approximately $0.5 million and $4.0 million, respectively, of unremitted Canadian earnings that are no longer considered permanently invested.

14.    Benefit Plans

Pension and Other Postretirement Benefits

        Jostens has noncontributory defined benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility, and employee compensation. They have funded the benefits for Jostens' qualified pension plans through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans. Jostens also provides certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees.

        Von Hoffmann contributes to a multiemployer pension plan covered by labor union contracts. Contribution amounts are determined by contract and Von Hoffmann does not administer or control the funds in any way. Contributions to the plan were $0.1 million for the five-month period ended December 31, 2003. The fund's administration reported that, as of the most recent actuarial report, the fund had no unfunded vesting liability and no withdrawal liability for contributing employers for the plan year through April 30, 2004.

        With the acquisition of Lehigh Press, Von Hoffmann maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press divisions not otherwise covered by collective bargaining agreements. In addition, Von Hoffmann maintains an unfunded supplemental retirement plan (SRP) for certain key executives of Lehigh Press. The SRP no longer has any active participants accruing benefits under the SRP. The plans provide benefits based on years of service and final average compensation.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2003 and 2002 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 31, 2003 and 2002, for all defined benefit plans combined. It should be noted that the Jostens plans are based on a measurement date of September 30, 2003:

	Pension benefits			Postretirement benefits
	Combined (Successor)	Jostens, Inc. (Predecessor)		Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	Five Months 2003	Seven Months 2003	2002
		In thousands
Change in benefit obligation
Benefit obligation, beginning of period	$201,857	$185,388	$165,676	$6,309	$8,942	$6,392
Acquisition	30,366	—	—	—	—	—
Service cost	1,206	4,846	4,944	6	65	89
Interest cost	2,463	10,176	11,705	60	388	438
Plan amendments	—	—	477	—	—	(129)
Actuarial loss (gain)	5,756	8,935	11,282	313	(2,170)	2,997
Administrative expenses	(17)	—	—	—	—	—
Benefits paid	(1,641)	(7,488)	(8,696)	(135)	(916)	(845)

Benefit obligation, end of period	$239,990	$201,857	$185,388	$6,553	$6,309	$8,942

Change in plan assets
Fair value of plan assets, beginning of period	$189,923	$165,929	$189,823	$—	$—	$—
Acquisition	20,573	—	—	—	—	—
Actual return (loss) on plan assets	5,560	29,975	(17,011)	—	—	—
Company contributions	294	1,507	1,813	135	916	845
Administrative expenses	(17)	—	—	—	—	—
Benefits paid	(1,641)	(7,488)	(8,696)	(135)	(916)	(845)

Fair value of plan assets, end of period	$214,692	$189,923	$165,929	$—	$—	$—

Funded status
Funded status, end of period(1)	$8,733		$4,668	$—		$—
Unfunded status, end of period(2)	(34,031)		(24,127)	(6,553)		(8,943)

Net unfunded status, end of period	(25,298)		(19,459)	(6,553)		(8,943)
Unrecognized cost:
Net actuarial loss	3,450		47,449	312		5,709
Transition amount	—		(830)	—		—
Prior service cost	—		3,319	—		(157)

Net amount recognized	$(21,848)		$30,479	$(6,241)		$(3,391)

Amounts recognized in the balance sheets
Prepaid benefit cost	$12,579	$47,239	$—	$—
Accrued benefit cost	(34,427)	(22,549)	(6,241)	(3,391)
Intangible asset	—	341	—	—
Accumulated comprehensive income—pretax	—	5,448	—	—

Net amount recognized	$(21,848)	$30,479	$(6,241)	$(3,391)

(1)
Relates to all qualified pension plans.

(2)
Relates to all non-qualified pension and postretirement benefit plans.

        During 2003, interest rates had not returned to the levels of prior years, which required Jostens to change the discount rate assumption from 6.75% to 6.00% for the pension and postretirement plans. This increased the year-end benefit obligations and accounts for the majority of the amounts shown as 2003 actuarial loss.

        In accordance with purchase accounting, Jostens recognized the funding status of its pension and postretirement benefit plans as of July 29, 2003. At the end of 2003, the unrecognized net actuarial loss for pension benefits was $3.5 million.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $225.1 million and $174.1 million at the end of 2003 and 2002, respectively. The ABO differs from the benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	Post-Merger 2003	Pre-Merger 2002
	In thousands
Projected benefit obligation	$24,829	$24,127
Accumulated benefit obligation	23,578	22,549
Fair value of plan assets	—	—

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for one qualified plan with obligations in excess of plan assets at the end of 2002 were $88.1 million, $78.4 million, and $87.3 million, respectively.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$1,206	$4,846	$4,944	$4,690
Interest cost	2,463	10,176	11,705	10,900
Expected return on plan assets	(3,254)	(16,973)	(21,569)	(19,838)
Amortization of prior year service cost	—	1,548	1,837	1,868
Amortization of transition amount	—	(461)	(714)	(875)
Amortization of net actuarial loss (gain)	—	439	(1,626)	(2,518)

Net periodic benefit expense (income)	$415	$(425)	$(5,423)	$(5,773)

	Postretirement benefits
	Combined (Successor)	Jostens, Inc. (Predecessor)
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$6	$65	$89	$66
Interest cost	60	388	438	372
Amortization of prior year service cost	—	(16)	(7)	(7)
Amortization of net actuarial loss	—	232	186	—

Net periodic benefit expense	$66	$669	$706	$431

Assumptions

        Weighted average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate:
Jostens	6.00%	6.75%	6.00%	6.75%
Von Hoffmann	6.25	—	—	—
Rate of compensation increase:
Jostens	6.30	6.30	—	—
Von Hoffmann	3.00	—	—	—

        Weighted average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate:
Jostens	6.75%	7.25%	6.75%	7.25%
Von Hoffmann	8.00	—	—	—
Expected long-term rate of return on plan assets:
Jostens	9.50	10.00	—	—
Von Hoffmann	8.00	—	—	—
Rate of compensation increase:
Jostens	6.30	6.30	—	—
Von Hoffmann	3.00	—	—	—

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2003	2002
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2007	2007

        The Companies employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach and proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For 2003, a one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	In thousands
Effect on total of service and interest cost components	$32	$29
Effect on postretirement benefit obligation	$374	$341

Plan Assets

        The weighted average asset allocations for the pension plans as of the measurement date of 2003 and 2002, by asset category, are as follows:

Asset Category	2003	2002	Target
Equity securities	76.0%	63.4%	80.0%
Debt securities	23.2%	35.7%	20.0%
Real estate	—	—	—
Other	0.8%	0.9%	—

	100.0%	100.0%	100.0%

        The Companies employ a total return investment approach whereby a mix of equities and fixed income investments is used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Contributions

        The projected contributions include $5.4 million to their non-qualified pension plans and $0.8 million to the postretirement benefit plans in 2004. The actual amount of contributions is dependent upon the actual return on plan assets.

401(k) Plans

        The Companies have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. The Companies provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. The contribution was $3.6 million for the combined successor period in 2003, $2.7 million for the Jostens predecessor period in 2003, and $4.4 million and $4.3 million in 2002 and 2001, respectively, which represents 50% of eligible employee contributions.

15.    Shareholder's Equity (Deficit)

Combined (Successor)

	Par value	Authorized shares	Issued and outstanding shares
	In thousands, except par value
Jostens	$0.01	2,000	—
Von Hoffmann	$0.01	150,000	916
Arcade	$0.01	20,000	161

Jostens (Predecessor)

        Prior to the merger on July 29, 2003, Jostens common stock consisted of Class A through Class E common stock as well as undesignated common stock. Holders of Class A common stock were entitled to one vote per share, whereas holders of Class D common stock were entitled to 306.55 votes per share. Holders of Class B common stock, Class C common stock, and Class E common stock had no voting rights.

        The par value and number of authorized, issued, and outstanding shares as of the end of 2002 for each class of common stock is set forth below:

	Par value		Authorized shares	Issued and outstanding shares
	In thousands, except par value
Class A	$0.331	1/3	4,200	2,825
Class B	$0.01		5,300	5,300
Class C	$0.01		2,500	811
Class D	$0.01		20	20
Class E	$0.01		1,900	—
Undesignated	$0.01		12,020	—

			25,940	8,956

16.    Stock Plans

Stock Options

Jostens

        In connection with the merger, all options to purchase Jostens common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per-share merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" in the pre-merger period of 2003.

        Jostens did not grant any stock options in 2003. The weighted average fair value of options granted in 2002 and 2001 was $8.03 and $7.66 per option, respectively. Jostens estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	2002	2001
Risk-free rate	2.7%	4.8%
Dividend yield	—	—
Volatility factor of the expected market price of Jostens common stock	20%	20%
Expected life of the award (years)	7.0	7.0

        The following table summarizes stock option activity:

	Shares	Weighted average exercise price
	Shares in thousands
Outstanding at December 30, 2000	531	$25.25
Granted	73	25.25
Cancelled	(52)	25.25

Outstanding at December 29, 2001	552	25.25
Granted	45	28.50
Cancelled	(41)	25.29

Outstanding at December 28, 2002	556	25.51
Cancelled	(2)	25.25
Settled for cash in the merger	(554)	25.51

Outstanding at July 29, 2003	—	—

        At the end of 2002, the weighted average remaining contractual life of the options was approximately 4.7 years, and 111,570 options were exercisable.

Von Hoffmann

        Von Hoffmann has two stock option plans under which certain officers, employees, and members of the Board of Directors are participants. All stock options are granted at market value.

        For the 1997 Stock Option Plan, Von Hoffmann authorized the granting of options to management personnel for up to 6,000 shares of Von Hoffmann common stock. Certain options granted under the plan vest ratably over a five-year period, while other options have an accelerated vesting feature in which vesting occurs ratably over a five-year period only if certain performance targets are met. If performance targets are not met, those options automatically vest nine years and 11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant.

        For the 2003 Stock Option Plan, Von Hoffmann authorized the granting of options to management personnel and nonemployee directors for up to 2,773 shares of Von Hoffmann common stock. Options under the plan vest only if certain performance targets are met as determined by the Board of Directors. If performance targets are not met, those options automatically vest nine years and 11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant. Information related to Von Hoffmann's stock option plans are presented as follows:

	2003
	Number of options	Weighted average exercise price
	Shares in thousands
Outstanding at August 1, 2003	5,044	$1.00
Forfeited	(262)	1.00
Cancelled	—	—
Granted	—	1.00

Outstanding at end of year	4,782	1.00

Exercisable at end of year	3,292	1.00

Reserved for future option grants	3,991	—

        Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Von Hoffmann had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of Von Hoffmann common stock is not estimated, as there is no market for Von Hoffmann common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted in 2003 assumes a risk-free interest rate of 3.00%, an assumed dividend yield of 0.00%, and an expected life of the options of five years. The weighted average fair value of options granted during 2003 was $0.14 per share. The weighted average remaining contractual life of the options is 5.22 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' estimated vesting period.

        Option valuation models require the input of highly subjective assumptions. Because Von Hoffmann's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Based on the above assumptions, the Companies' pro forma net loss incorporating this amortization would not have been materially different from reported amounts during the five-month period ended January 31, 2004.

Arcade

        Arcade adopted the 1998 Stock Option Plan (the Option Plan) for certain employees and directors of Arcade. The Option Plan authorizes the issuance of options to acquire up to 1,650,000 shares of AHC I's common stock. Arcade's Board of Directors determines the terms of each individual options grant. The exercise price for each grant is required to be set at least equal to the fair market value per share of AHC I's common stock provided that the exercise price shall not be less than $1.00 per share. Options vest over periods ranging from one to eight years. Certain options are eligible for accelerated vesting based on targeted EBITDA. EBITDA is net income or loss plus income taxes, interest expense, management fees, loss from early retirement of debt, loss from sale and disposal of fixed assets, depreciation, amortization and impairment loss of goodwill, and amortization of other intangibles less gains from early retirement of debt and settlement of purchase price dispute. Options may be exercisable for up to ten years.

        A summary of AHC I's stock option activity and related information for the five-month period ended December 31, 2003 follows:

	2003
	Number of options	Weighted average exercise price
	Shares in thousands
Outstanding at August 1, 2003	1,527	$1.00
Granted	—	—
Forfeited	—	—

Outstanding at end of year	1,527	1.00

Exercisable at end of year	1,440	1.00

Weighted average remaining contractual life	6.2 years	—

Stock Loan Programs

        In connection with the merger, the remaining stock loans issued in May 2000 to certain members of senior management of Jostens to purchase shares of Jostens common stock were repaid, together with accumulated interest. At the end of 2002, the outstanding balance of these loans was $1.6 million, including accumulated interest, and was classified as a reduction in shareholders' equity (deficit) in the balance sheet.

17.    Business Segments

        For the successor period, each business is managed in the following reportable segments: Jostens, Von Hoffmann, and Arcade.

        The Jostens segment provides product and services in three major product categories: yearbooks, class rings, and graduation products, which includes diplomas, graduation regalia such as caps and gowns, accessories, and fine paper announcements.

        The Von Hoffmann segment manufactures four-color casebound and softcover educational textbooks and related components for major publishers of books in the United States.

        The Arcade segment markets and manufactures multisensory marketing, interactive advertising, and sampling systems that utilize various technologies that engage the senses of touch, sight, and smell.

Combined (Successor)
Five Months 2003
In thousands
Net sales to external customers
Jostens	$284,171
Von Hoffmann	159,586
Arcade	58,907

Total combined	$502,664

Net loss from continuing operations
Jostens	$36,222
Von Hoffmann	5,555
Arcade	8,520

Total combined	$50,297

Assets
Jostens	$1,720,358
Von Hoffmann	575,493
Arcade	215,724

Total combined	$2,511,575

Depreciation and amortization
Jostens	$34,521
Von Hoffmann	10,209
Arcade	2,539

Total combined	$47,269

Interest, net
Jostens	$31,118
Von Hoffmann	18,466
Arcade	17,107

Total combined	$66,691

Income tax
Jostens	$17,955
Von Hoffmann	2,788
Arcade	(1,988)

Total combined	$18,755

Net sales by geographic area
United States	$465,433
France	9,818
Other, primarily Canada	27,413

Total combined	$502,664

Net property, plant, and equipment and intangible assets by geographic area
United States	$2,105,303
Other, primarily Canada	5,606

Total combined	$2,110,909

        For the predecessor period, Jostens managed its business on the basis of one reportable segment: the development, manufacturing, and distribution of school-related affinity products.

        Revenues are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in the pre-merger and post-merger period of 2003 or in fiscal years 2002 or 2001.

        The following tables present net sales by class of similar products and certain geographic information:

	Jostens, Inc. (Predecessor)
	Seven Months 2003	2002	2001
	In thousands
Net sales by classes of similar products
Yearbooks	$229,041	$318,451	$299,856
Class rings	90,785	204,148	204,243
Graduation products	163,535	179,713	181,885
Photography	20,697	53,672	50,576

Consolidated	$504,058	$755,984	$736,560

Net sales by geographic area
United States	$484,460	$716,110	$697,484
Other, primarily Canada	19,598	39,874	39,076

Consolidated	$504,058	$755,984	$736,560

Net property, plant, and equipment and intangible assets by geographic area
United States		$77,217	$78,394
Other, primarily Canada		3,160	3,556

Consolidated		$80,377	$81,950

18.    Discontinued Operations/Restructuring

        In December 2001, the Board of Directors of Jostens approved a plan to exit its former Recognition business in order to focus its resources on the core school-related affinity products business. Prior to the end of 2001 and in connection with Jostens' exit, it sold certain assets of the Recognition business to a supplier who manufactures awards and trophies. Jostens received cash proceeds in the amount of $2.5 million and noncash proceeds of $0.8 million in the form of a promissory note that was paid in 2002. The results of the Recognition business are reflected as discontinued operations in the statement of operations for all periods presented.

        Revenue and loss from discontinued operations were as follows:

	2003	2002	2001
	In thousands
Revenue from external customers	$—	$—	$55,913
Pretax loss from operations of discontinued operations before measurement date	—	—	(9,036)
Pretax gain (loss) on disposal	—	2,708	(27,449)
Income tax (expense) benefit	—	(1,071)	14,045

Gain (loss) on discontinued operations	$—	$1,637	$(22,440)

        During 2001, the results of discontinued operations encompassed the period through the December 3, 2001 measurement date. The $27.4 million pretax loss on disposal of the discontinued business consisted of a noncash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business.

        During 2002, Jostens reversed $2.3 million of the accrued charges based on its revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying the anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs, and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pretax gain on discontinued operations of $2.7 million ($1.6 million net of tax). Components of the accrued disposal costs, which are included in "current liabilities of discontinued operations" in the balance sheet, are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments	Prior periods	Pre-Merger 2003	Post-Merger 2003	Balance end of 2003
			In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$(156)	$—	$376
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	(72)	(7)	220
Salesperson transition benefits	2,855	1,236	(191)	(767)	(688)	(252)	2,193
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—	—

	$16,292	$2,670	$(2,307)	$(12,691)	$(916)	$(259)	$2,789

        Jostens' obligation for separation benefits continues through 2004 over the benefit period as specified under its severance plan, and transition benefits will continue to be paid through the period of statutory obligations.

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. (Precision) subsidiary. The remaining operations will be combined into the Pennsauken, New Jersey-based Lehigh Litho division of Lehigh Press. The purpose of the closures is to reduce the cost structure as well as consolidate its service offerings (i.e. products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        Von Hoffmann estimates the pretax expenses associated with the above closures to total approximately $4.0 million to $4.5 million consisting of employee severance ($0.7 million); revision of depreciable assets and salvage value of property, plant, and equipment ($2.7 million); and other cash charges ($0.7 million). Of these amounts, none were recognized to date in 2003. These amounts will be recognized over the first two quarters of 2004.

19.    Special Charges

        During 2001, Jostens recorded special charges totaling $2.5 million. Jostens incurred costs of $2.1 million for severance and related separation benefits in connection with the departure of a senior executive and two other management personnel. In addition, Jostens elected to terminate its joint venture operations in Mexico City, Mexico and took a charge of $0.4 million, primarily to write off the net investment. Jostens utilized $2.3 million of the aggregate special charge in 2001, less than $0.1 million in 2002, and the remaining balance in the combined successor period of 2003.

20.    Subsequent Event

        On October 4, 2004, Jostens Holding Corp. ("JHC"), our parent company, consummated the transactions (the "Transactions") contemplated by the Contribution Agreement dated July 21, 2004, between JHC and Fusion Acquisition LLC, an entity affiliated with Kohlberg Kravis Roberts & Co., L.P. ("Fusion"), pursuant to which Fusion contributed all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. to JHC in exchange for the issuance by JHC to Fusion of 2,664,356 shares of Class A Common Stock and one share of Class C Common Stock of JHC. The contribution was a part of certain concurrent transactions in which Fusion acquired all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. for aggregate investment of $256.0 million. JHC contributed such capital stock to its direct subsidiary Jostens Secondary Holdings Corp., and ultimately to its indirect subsidiary, Jostens IH Corp. The consideration paid by Fusion was funded by capital contributions from investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. In connection with the Transactions, Jostens IH Corp. incurred approximately $1.6 billion of new indebtedness, which was used, among other things, to repay, repurchase and redeem certain existing indebtedness of Jostens, Inc., Von Hoffmann Holdings, Inc., Von Hoffmann Corporation, AHC I Acquisition Corp. and AKI, Inc. As a result of the Transactions, approximately 90% of the economic interests and approximately 91% of the voting interests in JHC will be controlled by investment funds affiliated with DLJ Merchant Banking Partners III, L.P. and Kohlberg Kravis Roberts & Co. L.P.

        As disclosed in Note 3, Von Hoffmann acquired Lehigh Press, which included the Lehigh Direct division, a provider of direct marketing printing services. In November 2003, Von Hoffmann's Board of

Directors authorized the sale of Lehigh Direct. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, it originally determined the Lehigh Direct division met the criteria for classification as an "asset held for sale" as outlined by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar recent transactions.

        In conjunction with the Transactions, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an "asset held for sale" under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an "asset held and used" since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in its assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet as previously reported. Also during the third quarter of 2004, Von Hoffmann recorded a pre-tax adjustment for approximately $5.9 million associated with the cumulative catch-up of depreciation and amortization expense as if the division had been classified as an "asset held and used" since the date of the Lehigh Press Acquisition. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

21.    Condensed Consolidating Guarantor Information

        The following statements present summarized combined financial information for certain wholly-owned subsidiaries which will guarantee JIHC's debt on a full unconditional and joint and several basis.

        The guarantor subsidiaries are 100% owned subsidiaries. Condensed consolidating financial information for JIHC and its guarantor subsidiaries is as follows:

Condensed Consolidating Statement of Operations

Five Months 2003

	Issuer	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$—	$469,337	$45,858	$(12,531)	$502,664
Cost of products sold	—	326,756	21,709	(12,639)	335,826

Gross profit	—	142,581	24,149	108	166,838
Selling and administrative expenses	—	148,677	17,956	—	166,633
Transaction costs	—	226	—	—	226
Special charges	—	1,512	—	—	1,512

Operating (loss) income	—	(7,834)	6,193	108	(1,533)
Interest income	—	133	297	—	430
Interest expense	(2,820)	(63,518)	(783)	—	(67,121)
Loss on redemption of debt	—	(503)	—	—	(503)
Other	—	(325)	—	—	(325)

(Loss) income before income taxes	(2,820)	(72,047)	5,707	108	(69,052)
Benefit from (provision for) income taxes	—	21,457	(2,660)	(42)	18,755

Net (loss) income	$(2,820)	$(50,590)	$3,047	$66	$(50,297)

Condensed Consolidating Statement of Operations

Seven Months 2003

	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$485,482	$24,205	$(5,629)	$504,058
Cost of products sold	213,742	10,481	(5,629)	218,594

Gross profit	271,740	13,724	—	285,464
Selling and administrative expenses	184,283	12,147	—	196,430
Transaction costs	30,960	—	—	30,960

Operating income	56,497	1,577	—	58,074
Interest income	62	20	—	82
Interest expense	(32,039)	(489)	—	(32,528)
Loss on redemption of debt	(13,878)	—	—	(13,878)

Income from continuing operations before income taxes	10,642	1,108	—	11,750
Provision for income taxes	(8,500)	(195)	—	(8,695)

Income from continuing operations	2,142	913	—	3,055
Cumulative effect of accounting change	4,585	—	—	4,585

Net income	$6,727	$913	$—	$7,640

Condensed Consolidating Statement of Operations

2002

	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$716,825	$53,593	$(14,434)	$755,984
Cost of products sold	307,936	22,459	(14,434)	315,961

Gross profit	408,889	31,134	—	440,023
Selling and administrative expenses	282,243	24,206	—	306,449

Operating income	126,646	6,928	—	133,574
Interest income	752	357	—	1,109
Interest expense	(68,100)	(335)	—	(68,435)
Loss on redemption of debt	(1,765)	—	—	(1,765)

Income from continuing operations before income taxes	57,533	6,950	—	64,483
Provision for income taxes	(32,957)	(3,257)	—	(36,214)

Income from continuing operations	24,576	3,693	—	28,269
Gain on discontinued operations	1,578	59	—	1,637

Net income	$26,154	$3,752	$—	$29,906

Condensed Consolidating Statement of Operations

2001

	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$698,383	$52,166	$(13,989)	$736,560
Cost of products sold	302,881	22,320	(13,989)	311,212

Gross profit	395,502	29,846	—	425,348
Selling and administrative expenses	277,912	23,015	—	300,927
Special charges	2,216	324	—	2,540

Operating income	115,374	6,507	—	121,881
Interest income	1,741	528	—	2,269
Interest expense	(78,944)	(91)	—	(79,035)

Income from continuing operations before income taxes	38,171	6,944	—	45,115
Provision for income taxes	(15,106)	(3,469)	—	(18,575)

Income from continuing operations	23,065	3,475	—	26,540
Loss on discontinued operations	(20,536)	(1,904)	—	(22,440)

Net income	$2,529	$1,571	$—	$4,100

Condensed Consolidating Balance Sheet

2003

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$—	$37,100	$6,631	$—	$43,731
Accounts receivable, net	—	130,261	11,464	—	141,725
Inventories, net	—	109,280	2,701	(19)	111,962
Deferred income taxes	—	4,516	75	—	4,591
Salesperson overdrafts, net	—	22,388	7,674	—	30,062
Prepaid expenses and other current assets	—	17,800	955	7	18,762

Total current assets	—	321,345	29,500	(12)	350,833
Property, plant, and equipment	—	267,490	4,570	—	272,060
Goodwill	—	1,099,177	39,487	—	1,138,664
Intangibles, net	—	676,401	23,784	—	700,185
Deferred financing costs, net	—	37,905	931	—	38,836
Other assets	—	12,494	214	(1,711)	10,997
Intercompany	—	(980)	980	—	—
Investment in subsidiaries	315,815	—	—	(315,815)	—

	$315,815	$2,413,832	$99,466	$(317,538)	$2,511,575

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Short-term borrowings	$—	$3,438	$13,013	$—	$16,451
Accounts payable	—	41,957	3,009	—	44,966
Accrued employee compensation and related taxes	—	39,114	1,631	—	40,745
Commissions payable	—	15,733	2,973	—	18,706
Customer deposits	—	145,109	4,700	—	149,809
Income taxes payable	—	7,695	1,941	—	9,636
Interest payable	—	23,389	—	—	23,389
Current portion of long-term debt	—	2,000	—	—	2,000
Deferred income taxes	—	4,283	—	—	4,283
Other accrued liabilities	—	18,280	3,401	—	21,681
Current liabilities of discontinued operations	—	3,100	—	—	3,100

Total current liabilities	—	304,098	30,668	—	334,766
Long-term debt less current maturities	—	1,306,675	—	—	1,306,675
Redeemable preferred stock	—	258,787	—	—	258,787
Deferred income taxes	—	252,822	8,895	—	261,717
Pension liabilities, net	—	18,695	—	—	18,695
Other noncurrent liabilities	—	16,722	121	—	16,843

Total liabilities	—	2,157,799	39,684	—	2,197,483
Total shareholders' equity (deficit)	315,815	256,033	59,782	(317,538)	314,092

	$315,815	$2,413,832	$99,466	$(317,538)	$2,511,575

Condensed Consolidating Balance Sheet

2002

	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$7,552	$3,386	$—	$10,938
Accounts receivable, net	54,554	4,473	—	59,027
Inventories, net	67,421	1,927	—	69,348
Deferred income taxes	13,631	—	—	13,631
Salesperson overdrafts, net	19,990	5,595	—	25,585
Prepaid expenses and other current assets	8,388	226	—	8,614

Total current assets	171,536	15,607	—	187,143
Property, plant, and equipment, net	63,143	2,305	—	65,448
Goodwill	13,595	855	—	14,450
Intangibles, net	479	—	—	479
Deferred financing costs, net	22,429	236	—	22,665
Pension assets, net	21,122	—	—	21,122
Other assets	17,873	53	(1,712)	16,214
Intercompany	(1,928)	1,928	—	—

	$308,249	$20,984	$(1,712)	$327,521

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Short-term borrowings	$—	$8,960	$—	$8,960
Accounts payable	13,067	826	—	13,893
Accrued employee compensation and related taxes	29,885	1,469	—	31,354
Commissions payable	13,008	2,686	—	15,694
Customer deposits	129,888	3,952	—	133,840
Income taxes payable	4,728	2,588	—	7,316
Interest payable	10,789	—	—	10,789
Current portion of long-term debt	17,094	—	—	17,094
Other accrued liabilities	13,955	1,013	—	14,968
Current liabilities of discontinued operations	4,323	—	—	4,323

Total current liabilities	236,737	21,494	—	258,231
Long-term debt less current maturities	563,334	—	—	563,334
Deferred income taxes	9,668	—	—	9,668
Other noncurrent liabilities	7,977	1	—	7,978

Total liabilities	817,716	21,495	—	839,211
Redeemable preferred stock	70,790	—	—	70,790
Total shareholders' (deficit)	(580,257)	(511)	(1,712)	(582,480)

	$308,249	$20,984	$(1,712)	$327,521

Condensed Consolidated Statements of Cash Flows

Five Months 2003

	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Net loss income	$(2,820)	$(50,590)	$3,047	$66	$(50,297)
Other cash provided by operating activities	2,820	144,119	5,997	(66)	152,870

Net cash provided by operating activities	—	93,529	9,044	—	102,573
Acquisition of businesses, net of cash acquired	(417,934)	(111,409)	(2,409)	—	(531,752)
Purchases of property, plant, and equipment	—	(19,922)	(778)	—	(20,700)
Proceeds from sale of property, plant, and equipment	—	198	—	—	198
Other investing activities, net	—	(73)	(20)	—	(93)

Net cash used in investing activities	(417,934)	(131,206)	(3,207)	—	(552,347)
Net short-term borrowings	—	11,038	620	—	11,658
Principal payments on long-term debt	—	(25,875)	—	—	(25,875)
Redemption of senior subordinated notes payable	—	(9,325)	—	—	(9,325)
Proceeds from issuance of long-term debt	—	3,705	—	—	3,705
Proceeds from issuance of common stock	317,934	20,000	—	—	337,934
Debt financing costs	—	(3,504)	—	—	(3,504)
Proceeds from issuance of senior notes	—	62,850	—	—	62,850
Proceeds from issuance of preferred stock	100,000	—	—	—	100,000
Repayment of preferred stock	(102,820)	—	—	—	(102,820)
Contributions from Jostens Holding Corp.	102,820	—	—	—	102,820
Other financing activities, net	—	3,096	(3,096)	—	—

Net cash provided by (used in) financing activities	417,934	61,985	(2,476)	—	477,443
Effect of exchange rate changes on cash and cash equivalents	—	—	144	—	144

Increase in cash and cash equivalents	—	24,308	3,505	—	27,813
Cash and cash equivalents, beginning of period	—	15,185	733	—	15,918

Cash and cash equivalents, end of period	$—	$39,493	$4,238	$—	$43,731

Condensed Consolidated Statements of Cash Flows

Seven Months 2003

	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$6,727	$913	$—	$7,640
Other cash used in operating activities	(11,548)	(2,885)	—	(14,433)

Net cash used in operating activities	(4,821)	(1,972)	—	(6,793)
Acquisition of businesses, net of cash acquired	(4,942)	(66)	—	(5,008)
Purchases of property, plant, and equipment	(5,721)	(408)	—	(6,129)
Proceeds from sale of property, plant, and equipment	90	—	—	90
Other investing activities, net	(828)	—	—	(828)

Net cash used in investing activities	(11,401)	(474)	—	(11,875)
Net short-term borrowings	—	1,500	—	1,500
Repurchase of common stock and warrants	(471,044)	—	—	(471,044)
Principal payments on long-term debt	(379,270)	—	—	(379,270)
Proceeds from issuance of long-term debt	475,000	—	—	475,000
Proceeds from issuance of common stock	417,934	—	—	417,934
Debt financing costs	(20,212)	—	—	(20,212)
Merger costs	(12,608)	—	—	(12,608)
Other financing activities, net	1,909	(284)	—	1,625

Net cash provided by financing activities	11,709	1,216	—	12,925
Effect of exchange rate changes on cash and cash equivalents	—	236	—	236

Decrease in cash and cash equivalents	(4,513)	(994)	—	(5,507)
Cash and cash equivalents, beginning of period	7,552	3,386	—	10,938

Cash and cash equivalents, end of period	$3,039	$2,392	$—	$5,431

Condensed Consolidated Statements of Cash Flows

2002

	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$26,154	$3,752	$—	$29,906
Other cash provided by operating activities	21,722	3,844	—	25,566

Net cash provided by operating activities	47,876	7,596	—	55,472
Purchases of property, plant, and equipment	(22,387)	(456)	—	(22,843)
Proceeds from sale of property, plant, and equipment	1,256	—	—	1,256
Other investing activities, net	(1,225)	—	—	(1,225)

Net cash used in investing activities	(22,356)	(456)	—	(22,812)
Net short-term borrowings	—	8,960		8,960
Repurchase of common stock and warrants	(2,851)	—	—	(2,851)
Principal payments on long-term debt	(60,855)	—	—	(60,855)
Redemption of senior subordinated notes payable	(8,456)	—	—	(8,456)
Debt financing costs	(1,384)	(236)	—	(1,620)
Canada dividend	32,150	(32,150)	—	—
Other financing activities, net	642	(642)	—	—

Net cash used in financing activities	(40,754)	(24,068)	—	(64,822)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—

Decrease in cash and cash equivalents	(15,234)	(16,928)	—	(32,162)
Cash and cash equivalents, beginning of period	22,786	20,314	—	43,100

Cash and cash equivalents, end of period	$7,552	$3,386	$—	$10,938

Condensed Consolidated Statements of Cash Flows

2001

	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$2,529	$1,571	$—	$4,100
Other cash provided by operating activities	65,007	2,540	—	67,547

Net cash provided by operating activities	67,536	4,111	—	71,647
Purchases of property, plant, and equipment	(21,096)	(1,109)	—	(22,205)
Purchases of property, plant, and equipment related to discontinued operations	(496)	—	—	(496)
Proceeds from sale of property, plant, and equipment	4,148	56	—	4,204
Proceeds from sale of business	2,500	—	—	2,500
Other investing activities, net	168	—	—	168

Net cash used in investing activities	(14,776)	(1,053)	—	(15,829)
Repurchase of common stock and warrants	(396)	—	—	(396)
Principal payments on long-term debt	(38,874)	—	—	(38,874)
Other financing activities, net	1,561	(1,561)	—	—

Net cash used in financing activities	(37,709)	(1,561)	—	(39,270)

Increase in cash and cash equivalents	15,051	1,497	—	16,548
Cash and cash equivalents, beginning of period	7,735	18,817	—	26,552

Cash and cash equivalents, end of period	$22,786	$20,314	$—	$43,100

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the periods
	Combined (Successor)		Jostens, Inc. (Predecessor)
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net sales	$1,142,312	$183,973	$504,058
Cost of products sold	721,117	149,294	218,594

Gross profit	421,195	34,679	285,464
Selling and administrative expenses	328,160	54,267	196,430
Special charges	5,892	191	—
Transaction costs	—	—	30,960

Operating income (loss)	87,143	(19,779)	58,074
Loss on redemption of debt	420	99	13,878
Other expense	304	72	—
Net interest expense	117,770	24,653	32,446

(Loss) income before income taxes	(31,351)	(44,603)	11,750
Provision for (benefit from) income taxes	3,319	(11,333)	8,695

(Loss) income from operations	(34,670)	(33,270)	3,055
Cumulative effect of accounting change, net of tax	—	—	4,585

Net (loss) income	(34,670)	(33,270)	7,640
Dividends and accretion on redeemable preferred stock	—	—	(6,525)

Net (loss) income available to common shareholders	$(34,670)	$(33,270)	$1,115

The accompanying notes are an integral part of the unaudited condensed financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

	(Successor) October 2, 2004	(Successor) January 3, 2004
	(Unaudited)
	(In thousands)
ASSETS
Cash and cash equivalents	$30,665	$43,731
Accounts receivable, net	161,819	141,725
Inventories, net	113,175	111,962
Salespersons overdrafts, net of allowance of $10,579 and $10,953	37,205	30,062
Prepaid expenses and other current assets	13,245	18,762
Deferred income taxes	16,309	4,591

Total current assets	372,418	350,833
Property, plant and equipment	503,237	493,164
Less accumulated depreciation	(262,455)	(221,104)

Property, plant and equipment, net	240,782	272,060
Goodwill	1,119,404	1,138,664
Intangibles, net	621,672	700,185
Other assets	42,839	49,833

	$2,397,115	$2,511,575

LIABILITIES AND SHAREHOLDERS' EQUITY
Book overdrafts	3,912	—
Short-term borrowings	$77,068	$16,451
Accounts payable	47,642	44,966
Accrued employee compensation	40,244	40,745
Commissions payable	8,575	18,706
Customer deposits	43,699	149,809
Income taxes payable	35,043	9,636
Interest payable	22,741	23,389
Current portion of long-term debt	150	2,000
Other accrued liabilities	25,867	29,064

Total current liabilities	304,941	334,766
Long-term debt, less current maturities	1,271,861	1,306,675
Redeemable preferred securities (liquidation preference: $247,929 and $222,567)	264,170	258,787
Deferred income taxes	243,526	261,717
Other noncurrent liabilities	33,038	35,538

Total liabilities	2,117,536	2,197,483
Commitments and contingencies
Common stock:
Jostens IH Corp.	—	—
Von Hoffmann Holdings, Inc.	916	916
AHC I Acquisition Corp.	2	161
Additional paid-in capital	543,097	542,938
Treasury stock	(8,470)	(8,470)
Carryover basis	(15,730)	(15,730)
Officer notes receivable	(566)	(528)
Accumulated deficit	(240,772)	(206,101)
Accumulated other comprehensive income	1,102	906

Total shareholders' equity	279,579	314,092

	$2,397,115	$2,511,575

The accompanying notes are an integral part of the unaudited condensed financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the periods
	Combined (Successor)		Jostens, Inc. (Predecessor)
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net (loss) income	$(34,670)	$(33,270)	$7,640
Adjustments to reconcile net (loss) income to net cash used for operating activities
Depreciation	48,899	8,717	12,649
Amortization included in interest expense	5,066	530	2,900
Other amortization	79,672	9,012	1,939
Accrued interest on redeemable preferred stock and subordinated debt	38,423	7,736	1,054
Deferred income taxes	(33,753)	(16,242)	(1,500)
Other noncash reconciling items	247	(656)	12,058
Changes in assets and liabilities	(115,598)	(8,394)	(43,533)

Net cash used for operating activities	(11,714)	(32,567)	(6,793)

Acquisitions of businesses, net of cash acquired	—	(423,440)	(5,008)
Purchases of property and equipment	(23,718)	(10,691)	(6,129)
Other investing activities, net	6,006	(48)	(738)

Net cash used for investing activities	(17,712)	(434,179)	(11,875)

Net short-term borrowings	63,470	65,033	1,500
Principal payments on long-term debt	(44,912)	(438)	(379,270)
Redemption of senior subordinated notes payable	(5,800)	(3,550)	—
Proceeds from issuance of long-term debt	—	3,705	475,000
Repurchases of common stock and warrants	—	—	(471,044)
Proceeds from issuance of common shares	—	317,934	417,934
Proceeds from issuance of preferred shares	—	100,000	—
Debt financing costs	(294)	(2)	(20,212)
Merger costs	—	—	(12,608)
Other financing activities, net	3,886	5,252	1,625

Net cash provided by financing activities	16,350	487,934	12,925

Effect of exchange rate changes on cash and cash equivalents	10	49	236

(Decrease) increase in cash and cash equivalents	(13,066)	21,237	(5,507)
Cash and cash equivalents, beginning of period	43,731	15,918	10,938

Cash and cash equivalents, end of period	$30,665	$37,155	$5,431

The accompanying notes are an intergral part of the unaudited condensed financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES,
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES,
AND AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.    Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Companies to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        As a result of the 2003 merger transaction as discussed in Note 2, Jostens applied purchase accounting and a new basis of accounting began on July 29, 2003. The period from December 29, 2002 to July 29, 2003 is a predecessor period. The period from July 30, 2003 to September 27, 2003 and the nine months ended October 2, 2004 are successor periods. The financial statements for the predecessor period are those of Jostens, Inc. and its wholly-owned subsidiaries. The financial statements for the successor periods are presented on a combined basis and include the accounts of Jostens IH Corp. and subsidiaries (Jostens), Von Hoffmann Holdings Inc and subsidiaries. (Von Hoffmann) and AHC I Acquisition Corp. and subsidiaries (Arcade) (combined, "the Companies"), which are held under common ownership by DLJ Merchant Banking Partners III (DLJ).

        Jostens, 82% indirectly owned by DLJ, is a provider of school-related affinity products and services in three major product categories: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements. Jostens is also a provider of school photography products and services in Canada and has a small but growing presence in the United States. Jostens utilizes a 52–53 week fiscal year ending on the Saturday nearest December 31.

        Von Hoffmann, 99% owned by DLJ, is a manufacturer of four-color case bound and soft-cover educational textbooks and related components for major publishers of books in the United States. Von Hoffmann utilizes a calendar fiscal year and is combined as of September 30, 2004 and for the periods from January 1, 2004 to September 30, 2004 and from August 1, 2003 to September 30, 2003.

        Arcade, 99% owned by DLJ, is a global marketer and manufacturer of multi-sensory marketing, interactive advertising and sampling systems that utilize various technologies that engage the senses of touch, sight and olfactory. Arcade utilizes a fiscal year end June 30 and is combined as of September 30, 2004 and for the periods from January 1, 2004 to September 30, 2004 and from August 1, 2003 to September 30, 2003.

        Certain amounts in our prior period financial statements and notes have been reclassified to conform to the current period presentation. The reclassifications had no impact on net earnings as previously reported.

Stock-Based Compensation

        The Companies apply the intrinsic method prescribed by Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The Companies have determined the impact of any stock compensation expense under the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation to be immaterial to the consolidated and combined financial statements and, therefore, have not presented pro forma information regarding net income.

New Accounting Standards

FSP 106-2—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        In May 2004, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) 106-2, which was effective as of the first quarter beginning after June 15, 2004. The Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act") includes a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as defined in the Act) to Medicare Part D. The adoption of FSP 106-2 has not had a material effect on the Companies' financial condition or results of operations.

2.    2003 Merger

        On June 17, 2003, Jostens Holding Corp. (Jostens Holdings), the parent company of Jostens IH Corp., entered into a merger agreement with Jostens, Inc. and Ring Acquisition Corp., an entity organized for the sole purpose of effecting its acquisition of Jostens, Inc. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens, Inc. with Jostens, Inc. becoming the surviving company and an indirect subsidiary of Jostens Holdings (the merger).

        In connection with the merger, Jostens Holdings invested $317.9 million into JIHC, a controlled subsidiary of Jostens Holdings and the direct parent of Jostens, Inc. following the merger. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock, to make a capital contribution of $417.9 million to Jostens, Inc. Jostens, Inc. used the proceeds from the capital contribution, along with incremental borrowings under their new senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens, Inc. paid $471.0 million to holders of common stock and warrants representing a cash payment of $48.25 per share.

        Jostens accounted for the merger as a purchase in accordance with the provisions of SFAS 141, "Business Combinations". The price paid to holders of common stock and warrants of $471.0 million was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. Jostens' allocation of the purchase price was as follows:

(In thousands)
Current assets	$165,280
Property and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

$471,044

3.    The Lehigh Press, Inc. Acquisition

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. (Lehigh Press) for approximately $108.3 million (the Lehigh Press Acquisition). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school case bound education market as well as furthers their strategy to increase product offerings and capabilities to their customer base. The Lehigh Press Acquisition was financed with funds borrowed under Von Hoffmann's senior secured credit agreement and cash on hand.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        During the nine months ended October 2, 2004, Lehigh Press completed its final federal and state tax returns for the periods under previous ownership. As a result of these filings, Von Hoffmann adjusted its allocation of the purchase price, which resulted in a decrease to goodwill of $0.4 million and a corresponding reduction in income taxes payable. The allocation of the purchase price is not subject to further adjustments. As of October 2, 2004, the Lehigh Press stock purchase agreement required $3.0 million to be placed in escrow for certain potential indemnification clauses under the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        In November 2003, Von Hoffmann's Board of Directors authorized the sale of the Lehigh Direct division of Lehigh Press. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, it originally determined the Lehigh Direct division met the criteria for classification as an "asset held for sale" as outlined by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar recent transactions.

        In conjunction with the Transactions, as explained in Note 16, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an "asset held for sale" under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an "asset held and used" since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in the assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet. Also during the third quarter of 2004, Von Hoffmann recorded a pre-tax adjustment for approximately $5.9 million associated with the cumulative catch-up of depreciation and amortization expense as if the division had been classified as an "asset held and used" since the date of the Lehigh Press Acquisition. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

        On April 27, 2004, Von Hoffmann announced the closure of Lehigh Press's premedia operating division, located in Elk Grove Village, Illinois. The operations are being combined into H & S Graphics, Inc., Von Hoffmann's existing premedia operation. The impact to on-going operations and financial position will not be material.

4.    Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the 2003 merger and the acquisition of Lehigh Press had occurred at the beginning of fiscal 2003. The unaudited pro forma information also combines the operations of Von Hoffman and Arcade for the nine months ended September 27, 2003.

Nine months ended September 27, 2003
(In thousands)
Revenues	$1,085,505
Net income	7,504

5.    Comprehensive Income

        Comprehensive income and its components, net of tax are presented below:

	For the periods
	Combined (Successor)		Jostens, Inc. (Predecessor)
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net (loss) income	$(34,670)	$(33,270)	$7,640
Change in cumulative translation adjustment	101	(176)	(278)
Change in fair value of foreign currency hedge	95	—	—
Change in fair value of interest rate swap agreement	—	—	1,293

Comprehensive (loss) income	$(34,474)	$(33,446)	$8,655

6.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	Combined (Successor) October 2, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Trade receivables	$170,493	$151,054
Allowance for doubtful accounts	(3,786)	(3,538)
Allowance for sales returns	(4,888)	(5,791)

Total accounts receivable, net	$161,819	$141,725

        Net inventories were comprised of the following:

	Combined (Successor) October 2, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Raw material and supplies	$50,455	$35,178
Work in process	33,633	45,819
Finished goods	33,229	34,713
Reserve for obsolescence	(2,900)	(2,506)

	114,417	113,204
LIFO reserve	(1,242)	(1,242)

Total inventories, net	$113,175	$111,962

7.    Goodwill and Other Intangible Assets

        The changes in the net carrying amount of goodwill were as follows:

	For the periods
	Combined (Successor)		Jostens, Inc. (Predecessor)
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Balance at beginning of period	$1,138,664	$1,022,080	$14,450
Goodwill acquired during the period	32	10,937	667,945
Purchase price adjustments	(19,322)	—	(3,277)
Currency translation	30	29	113

Balance at end of period	$1,119,404	$1,033,046	$679,231

        The gross carrying amount and accumulated amortization for each major class of other intangible assets were as follows:

	Combined (Successor) October 2, 2004
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	(In thousands)
School relationships	10 years	$330,000	$(39,195)	$290,805
Order backlog	1.5 years	49,394	(45,604)	3,790
Internally developed software	2 to 5 years	12,200	(4,051)	8,149
Patented/unpatented technology	3 years	19,618	(6,642)	12,976
Customer relationships	4 to 8 years	35,455	(7,184)	28,271
Other	3 years	27,199	(4,518)	22,681

		473,866	(107,194)	366,672
Trademarks	Indefinite	255,000	—	255,000

		$728,866	$(107,194)	$621,672

        Amortization expense related to other intangible assets was $78.6 million for the nine months ended October 2, 2004. Amortization expense was $9.4 million for the successor period from July 30, 2003 to September 27, 2003 and $0.6 million for the predecessor period from December 29, 2002 to July 29, 2003.

8.    Restructuring Charges

        On December 11, 2003, Von Hoffmann announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. (Precision) subsidiary. The remaining operations will be combined into the Pennsauken, NJ-based Lehigh Lithographers (Litho) division of The Lehigh Press. The purpose of the closure is to reduce the cost structure as well as consolidate its service offerings (i.e., products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        Expenses recognized in the nine months ended October 2, 2004 associated with the above closure totaled approximately $2.2 million. The expenses consist of employee severance and related benefits ($0.7 million); revision of depreciable assets and salvage value of property, plant, and equipment ($1.1 million) and other charges ($0.4 million). No expense was recognized associated with the restructuring in the comparable prior year period.

        In conjunction with Jostens exiting their Recognition business in December 2001, they recorded a $27.4 million pre-tax loss on disposal for discontinued operations. The pre-tax loss on disposal consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business. Components of the accrued exit costs as of October 2, 2004 were as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments			Balance October 2, 2004
				Prior	2004
				(In thousands)
Employee separation benefits and other related costs	$6,164	$—	$(442)	$(5,265)	$(66)	$391
Phase-out costs of exiting the Recognition business	4,255	—	(1,203)	(2,670)	37	419
Salesperson transition benefits	2,855	1,236	(191)	(1,707)	(226)	1,967
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—

	$16,292	$2,670	$(2,064)	$(13,866)	$(255)	$2,777

        Jostens' obligation for separation benefits continues through 2004 over the benefit period as specified under their severance plan, and transition benefits will continue to be paid through the period of their contractual obligation.

9.    Long-term Debt

        Long-term debt consists of the following:

	Combined (Successor) October 2, 2004	Combined (Successor) January 3, 2004
	(In thousands)
Senior secured credit facility—Jostens—Term loan	$412,705	$453,705
Senior subordinated notes due May 2010—Jostens	224,202	231,702
Senior secured credit agreement—Von Hoffmann—Revolving loan	22,000	25,800
Senior subordinated notes due May 2007—Von Hoffmann	100,000	100,000
Senior notes due March 2009—Von Hoffman	277,353	277,749
Subordinated exchange debentures—Von Hoffmann	45,758	41,169
Borrowings under credit agreement—Arcade:
Term loan	—	7,250
Revolving loan	10,575	—
Senior notes due July 2008—Arcade	103,510	103,510
Amended and restated notes due December 2009—Arcade	75,908	67,790

	1,272,011	1,308,675
Less current portion	150	2,000

	$1,271,861	$1,306,675

        During the nine months ended October 2, 2004, Jostens voluntarily prepaid $41.0 million on its senior secured credit facility and redeemed $5.0 million principal amount of its senior subordinated notes, recognizing a loss of $0.4 million. The loss consists of $0.8 million of premium paid on redemption of the notes and a net $0.4 million credit resulting from the write-off of related unamortized premium, original issuance discount and deferred financing costs.

        Jostens, Von Hoffmann and Arcade have revolving credit commitments in the amount of $150.0 million, $100.0 million and $20.0 million, respectively. As of October 2, 2004, Jostens had $77.1 million outstanding in the form of short-term borrowings including $15.2 million at their Canadian subsidiary, at a weighted average interest rate of 6.1%, while Von Hoffmann and Arcade had $22.0 million and $10.6 million, respectively, outstanding in the form of revolving loans. In addition, Jostens, Von Hoffman and Arcade had $10.8 million, $2.1 million and $0.3 million, respectively, outstanding in the form of letters of credit, leaving $147.2 million aggregate funds available under the Companies' revolving credit facilities.

        In conjunction with the Transactions as explained in Note 16—Subsequent Events, the borrowings described above were paid in full.

10.    Redeemable Preferred Stock

        On June 29, 2003, the Companies adopted SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In accordance with SFAS 150, they reclassified their redeemable preferred stock to the liabilities section of the condensed balance sheet and began reporting the preferred dividend as interest expense in their results of operations rather than as a reduction to retained earnings. Jostens also recognized $4.6 million cumulative effect of a change in accounting principle. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax deductible.

        Had SFAS 150 been effective since the beginning of 2003, net income available to common shareholders for the predecessor period December 29, 2002 to July 29, 2003 would have increased $1.0 million due to the pro forma effects of eliminating $6.5 million of dividends and accretion deducted from net earnings and including $5.5 million of additional interest expense.

        During the first quarter of 2004, Jostens refined their estimate of the fair value of the redeemable preferred stock as of the merger date from $130.0 million to $110.0 million. The aggregate liquidation preference of the Jostens and Arcade redeemable preferred stock as of October 2, 2004 and January 3, 2004 was $247.9 million and $222.6 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $.01 par value, authorized. Jostens had 106,107 and 96,793 shares outstanding in the form of redeemable preferred stock outstanding as of October 2, 2004 and January 3, 2004, respectively. Arcade has 50,000 shares of preferred stock, $.01 par value, authorized. As of October 2, 2004 and January 3, 2004, Arcade had 20,311 shares outstanding in the form of redeemable senior preferred stock.

        In conjunction with the Transactions as explained in Note 16—Subsequent Events, all outstanding shares of redeemable preferred stock, together with accrued dividends, were redeemed in full.

11.    Derivative Financial Instruments and Hedging Activities

        Jostens uses forward foreign currency exchange contracts to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. The effective portion of the change in fair value for these contracts, which have been designated as a cash flow hedge, is reported in "accumulated other comprehensive income" (AOCI) and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the change in fair value of these instruments is immediately recognized in earnings. The notional amount of contracts outstanding at October 2, 2004 was $2.2 million. There were no forward foreign currency exchange contracts outstanding at January 3, 2004. These contracts will mature over the remainder of the current fiscal year, the period in which all amounts included in AOCI will be reclassified into earnings.

12.    Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for the Companies' pension plans is presented below:

	For the periods
	Combined (Successor)		Jostens, Inc. (Predecessor)
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Service cost	$5,763	$393	$4,846
Interest cost	10,620	844	10,176
Expected return on plan assets	(14,749)	(1,180)	(16,973)
Amortization of prior year service cost	33	—	1,548
Amortization of transition amount	—	—	(461)
Amortization of net actuarial loss	—	—	439

Net periodic benefit expense (income)	$1,667	$57	$(425)

        Net periodic benefit cost for the Companies' other postretirement benefit plans is presented below:

	For the periods
	Combined (Successor)		Jostens, Inc. (Predecessor)
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Service cost	$30	$2	$65
Interest cost	308	24	388
Amortization of prior year service cost	—	—	(16)
Amortization of net actuarial loss	—	—	232

Net periodic benefit expense	$338	$26	$669

13.    Commitments

        Jostens is subject to market risk associated with changes in the price of gold. To mitigate their commodity price risk, they enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Jostens' purchase commitment at October 2, 2004 was $6.1 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore subject to a scope exclusion of the requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The fair market value of Jostens' open gold forward contracts as of October 2, 2004 was $6.4 million and was calculated by valuing each contract at quoted futures prices.

14.    Income Taxes

        The effective rate of tax presented for the combined successor results of operations for the nine months ended October 2, 2004 is based on the total of the income tax expense (benefit) recorded on each of the companies' separately reported financial statements. Jostens and Von Hoffmann applied tax rates of 10% and 38%, respectively, to their separately reported results of operations for the current nine-month period.

        Consistent with the provisions of APB 28, Interim Financial Reporting, the companies have provided an income tax provision based on their best estimate of the effective tax rate applicable for the entire year on a separate company basis.

        The principal factor influencing the Jostens and Arcade separate company tax rate is the effect of nondeductible interest expense associated with redeemable preferred stock. Arcade's effective tax rate was also negatively affected by an increase in the valuation allowance on certain of its deferred tax assets. The principal factor influencing the Von Hoffmann separate company tax rate is the effect of nondeductible interest expense on subordinated exchange debentures.

15.    Segments

        For the successor period, each business is managed in the following reportable segments: Jostens, Von Hoffmann and Arcade. The Jostens segment provides product and services in three major product categories: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements. The Von Hoffmann segment manufactures four-colored case bound and soft-cover educational textbooks and related components for major publishers of books in the United States. The Arcade segment markets and manufactures multi-sensory marketing, interactive advertising and sampling systems that utilize various technologies that engage the senses of touch, sight and olfactory.

        For the predecessor period, Jostens, Inc. managed their business on the basis of one reportable segment: the development, manufacturing and distribution of school-related affinity products.

        The following table presents certain financial information by reportable segment for the nine months ended October 2, 2004:

Combined (Successor) October 2, 2004
(In thousands)
Net sales to external customers
Jostens	$624,567
Von Hoffmann	409,622
Arcade	108,123

$1,142,312

Operating income
Jostens	$24,457
Von Hoffmann	38,759
Arcade	23,927

$87,143

Depreciation and amortization
Jostens	$95,691
Von Hoffmann	27,599
Arcade	5,281

$128,571

Net interest expense
Jostens	$48,419
Von Hoffmann	36,778
Arcade	32,573

$117,770

        There have been no material changes in total assets of the Companies' reportable segments since January 3, 2004.

16.    Subsequent Events

        On October 4, 2004, Jostens Holding Corp. ("JHC"), our parent company, consummated the transactions (the "Transactions") contemplated by the Contribution Agreement dated July 21, 2004, between JHC and Fusion Acquisition LLC, an entity affiliated with Kohlberg Kravis Roberts & Co., L.P. ("Fusion"), pursuant to which Fusion contributed all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. to JHC in exchange for the issuance by JHC to Fusion of 2,664,356 shares of Class A Common Stock and one share of Class C Common Stock of JHC. The contribution was a part of certain concurrent transactions in which Fusion acquired all of the capital stock of each of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. for aggregate investment of $256.0 million. JHC contributed such capital stock to its direct subsidiary Jostens Secondary

Holdings Corp., and ultimately to its indirect subsidiary, Jostens IH Corp. ("JIHC"). The consideration paid by Fusion was funded by capital contributions from investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. In connection with the Transactions, JIHC incurred approximately $1.6 billion of new indebtedness, which was used, among other things, to repay, repurchase and redeem certain existing indebtedness of Jostens, Inc., Von Hoffmann Holdings, Inc., Von Hoffmann Corporation, AHC I Acquisition Corp. and AKI, Inc. As a result of the Transactions, approximately 90% of the economic interests and approximately 91% of the voting interests in JHC will be controlled by investment funds affiliated with DLJ Merchant Banking Partners III, L.P. and Kohlberg Kravis Roberts & Co. L.P.

        On November 10, 2004, Von Hoffmann announced the closure of its Frederick, Maryland facility. Any ongoing operations will be consolidated into the Eldridge, Iowa or Owensville, Missouri facilities. The decision to close the Frederick facility was made in an effort to rationalize its one- and two-color capacity by consolidating the one-and two-color print operations into the Eldridge, Iowa and Owensville, Missouri facilities, which can offer greater scale efficiencies and state-of-the art equipment.

        Von Hoffmann expects to incur a pre-tax charge of approximately $5.5 million to $6.0 million over the next two fiscal quarters related to severance payments, equipment relocation costs and the write-down of certain fixed assets that will not be relocated. The cash portion of this charge is estimated to be approximately $3.0 million to $3.5 million. Von Hoffmann anticipates the closure of the facility to be completed by the second quarter of fiscal 2005.

17.    Condensed Combining and Consolidating Guarantor Information

        The following statements present summarized combining and consolidating financial information for certain wholly-owned subsidiaries which will guarantee JIHC's debt on a full unconditional and joint and several basis.

CONDENSED COMBINING STATEMENTS OF OPERATIONS

Nine Months Ended October 2, 2004

        The guarantor subsidiaries are 100% owned subsidiaries. Condensed combining and consolidating financial information for JIHC and its guarantor subsidiaries is as follows:

	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$1,106,310	$44,404	$(8,402)	$1,142,312
Cost of products sold	707,296	22,117	(8,296)	721,117

Gross profit	399,014	22,287	(106)	421,195
Selling and administrative expenses	307,504	20,656	—	328,160
Special charges	5,892	—	—	5,892

Operating income	85,618	1,631	(106)	87,143
Loss on redemption of debt	420	—	—	420
Other expense	304	—	—	304
Net interest expense	117,015	755	—	117,770

(Loss) income before income taxes	(32,121)	876	(106)	(31,351)
Provision for income taxes	2,815	546	(42)	3,319

Net (loss) income	$(34,936)	$330	$(64)	$(34,670)

 CONDENSED COMBINING STATEMENTS OF OPERATIONS

Two Months Ended September 27, 2003

	Issuer	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Net sales	$—	$177,276	$6,343	$354	$183,973
Cost of products sold	—	148,035	1,001	258	149,294

Gross profit	—	29,241	5,342	96	34,679
Selling and administrative expenses	—	50,059	4,208	—	54,267
Special charges	—	191	—	—	191

Operating (loss) income	—	(21,009)	1,134	96	(19,779)
Loss on redemption of debt	—	(121)	220	—	99
Other expense	—	(13)	85	—	72
Net interest expense	1,300	23,251	102	—	24,653

(Loss) income before income taxes	(1,300)	(44,126)	727	96	(44,603)
(Benefit from) provision for incomet taxes	—	(11,608)	238	37	(11,333)

Net (loss) income	$(1,300)	$(32,518)	$489	$59	$(33,270)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Seven Months Ended July 29, 2003

	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$485,482	$24,205	$(5,629)	$504,058
Cost of products sold	213,742	10,481	(5,629)	218,594

Gross profit	271,740	13,724	—	285,464
Selling and administrative expenses	184,283	12,147	—	196,430
Transaction costs	30,960	—	—	30,960

Operating income	56,497	1,577	—	58,074
Interest income	62	20	—	82
Interest expense	32,039	489	—	32,528
Loss on redemption of debt	13,878	—	—	13,878

Income from continuing operations before income taxes	10,642	1,108	—	11,750
Provision for income taxes	8,500	195	—	8,695

Income from continuing operations	2,142	913	—	3,055
Cumulative effect of accounting change	4,585	—	—	4,585

Net income	$6,727	$913	$—	$7,640

CONDENSED COMBINING BALANCE SHEETS

October 2, 2004

	Issuer	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
ASSETS
Cash and cash equivalents	$—	$27,334	$3,331	$—	$30,665
Accounts receivable, net	—	153,457	8,362	—	161,819
Inventories, net	—	108,144	5,157	(126)	113,175
Salespersons overdrafts, net	—	29,120	8,085	—	37,205
Prepaid expenses and other current assets	—	12,205	1,040	—	13,245
Deferred income taxes	—	16,234	75	—	16,309

Total current assets	—	346,494	26,050	(126)	372,418
Intercompany	—	(3,161)	3,161	—	—
Property, plant, and equipment	—	236,129	4,653	—	240,782
Goodwill	—	1,077,251	42,153	—	1,119,404
Intangibles, net	—	600,762	20,910	—	621,672
Other assets	—	43,547	1,003	(1,711)	42,839
Investment in subsidiaries	281,367	—	—	(281,367)	—

Total assets	$281,367	$2,301,022	$97,930	$(283,204)	$2,397,115

LIABILITIES AND SHAREHOLDERS' EQUITY
Book overdrafts	$—	$3,912	$—	$—	$3,912
Short-term borrowings	—	61,900	15,168	—	77,068
Accounts payable	—	44,977	2,665	—	47,642
Accrued employee compensation	—	37,758	2,486	—	40,244
Commissions payable	—	8,414	161	—	8,575
Customer deposits	—	37,838	5,861	—	43,699
Income taxes payable	—	35,485	(393)	(49)	35,043
Interest payable	—	22,741	—	—	22,741
Current portion of long-term debt	—	150	—	—	150
Other accrued liabilities	—	22,910	2,957	—	25,867

Total current liabilities	—	276,085	28,905	(49)	304,941
Long-term debt, less current maturities	—	1,271,861	—	—	1,271,861
Redeemable preferred securities	—	264,170	—	—	264,170
Deferred income taxes	—	234,725	8,801	—	243,526
Other noncurrent liabilities	—	32,967	71	—	33,038
Shareholders' equity	281,367	221,214	60,153	(283,155)	279,579

Total liabilities and shareholders' equity	$281,367	$2,301,022	$97,930	$(283,204)	$2,397,115

CONDENSED COMBINING BALANCE SHEETS

(UNAUDITED)

January 3, 2004

	Issuer	Guarantors	Non-Guarantors	Eliminations	Combined (Successor)
	(In thousands)
ASSETS
Cash and cash equivalents	$—	$37,100	$6,631	$—	$43,731
Accounts receivable, net	—	130,261	11,464	—	141,725
Inventories, net	—	109,280	2,701	(19)	111,962
Deferred income taxes	—	4,516	75	—	4,591
Salespersons overdrafts, net	—	22,388	7,674	—	30,062
Prepaid expenses and other current assets	—	17,800	955	7	18,762

Total current assets	—	321,345	29,500	(12)	350,833
Intercompany	—	(980)	980	—	—
Property and equipment, net	—	267,490	4,570	—	272,060
Goodwill	—	1,099,177	39,487	—	1,138,664
Intangibles, net	—	676,401	23,784		700,185
Other assets	—	50,399	1,145	(1,711)	49,833
Investment in subsidiaries	315,815	—	—	(315,815)	—

Total assets	$315,815	$2,413,832	$99,466	$(317,538)	$2,511,575

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings	$—	$3,438	$13,013	$—	$16,451
Accounts payable	—	41,957	3,009	—	44,966
Accrued employee compensation	—	39,114	1,631	—	40,745
Commissions payable	—	15,733	2,973	—	18,706
Customer deposits	—	145,109	4,700	—	149,809
Income taxes payable	—	7,695	1,941	—	9,636
Interest payable	—	23,389	—	—	23,389
Current portion of long-term debt	—	2,000	—	—	2,000
Other accrued liabilities	—	25,663	3,401	—	29,064

Total current liabilities	—	304,098	30,668	—	334,766
Long-term debt, less current maturities	—	1,306,675	—	—	1,306,675
Redeemable preferred securities	—	258,787	—	—	258,787
Deferred income taxes	—	252,822	8,895	—	261,717
Other noncurrent liabilities	—	35,417	121	—	35,538
Shareholders' equity	315,815	256,033	59,782	(317,538)	314,092

Total liabilities and shareholders' equity	$315,815	$2,413,832	$99,466	$(317,538)	$2,511,575

CONDENSED COMBINING STATEMENTS OF CASH FLOW

Nine Months Ended October 2, 2004

	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Net (loss) income	$(34,936)	$330	$(64)	$(34,670)
Other cash provided by (used in) operating activities	27,030	(4,138)	64	22,956

Net cash used in operating activities	(7,906)	(3,808)	—	(11,714)
Purchases of property, plant, and equipment	(22,677)	(1,041)		(23,718)
Other investing activities, other	6,037	(31)	—	6,006

Net cash used in investing activities	(16,640)	(1,072)	—	(17,712)

Net short-term borrowings	61,900	1,570	—	63,470
Principal payments on long-term debt	(44,912)	—	—	(44,912)
Redemption of senior subordinated notes payable	(5,800)	—	—	(5,800)
Other financing activities, net	3,592	—	—	3,592

Net cash provided by financing activities	14,780	1,570	—	16,350

Effect of exchange rate changes on cash and cash equivalents	—	10	—	10
Decrease in cash and cash equivalents	(9,766)	(3,300)	—	(13,066)
Cash and cash equivalents, beginning of period	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$27,334	$3,331	$—	$30,655

 CONDENSED COMBINING STATEMENTS OF CASH FLOW

Two Months Ended September 27, 2003

	Issuer	Guarantors	Non-Guarantors	Eliminations	Total
	(In thousands)
Net (loss) income	$(1,300)	$(32,518)	$489	$59	$(33,270)
Other cash provided by (used in) operating activities	1,300	(1,203)	665	(59)	703

Net cash used in operating activities	—	(33,721)	1,154	—	(32,567)
Acquisition of business, net of cash acquired	(417,934)	(5,506)	—	—	(423,440)
Purchases of property, plant, and equipment	—	(10,360)	(331)		(10,691)
Other investing activities, other	—	(48)	—	—	(48)

Net cash used in investing activities	(417,934)	(15,914)	(331)	—	(434,179)

Net short-term borrowings	—	63,038	1,995	—	65,033
Principal payments on long-term debt	—	(438)	—	—	(438)
Redemption of senior subordinated notes payable	—	(3,550)	—	—	(3,550)
Proceeds from issuance of common shares	317,934	—	—	—	317,934
Proceeds from issuance of preferred shares	100,000	—	—	—	100,000
Proceeds from issuance of long-term debt	—	3,705	—	—	3,705
Other financing activities, net	—	4,983	267	—	5,250

Net cash provided by financing activities	417,934	67,738	2,262	—	487,934

Effect of exchange rate changes on cash and cash equivalents	—	—	49	—	49

Increase in cash and cash equivalents	—	18,103	3,134	—	21,237
Cash and cash equivalents, beginning of period	—	15,185	733	—	15,918

Cash and cash equivalents, end of period	$—	$33,288	$3,867	$—	$37,155

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Seven Months Ended July 29, 2003

	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$6,727	$913	$—	$7,640
Other cash used in operating activities	(11,548)	(2,885)	—	(14,433)

Net cash used in operating activities	(4,821)	(1,972)	—	(6,793)
Acquisition of businesses, net of cash acquired	(4,942)	(66)	—	(5,008)
Purchases of property, plant, and equipment	(5,721)	(408)	—	(6,129)
Proceeds from sale of property, plant, and equipment	90	—	—	90
Other investing activities, net	(828)	—	—	(828)

Net cash used in investing activities	(11,401)	(474)	—	(11,875)
Net short-term borrowings	—	1,500	—	1,500
Repurchase of common stock and warrants	(471,044)	—	—	(471,044)
Principal payments on long-term debt	(379,270)	—	—	(379,270)
Proceeds from issuance of long-term debt	475,000	—	—	475,000
Proceeds from issuance of common stock	417,934	—	—	417,934
Debt financing costs	(20,212)	—	—	(20,212)
Merger costs	(12,608)	—	—	(12,608)
Other financing activities, net	1,909	(284)	—	1,625

Net cash provided by financing activities	11,709	1,216	—	12,925
Effect of exchange rate changes on cash and cash equivalents	—	236	—	236

Decrease in cash and cash equivalents	(4,513)	(994)	—	(5,507)
Cash and cash equivalents, beginning of period	7,552	3,386	—	10,938

Cash and cash equivalents, end of period	$3,039	$2,392	$—	$5,431

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors
Jostens IH Corp.
Minneapolis, Minnesota

        We have audited the accompanying consolidated balance sheet of Jostens IH Corp. and subsidiaries as of January 3, 2004 (successor), and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). These financial statements are the responsibility of Jostens IH Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jostens IH Corp. and subsidiaries as of January 3, 2004, and the results of their operations and their cash flows for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, Jostens IH Corp. adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective June 29, 2003 and changed its method of accounting for redeemable preferred stock.

Minneapolis, Minnesota
February 12, 2004

 Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Jostens, Inc.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the consolidated financial position of Jostens, Inc. and its subsidiaries at December 28, 2002, and the consolidated results of their operations and their cash flows for each of the two fiscal years in the period ended December 28, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Jostens, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on December 30, 2001.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
February 12, 2003

JOSTENS IH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands, except per share data
Net sales	$284,171	$504,058	$755,984	$736,560
Cost of products sold	162,656	218,594	315,961	311,212

Gross profit	121,515	285,464	440,023	425,348
Selling and administrative expenses	143,845	196,430	306,449	300,927
Transaction costs	226	30,960	—	—
Special charges	—	—	—	2,540

Operating (loss) income	(22,556)	58,074	133,574	121,881
Interest income	323	82	1,109	2,269
Interest expense	(31,441)	(32,528)	(68,435)	(79,035)
Loss on redemption of debt	(503)	(13,878)	(1,765)	—

(Loss) income from continuing operations before income taxes	(54,177)	11,750	64,483	45,115
(Benefit from) provision for income taxes	(17,955)	8,695	36,214	18,575

(Loss) income from continuing operations	(36,222)	3,055	28,269	26,540
Discontinued operations:
Loss from operations (net of income tax benefit of $3,422)	—	—	—	(5,614)
Gain (loss) on disposal (net of income tax expense of $1,071 and income tax benefit of $10,623)	—	—	1,637	(16,826)

Gain (loss) on discontinued operations	—	—	1,637	(22,440)
Cumulative effect of accounting change	—	4,585	—	—

Net (loss) income	(36,222)	7,640	29,906	4,100
Dividends and accretion on redeemable preferred shares	—	(6,525)	(11,747)	(10,202)

Net (loss) income available to common shareholder(s)	$(36,222)	$1,115	$18,159	$(6,102)

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(36,222.00)	$(0.39)	$1.85	$1.82
Gain (loss) on discontinued operations	—	—	0.18	(2.50)
Cumulative effect of accounting change	—	0.51	—	—

	$(36,222.00)	$0.12	$2.03	$(0.68)

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(36,222.00)	$(0.39)	$1.66	$1.65
Gain (loss) on discontinued operations	—	—	0.17	(2.26)
Cumulative effect of accounting change	—	0.51	—	—

	$(36,222.00)	$0.12	$1.83	$(0.61)

Weighted average common shares outstanding	1	8,956	8,959	8,980
Dilutive effect of warrants and stock options	—	—	941	957

Weighted average common shares outstanding assuming dilution	1	8,956	9,900	9,937

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	2003	Predecessor 2002
	In thousands, except share amounts
ASSETS
Cash and cash equivalents	$19,371	$10,938
Accounts receivable, net	57,018	59,027
Inventories, net	72,523	69,348
Deferred income taxes	—	13,631
Salespersons overdrafts, net of allowance of $10,953 and $8,034, respectively	30,062	25,585
Prepaid expenses and other current assets	10,446	8,614

Total current assets	189,420	187,143
Property and equipment, net	105,593	65,448
Goodwill	746,025	14,450
Intangibles, net	644,654	479
Deferred financing costs, net	23,809	22,665
Pension assets, net	—	21,122
Other	10,857	16,214

	$1,720,358	$327,521

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Short-term borrowings	$13,013	$8,960
Accounts payable	17,009	13,893
Accrued employee compensation and related taxes	28,124	31,354
Commissions payable	16,736	15,694
Customer deposits	149,809	133,840
Income taxes payable	8,840	7,316
Interest payable	4,910	10,789
Current portion of long-term debt	—	17,094
Deferred income taxes	4,283	—
Other accrued liabilities	14,065	14,968
Current liabilities of discontinued operations	3,100	4,323

Total current liabilities	259,889	258,231
Long-term debt—less current maturities	685,407	563,334
Redeemable preferred stock (liquidation preference: $99,052)	135,272	—
Deferred income taxes	231,890	9,668
Pension liabilities, net	18,695	—
Other noncurrent liabilities	4,664	7,978

Total liabilities	1,335,817	839,211
Commitments and contingencies
Redeemable preferred stock (liquidation preference: $86,318)	—	70,790
Common stock $0.01 par value; authorized: 2,000,000 shares; issued and outstanding:
1,000 shares at January 3, 2004	—	—
Common stock	—	1,003
Additional paid-in-capital	420,754	20,964
Officer notes receivable	—	(1,625)
Accumulated deficit	(36,222)	(592,005)
Accumulated other comprehensive income (loss)	9	(10,817)

Total shareholders' equity (deficit)	384,541	(582,480)

	$1,720,358	$327,521

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net (loss) income	$(36,222)	$7,640	$29,906	$4,100
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation	13,900	12,649	24,645	25,910
Amortization of debt discount, premium and deferred financing costs	1,611	3,112	7,422	6,960
Other amortization	20,621	1,939	2,252	2,708
Depreciation and amortization of discontinued operations	—	—	—	1,202
Accrued interest on redeemable preferred stock	8,418	842	—	—
Deferred income taxes	(19,577)	(1,500)	11,805	(2,237)
Loss on redemption of debt	503	13,878	1,765	—
Cumulative effect of accounting change, net of tax	—	(4,585)	—	—
Other	180	2,765	(959)	3,038
Changes in assets and liabilities:
Accounts receivable	(1,888)	4,576	(2,789)	8,706
Inventories	21,102	14,293	1,166	20,716
Salespersons overdrafts	(4,840)	1,645	2,452	(810)
Prepaid expenses and other current assets	(4,724)	3,405	(891)	2,423
Pension liabilities/assets	(1,478)	(750)	(5,983)	(6,875)
Accounts payable	8,794	(5,969)	(4,828)	(5,709)
Accrued employee compensation and related taxes	6,487	(9,998)	3,962	(3,434)
Commissions payable	(24,953)	25,632	(2,945)	(1,256)
Customer deposits	90,845	(76,069)	7,440	17,552
Income taxes payable	(6,773)	8,288	(9,624)	1,785
Interest payable	871	(6,750)	222	471
Net liabilities of discontinued operations	(326)	(897)	(5,159)	6,982
Other	(767)	(939)	(4,387)	(10,585)

Net cash provided by (used for) operating activities	71,784	(6,793)	55,472	71,647
Acquisitions of businesses, net of cash acquired	(423,439)	(5,008)	—	—
Purchases of property and equipment	(17,041)	(6,129)	(22,843)	(22,205)
Purchases of property and equipment related to discontinued operations	—	—	—	(496)
Proceeds from sale of property and equipment	7	90	1,256	4,204
Proceeds from sale of business	—	—	—	2,500
Other investing activities, net	(18)	(828)	(1,225)	168

Net cash used for investing activities	(440,491)	(11,875)	(22,812)	(15,829)
Net short-term borrowings	620	1,500	8,960	—
Repurchase of common stock and warrants	—	(471,044)	(2,851)	(396)
Principal payments on long-term debt	(25,000)	(379,270)	(60,855)	(38,874)
Redemption of senior subordinated notes payable	(9,325)	—	(8,456)	—
Proceeds from issuance of long-term debt	3,705	475,000	—	—
Proceeds from issuance of redeemable preferred stock	100,000	—	—	—
Proceeds from issuance of common stock	317,934	417,934	—	—
Contribution from Jostens Holding Corp.	102,820
Redemption of redeemable preferred stock	(102,820)	—	—	—
Debt financing costs	—	(20,212)	(1,620)	—
Merger costs	—	(12,608)	—	—
Other financing activities, net	—	1,625	—	—

Net cash provided by (used for) financing activities	387,934	12,925	(64,822)	(39,270)
Effect of exchange rate changes on cash and cash equivalents	144	236	—	—

Increase (decrease) in cash and cash equivalents	19,371	(5,507)	(32,162)	16,548
Cash and cash equivalents, beginning of period	—	10,938	43,100	26,552

Cash and cash equivalents, end of period	$19,371	$5,431	$10,938	$43,100

Supplemental information:
Income taxes paid	$8,398	$1,895	$31,492	$5,004
Interest paid	$26,523	$32,162	$61,542	$71,604

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common shares		Additional paid-in- capital warrants				Accumulated other comprehensive income (loss)
				Additional paid-in- capital	Officer notes receivable	Accumulated deficit
	Number	Amount						Total
Predecessor	In thousands
Balance—December 30, 2000	8,993	$1,015	$24,733	$—	$(1,775)	$(604,102)	$(6,191)	$(586,320)
Net income	—	—	—	—	—	4,100	—	4,100
Change in cumulative translation adjustment	—	—	—	—	—	—	(1,502)	(1,502)
Transition adjustment relating to the adoption of SFAS 133, net of $1,194 tax	—	—	—	—	—	—	(1,821)	(1,821)
Change in fair value of interest rate swap agreement, net of $1,021 tax	—	—	—	—	—	—	(1,566)	(1,566)
Adjustment in minimum pension liability, net of $931 tax	—	—	—	—	—	—	(1,423)	(1,423)

Comprehensive loss								(2,212)
Preferred stock dividends	—	—	—	—	—	(9,670)	—	(9,670)
Preferred stock accretion	—	—	—	—	—	(532)	—	(532)
Repurchase of common stock	(28)	(9)	—	—	368	(755)	—	(396)

Balance—December 29, 2001	8,965	1,006	24,733	—	(1,407)	(610,959)	(12,503)	(599,130)
Net income	—	—	—	—	—	29,906	—	29,906
Change in cumulative translation adjustment	—	—	—	—	—	—	579	579
Change in fair value of interest rate swap agreement, net of $1,351 tax	—	—	—	—	—	—	2,065	2,065
Adjustment in minimum pension liability, net of $627 tax	—	—	—	—	—	—	(958)	(958)

Comprehensive income								31,592
Preferred stock dividends	—	—	—	—	—	(11,097)	—	(11,097)
Preferred stock accretion	—	—	—	—	—	(650)	—	(650)
Repurchase of common stock	(9)	(3)	—	—	126	(268)	—	(145)
Reacquisition of warrants to purchase common shares	—	—	(3,769)	—	—	1,063	—	(2,706)
Interest accrued on officer notes receivable	—	—	—	—	(344)	—	—	(344)

Balance—December 28, 2002	8,956	1,003	20,964	—	(1,625)	(592,005)	(10,817)	(582,480)
Net income	—	—	—	—	—	7,640	—	7,640
Change in cumulative translation adjustment	—	—	—	—	—	—	(278)	(278)
Change in fair value of interest rate swap agreement, net of $846 tax	—	—	—	—	—	—	1,293	1,293

Comprehensive income								8,655
Preferred stock dividends	—	—	—	—	—	(6,148)	—	(6,148)
Preferred stock accretion	—	—	—	—	—	(377)	—	(377)
Payment on officer notes receivable	—	—	—	—	1,625	—	—	1,625
Repurchase of common stock and warrants	(8,956)	(1,003)	(20,964)	—	—	(449,077)	—	(471,044)
Issuance of common stock	1	—	—	417,934	—	—	—	417,934
Effect of purchase accounting	—	—	—	—	—	1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$—	$417,934	$—	$—	$—	$417,934

Successor
Issuance of common stock	1	$—	$—	$317,934	$—	$—	$—	$317,934
Net loss	—	—	—	—	—	(36,222)	—	(36,222)
Change in cumulative translation adjustment							9	9

Comprehensive loss	—	—	—	—	—	—	—	(36,213)
Contribution from Jostens Holding Corp.	—	—	—	102,820	—	—	—	102,820

Balance—January 3, 2004	1	$—	$—	$420,754	$—	$(36,222)	$9	$384,541

The accompanying notes are an integral part of the consolidated financial statements.

JOSTENS IH CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Formation of Company

        Jostens IH Corp. ("JIHC") was capitalized in July 2003 through the issuance of common stock and received proceeds of $317.9 million. JIHC used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to make a capital contribution of $417.9 million to Jostens, Inc. ("Jostens"). Jostens is a leading provider of school-related affinity products and services including yearbooks, class rings and graduation products in North America. Jostens also provides school photography products and services of which they have a leading market share in Canada. Jostens has been in operation for over 100 years.

Basis of Presentation

        The accompanying consolidated financial statements, after the elimination of intercompany accounts and transactions, include the accounts of JIHC and its wholly-owned subsidiary, Jostens, for the period from July 30, 2003 through January 3, 2004 (successor period, five months). The accounts prior to the merger (predecessor period, seven months) relate to Jostens and its wholly-owned subsidiaries. Our consolidated financial statements for the predecessor period were prepared using the historical basis of accounting for Jostens. As a result of the merger transaction as discussed in Note 2, we applied purchase accounting and a new basis of accounting began on July 29, 2003. JIHC had no operating activities until the acquisition of Jostens.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform with recent accounting pronouncements and guidance. The reclassifications had no impact on net earnings as previously reported.

Fiscal Year

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. The successor period in 2003 and fiscal years 2002 and 2001 ended on January 3, 2004, December 28, 2002 and December 29, 2001, respectively. The combined predecessor and successor periods in 2003 consisted of fifty-three weeks while fiscal years 2002 and 2001 each consisted of fifty-two weeks.

Use of Estimates

        The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        We consider all investments with an original maturity of three months or less on their acquisition date to be cash equivalents.

Allowance for Doubtful Accounts

        We make estimates of potentially uncollectible customer accounts receivable. We believe that our credit risk for these receivables is limited because of our large number of customers and the relatively small account balances for most of our customers. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a customer's ability to repay and prevailing economic conditions. We make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        We make estimates of potential future product returns related to current period product revenue. We evaluate the adequacy of the allowance on a periodic basis. This evaluation includes historical returns experience, changes in customer demand and acceptance of our products and prevailing economic conditions. We make adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        We make estimates of potentially uncollectible receivables arising from sales representative draws paid in excess of earned commissions. For veteran sales representatives, these estimates are based on historical commissions earned and length of service. For newer sales representatives, receivables arising from draws paid in excess of earned commissions are fully reserved. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. We make adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold and certain other precious metals, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. LIFO inventories were $0.1 million at the end of 2003 and 2002 and approximated replacement cost. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property and Equipment

        Property and equipment are stated at historical cost for the predecessor period through July 29, 2003, at which time we adjusted property and equipment to fair value in accordance with purchase accounting. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	15 to 40
Machinery and equipment	3 to 10
Capitalized software	2 to 5

Capitalization of Internal-Use Software

        We capitalize costs of software developed or obtained for internal use once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are originally recorded at their fair values at date of acquisition. Goodwill and indefinite-lived intangibles are no longer amortized, but are tested annually for impairment, or more frequently if impairment indicators occur, as further described in ITEM 7 "Critical Accounting Policies". Prior to fiscal 2002, goodwill and intangibles were amortized over their estimated useful lives, not to exceed a period of forty years. Definite-lived intangibles are amortized over their estimated useful lives and are evaluated for impairment annually, or more frequently if impairment indicators are present, using a process similar to that used to test other long-lived assets for impairment.

Impairment of Long-Lived Assets

        We evaluate our long-lived assets, including intangible assets with finite lives, in compliance with Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate we utilize to evaluate potential investments.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition and Warranty Costs

        We recognize revenue when the earnings process is complete, evidenced by an agreement between Jostens and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed and determinable. Provisions for warranty costs related to our jewelry products, sales returns and uncollectible amounts are recorded based on historical information and current trends.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        We purchase substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany, whom we believe is also a supplier to our major class ring competitors in the United States.

Derivative Financial Instruments

        We account for all derivatives in accordance with SFAS 133, "Accounting for Derivatives and Hedging Activities", as amended. SFAS 133 requires that we recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Effective December 31, 2000, the beginning of fiscal year 2001, we adopted SFAS 133 and recognized a $1.8 million, net-of-tax cumulative effect adjustment in other comprehensive income (loss). Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

(Loss) Earnings Per Common Share

        Basic (loss) earnings per share are computed by dividing net (loss) income available to common shareholder(s) by the weighted average number of outstanding common shares. Diluted earnings per share are computed by dividing net income available to common shareholder(s) by the weighted average number of outstanding common shares and common share equivalents. Common share equivalents include the dilutive effects of warrants and options.

        There were no common share equivalents outstanding subsequent to the merger on July 29, 2003 as discussed in Note 2. For the predecessor period in 2003, approximately 0.9 million shares of common share equivalents were excluded in the computation of net (loss) per share since they were antidilutive due to the net loss incurred in the period. For 2002, options to purchase 44,750 shares of common stock were outstanding, but were excluded from the computation of common share equivalents because they were antidilutive.

Stock-Based Compensation

        We apply the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted at or above fair value. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation". There were no stock options outstanding subsequent to the merger on July 29, 2003, as discussed in Note 2.

	Predecessor
	Seven Months 2003	2002	2001
	In thousands, except per-share data
Net income (loss) available to common shareholders
As reported	$1,115	$18,159	$(6,102)
Add stock-based employee compensation expense included in reported net income available to common shareholders, net of tax effects	7,608	—	—
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(2,185)	(483)	(375)

Pro forma net income (loss) available to common shareholders	$6,538	$17,676	$(6,477)

Net income (loss) per share
Basic—as reported	$0.12	$2.03	$(0.68)
Basic—pro forma	$0.73	$1.97	$(0.72)
Diluted—as reported	$0.12	$1.83	$(0.61)
Diluted—pro forma	$0.66	$1.79	$(0.65)

New Accounting Standards

SFAS 143—Accounting for Asset Retirement Obligations

        In the first quarter of fiscal 2003, we adopted SFAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Adoption of this Statement had no impact on our financial statements.

SFAS 146—Accounting for Costs Associated with Exit or Disposal Activities

        In the first quarter of fiscal 2003, we adopted SFAS 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value. Adoption of this Statement had no impact on our financial statements.

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        As of June 29, 2003, we adopted SFAS 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). We determined that the characteristics of our redeemable preferred stock were such that the securities should be classified as a liability and we recognized a $4.6 million cumulative effect of a change in accounting principle upon adoption. Restatement of prior periods was not permitted. We assessed the value of our redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million. The redeemable preferred stock was reclassified to the liabilities section of our consolidated balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in our results of operations rather than as a reduction to retained earnings. We did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax deductible.

        Unaudited pro forma amounts assuming the change in accounting principle had been in effect since the beginning of 2001 are as follows:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands, except per share data
Net (loss) income available to common shareholder(s)
As reported	$(36,222)	$1,115	$18,159	$(6,102)
Dividends and accretion on redeemable preferred shares previously reported	—	6,525	11,747	10,202
Reverse cumulative effect of accounting change	—	(4,585)	—	—
Pro forma interest expense	—	(5,528)	(10,395)	(8,788)

Pro forma net (loss) income available to common shareholder(s)	$(36,222)	$(2,473)	$19,511	$(4,688)

Net (loss) income per share
Basic—as reported	$(36,222.00)	$0.12	$2.03	$(0.68)
Basic—pro forma	$(36,222.00)	$(0.28)	$2.18	$(0.52)
Diluted—as reported	$(36,222.00)	$0.12	$1.83	$(0.61)
Diluted—pro forma	$(36,222.00)	$(0.28)	$1.97	$(0.47)

FAS 132 (Revised)—Employers' Disclosures about Pensions and Other Postretirement Benefits

        As of January 3, 2004, we adopted the provisions of SFAS 132 (Revised), which amends the disclosure requirements of SFAS 132 to require more complete information in both annual and interim financial statements about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and postretirement benefit plans. A discussion of our accounting policy and the required disclosures under the revised provisions of SFAS 132 are included in Note 12. Adoption of this Statement had no impact on our financial statements.

FSP 106-1—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Under this bill, postretirement plans with prescription drug benefits that are at least "actuarially equivalent" to the Medicare Part D benefit will be eligible for a 28% subsidy. In response to this bill, on January 12, 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 106-1. FSP 106-1 addresses how to incorporate this subsidy into the calculation of the accumulated periodic benefit obligation (APBO) and net periodic postretirement benefit costs, and also allows plan sponsors to defer recognizing the effects of the bill in the accounting for its postretirement plan under SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, until further authoritative guidance on the accounting for the federal subsidy is issued. As the measurement date for our postretirement benefit plan is September 30, 2003, the APBO and the net periodic postretirement benefit cost in the financial statements and accompanying notes do not reflect the effects of the bill on the plan. In addition, specific authoritative guidance on the accounting for the federal subsidy is pending, and when issued, could require a change to previously reported information. We have deferred adoption of this standard, as is allowed under FSP 106-1, until further guidance is issued.

2.    Merger

        On June 17, 2003, Jostens Holding Corp. ("Jostens Holdings"), our parent company, entered into a merger agreement with Jostens, Inc. ("Jostens") and Ring Acquisition Corp., an entity organized by Jostens Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Jostens Holdings, which we refer to as the merger.

        In connection with the merger, we received a $317.9 million investment from Jostens Holdings. We used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock, to make a capital contribution of $417.9 million to Jostens. Jostens, in turn, used the proceeds from the capital contribution along with incremental borrowings under its senior secured credit facility to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.2 million of cash fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of non-cash transaction costs as a result of writing off certain prepaid management fees having no future value.

        Also in connection with the merger, Jostens refinanced its senior secured credit facility through the establishment of a new senior secured credit facility. Jostens received $475.0 million in term loan borrowings under the new credit facility and repaid $371.1 million of outstanding indebtedness under the old credit facility. In addition, Jostens incurred cash transaction fees and related costs of $20.2 million associated with the new credit facility, which have been capitalized and are being amortized as interest expense over the life of the facility. Jostens also wrote off the unamortized balance of $13.9 million relating to non-cash deferred financing costs associated with the old credit facility.

Merger Accounting

        We accounted for the merger as a purchase in accordance with the provisions of SFAS 141, "Business Combinations", which requires a valuation for the assets and liabilities of Jostens and its subsidiaries based upon the fair values as of the date of the merger. Our purchase price of $471.0 million was allocated to the assets and liabilities based on their relative fair values and $417.9 million was reflected in shareholder's equity of Jostens as the value of our ownership upon completion of the merger. Immediately prior to the merger, shareholders' equity of Jostens was a deficit of approximately $578.7 million. As of January 3, 2004, the preliminary allocation of the purchase price, excluding certain transaction costs, is as follows:

In thousands
Current assets	$165,280
Property and equipment	101,989
Intangible assets	660,399
Goodwill	727,633
Other assets	18,622
Current liabilities	(199,776)
Long-term debt	(594,494)
Redeemable preferred stock	(126,511)
Deferred income taxes	(253,577)
Other liabilities	(28,521)

$471,044

        We have estimated the fair value of our assets and liabilities, including intangible assets and property and equipment, as of the merger date, utilizing information available at the time that our consolidated financial statements were prepared. These estimates are subject to refinement until all pertinent information has been obtained. We also recognized the funding status of our pension and postretirement benefit plans as of July 29, 2003 and updated the calculation of our successor period pension expense.

        As a result of the merger, in accordance with SFAS 141, the financial statements include a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months).

3.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

Predecessor	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	In thousands
Balance at December 30, 2000	$(5,243)	$(948)	$—	$(6,191)
Transition adjustment relating to adoption of SFAS 133	—	—	(1,821)	(1,821)
Current period change	(1,502)	(1,423)	(1,566)	(4,491)

Balance at December 29, 2001	(6,745)	(2,371)	(3,387)	(12,503)
Current period change	579	(958)	2,065	1,686

Balance at December 28, 2002	(6,166)	(3,329)	(1,322)	(10,817)
Predecessor period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

Balance at July 29, 2003	$—	$—	$—	$—
Successor period change	9	—	—	9

Balance at January 3, 2004	$9	$—	$—	$9

4.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	2003	Predecessor 2002
	In thousands
Trade receivables	$64,993	$67,181
Allowance for doubtful accounts	(2,184)	(2,557)
Allowance for sales returns	(5,791)	(5,597)

Total accounts receivable, net	$57,018	$59,027

        Net inventories were comprised of the following:

	2003	Predecessor 2002
	In thousands
Raw materials and supplies	$11,416	$10,810
Work-in-process	28,084	27,347
Finished goods	34,713	32,850
Reserve for obsolescence	(1,690)	(1,659)

Total inventories, net	$72,523	$69,348

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we have the ability to obtain up to $30.0 million in consigned inventory. We expensed consignment fees related to this facility of $0.2 million in the successor period of 2003, $0.2 million in the predecessor period of 2003 and $0.3 million and $0.5 million in 2002 and 2001, respectively. Under the terms of the consignment arrangement, we do not own the consigned inventory until it is shipped in the form of a product to our customer. Accordingly, we do not include the value of consigned inventory nor the corresponding liability in our financial statements. The value of consigned inventory as of the end of 2003 and 2002 was $24.1 million and $17.4 million, respectively.

5.    Property and Equipment

        As of the end of 2003 and 2002, net property and equipment consisted of:

	2003	Predecessor 2002
	In thousands
Land	$12,617	$2,795
Buildings	26,925	36,332
Machinery and equipment	66,554	201,421
Capitalized software	13,410	40,242

Total property and equipment	119,506	280,790
Less accumulated depreciation and amortization	13,913	215,342

Property and equipment, net	$105,593	$65,448

        Property and equipment are stated at historical cost for the predecessor period through July 29, 2003, at which time we adjusted property and equipment to fair value in accordance with purchase accounting. Depreciation expense was $13.9 million for the successor period in 2003 and $12.6 million for the predecessor period in 2003. Depreciation expense for 2002 and 2001 was $24.6 million and $25.9 million, respectively. The amount in 2001 relates to continuing operations. Amortization related to capitalized software is included in depreciation expense and totaled $2.6 million for the successor period in 2003, $3.8 million for the predecessor period in 2003 and $6.9 million and $6.6 million in 2002 and 2001, respectively.

6.    Goodwill and Other Intangible Assets

        On December 30, 2001, the beginning of fiscal year 2002, we adopted SFAS 142 "Goodwill and Other Intangible Assets", which provides that goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators occur. Separable intangible assets that are deemed to have a definite life continue to be amortized over their useful lives. Had the provisions of SFAS 142 been in effect during fiscal year 2001, net loss available to common shareholders would have decreased by $1.0 million or $.09 per diluted share and income from continuing operations would have increased by $0.5 million or $.05 per diluted share.

Goodwill

        The changes in the net carrying amount of goodwill were as follows:

		Predecessor
	Five Months 2003	Seven Months 2003	2002
	In thousands
Balance at beginning of period	$679,231	$14,450	$13,759
Goodwill acquired during the period	5,694	664,668	678
Purchase price adjustments	61,028	—	—
Currency translation	72	113	13

Balance at end of period	$746,025	$679,231	$14,450

Other Intangible Assets

        Information regarding our other intangible assets as of the end of 2003 and 2002 is as follows:

	2003
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
School relationships	10 years	$330,000	$(14,540)	$315,460
Order backlog	1.5 years	48,700	(2,190)	46,510
Internally developed software	2 to 5 years	12,200	(1,447)	10,753
Patented/unpatented technology	3 years	11,000	(1,612)	9,388
Customer relationships	4 to 8 years	8,666	(1,135)	7,531
Other	3 years	24	(12)	12

		410,590	(20,936)	389,654
Trademarks	Indefinite	255,000	—	255,000

		$665,590	$(20,936)	$644,654

	Predecessor 2002
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
Customer relationships	5 years	$510	$(51)	$459
Other	3 years	24	(4)	20

		$534	$(55)	$479

        Amortization expense was $20.3 million for the successor period in 2003 and $0.6 million for the predecessor period in 2003. Amortization expense for 2002 and 2001 was $0.1 million and $0.5 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of January 3, 2004 is as follows:

In thousands
2004	$87,901
2005	41,051
2006	38,769
2007	35,470
2008	34,473

$237,664

        The increase in goodwill and other intangible assets is predominantly attributable to the effect of purchase accounting in connection with the merger as discussed in Note 2. In addition, we acquired the net assets of a photography business in January 2003 for $5.0 million in cash. The purchase price allocation was $0.4 million to net tangible assets, $3.2 million to amortizable intangible assets and $1.4 million to goodwill. We also acquired the net assets of a printing business in September 2003 for $10.9 million in cash. The purchase price allocation was $0.7 million to net tangible assets, $4.5 million to amortizable intangible assets and $5.7 million to goodwill.

        Acquisitions are accounted for as purchases and, accordingly, have been included in our consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained. Pro forma results of operations have not been presented since the effect is not material to an understanding of our financial position and results of operations.

7.    Long-term Debt

        As of the end of 2003 and 2002, long-term debt consists of the following:

	2003	Predecessor 2002
	In thousands
Borrowings under senior secured credit facility:
Term Loan, variable rate, 3.72 percent at January 3, 2004, with semi-annual principal and interest payments through July 2010	$453,705	$—
Term Loan A, variable rate, 3.65 percent at December 28, 2002, paid in full July 2003	—	58,602
Term Loan C, variable rate, 4.15 percent at December 28, 2002, paid in full July 2003	—	320,669
Senior subordinated notes, 12.75 percent fixed rate, including premium of $22,717 at January 3, 2004, net of discount of $16,343 at December 28, 2002, with semi-annual interest payments of $13.3 million, principal due and payable at maturity—May 2010	231,702	201,157

	685,407	580,428
Less current portion	—	17,094

	$685,407	$563,334

        Maturities of long-term debt, at face value, as of the end of 2003 were as follows:

In thousands
2004	$—
2005	29,849
2006	41,789
2007	47,758
2008	59,698
Thereafter	483,596

$662,690

Senior Secured Credit Facility

        In connection with the merger, we refinanced our senior secured credit facility through the establishment of a new senior secured credit facility, which consists of: (i) a $475.0 million term loan; (ii) a $150.0 million revolving credit facility; and (iii) $3.7 million drawn under an incremental $50.0 million change of control term loan, which was subsequently consolidated into the term loan. The proceeds of the change of control term loan were used solely to fund certain change of control payments due to holders of our 12.75% senior subordinated notes due May 2010 who elected to tender their notes pursuant to the notes change of control offer that we commenced on July 30, 2003 (the "Notes Offer"). Commitment for the amounts not borrowed in respect of the $50.0 million change of control term loan terminated following the consummation of the Notes Offer and is not available for our future use. Substantially all of the assets of our operations were used to secure the new senior secured credit facility.

        The term loan bears a variable interest rate based upon either the London Interbank Offered Rate (LIBOR) or an "alternative base rate", which is based upon the greater of the federal funds effective rate plus 0.5% or the prime rate, plus a fixed margin. Future mandatory principal payment obligations under the term loan are due semi-annually beginning on July 2, 2005 at an amount equal to 2.63% of the current outstanding balance of the term loan. Thereafter, semi-annual principal payments gradually increase through July 2009 to an amount equal to 7.89% of the current outstanding balance of the term loan, with two final principal payments due in December 2009 and July 2010, each equal to 26.32% of the current outstanding balance of the term loan. In the successor period of 2003 and during 2002 and 2001, we voluntarily paid down $25.0 million, $40.0 million and $24.0 million, respectively, of our term loans. Deferred financing fees related to these voluntary prepayments, which are included in interest expense, totaled $0.6 million in the successor period of 2003 and $1.2 million and $0.8 million in 2002 and 2001, respectively.

        Under the $150.0 million revolving credit facility, we may borrow funds and elect to pay interest under either LIBOR or the "alternative base rate" plus applicable margins. The revolving credit facility contains a sub-facility that allows our Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $150.0 million facility. The revolving credit facility expires on July 29, 2008. At the end of 2003, there was $13.0 million outstanding in the form of short-term borrowings at our Canadian subsidiary at a weighted average interest rate of 6.25% and an additional $12.8 million outstanding in the form of letters of credit, leaving $124.2 million available under this facility.

        The senior secured credit facility requires that we meet certain financial covenants, ratios and tests, including a maximum senior leverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. In addition, we are required to pay certain fees in connection with the senior secured credit facility, including letter of credit fees, agency fees and commitment fees. The senior secured credit facility and the Jostens senior subordinated notes contain certain cross-default and cross-acceleration provisions whereby default under or acceleration of one debt obligation would, consequently, cause a default or acceleration under the other debt obligation. At the end of 2003, we were in compliance with all covenants.

Senior Subordinated Notes

        The senior subordinated notes (the "Jostens notes") are not collateralized and are subordinate in right of payment to the senior secured credit facility. The Jostens notes were issued with detachable warrants valued at $10.7 million. During 2002, we repurchased 79,015 warrants to purchase 149,272 actual equivalent shares of common stock for $2.7 million. In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $13.3 million.

        The Jostens notes were issued with an original issuance discount of $19.9 million. In accordance with purchase accounting, we recorded the notes at fair value based on the quoted market price as of the merger date, giving rise to a premium in the amount of $24.4 million and eliminating the unamortized discount of $15.5 million. The resulting premium is being amortized to interest expense through May 2010 and represents a $1.1 million reduction to interest expense during the successor period in 2003. The discount was also being amortized to interest expense and during the predecessor period of 2003, 2002 and 2001, the amount of interest expense related to the amortization of discount on the Jostens notes was $0.8 million, $1.2 million and $1.1 million, respectively.

        During the successor period of 2003, we purchased $3.5 million principal amount of the Jostens notes pursuant to the Notes Offer and voluntarily redeemed an additional $5.0 million principal amount of the notes. As a result of these transactions, we recognized a loss of $0.5 million consisting of $0.8 million of premium paid on redemption of the Jostens notes and a net $0.3 million credit to write-off unamortized premium, original issuance discount and deferred financing costs.

        During 2002, we voluntarily redeemed $7.5 million principal amount of the Jostens notes and recognized a loss of $1.8 million consisting of $1.0 million of premium paid on redemption of the notes and $0.8 million to write-off unamortized original issuance discount and deferred financing costs.

        As of the end of 2003 and 2002, the fair value of our debt, excluding the Jostens notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the Jostens notes as of the end of 2003 and 2002 was $239.8 million and $242.2 million, respectively, and was estimated based on quoted market prices.

8.    Redeemable Preferred Stock

        In May 2000, Jostens issued redeemable, payment-in-kind, preferred shares (the "Jostens preferred stock"), having an initial liquidation preference of $60.0 million. The redeemable preferred shares are entitled to receive dividends at 14.0% per annum, compounded quarterly and payable either in cash or in additional shares of the same series of preferred stock. The redeemable preferred shares are subject to mandatory redemption by Jostens in May 2011 for a total amount of $272.6 million.

        We ascribed $14.0 million of the initial liquidation preference value to detachable warrants to purchase 531,325 shares of our Class E common stock at an exercise price of $0.01 per share. In addition, $3.0 million of issuance costs were netted against the initial liquidation preference value and reflected as a reduction to the carrying amount of the preferred stock. Prior to our adoption of SFAS 150 on June 29, 2003, the carrying value of the preferred stock was being accreted to full liquidation preference value, plus unpaid preferred stock dividends, over the eleven-year period through charges to retained earnings. Upon adoption of SFAS 150, we assessed the value of our redeemable preferred stock at the present value of the settlement obligation using the rate implicit at inception of the obligation, thus recognizing a discount of $19.7 million and a $4.6 million cumulative effect of a change in accounting principle. The redeemable preferred stock was reclassified to the liabilities section of our consolidated balance sheet and the preferred dividend and related discount amortization were subsequently recorded as interest expense in our results of operations rather than as a reduction to retained earnings.

        In connection with the merger, all warrants that were outstanding immediately prior to the merger were cancelled and extinguished for $48.25 per equivalent common share, resulting in an aggregate payment of $25.6 million. In accordance with purchase accounting, we recorded the redeemable preferred stock at fair value as of the merger date based on a third party appraisal, giving rise to a premium in the amount of $36.5 million and eliminating the unamortized discount of $19.6 million previously established with the adoption of SFAS 150. The resulting premium is being amortized to interest expense through 2011 and represents a $0.3 million reduction to interest expense during the successor period in 2003. During the predecessor period of 2003, $0.1 million of discount was amortized to interest expense.

        Also in connection with the merger, we issued 8% senior redeemable preferred stock (the "JIHC preferred stock") to the DLJMB Funds and received proceeds of $100.0 million. We used a capital contribution from Jostens Holdings to purchase all of the outstanding JIHC preferred stock for $102.8 million.

        The aggregate liquidation preference outstanding of the Jostens preferred stock as of the end of 2003 and 2002 was $99.1 million and $86.3 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $.01 par value, authorized. Jostens had 96,793 and 84,350 shares outstanding in the form of redeemable preferred stock as of the end of 2003 and 2002, respectively.

9.    Derivative Financial Instruments and Hedging Activities

        Our involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros.

        We used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of our underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in our consolidated balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. At the end of 2002, the notional amount outstanding was $70.0 million and the fair value of the interest rate swap was a liability of $2.2 million ($1.3 million net of tax). The contract matured in August of 2003 and was not renewed.

10.    Commitments and Contingencies

Leases

        We lease buildings, equipment and vehicles under operating leases. Future minimum rental commitments under noncancellable operating leases are $3.5 million, $1.4 million, $0.5 million and $0.1 million in 2004, 2005, 2006 and 2007, respectively. Rent expense was $1.7 million for the successor period and $2.4 million for the predecessor period in 2003. Rent expense for 2002 and 2001 was $4.0 million and $3.5 million, respectively.

Forward Purchase Contracts

        We are subject to market risk associated with changes in the price of gold. To mitigate our commodity price risk, we enter into forward contracts to purchase gold based upon the estimated ounces needed to satisfy projected customer demand. Our purchase commitment at the end of 2003 was $7.5 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of our open gold forward contracts at the end of 2003 was $8.3 million and was calculated by valuing each contract at quoted futures prices.

        Gains or losses on forward contracts used to purchase inventory for which we have firm purchase commitments qualify as accounting hedges and are therefore deferred and recognized in income when the inventory is sold. Counter parties expose us to loss in the event of nonperformance as measured by the unrealized gains on the contracts. Exposure on our open gold forward contracts at the end of 2003 was $0.8 million.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. As part of our environmental management program, we are currently involved in various environmental remediation activities. As sites are identified and assessed in this program, we determine potential environmental liabilities. Factors considered in assessing liability include, but are not limited to: whether we have been designated as a potentially responsible party, the number of other potentially responsible parties designated at the site, the stage of the proceedings and available environmental technology.

        In 1996, we assessed the likelihood as probable that a loss had been incurred at one of our sites based on findings included in remediation reports and from discussions with legal counsel. Although we no longer own the site, we continue to manage the remediation project, which began in 2000. As of the end of 2003, we had made payments totaling $7.3 million for remediation at this site and our consolidated balance sheet included $0.9 million in "other accrued liabilities" related to this site. During 2001, we received reimbursement from our insurance carrier in the amount of $2.7 million, net of legal costs. While we may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable. We have not established a receivable for potential recoveries as of January 3. 2004. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of this matter will not be material.

Litigation

        A federal antitrust action was served on us on October 23, 1998. The complainant, Epicenter Recognition, Inc. (Epicenter), alleged that we attempted to monopolize the market of high school graduation products in the state of California. Epicenter is a successor to a corporation formed by four of our former independent sales representatives. The plaintiff claimed damages of approximately $3.0 million to $10.0 million under various theories and differing sized relevant markets. Epicenter waived its right to a jury, so the case was tried before a judge in U.S. District Court in Orange County, California. On June 18, 2002, the Court found, among other things, that while our use of rebates, contributions and value-added programs are legitimate business practices widely practiced in the industry and do not violate antitrust laws, our use of multi-year Total Service Program contracts violated Section 2 of the Sherman Act because these agreements could "exclude competition by making it difficult for a new vendor to compete against Jostens."

        On July 12, 2002, the Court entered an initial order providing, among other things, that Epicenter be awarded damages of $1.00, trebled pursuant to Section 15 of the Clayton Act, and that in the state of California, Jostens was enjoined for a period of ten years from utilizing any contract, including those for Total Service Programs, for a period which extends for more than one year (the "Initial Order"). The Initial Order also provided for payment to Epicenter of reasonable attorneys fees and costs. We made a motion to set aside the Initial Order. On August 23, 2002, the Court entered its ruling on the motion, and granted, in part, our motion for relief from judgment, changing the Initial Order and enjoining us for only five years, and allowing us to enter into multi-year agreements in the following specific circumstances: (1) when a school requests a multi-year agreement, in writing and on its own accord, or (2) in response to a competitor's offer to enter into a multi-year agreement. On August 23, 2002, the Court entered an additional order granting Epicenter's motion for attorneys' fees in the amount of $1.6 million plus $0.1 million in out-of-pocket expenses for a total award of $1.7 million. On September 12, 2002, we filed a Notice of Appeal to the Ninth Circuit of the United States Court of Appeals. Payment of attorneys' fees and costs were stayed pending appeal. In November 2002, we issued a letter of credit in the amount of $2.0 million to secure the judgment on attorneys' fees and costs. Our brief on appeal was filed with the Court on February 13, 2003. Oral argument was scheduled by the Court and heard by a three-judge panel on October 7, 2003. On November 20, 2003, the Ninth Circuit panel completely reversed the decision of the lower court, holding that we had not violated antitrust laws because we did not possess a monopoly in the relevant market and that the lower court had erred when it founded an injunction under the California unfair competition law. The Ninth Circuit panel also reversed the grant of damages, costs, attorneys' fees and the injunction. On January 6, 2004, the Ninth Circuit panel denied a Petition for Rehearing and for Rehearing En Banc that had been filed by Epicenter on December 4, 2003. In response to the appellate court's reversal of the Initial Order, the trial court on March 19, 2004, entered a revised judgment for Jostens and against Epicenter on all claims. The case is now closed.

        We are a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our consolidated results of operations, cash flows and financial position, if any, for the disposition of these matters, will not be material.

11.    Income Taxes

        The following table summarizes the differences between income taxes computed at the federal statutory rate and income taxes from continuing operations for financial reporting purposes:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Federal statutory income tax rate	35%	35%	35%	35%
Federal (benefit) tax at statutory rate	$(18,961)	$4,113	$22,569	$15,790
State income (benefit) tax, net of federal tax benefit	(2,420)	873	2,394	1,655
Foreign tax credits used (generated), net	2,033	—	(16,240)	—
Foreign earnings repatriation, net	933	—	9,278	—
Non deductible interest expense	2,945	295	—	—
Non deductible transaction costs	—	3,095	—	—
Capital loss resulting from IRS audit	—	—	(10,573)	—
(Decrease) increase in deferred tax valuation allowance	(2,383)	—	26,813	—
Other differences, net	(102)	319	1,973	1,130

(Benefit from) provision for income taxes from continuing operations	$(17,955)	$8,695	$36,214	$18,575

        The U.S. and foreign components of income from continuing operations before income taxes and the (benefit from) provision for income taxes attributable to earnings from continuing operations were as follows:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Domestic	$(55,969)	$10,648	$57,436	$38,172
Foreign	4,612	1,102	7,047	6,943

(Loss) income from continuing operations before income taxes	$(51,357)	$11,750	$64,483	$45,115

Federal	$8	$7,977	$20,029	$8,144
State	(320)	1,609	2,289	1,592
Foreign	1,934	609	3,162	3,300

Total current income taxes	1,622	10,195	25,480	13,036
Deferred	(19,577)	(1,500)	10,734	5,539

(Benefit from) provision for income taxes from continuing operations	$(17,955)	$8,695	$36,214	$18,575

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A net deferred tax asset represents management's best estimate of the tax benefits that will more likely than not be realized in future years at each reporting date. Significant components of the deferred income tax liabilities and assets as of the end of 2003 and 2002 consisted of:

		Predecessor
	2003	2002
	In thousands
Tax depreciation in excess of book	$(7,043)	$(4,471)
Capitalized software development costs	(2,324)	(3,947)
Tax on unremitted non-U.S. earnings	(904)	(768)
Pension benefits	(21,976)	(17,129)
Basis difference on property and equipment	(15,506)	—
Basis difference on intangible assets	(251,978)	—
Other	(611)	(532)

Deferred tax liabilities	(300,342)	(26,847)
Reserves for accounts receivable and salespersons overdrafts	6,542	5,828
Reserves for employee benefits	16,867	15,424
Other reserves not recognized for tax purposes	3,341	3,326
Foreign tax credit carryforwards	14,392	16,425
Capital loss carryforwards	12,884	13,234
Basis difference on pension liabilities	17,488	—
Basis difference on long-term debt	14,691	—
Other	5,240	6,232

Deferred tax assets	91,445	60,469
Valuation allowance	(27,276)	(29,659)

Deferred tax assets, net	64,169	30,810

Net deferred tax (liability) asset	$(236,173)	$3,963

        As described in Note 2, Jostens Holding Corp. was organized for the purpose of effecting the acquisition of Jostens, Inc. on behalf of DLJ Merchant Banking Partners III, L.P. We expect to file a consolidated federal income tax return beginning in 2004.

        We recognized $258.2 million of net deferred tax liabilities in connection with the merger. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. At the end of 2003, the net deferred tax liability related to temporary differences arising from our merger accounting was $235.3 million.

        During 2002, we agreed to certain adjustments proposed by the IRS in connection with its audit of our federal income tax returns filed for years 1996 through 1998. As a result of the audit, we agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, we filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. While the appeal process may take up to two years to complete, we believe the outcome of this matter will not have a material impact on our results of operations.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. Since capital losses may only be used to offset future capital gains, we have provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to our capital losses may not be realized. At the end of 2003, we have capital loss carryforwards totaling approximately $32.6 million of which $27.0 million expire in 2004, $4.0 million expire in 2006 and $1.6 million expire in 2007.

        During 2003 and 2002, we repatriated $3.0 million and $32.1 million, respectively, of earnings from our Canadian subsidiary. We were unable to fully utilize all foreign tax credits generated in connection with the distributions. During 2003, we reduced our deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on our 2002 income tax return. At the end of 2003, we have foreign tax credit carryforwards totaling $14.4 million of which approximately $13.5 million expire in 2007 and $0.9 million expire in 2008. We have provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized. During 2003 and 2002, we provided deferred income taxes of $0.1 million and $0.8 million on approximately $0.5 million and $4.0 million, respectively, of unremitted Canadian earnings that are no longer considered permanently invested.

12.    Benefit Plans

Pension and Other Postretirement Benefits

        We have noncontributory defined-benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. We have funded the benefits for our qualified pension plans through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to our qualified pension plans, we have unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans. We also provide certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees.

        The following tables present the benefit obligations, plan assets and funded status of the plans for our qualified and non-qualified plans in aggregate and for our postretirement benefits at the respective period end based on a measurement date of September 30:

	Pension benefits			Postretirement benefits
		Predecessor			Predecessor
	Five Months 2003	Seven Months 2003	2002	Five Months 2003	Seven Months 2003	2002
	In thousands
Change in benefit obligation
Benefit obligation beginning of period	$201,857	$185,388	$165,676	$6,309	$8,942	$6,392
Service cost	983	4,846	4,944	6	65	89
Interest cost	2,109	10,176	11,705	60	388	438
Plan amendments	—	—	477	—	—	(129)
Actuarial loss (gain)	5,792	8,935	11,282	313	(2,170)	2,997
Benefits paid	(1,488)	(7,488)	(8,696)	(135)	(916)	(845)

Benefit obligation end of period	$209,253	$201,857	$185,388	$6,553	$6,309	$8,942

Change in plan assets
Fair value of plan assets beginning of period	$189,923	$165,929	$189,823	$—	$—	$—
Actual return (loss) on plan assets	4,428	29,975	(17,011)	—	—	—
Company contributions	294	1,507	1,813	135	916	845
Benefits paid	(1,488)	(7,488)	(8,696)	(135)	(916)	(845)

Fair value of plan assets end of period	$193,157	$189,923	$165,929	$—	$—	$—

Funded status
Funded status end of period(1)	$8,733		$4,668	$—		$—
Unfunded status end of period(2)	(24,829)		(24,127)	(6,553)		(8,943)

Net unfunded status end of period	(16,096)		(19,459)	(6,553)		(8,943)
Unrecognized cost:
Net actuarial loss	4,314		47,449	312		5,709
Transition amount			(830)	—		—
Prior service cost	—		3,319	—		(157)

Net amount recognized	$(11,782)		$30,479	$(6,241)		$(3,391)

Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$12,579		$47,239	$—		$—
Accrued benefit cost	(24,361)		(22,549)	(6,241)		(3,391)
Intangible asset	—		341	—		—
Accumulated comprehensive income—pre-tax	—		5,448	—		—

Net amount recognized	$(11,782)		$30,479	$(6,241)		$(3,391)

(1)
Relates to all qualified pension plans

(2)
Relates to all non-qualified pension plans and postretirement benefits

        During 2003, interest rates had not returned to the levels of prior years, which required us to change the discount rate assumption from 6.75% to 6.00% for the pension and postretirement plans.

This increased the year-end benefit obligations and accounts for the majority of the amounts shown as 2003 actuarial loss.

        In accordance with purchase accounting, we recognized the funding status of our pension and postretirement benefit plans as of July 29, 2003. At the end of 2003, the unrecognized net actuarial loss for pension benefits was $4.3 million.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $197.1 million and $174.1 million at the end of 2003 and 2002, respectively. The ABO differs from the benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	2003	Predecessor 2002
	In thousands
Projected benefit obligation	$24,829	$24,127
Accumulated benefit obligation	23,578	22,549
Fair value of plan assets	—	—

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for one qualified plan with obligations in excess of plan assets at the end of 2002 were $88.1 million, $78.4 million and $87.3 million, respectively.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$983	$4,846	$4,944	4,690
Interest cost	2,109	10,176	11,705	10,900
Expected return on plan assets	(2,950)	(16,973)	(21,569)	(19,838)
Amortization of prior year service cost	—	1,548	1,837	1,868
Amortization of transition amount	—	(461)	(714)	(875)
Amortization of net actuarial loss (gain)	—	439	(1,626)	(2,518)

Net periodic benefit expense (income)	$142	$(425)	$(5,423)	(5,773)

	Postretirement benefits
		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Service cost	$6	$65	$89	$66
Interest cost	60	388	438	372
Amortization of prior year service cost	—	(16)	(7)	(7)
Amortization of net actuarial loss	—	232	186	—

Net periodic benefit expense	$66	$669	$706	$431

Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations were as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate	6.00%	6.75%	6.00%	6.75%
Rate of compensation increase	6.30%	6.30%	—	—

        Weighted-average assumptions used to determine net periodic benefit cost for the year were as follows:

	Pension benefits		Postretirement benefits
	2003	2002	2003	2002
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term rate of return on plan assets	9.50%	10.00%	—	—
Rate of compensation increase	6.30%	6.30%	—	—

        Assumed health care cost trend rates were as follows:

	Postretirement benefits
	2003	2002
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2007	2007

        We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach and proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. For 2003, a one percentage point change in the assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	In thousands
Effect on total of service and interest cost components	$32	$29
Effect on postretirement benefit obligation	$374	$341

Plan Assets

        Our weighted-average asset allocations for our pension plans as of the measurement date of 2003 and 2002, by asset category, were as follows:

Asset Category	2003	2002	Target
Equity securities	78.0%	63.4%	80.0%
Debt securities	21.2%	35.7%	20.0%
Real estate	—	—	—
Other	0.8%	0.9%	—

	100.0%	100.0%	100.0%

        We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Our projected contributions include $1.8 million to our non-qualified pension plans and $0.8 million to our postretirement benefit plans in 2004. The actual amount of contributions is dependent upon the actual return on plan assets.

401(k) Plans

        We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. We provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. Our contribution was $1.6 million for the successor period in 2003, $2.7 million for the predecessor period in 2003 and $4.4 million and $4.3 million in 2002 and 2001, respectively, which represents 50% of eligible employee contributions.

13.    Shareholder's Deficit

        Prior to the merger on July 29, 2003, Jostens' common stock consisted of Class A through Class E common stock as well as undesignated common stock. Holders of Class A common stock were entitled to one vote per share, whereas holders of Class D common stock were entitled to 306.55 votes per share. Holders of Class B common stock, Class C common stock and Class E common stock had no voting rights.

        The par value and number of authorized, issued and outstanding shares as of the end of 2002 for each class of Jostens' common stock is set forth below:

	Par value		Authorized shares	Issued and outstanding shares
	In thousands, except par value
Class A	$0.33	1/3	4,200	2,825
Class B	$0.01		5,300	5,300
Class C	$0.01		2,500	811
Class D	$0.01		20	20
Class E	$0.01		1,900	—
Undesignated	$0.01		12,020	—

			25,940	8,956

14.    Stock Plans

Stock Options

        In connection with the merger, all options to purchase Jostens' common stock that were outstanding immediately prior to the merger were cancelled and extinguished in consideration for an amount equal to the difference between the per- share merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" in the predecessor period of 2003.

        We did not grant any stock options in 2003. The weighted average fair value of options granted in 2002 and 2001 was $8.03 and $7.66 per option, respectively. We estimated the fair values using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2002	2001
Risk-free rate	2.7%	4.8%
Dividend yield	—	—
Volatility factor of the expected market price of Jostens' common stock	20%	20%
Expected life of the award (years)	7.0	7.0

        The following table summarizes stock option activity:

	Shares	Weighted-average exercise price
	Shares in thousands
Outstanding at December 30, 2000	531	$25.25
Granted	73	25.25
Cancelled	(52)	25.25

Outstanding at December 29, 2001	552	25.25
Granted	45	28.50
Cancelled	(41)	25.29

Outstanding at December 28, 2002	556	25.51
Cancelled	(2)	25.25
Settled for cash in the merger	(554)	25.51

Outstanding at July 29, 2003	—	—

        At the end of 2002, the weighted average remaining contractual life of the options was approximately 4.7 years and 111,570 options were exercisable.

Stock Loan Programs

        In connection with the merger, the remaining stock loans issued in May 2000 to certain members of senior management to purchase shares of Jostens' common stock were repaid together with accumulated interest. At the end of 2002, the outstanding balance of these loans was $1.6 million including accumulated interest and was classified as a reduction in shareholders' equity (deficit) in our consolidated balance sheet.

15.    Business Segments

        We manage our business on the basis of one reportable segment: the development, manufacturing and distribution of school-related affinity products.

        Revenues are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in the successor and predecessor periods of 2003 or in fiscal years 2002 or 2001.

        The following tables present net sales by class of similar products and certain geographic information:

		Predecessor
	Five Months 2003	Seven Months 2003	2002	2001
	In thousands
Net sales by classes of similar products:
Yearbooks	$94,429	$229,041	$318,451	$299,856
Class rings	113,010	90,785	204,148	204,243
Graduation products	31,528	163,535	179,713	181,885
Photography	45,204	20,697	53,672	50,576

Consolidated	$284,171	$504,058	$755,984	$736,560

Net sales by geographic area:
United States	$256,758	$484,460	$716,110	$697,484
Other, primarily Canada	27,413	19,598	39,874	39,076

Consolidated	$284,171	$504,058	$755,984	$736,560

Net property and equipment and intangible assets by geographic area:
United States	$1,490,666		$77,217	$78,394
Other, primarily Canada	5,606		3,160	3,556

Consolidated	$1,496,272		$80,377	$81,950

16.    Discontinued Operations

        In December 2001, our Board of Directors approved a plan to exit our former Recognition business in order to focus our resources on our core school-related affinity products business. Prior to the end of 2001 and in connection with our exit, we sold certain assets of the Recognition business to a supplier who manufactures awards and trophies. We received cash proceeds in the amount of $2.5 million and non-cash proceeds of $0.8 million in the form of a promissory note that was paid in 2002. The results of the Recognition business are reflected as discontinued operations in our consolidated statement of operations for all periods presented.

        Revenue and loss from discontinued operations were as follows:

	2002	2001
	In thousands
Revenue from external customers	$—	$55,913
Pre-tax loss from operations of discontinued operations before measurement date	—	(9,036)
Pre-tax gain (loss) on disposal	2,708	(27,449)
Income tax (expense) benefit	(1,071)	14,045

Gain (loss) on discontinued operations	$1,637	$(22,440)

        During 2001, the results of discontinued operations encompassed the period through the December 3, 2001 measurement date. The $27.4 million pre-tax loss on disposal of the discontinued business consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business.

        During 2002, we reversed $2.3 million of the accrued charges based on our revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying our anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, we reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax). Components of the accrued disposal costs, which are included in "current liabilities of discontinued operations" in our consolidated balance sheet, are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments	Prior periods	Predecessor 2003	2003	Balance end of 2003
	In thousands
Employee separation benefits and other related costs	$6,164	$—	$(523)	$(5,109)	$(156)	$—	$376
Phase-out costs of exiting the Recognition business	4,255	—	(1,365)	(2,591)	(72)	(7)	220
Salesperson transition benefits	2,855	1,236	(191)	(767)	(688)	(252)	2,193
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—	—

	$16,292	$2,670	$(2,307)	$(12,691)	$(916)	$(259)	$2,789

        Our obligation for separation benefits continues through 2004 over the benefit period as specified under our severance plan, and transition benefits will continue to be paid through the period of our statutory obligations.

17.    Special Charges

        During 2001, we recorded special charges totaling $2.5 million. We incurred costs of $2.1 million for severance and related separation benefits in connection with the departure of a senior executive and two other management personnel. In addition, we elected to terminate our joint venture operations in Mexico City, Mexico and took a charge of $0.4 million, primarily to write off the net investment. We utilized $2.3 million of the aggregate special charge in 2001, less than $0.1 million in 2002 and the remaining balance in the successor period of 2003.

JOSTENS IH CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the periods			For the periods
	Successor		Predecessor	Successor		Predecessor
	Three months ended October 2, 2004	July 30, 2003– September 27, 2003	June 29, 2003– July 29, 2003	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net sales	$105,296	$86,163	$7,598	$624,567	$86,163	$504,058
Cost of products sold	66,357	73,492	6,844	324,004	73,492	218,594

Gross profit	38,939	12,671	754	300,563	12,671	285,464
Selling and administrative expenses	67,449	46,797	16,383	272,144	46,797	196,430
Special charges	3,962	—	—	3,962	—	—
Transaction costs	—	—	30,960	—	—	30,960

Operating (loss) income	(32,472)	(34,126)	(46,589)	24,457	(34,126)	58,074
Loss on redemption of debt	—	99	13,878	420	99	13,878
Net interest expense	16,230	11,141	4,971	48,419	11,141	32,446

(Loss) income before income taxes	(48,702)	(45,366)	(65,438)	(24,382)	(45,366)	11,750
(Benefit from) provision for income taxes	(4,915)	(15,423)	(23,384)	(2,483)	(15,423)	8,695

(Loss) income from operations	(43,787)	(29,943)	(42,054)	(21,899)	(29,943)	3,055
Cumulative effect of accounting change, net of tax	—	—	4,585	—	—	4,585

Net (loss) income	(43,787)	(29,943)	(37,469)	(21,899)	(29,943)	7,640
Dividends and accretion on redeemable preferred stock	—	—	—	—	—	(6,525)

Net (loss) income available to common shareholder(s)	$(43,787)	$(29,943)	$(37,469)	$(21,899)	$(29,943)	$1,115

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

 JOSTENS IH CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor
	October 2, 2004	January 3, 2004	September 27, 2003
	(Unaudited)		(Unaudited)
	In thousands, except share amounts
ASSETS
Cash and cash equivalents	$5,614	$19,371	$6,633
Accounts receivable, net	49,623	57,018	48,863
Inventories, net	63,968	72,523	70,320
Salespersons overdrafts, net of allowance of $10,579, $10,953 and $9,422	37,205	30,062	33,640
Prepaid expenses and other current assets	5,850	10,446	4,256
Deferred income taxes	12,434	—	—

Total current assets	174,694	189,420	163,712
Property and equipment	131,669	119,506	112,751
Less accumulated depreciation	(35,141)	(13,913)	(4,310)

Property and equipment, net	96,528	105,593	108,441
Goodwill	728,178	746,025	690,197
Intangibles, net	570,891	644,654	655,269
Other assets	30,077	34,666	37,648

	$1,600,368	$1,720,358	$1,655,267

LIABILITIES AND SHAREHOLDER'S EQUITY
Book overdrafts	$3,912	$—	$5,252
Short-term borrowings	77,068	13,013	77,112
Accounts payable	13,424	17,009	13,168
Commissions payable	7,023	16,736	6,459
Customer deposits	43,699	149,809	44,424
Income taxes payable	30,825	8,840	11,800
Interest payable	11,326	4,910	15,059
Current portion of long-term debt	150	—	11,968
Deferred income taxes	—	4,283	8,841
Other accrued liabilities	45,640	45,289	38,676

Total current liabilities	233,067	259,889	232,759
Long-term debt—less current maturities	636,757	685,407	704,184
Redeemable preferred securities (liquidation preference: $109,820 and $99,052 and $197,002)	126,061	135,272	173,152
Deferred income taxes	218,913	231,890	233,316
Other noncurrent liabilities	22,861	23,359	23,929

Total liabilities	1,237,659	1,335,817	1,367,340
Commitments and contingencies
Common stock $.01 par value; authorized: 2,000,000 shares; issued and outstanding: 1,000 shares	—	—	—
Additional paid-in-capital	420,754	420,754	317,934
Accumulated deficit	(58,121)	(36,222)	(29,943)
Accumulated other comprehensive income (loss)	76	9	(64)

Total shareholder's equity	362,709	384,541	287,927

	$1,600,368	1,720,358	$1,655,267

The accompanying notes are an integral part of the
unaudited condensed consolidated financial statements.

 JOSTENS IH CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the periods
	Successor		Predecessor
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net (loss) income	$(21,899)	$(29,943)	$7,640
Adjustments to reconcile net (loss) income to net cash used for operating activities
Depreciation	21,292	3,862	12,649
Amortization included in interest expense	2,432	(450)	2,900
Other amortization	74,399	9,227	1,939
Accrued interest on redeemable preferred stock	10,789	2,182	1,054
Deferred income taxes	(28,326)	(14,632)	(1,500)
Other noncash reconciling items	505	117	12,058
Changes in assets and liabilities	(80,739)	(19,352)	(43,533)

Net cash used for operating activities	(21,547)	(48,989)	(6,793)

Acquisitions of businesses, net of cash acquired	—	(423,440)	(5,008)
Purchases of property and equipment	(12,831)	(9,523)	(6,129)
Other investing activities, net	29	—	(738)

Net cash used for investing activities	(12,802)	(432,963)	(11,875)

Net short-term borrowings	63,470	65,195	1,500
Net increase in book overdrafts	3,912	5,252	—
Principal payments on long-term debt	(41,000)	—	(379,270)
Redemption of senior subordinated notes payable	(5,800)	(3,550)	—
Proceeds from issuance of long-term debt	—	3,705	475,000
Repurchases of common stock and warrants	—	—	(471,044)
Proceeds from issuance of common shares	—	317,934	417,934
Proceeds from issuance of preferred shares	—	100,000	—
Debt financing costs	—	—	(20,212)
Merger costs	—	—	(12,608)
Other financing activities, net	—	—	1,625

Net cash provided by financing activities	20,582	488,536	12,925

Effect of exchange rate changes on cash and cash equivalents	10	49	236

(Decrease) increase in cash and cash equivalents	(13,757)	6,633	(5,507)
Cash and cash equivalents, beginning of period	19,371	—	10,938

Cash and cash equivalents, end of period	$5,614	$6,633	$5,431

The accompanying notes are an integral part of the
unaudited condensed consolidated financial statements.

 JOSTENS IH CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.    Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and footnotes included in our Form 10-K for the fiscal year ended January 3, 2004.

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        The accompanying unaudited condensed consolidated financial statements, after the elimination of intercompany accounts and transactions, include the accounts of Jostens IH Corp. ("JIHC") and its wholly-owned subsidiary, Jostens, Inc. ("Jostens"), as of and for the three- and nine-month periods ended October 2, 2004 and the period from July 30, 2003 to September 27, 2003 (successor periods). The accounts for the periods from June 29, 2003 to July 29, 2003 and from December 29, 2002 to July 29, 2003 (predecessor periods) relate to Jostens and its wholly-owned subsidiaries. Our unaudited condensed consolidated financial statements for the predecessor periods were prepared using the historical basis of accounting for Jostens. As a result of the 2003 merger transaction as discussed in Note 2, we applied purchase accounting, and a new basis of accounting began on July 29, 2003. Accordingly, the results of operations for periods prior to the merger may not be comparable to periods after the merger. JIHC had no operating activities until the acquisition of Jostens.

        Certain amounts in our prior period financial statements and notes have been reclassified to conform to the current period presentation.

Stock-Based Compensation

        We apply the intrinsic method prescribed by Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been reflected in net income for these plans since all options are granted with exercise prices at or above fair value of the underlying stock on the date of grant. The following table illustrates the effect on net

(loss) income if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation".

	For the periods
	Successor		Predecessor
	Three months ended October 2, 2004	July 30, 2003– September 27, 2003	June 29, 2003– July 29, 2003
	In thousands
Net loss available to common shareholder(s)
As reported	$(43,787)	$(29,943)	$(37,469)
Add stock-based employee compensation expense included in reported net loss available to common shareholders, net of tax effects	—	—	7,608
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax effects	(152)	—	(1,872)

Pro forma net loss available to common shareholder(s)	$(43,939)	$(29,943)	$(31,733)

	For the periods
	Successor		Predecessor
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net (loss) income available to common shareholder(s)
As reported	$(21,899)	$(29,943)	$1,115
Add stock-based employee compensation expense included in reported net income available to common shareholders, net of tax effects	—	—	7,608
Deduct total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax effects	(456)	—	(2,185)

Pro forma net (loss) income available to common shareholder(s)	$(22,355)	$(29,943)	$6,538

New Accounting Standards

FSP 106-2—Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003

        In May 2004, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) 106-2, which was effective as of the first quarter beginning after June 15, 2004. The Medicare Prescription

Drug Improvement and Modernization Act of 2003 ("the Act") includes a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree heath care benefit plans that provide a benefit that is at least actuarially equivalent (as defined in the Act) to Medicare Part D. The adoption of FSP 106-2 has not had a material effect on our financial condition or results of operations.

2.    2003 Merger

        On June 17, 2003, Jostens Holding Corp. ("JHC"), the parent company of JIHC, entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by us for the sole purpose of effecting an acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of JHC, which we refer to as the 2003 merger.

        In connection with the merger, we received a $317.9 million investment from JHC. We used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock, to make a capital contribution of $417.9 million to Jostens. Jostens, in turn, used the proceeds from the capital contribution along with incremental borrowings under its senior secured credit facility to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share.

        We accounted for the 2003 merger as a purchase in accordance with the provisions of SFAS 141, "Business Combinations". The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger.

        Our allocation of the purchase price was as follows:

In thousands
Current assets	$165,280
Property and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

$471,044

3.    Comprehensive (Loss) Income

        Comprehensive (loss) income and its components, net of tax, are presented below:

	For the periods
	Successor		Predecessor
	Three months ended October 2, 2004	July 30, 2003– September 27, 2003	June 29, 2003– July 29, 2003
	In thousands
Net loss	$(43,787)	$(29,943)	$(37,469)
Change in cumulative translation adjustment	(80)	(64)	(103)
Change in fair value of foreign currency hedge	3	—	—
Change in fair value of interest rate swap agreement	—	—	692

Comprehensive loss	$(43,864)	$(30,007)	$(36,880)

	For the periods
	Successor		Predecessor
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Net (loss) income	$(21,899)	$(29,943)	$7,640
Change in cumulative translation adjustment	(28)	(64)	(278)
Change in fair value of foreign currency hedge	95	—	—
Change in fair value of interest rate swap agreement	—	—	1,293

Comprehensive (loss) income	$(21,832)	$(30,007)	$8,655

4.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	Successor
	October 2, 2004	January 3, 2004	September 27, 2003
	In thousands
Trade receivables	$56,943	$64,993	$55,673
Allowance for doubtful accounts	(2,432)	(2,184)	(3,023)
Allowance for sales returns	(4,888)	(5,791)	(3,787)

Accounts receivable, net	$49,623	$57,018	$48,863

        Net inventories were comprised of the following:

	Successor
	October 2, 2004	January 3, 2004	September 27, 2003
	In thousands
Raw material and supplies	$15,364	$11,416	$15,026
Work-in-process	17,362	28,084	22,734
Finished goods	33,229	34,713	34,716
Reserve for obsolescence	(1,987)	(1,690)	(2,156)

Inventories, net	$63,968	$72,523	$70,320

5.    Goodwill and Other Intangible Assets

        The changes in the net carrying amount of goodwill were as follows:

	For the periods
	Successor		Predecessor
	Nine months ended October 2, 2004	July 30, 2003– September 27, 2003	December 29, 2002– July 29, 2003
	In thousands
Balance at beginning of period	$746,025	$679,231	$14,450
Goodwill acquired during the period	32	10,937	667,945
Purchase price adjustments	(17,909)	—	(3,277)
Currency translation	30	29	113

Balance at end of period	$728,178	$690,197	$679,231

        During the nine months ended October 2, 2004, we recorded purchase price adjustments through goodwill to reduce the fair value of our redeemable preferred stock and our property and equipment in the amounts of $20.0 million and $0.6 million, respectively, and established a $2.9 million purchase accounting liability, as well as its deferred tax impact, related to the closure of our manufacturing facility located in Red Wing, Minnesota.

        The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of the dates indicated:

	Successor
	October 2, 2004
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
School relationships	10 years	$330,000	$(39,195)	$290,805
Order backlog	1.5 years	48,700	(44,910)	3,790
Internally developed software	2 to 5 years	12,200	(4,051)	8,149
Patented/unpatented technology	3 years	11,000	(4,344)	6,656
Customer relationships	4 to 8 years	8,666	(2,181)	6,485
Other	3 years	24	(18)	6

		410,590	(94,699)	315,891
Trademarks	Indefinite	255,000	—	255,000

		$665,590	$(94,699)	$570,891

	Successor
	September 27, 2003
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net
	In thousands
School relationships	10 years	$330,000	$(5,712)	$324,288
Order backlog	1.5 years	52,500	(2,010)	50,490
Internally developed software	2 to 5 years	12,200	(449)	11,751
Patented/unpatented technology	3 years	11,000	(635)	10,365
Customer relationships	4 to 8 years	4,146	(785)	3,361
Other	3 years	24	(10)	14

		409,870	(9,601)	400,269
Trademarks	Indefinite	255,000	—	255,000

		$664,870	$(9,601)	$655,269

        Amortization expense related to other intangible assets was $18.6 million and $73.8 million for the three and nine months ended October 2, 2004. Amortization expense was $8.9 million for the successor period from July 30, 2003 to September 27, 2003 and $0.6 million for the predecessor period from December 29, 2002 to July 29, 2003.

6.    Long-Term Debt

        Long-term debt consists of the following:

	Successor
	October 2, 2004	January 3, 2004	September 27, 2003
	(In thousands)
Borrowings under senior secured credit facility:
Term Loan, variable rate, 6.25 percent at October 2, 2004, 3.72 percent at January 3, 2004 and 3.61 percent at September 27, 2003, with semi-annual principal and interest payments through July 2010	$412,705	$453,705	$478,705
Senior subordinated notes, 12.75 percent fixed rate, including premium of $20,217 at October 2, 2004, $22,717 at January 3, 2004 and $23,462 at September 27, 2003, with semi-annual interest payments of $13.3 million, principal due and payable at maturity — May 2010	224,202	231,702	237,447

	636,907	685,407	716,152
Less current portion	150	—	11,968

	$636,757	$685,407	$704,184

        As of October 2, 2004, there was $77.1 million outstanding in the form of short-term borrowings, including $15.2 million at our Canadian subsidiary, at a weighted average interest rate of 6.1% and an additional $10.8 million outstanding in the form of letters of credit, leaving $62.1 million available under our revolving credit facility.

        As of October 2, 2004, the fair value of the senior subordinated notes was $228.3 million based on quoted market prices. The fair value of borrowings under the senior secured credit agreement approximated its carrying value.

        In conjunction with the Transactions as explained in Note 13—Subsequent Event, borrowings under our senior secured credit facility and senior subordinated notes were paid in full.

7.    Redeemable Preferred Stock

        On June 29, 2003, we adopted SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". In accordance with SFAS 150, we reclassified Jostens' redeemable preferred stock to the liabilities section of our condensed consolidated balance sheet and began reporting the preferred dividend as interest expense in our results of operations rather than as a reduction to retained earnings. We also recognized $4.6 million cumulative effect of a change in accounting principle. We did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization are not tax deductible. Had SFAS 150 been effective since the beginning of 2003, net income available to common shareholders for the predecessor period December 29, 2002 to July 29, 2003 would have increased $1.0 million due to the pro forma effects of eliminating $6.5 million of dividends and accretion deducted from net earnings and including $5.5 million of additional interest expense.

        During the first quarter of 2004, we refined our estimate of the fair value of Jostens' redeemable preferred stock as of the merger date from $130.0 million to $110.0 million. The aggregate liquidation preference of the Jostens' redeemable preferred stock as of October 2, 2004, January 3, 2004 and September 27, 2003 was $109.8 million, $99.1 million and $95.7 million, respectively, including accrued dividends. Jostens has 4,000,000 shares of preferred stock, $.01 par value, authorized. There were 106,107, 96,793 and 93,520 shares of Jostens' redeemable preferred stock outstanding as of October 2, 2004, January 3, 2004 and September 27, 2003, respectively.

        In connection with the 2003 merger, JIHC issued 8% senior redeemable preferred stock (the "JIHC preferred stock") to the DLJMB Funds and received proceeds of $100.0 million. The aggregate liquidation preference of the JIHC preferred stock as of September 27, 2003 was $101.3 million, including accrued dividends.

        In conjunction with the Transactions as explained in Note 13—Subsequent Event, all outstanding shares of our redeemable preferred stock, together with accrued dividends, were redeemed in full.

8.    Derivative Financial Instruments and Hedging Activities

        We use forward foreign currency exchange contracts to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. The effective portion of the change in fair value for these contracts, which have been designated as a cash flow hedge, is reported in "accumulated other comprehensive income" (AOCI) and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the change in fair value of these instruments is immediately recognized in earnings. The amount of contracts outstanding at October 2, 2004 was $2.2 million. There were no forward foreign currency exchange contracts outstanding at January 3, 2004 or September 27, 2003. These contracts will mature over the remainder of the current fiscal year, the period in which all amounts included in AOCI will be reclassified into earnings.

9.    Commitments

        We are subject to market risk associated with changes in the price of precious metal. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Our purchase commitment at October 2, 2004 was $6.1 million with delivery dates occurring throughout 2004. These forward purchase contracts are considered normal purchases and therefore subject to a scope exclusion of the requirements of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The fair market value of our open precious metal forward contracts as of October 2, 2004 was $6.4 million and was calculated by valuing each contract at quoted futures prices.

10.    Income Taxes

        Consistent with the provisions of APB 28, "Interim Financial Reporting", we have provided an income tax provision based on our best estimate of the consolidated effective tax rate applicable for the entire year. Our estimate did not take into account the impact of the Transactions as explained in Note 13—Subsequent Event, which closed in the fourth quarter, because the impact is not presently estimable. Based on those estimates, we provided an income tax provision at a consolidated effective rate of 10% for the nine months ended October 2, 2004. We review our tax rate estimates on a quarterly basis and make revisions as necessary.

        Our consolidated effective tax rate is less than the federal statutory rate because we anticipate a loss for the entire year and the rate of tax benefit on that loss is negatively impacted by the effect of nondeductible interest expense associated with the redeemable preferred stock of Jostens. In addition, the rate of tax benefit recorded for the amortization of purchase accounting adjustments is based on the change in deferred tax liability balances attributable to net taxable temporary differences recorded in connection with the purchase price allocation of the 2003 merger transaction.

11.    Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for our pension plans is presented below:

			Predecessor
	Successor
	Three months ended October 2, 2004	For the periods July 30, 2003 - September 27, 2003	June 29, 2003 - July 29, 2003
	(In thousands)
Service cost	$1,618	$393	$1,938
Interest cost	3,068	844	4,070
Expected return on plan assets	(4,497)	(1,180)	(6,789)
Amortization of prior year service cost	—	—	619
Amortization of transition amount	—	—	(184)
Amortization of net actuarial loss	—	—	175

Net periodic benefit expense (income)	$189	$57	$(171)

	For the periods
	Successor		Predecessor
	Nine months ended October 2, 2004	July 30, 2003 - September 27, 2003	December 29, 2002 - July 29, 2003
	(In thousands)
Service cost	$4,854	$393	$4,846
Interest cost	9,204	844	10,176
Expected return on plan assets	(13,491)	(1,180)	(16,973)
Amortization of prior year service cost	—	—	1,548
Amortization of transition amount	—	—	(461)
Amortization of net actuarial loss	—	—	439

Net periodic benefit expense (income)	$567	$57	$(425)

        Net periodic benefit cost for our other postretirement benefit plans is presented below:

	For the periods
	Successor		Predecessor
	Three months ended October 2, 2004	July 30, 2003 - September 27, 2003	June 29, 2003 - July 29, 2003
	(In thousands)
Service cost	$10	$2	$19
Interest cost	78	24	117
Amortization of prior year service cost	—	—	(5)
Amortization of net actuarial loss	—	—	70

Net periodic benefit expense	$88	$26	$201

	For the periods
	Successor		Predecessor
	Nine months ended October 2, 2004	July 30, 2003 - September 27, 2003	December 29, 2002 - July 29, 2003
	(In thousands)
Service cost	$30	$2	$65
Interest cost	264	24	388
Amortization of prior year service cost	—	—	(16)
Amortization of net actuarial loss	—	—	232

Net periodic benefit expense	$294	$26	$669

12.    Discontinued Operations

        In conjunction with exiting our Recognition business in December 2001, we recorded a $27.4 million pre-tax loss on disposal for discontinued operations. The pre-tax loss on disposal consisted of a non-cash charge of $11.1 million to write off certain net assets of the Recognition business plus a $16.3 million charge for accrued costs related to exiting the Recognition business. Components of the accrued exit costs are as follows:

				Utilization
	Initial charge	Prior accrual	Net adjustments			Balance October 2, 2004
				Prior	2004
	(In thousands)
Employee separation benefits and other related costs	$6,164	$—	$(442)	$(5,265)	$(66)	$391
Phase-out costs of exiting the Recognition business	4,255	—	(1,203)	(2,670)	37	419
Salesperson transition benefits	2,855	1,236	(191)	(1,707)	(226)	1,967
Other costs related to exiting the Recognition business	3,018	1,434	(228)	(4,224)	—	—

	$16,292	$2,670	$(2,064)	$(13,866)	$(255)	$2,777

        Our obligation for separation benefits continues through 2004 over the benefit period as specified under our severance plan, and transition benefits will continue to be paid through the period of our contractual obligation.

13.    Subsequent Event

        On October 4, 2004, Jostens Holding Corp. ("JHC"), our parent company, consummated the transactions (the "Transactions") contemplated by the Contribution Agreement dated July 21, 2004 (the "Contribution Agreement"), between JHC and Fusion Acquisition LLC ("Fusion"), an entity affiliated with Kohlberg Kravis & Roberts Co. L.P. ("KKR"), pursuant to which Fusion contributed to JHC all of the capital stock of each of Von Hoffmann Holdings Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"), which capital stock Fusion acquired immediately prior to such contribution pursuant to two separate mergers involving an aggregate investment by Fusion of $256.0 million. JHC issued an aggregate of 2,664,356 shares of Class A Common Stock and one share of Class C Common Stock to Fusion in exchange for the stock of Von Hoffmann and Arcade. Subsequent to the contribution, JHC caused all of the stock of Von Hoffmann and Arcade held by JHC to be contributed to its direct subsidiary, Jostens Secondary Holdings Corp., and from Jostens Secondary Holdings Corp., it was contributed to its direct subsidiary, JIHC.

        Prior to the transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., and the DLJMB Funds, who collectively owned approximately 82.5% of JHC's outstanding equity, with the remainder held by other co-investors and certain members of management. Upon the consummation of the Transactions, affiliates of KKR were issued equity interest representing approximately 49.6% of JHC's voting interest and 45% of JHC's economic interest, and affiliates of DLJ Merchant Banking Partners III, L.P. hold equity interest representing approximately 41% of JHC's voting interest and 45% of JHC's economic interest, with the remainder held by other co-investors and certain members of management.

        In connection with the Transactions, JIHC incurred approximately $1.6 billion of new indebtedness, which was used, among other things, to repurchase, repay and redeem certain outstanding indebtedness of Jostens, Inc., Von Hoffmann Corporation, Von Hoffmann, Arcade and AKI, Inc. Specifically, the companies concluded tender offers to repurchase any and all of the outstanding 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, Inc., 10 1/4% Senior Notes Due 2009 and 10 3/8% Senior Subordinated Notes Due 2007 of Von Hoffmann Corporation, 13 1/2% Subordinated Exchange Debentures Due 2009 of Von Hoffmann and 10 1/2% Senior Notes Due 2008 of AKI, Inc. and received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the Contribution Agreement, the companies discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, Inc. and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann Corporation and redeemed all other notes not tendered in connection with the tender offers. In addition, in connection with the Transactions, Jostens, Inc.'s 14% Senior Redeemable Payment-in-Kind Preferred Stock was redeemed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Von Hoffmann Holdings Inc.

        We have audited the accompanying consolidated balance sheets of Von Hoffmann Holdings Inc. and Subsidiaries at December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Oversight Accounting Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Von Hoffmann Holdings Inc. and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, in the year ended December 31, 2002, the Company changed its method for amortizing goodwill.

St. Louis, Missouri
February 12, 2004, except for Note 15 as
    to which is dated October 4, 2004

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	December 31
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$21,987	$4,438
Trade accounts receivable, less allowance for doubtful accounts of $726 in 2003 and $475 in 2002	64,119	49,141
Inventories	30,508	32,037
Income taxes refundable	3,594	1,611
Deferred income taxes	3,060	2,492
Prepaid expenses	3,154	1,057

Total current assets	126,422	90,776
Deferred debt issuance cost, net of accumulated amortization of $5,668 in 2003 and $3,363 in 2002	12,323	11,124
Property, plant, and equipment:
Buildings and improvements	52,503	45,907
Machinery and equipment	261,919	225,625
Transportation equipment	853	842
Furniture and fixtures	7,540	6,634

	322,815	279,008
Allowance for depreciation and amortization	(179,672)	(158,553)

	143,143	120,455
Installation in process	2,016	3,017
Land	6,819	4,894

	151,978	128,366
Goodwill	239,645	189,855
Other intangibles, net	45,125	—

	$575,493	$420,121

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$22,278	$13,907
Other accrued expenses	19,475	14,899
Salaries and wages	7,482	5,865
Taxes, other than income taxes	725	427

Total current liabilities	49,960	35,098
Long-term liabilities:
Deferred income taxes	29,202	11,384
Deferred compensation and pension	11,029	—
Senior secured credit agreement—revolving loan	25,800	—
Senior debt	277,749	215,000
Senior subordinated notes	100,000	100,000
Subordinated exchange debentures	41,169	35,681

Total long-term liabilities	484,949	362,065
Stockholders' equity:
Common stock; $0.01 par value per share; 150,000 shares authorized	916	716
Additional paid-in capital	106,234	86,434
Accumulated deficit	(57,568)	(55,240)
Treasury stock, at cost	(8,470)	(8,470)
Notes receivable from the sale of stock and accrued interest	(528)	(482)

	40,584	22,958

	$575,493	$420,121

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statement of Operations

(In thousands)

	Year Ended December 31
	2003	2002	2001
Net sales	$393,362	$379,437	$407,096
Cost of products and services	325,236	321,331	346,917

Gross profit	68,126	58,106	60,179
Operating expenses:
Selling and administrative expenses	26,537	26,177	31,263
Special consulting expenses	1,902	2,453	578
Restructuring charges	—	—	1,476

	28,439	28,630	33,317

Income from operations	39,687	29,476	26,862
Interest income	167	270	265
Gain (loss) on disposal of depreciable assets	(445)	2,771	(512)
Gain on debt extinguishment, net	—	280	—
Interest expense—subsidiary	(36,785)	(33,557)	(32,144)
Interest expense—subordinate exchange debentures	(5,488)	(5,529)	(5,983)

	(42,551)	(35,765)	(38,374)

Loss before income taxes	(2,864)	(6,289)	(11,512)
Income tax benefit	(536)	(993)	(1,268)

Net loss	$(2,328)	$(5,296)	$(10,244)

Basic and diluted net loss per common share	$(0.03)	$(0.08)	$(0.20)

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

(In thousands)

			Amounts
								Notes Receivable From the Sale of Stock and Accrued Interest
	Number of Shares
	Common Stock	Treasury Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock			Total
Balance at December 31, 2000	51,594	—	$516	$59,981	$(39,700)	$		$(1,402)	$19,395
Net loss	—	—	—	—	(10,244)		—	—	(10,244)
Accrued interest	—	—	—	—	—		—	(133)	(133)
Purchase of treasury stock	—	60	—	—	—		(90)	44	(46)

Balance at December 31, 2001	51,594	60	516	59,981	(49,944)		(90)	(1,491)	8,972
Net loss	—	—	—	—	(5,296)		—	—	(5,296)
Accrued interest	—	—	—	—	—		—	(93)	(93)
Purchase of treasury stock	—	8,380	—	—	—		(8,380)	1,102	(7,278)
Issuance of common stock	20,000	—	200	19,800	—		—	—	20,000
Pushdown of goodwill created by equity transactions	—	—	—	6,653	—		—	—	6,653

Balance at December 31, 2002	71,594	8,440	716	86,434	(55,240)		(8,470)	(482)	22,958
Net loss	—	—	—	—	(2,328)		—	—	(2,328)
Accrued interest	—	—	—	—	—		—	(46)	(46)
Issuance of common stock	20,000	—	200	19,800	—		—	—	20,000

Balance at December 31, 2003	91,594	8,440	$916	$106,234	$(57,568)		$(8,470)	$(528)	$40,584

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31
	2003	2002	2001
Operating activities
Net loss	$(2,328)	$(5,296)	$(10,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	23,114	29,266	38,030
Amortization of debt issuance costs	2,305	2,133	1,987
Amortization of intangibles	175	218	9,289
Amortization of premium on senior notes	(101)	—	—
(Gain) loss on disposal of depreciable assets	445	(2,771)	512
Gain on debt extinguishment, net	—	(280)	—
Provision for deferred income taxes	(1,668)	(1,926)	(6,701)
Accrued interest on subordinated exchange debentures	5,220	5,221	5,608
Accretion of discount on subordinated exchange debentures	268	308	375
Accrued interest on notes from the sale of stock	(46)	(93)	(133)
Changes in operating assets and liabilities:
Trade accounts receivable	(826)	(2,390)	11,148
Inventories	4,557	(8,776)	12,855
Income taxes refundable	(1,983)	846	(251)
Prepaid expenses	(1,324)	(461)	448
Trade accounts payable	(1,240)	4,447	(4,323)
Other accrued expenses	2,526	9,100	444
Salaries and wages	113	(2,899)	729
Taxes, other than income taxes	(25)	62	(157)
Deferred compensation and pension	269	—	—

Net cash provided by operating activities	29,451	26,709	59,616
Investing activities
Purchases of property, plant, and equipment	(9,071)	(12,657)	(23,875)
Proceeds from sale of equipment	336	6,273	172
Purchase of The Lehigh Press, Inc.	(108,313)	—	—

Net cash used in investing activities	(117,048)	(6,384)	(23,703)
Financing activities
Payments of debt issuance costs	(3,504)	(10,914)	(13)
Net (payments) borrowings—revolving loan	25,800	(23,000)	(10,000)
Net payments—acquisition loan	—	(21,000)	(4,000)
Payments on senior secured debt—term loans	—	(197,555)	(9,220)
Proceeds from issuance of senior notes	62,850	215,000	—
Payments on subordinated exchange debentures	—	(9,460)	—
Receipt on notes receivable from sale of stock	—	1,102	44
Purchase of treasury stock	—	(8,380)	(90)
Issuance of common stock	20,000	20,000	—

Net cash provided by (used in) financing activities	105,146	(34,207)	(23,279)

Net (decrease) increase in cash and cash equivalents	17,549	(13,882)	12,634
Cash and cash equivalents at beginning of year	4,438	18,320	5,686

Cash and cash equivalents at end of year	$21,987	$4,438	$18,320

See accompanying notes.

VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Summary of Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Von Hoffmann Holdings Inc. (formerly known as Von Hoffmann Corporation) (the Company) and its wholly owned subsidiary, Von Hoffmann Corporation (formerly known as Von Hoffmann Press, Inc.) (the Subsidiary) and its wholly owned subsidiaries: Mid-Missouri Graphics, Inc., Von Hoffmann Graphics, Inc., H&S Graphics, Inc., Preface, Inc., One Thousand Realty and Investment Company, Precision Offset Printing Company, Inc., and The Lehigh Press, Inc. (Lehigh Press) Effective October 22, 2003, the Subsidiary acquired The Lehigh Press, Inc. Effective February 25, 2002, Von Hoffmann Graphics, Inc. was merged with the Subsidiary. Effective December 20, 2002, One Thousand Realty and Investment Company was merged into the Subsidiary. Effective July 1, 2001, Mid-Missouri Graphics, Inc. was merged into the Subsidiary. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business Segment and Concentration of Credit Risk

        Substantially all of the Company's assets, sales, and operating earnings are derived from the performance of book manufacturing services to educational publishers, commercial entities, and governmental institutions throughout the United States. At December 31, 2003, approximately 18.9 percent of the Company's workforce is subject to collective bargaining agreements. Two customers and their affiliates accounted for 26.9 percent of 2003 net sales, 27.9 percent of 2002 net sales, and 32.0 percent of 2001 net sales, respectively. Additionally, these two customers and their affiliates accounted for 13.4 percent and 15.6 percent of accounts receivable at December 31, 2003 and 2002, respectively. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Revenue Recognition

        Revenues are recognized when the products are shipped FOB shipping point, risk of loss transfers or as services are performed as determined by the contractual arrangement.

Cash and Cash Equivalents

        The Company considers cash and cash equivalents to include demand deposits and repurchase agreements with maturities of three months or less when purchased. Cash and cash equivalents are carried at cost, which approximates market value.

Trade Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivables represent only receivables invoiced for products or services recognized as revenue. Trade accounts receivable is reviewed at least quarterly, and those accounts with amounts that are judged to be uncollectible are reserved within the allowance for doubtful accounts or written off directly against operations.

Inventories

        The Company values approximately 92% of its inventory at the lower of cost, as determined using the last-in, first-out (LIFO) method, or market. The remainder of inventory is valued at the lower of cost, as determined using the first-in, first-out (FIFO) method, or market. Inventories are comprised of the following amounts at December 31:

	2003	2002
Raw materials	$17,668	$14,602
Work-in-process	14,082	19,125

	31,750	33,727
Less LIFO reserve	1,242	1,690

	$30,508	$32,037

Property, Plant, and Equipment

        Property, plant, and equipment are stated at cost. The Company capitalizes all repair and maintenance costs which result in significant increases in the useful life of the underlying asset. All other repair and maintenance costs are expensed. Depreciation is computed using straight-line or accelerated methods over the following estimated useful lives:

Description	Years
Buildings and improvements	11-40
Machinery and equipment	5-12
Transportation equipment	4-10
Furniture and fixtures	4-7

        Property, plant and equipment is reviewed for impairment whenever events and changes in business circumstances indicate the carrying value of property, plant and equipment may not be recoverable. Impairment losses are recognized based on fair value if expected cash flows of the related property, plant and equipment are less than their carrying value.

Business Combinations

        In accordance with SFAS No. 141, Business Combinations (SFAS No. 141), we account for all business combinations initiated after June 30, 2001 using the purchase method. In applying the purchase method, we perform detail analysis which may include use of third party appraisals to recognize and value acquired intangible assets separately from goodwill.

Goodwill and Other Intangible Assets

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), effective January 1, 2002, we no longer amortize goodwill subject to annual impairment tests. If goodwill amortization was not recorded in 2001, the Company would have reported net loss of $1.3 million or

$0.03 basic and diluted loss per share. The Company performed a transitional impairment test of its existing goodwill during the second quarter of 2002. The Company did not recognize any impairment of goodwill in connection with the initial transitional impairment test. The Company performs a formal impairment test of goodwill and indefinite-lived intangible assets on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The annual impairment tests performed in 2003 and 2002 also did not result in any impairment. The Company has broken its operations into three reporting units: print and bind, prepress services and sheetfed and cover printing. The Company did not recognize any impairment of goodwill and other intangible assets for any year presented.

        Trade names are not amortizable. Amortizable intangible assets are amortized on a straight-line basis upon estimated useful lives as follows:

Description	Years
Customer relationships	40
Non-compete agreements	3-5

        Amortizable intangible assets are evaluated for potential impairment when current facts and circumstances indicate that the carrying value may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the amortizable intangible asset, or appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an intangible asset is determined to be impaired, the loss is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows.

Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax basis of assets and liabilities. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Employee Stock Options

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows APB Opinion No. 25 and related interpretations in accounting for its stock compensation awards. Based on the analysis as discussed in Note 11, the Company's pro forma net loss and loss per share incorporating the amortization of employee stock compensation expense, as determined under SFAS No. 123, would not have been materially different from reported amounts during 2003, 2002 and 2001.

Shipping and Handling Costs

        The Company records all revenues related to shipping and handling fees in net sales and the related costs in cost of products and services.

Reclassifications

        Certain reclassifications have been made to prior years' balances to conform with the current year presentation.

        As disclosed in Note 15, the Company has reclassified the assets and liabilities pertaining to the Lehigh Direct division of Lehigh Press within their respective individual finanacial statement line items rather than as previously reported in the consolidated balance sheet of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 as an "asset held for sale". Furthemore, the statement of operations for the year ended December 31, 2003 includes the reclassification of the Lehigh Direct division's results, previously reported as discontinued operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The reclassifications had no impact on net earnings as previously reported.

2.    Recapitalization Restated to a Purchase

        Effective May 22, 1997, a leveraged recapitalization of the Company took place (Recapitalization) pursuant to which:

  (1)
  The Company executed a credit agreement with a syndicate of financial institutions representing the senior secured credit facility (the Credit Agreement) in an aggregate amount of $200 million. Initial proceeds under the senior secured credit facility were $125 million. The terms of the senior secured credit facility are described in Note 7.

  (2)
  The Company issued $100 million of senior subordinated notes (Note 7).

  (3)
  In exchange for $67.1 million, DLJ Merchant Banking Partners II and its affiliates acquired approximately 84 percent of the new common stock of the Company, redeemable preferred stock, and warrants to purchase additional shares of new common stock in the Company. On November 16, 1998, the preferred stock was converted into 13.5 percent subordinated exchange debentures at the then accreted value of $30.4 million. The terms of the 13.5 percent subordinated exchange debentures are described in Note 7.

  (4)
  The Company redeemed/exchanged the former common stock of the Company owned by ZS VH L.P. (ZS) for (a) cash of $288.8 million and (b) 10 percent of the new common stock of the Company.

  (5)
  The Company exchanged the former common stock of the Company owned by Robert A. Uhlenhop (Uhlenhop), the Company's former president and chief executive officer, for approximately 2.5 percent of the new common stock of the Company. In exchange for $0.3 million in cash and $0.5 million of notes receivable, Uhlenhop acquired an additional 1.5 percent of the new common stock in the Company.

  (6)
  In exchange for $0.4 million in cash and $0.4 million of notes receivable, certain other management personnel acquired the remaining 2.0 percent of the new common stock in the Company.

  (7)
  Costs incurred by the Company related to the Recapitalization were approximately $5.9 million and were expensed in the predecessor financial statements.

        Through June 20, 2002, the Company accounted for the May 22, 1997 Recapitalization transaction using the historical basis of the Company's existing assets and liabilities (i.e., "recapitalization accounting") because there was substantive continuing voting ownership by ZS. Because of the events described below and the rules in SEC Staff Accounting Bulletin (SAB) No. 54, the Company was required to retroactively push down the new owners' basis to the Company's separate financial statements—as if it were a new entity as of May 22, 1997.

        During 2002, the Company had the following equity transactions:

  •
  On March 26, 2002, the Company issued 20 million shares of its common stock to its majority shareholder for $20.0 million in cash.

  •
  On June 21, 2002, the Company purchased all 5 million shares of common stock owned by ZS for $5.0 million in cash.

  •
  On June 21, 2002, the Company purchased all 2 million shares of common stock owned by Uhlenhop for $2.0 million, consisting of approximately $1.2 million in cash and settlement of a note receivable of approximately $0.8 million.

        As a result of these transactions, the majority owners of the Company owned approximately 96 percent of the Company's common stock. In accordance with SAB No. 54, recapitalization accounting could no longer be used, and the new owners' "purchase accounting" basis had to be pushed down to the Company's financial statements as if it had occurred May 22, 1997. The accompanying financial statements reflect this retroactive application, and accordingly, the 2001 balances have been restated from their recapitalization accounting presentation in past financial statements issued by the Company.

        The application of purchase accounting for the May 22, 1997 partial purchase by the new owners and the March 26, 2002 purchase by the majority stockholder resulted in the following adjustments for the year ended December 31, 2001:

	Year Ended December 31, 2001
	Previously Reported	Restated Balance
Cost of products and services	$334,372	$346,917
Selling and administrative expenses	23,404	31,263
Loss on disposal of depreciable assets	(394)	(512)
Income tax provision (benefit)	3,717	(1,268)
Net income (loss)	5,294	(10,244)
Earnings (loss) per share:
Basic	$0.10	$(0.20)
Diluted	$0.09	$(0.20)

        During the third and fourth quarters of 2002, the Company purchased approximately 1.4 million shares of common stock, owned by former employees, for approximately $1.4 million in cash.

        The March 26, 2002 acquisition by the majority stockholder of the newly issued shares, the June 21, 2002 acquisitions by the Company of all shares of common stock held by ZS and Uhlenhop, and the above third and fourth quarter common stock repurchases resulted in additional purchase accounting basis being pushed down to the Company. Such pushdown resulted in additional goodwill of approximately $6.7 million being recorded by the Company in 2002.

3.    Business Combinations

The Lehigh Press, Inc.

        On October 22, 2003, the Subsidiary acquired all of the outstanding shares of The Lehigh Press, Inc. (Lehigh Press) for approximately $108.3 million (Lehigh Press Acquisition). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforces our market position within the elementary and high school case-bound education market as well as the strategy to increase product offerings and capabilities to our customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under the New Credit Agreement and cash on hand.

        The acquisition was accounted for under the purchase method of accounting in accordance with the SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        The following table summarizes the purchase price allocation of assets acquired and liabilities assumed at the date of acquisition. Lehigh Press is in the process of completing its final federal and state tax returns for the tax periods under previous ownership, thus, the allocation of the purchase price is subject to adjustment.

Current assets	$18,658
Property, plant and equipment	38,437
Intangible assets:
Customer relationships	19,500
Trade name	9,580
Non-compete agreements	16,220

45,300
Goodwill	49,790

Total assets acquired	152,185
Current liabilities	(13,153)
Deferred income taxes	(19,960)
Deferred compensation and pension	(10,760)

Total liabilities assumed	(43,873)

Net assets acquired	$108,312

        None of the goodwill is tax deductible. As of December 31, 2003, the stock purchase agreement required $9.0 million to be placed in escrow for certain working capital adjustments and other indemnification clauses as defined in the stock purchase agreement. The escrow or portions thereof will expire at various dates through April 2005.

        The consolidated financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition. On an unaudited pro forma basis, adjusting only for the assumption that the acquisition of Lehigh Press and related incremental borrowings had occurred at the beginning of the respective years, revenues for the year ended December 31, 2003 and 2002 would have been $498.2 million and $498.2 million, respectively. Unaudited pro forma net loss would have been $4,142 and $6,081, respectively. Unaudited pro forma basic and diluted loss per share would have been $0.05 and $0.07, respectively. The unaudited pro forma information is not necessarily indicative of the results of operations had the Lehigh Press acquisition actually occurred at the beginning of the respective period, nor is it necessarily indicative of future results.

4.    Restructuring Charge

        During 2001, the Company closed the sheet-fed printing, stripping, and platemaking operations of its St. Louis, Missouri, manufacturing location. The majority of these operations were transferred to the Owensville, Missouri, manufacturing location of Von Hoffmann Graphics, Inc. Additionally, the Company reduced the workforce within the St. Louis, Missouri, manufacturing location of the Subsidiary. Lastly, the Company closed the Owensville, Missouri, manufacturing location of the Subsidiary. These operations and certain related assets were consolidated into the Jefferson City, Missouri, manufacturing locations of the Subsidiary. As a result of these restructurings, the Company recorded total restructuring expenses in 2001 of approximately $1,476 consisting mainly of employee severance and equipment relocation costs. The Company utilized approximately $1,370 in 2001 and $106 in 2002. The Company has no remaining liability associated with the restructuring.

        On December 11, 2003, the Company announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. ("Precision") subsidiary. The remaining operations will be combined into the Pennsauken, NJ-based Lehigh Lithographers ("Litho") division of The Lehigh Press. The purpose of the closure is to reduce the cost structure as well as consolidate its service offerings (i.e. products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        The Company estimates the pre-tax expenses associated with the above closure to total approximately $4.0 million to $4.5 million consisting of employee severance ($700); revision of depreciable assets and salvage value of property, plant and equipment ($2,700) and other cash charges ($700). Of these amounts, none were recognized to date in 2003. These amounts will be recognized over the first two quarters of 2004.

5.    Goodwill and Other Intangibles

        The changes in carrying value of goodwill for the year ending December 31, 2003 are as follows:

Balance, January 1, 2003	$189,855
Lehigh Press acquisition	49,790

Balance, December 31, 2003	$239,645

        The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2003 are as follows:

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer relationships	$19,500	$81
Non-compete agreements	16,220	94

	$35,720	$175

Unamortized intangible assets:
Trade names	$9,580

        The amortization expense for the year ended December 31, 2003 was $175. The estimated amortization expense for the next five years is as follows for the year ending December 31:

Year	Amortization Expense
2004	$4,442
2005	3,958
2006	3,864
2007	3,392
2008	2,908

6.    Long-Term Debt

        Long-term debt consisted of the following at December 31:

	2003	2002
Von Hoffmann Corporation:
Senior secured credit agreement—revolving loan	$25,800	$—
Senior notes, including unamortized premium	277,749	215,000
Senior subordinated notes	100,000	100,000

	403,549	315,000
Von Hoffmann Holdings Inc.:
Subordinated exchange debentures	41,169	35,681

	$444,718	$350,681

Senior Secured Credit Agreement (New Credit Agreement)

        On March 26, 2002, the Subsidiary entered into a Senior Secured Credit Agreement (New Credit Agreement), which provides $90.0 million on a revolving basis. The New Credit Agreement was amended in 2003 to allow for the acquisition of Lehigh Press as well as an increase in available borrowings. The available borrowings were increased to $100.0 million effective October 7, 2003. The New Credit Agreement expires November 15, 2006.

        Borrowings under the New Credit Agreement bear interest at variable rates tied to, at the Subsidiary's option, LIBOR or base rates of interest, and such interest is payable quarterly. Additionally, performance-based reductions of interest rates are available subject to measures of leverage. At December 31, 2003, the Subsidiary had $25.8 million outstanding borrowings and approximately $54.6 million available for future borrowings under the New Credit Agreement, net of a $2.1 million outstanding letter of credit.

        The indebtedness outstanding on the New Credit Agreement is guaranteed by the Company and the Subsidiary's subsidiaries and secured by the capital stock of the Subsidiary. Since the Company has no independent operations and no subsidiaries other than the Subsidiary, these financial statements do not include condensed consolidating financial information. Additionally, the indebtedness is secured by substantially all existing and after-acquired property and assets of the Subsidiary.

Senior Secured Credit Agreement (Old Credit Agreement)

        The Credit Agreement, originally entered into on May 22, 1997 as amended therefrom, was comprised of three term loan tranches with maturities ranging from six to eight years. Amortization of these term loans commenced on September 30, 1997. The Old Credit Agreement included a revolving loan and an acquisition loan commitment of $75 million and $25 million, respectively.

        As a result of the Subsidiary extinguishing the Old Credit Agreement and entering into the New Credit Agreement, the Company recognized a loss of $3.1 million in 2002, which is reflected within the gain on debt extinguishment. The loss represents the write-off of deferred debt issuance costs associated with the Old Credit Agreement.

Senior Notes

        On March 26, 2002, the Subsidiary issued $215 million of 10.25 percent senior notes (Senior Notes) due at maturity in 2009. On October 22, 2003, the Subsidiary issued an additional $60 million of Senior Notes with the same maturity, at a premium of $2,850. The premium will be amortized as a reduction to interest expense-subsidiary over remaining life of debt instrument.

        The notes pay interest semiannually in arrears on February 15 and August 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by the Company and the subsidiaries of the Subsidiary. The notes are subordinated to all current and future secured debt, including borrowings under the New Credit Agreement. Under the senior notes indenture, the Subsidiary is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        Proceeds from the New Credit Agreement and the initial issuance of the Senior Notes were used to pay off all outstanding balances under the Subsidiary's prior Senior Secured Credit Agreement in 2002.

Senior Subordinated Notes

        On May 22, 1997, the Subsidiary issued $100 million of 10.375 percent senior subordinated notes due at maturity in 2007.

        The notes pay interest semiannually in arrears on May 15 and November 15 and are a general unsecured obligation of the Subsidiary, fully and unconditionally guaranteed by the Company and the subsidiaries of the Subsidiary, and subordinated to all current and future senior debt, including borrowings under the New Credit Agreement and the Senior Notes.

        Under the senior subordinated notes indenture, the Subsidiary is subject to certain covenants that, among other things, limit the ability of the Subsidiary to pay dividends, incur additional indebtedness, and sell assets.

        The subordinated notes indenture required the Company to file a registration statement with the Securities and Exchange Commission within 365 days of the issuance date or pay liquidated damages. The Company did not file a registration statement and complete an exchange offer for the Senior Subordinated Notes until September 27, 2002. As a result, the Company paid liquidated damages at an annual rate of 0.5 percent from May 22, 1998 until that date.

Subordinated Exchange Debentures/Redeemable Preferred Stock/Warrants

        On May 22, 1997, the Company issued redeemable preferred stock due in 2009 and detachable warrants for $25 million. The total proceeds received were allocated between the preferred stock and the warrants based on an estimate of each security's fair value at the date of issuance. The preferred stock accreted dividends at an annual rate of 13.5 percent until it was exchanged on November 16, 1998 for subordinated exchange debentures due in 2009. After the exchange, the preferred stock owners sold the subordinated exchange debentures in the open market. The subordinated exchange debentures accrue interest at a rate of 13.5 percent. Interest is currently not paid in cash but accretes to and increases the principal amount of each debenture. Beginning on May 22, 2002, interest is required to be paid in cash, subject to restrictions defined in the New Credit Agreement and conditions provided in the subordinated exchange debentures indenture. These restrictions remained in effect after May 22, 2002, therefore, interest continues not to be paid in cash but accretes and increases the principal amount of each debenture.

        During 2002, the Company purchased approximately 28.3 percent of its then outstanding subordinated exchange debentures for approximately $9.5 million. The purchase price of these debt instruments was less than the carrying value, resulting in a gain on the transaction of approximately $3.4 million, which is reflected within the gain on debt extinguishment.

        A total of 5,000 detachable warrants was issued in conjunction with the issuance of the redeemable preferred stock. The warrants entitle the holder to purchase common shares of the Company at a price of $0.01 per share. The warrants expire after ten years and can be exercised at any time. The fair value assigned to warrants of $4,495 is reflected in the stockholders' equity section of the consolidated balance sheets.

        At December 31, 2003, the fair value of the senior notes and senior subordinated notes was approximately $291.5 million and $100.3 million, respectively, based on quoted market prices. The fair value of borrowings under the New Credit Agreement approximates the carrying value. The redemption value of the subordinated exchange debentures at December 31, 2003 was $42.6 million. Total interest paid on all debt was $33,093 in 2003, $27,998 in 2002, and $30,347 in 2001.

7.    Income Taxes

        The components of the income tax provision (benefit) are as follows:

	Year Ended December 31
	2003	2002	2001
Current:
U.S. federal	$1,056	$883	$4,878
State and other	76	50	555

	1,132	933	5,433
Deferred:
U.S. federal	(1,556)	(1,785)	(6,017)
State and other	(112)	(141)	(684)

	(1,668)	(1,926)	(6,701)

Total income tax benefit	$(536)	$(993)	$(1,268)

        Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31
	2003	2002
Deferred tax assets:
Goodwill/impairment charge	$4,454	$4,973
Interest on subordinated exchange debentures	6,297	4,718
Pension	3,774	—
Vacation accrual	1,507	1,178
Other	2,273	1,570

Total deferred tax assets	18,305	12,439
Deferred tax liabilities:
Property, plant, and equipment	22,684	17,721
Customer relationships	7,573	—
Non-compete agreements	6,289	—
Trade name	3,736	—
Inventory	3,133	3,054
Other	1,032	556

Total deferred tax liabilities	44,447	21,331

Net deferred tax liabilities	$(26,142)	$(8,892)

        The reconciliation of income tax expense at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year Ended December 31
	2003	2002	2001
Expected statutory rate	35.00%	35.00%	35.00%
Nondeductible goodwill	—	—	(28.00)
Accretion on subordinated exchange debentures	(1.96)	(1.81)	(1.20)
Interest and gain on subordinated exchange debentures	(6.93)	(26.47)	—
State income tax and other	(7.39)	9.07	5.22

Effective tax rate	18.72%	15.79%	11.02%

        Income taxes of $5,327, $2,332 and $9,434 were paid in 2003, 2002 and 2001 respectively.

8.    Pension and Profit Sharing Plan

        The Company has two defined contribution retirement plans, which cover substantially all the employees of the Company. Within the two plans, benefits represent, to a varying degree, matching and profit sharing contributions. The Company contributed a total of $4,972 in 2003, $4,681 in 2002, and $4,343 in 2001.

        The Company also contributes to a multi-employer pension plan covered by labor union contracts. Contribution amounts are determined by contract and the Company does not administer or control the funds in any way. Contributions to the plan were $121, $77 and $76 in 2003, 2002 and 2001, respectively. The Fund's administration reported that, as of the most recent actuarial report, the Fund had no unfunded vesting liability and no withdrawal liability for contributing employers for the plan year through April 30, 2004.

        With the acquisition of Lehigh Press, the Company maintains a trusted, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press divisions not otherwise covered by collective bargaining agreements. In addition, the Company maintains an unfunded supplemental retirement plan (SRP plan) for certain key executives of Lehigh Press. The SRP plan no longer has any active participants accruing benefits under the supplemental retirement plan. The plans provide benefits based on years of service and final average compensation. The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2003 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 31, 2003:

	Pension Benefits 2003	Other Benefits (SRP) 2003
	(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$—	$—
Acquisition date—Lehigh Press	30,366	967
Service cost	223	—
Interest cost	354	11
Actuarial gain	(36)	—
Benefits paid	(153)	(15)
Administrative expenses	(17)	—

Benefit obligation at end of year	$30,737	$963

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Acquisition date—Lehigh Press	20,573	—
Actual return on plan assets	1,132	—
Company contributions	—	15
Benefits paid	(153)	(15)
Administrative expenses	(17)	—

Fair value of plan assets at end of year	$21,535	$—

Funded status	$(9,202)	(963)
Unrecognized net actuarial gain	(864)	—

Net amount recognized	$(10,066)	$(963)

Amounts recognized in the balance sheet consist of:
Accrued benefit liability	$(10,066)	$(963)

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost as of and for the year ended December 31:
Discount rate	6.25%	6.25%
Expected return on plan assets	8.00%	—
Rate of compensation increase	3.00%	—
Components of net periodic benefit cost:
Service cost	$223	$—
Interest cost	354	11
Expected return on plan assets	(304)	—

Net periodic benefit cost	$273	$11

        The accumulated benefit obligation as of December 31, 2003 for the pension plan and SRP plan was $27,970 and $963, respectively.

        Pension plan assets are invested in listed mutual funds holding equity and fixed income investments. Equity investments within the mutual funds are investments in large, medium and small companies. The fixed income investments within the mutual funds are invested in government securities, mortgage backed securities and corporate debt obligations. The mutual funds are valued at fair value based on quoted market values. At December 31, 2003, plan assets are allocated approximately 60% and 40% between equity and fixed income investments, respectively.

        The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations. The Company expects to contribute $3.6 million to the pension plan and $0.1 million to the SRP plan in 2004.

9.    Leases

        At December 31, 2003, the minimum lease commitments under all non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

Year	Total
2004	$3,264
2005	1,642
2006	1,089
2007	527
2008 and thereafter	21

$6,543

        Rental expense amounted to $2,069, $1,626, and $1,592 in 2003, 2002, and 2001, respectively.

10.    Employee Stock Option Plan

        The Company has two stock option plans under which certain officers, employees and members of the board of directors are participants. All stock options are granted at market value.

        For the 1997 Stock Option Plan, the Company authorized the granting of options to management personnel for up to 6,000 shares of the Company's common stock. Certain options granted under the plan vest ratably over a five-year period, while other options have an accelerated vesting feature in which vesting occurs ratably over a five-year period only if certain performance targets are met. If performance targets are not met, those options automatically vest nine years and 11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant.

        For the 2003 Stock Option Plan, the Company authorized the granting of options to management personnel and non-employee directors for up to 2,773 shares of the Company's common stock. Options under the plan vest only if certain performance targets are met as determined by the board of directors. If performance targets are not met, those options automatically vest nine years and

11 months from the date of grant. Vested options may be exercised up to ten years from the date of grant. Information related to the Company's stock option plans are presented as follows:

	2003		2002		2001
	Number of Options	Weighted Average Exercise Price	Weighted Average Number of Options	Number of Options	Weighted Average Exercise Price	Weighted Average Number of Options
	(in thousands)		(in thousands)		(in thousands)
Outstanding at beginning of year	3,227	$1.00	5,275	$1.20	5,525	$1.19
Forfeited	(262)	1.00	(1,198)	1.20	(400)	1.27
Cancelled	—	—	(850)	1.97	—	—
Granted	1,817	1.00	—	—	150	2.25

Outstanding at end of year	4,782	$1.00	3,227	$1.00	5,275	$1.20

Exercisable at end of year	3,292	$1.00	2,932	$1.00	3,888	$1.12

Reserved for future option grants	3,991		2,773		725

        Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted in 2003 and 2001 assumes a risk-free interest rate of 3.00 and 5.00 percent, respectively, an assumed dividend yield of zero, and an expected life of the options of five years. The weighted average fair value of options granted during 2003 and 2001 was $0.14 and $0.54 per share, respectively. The weighted average remaining contractual life of options is 5.22 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' estimated vesting period.

        Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Based on the above assumptions, the Company's pro forma net loss and loss per share incorporating this amortization would not have been materially different from reported amounts during 2003, 2002, and 2001.

11.    Loss per Share

        The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31
	2003	2002	2001
Numerator:
Net loss	$(2,328)	$(5,296)	$(10,244)

Denominator (Weighted average shares):
Basic and diluted	66,935	62,610	51,579

Basic and diluted net loss per share	$(0.03)	$(0.08)	$(0.20)

        For 2003, 2002 and 2001, options and/or warrants for 4,950, 4,950 and 6,444 shares, respectively, were excluded from the diluted loss per share calculation because they were anti-dilutive.

12.    Related Party Transactions

        In 2003, the Company paid underwriting fees associated with the additional issuance of Senior Notes to Credit Suisse were approximately $1.9 million, which were recorded in debt issuance costs. As part of the financial commitments made by Credit Suisse during the Lehigh Press Acquisition, the Company also paid approximately $1.4 million to Credit Suisse. Due to the additional issuance of Senior Notes and an amendment to the New Credit Agreement referenced to above, the Company expensed, as special consulting expenses, the $1.4 million in fees for Credit Suisse's financial commitments. The Company believes the amount paid to Credit Suisse in these transactions was no more favorable than an amount it would have paid to independent third parties for the same service. On October 31, 2003, the Subsidiary entered into an amendment of the financial advisory agreement which provided for the waiver of the annual advisory fee of $500,000 to be paid by us to Credit Suisse for the year 2003 and any future years unless otherwise reinstated.

        On November 21, 2003, the Subsidiary entered into an agreement to engage Credit Suisse to act as its exclusive financial advisor with respect to the sale of Lehigh direct. Under the agreement, Credit Suisse assists the Subsidiary in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating the sale. For its services, Credit Suisse received a transaction fee equal to $1,000,000.

        The Company paid consulting fees to Credit Suisse First Boston Corporation (Credit Suisse) (or its predecessor), an affiliate of the Company's principal stockholder in the Company, of approximately $0.3 million in 2003, $0.4 million in 2002 and $0.3 million in 2001. As part of the financing activity disclosed in Note 7, the Company paid consulting fees associated with formulation of financial strategies to Credit Suisse of approximately $1.0 million in 2002. In addition, the Company paid underwriting fees in 2002 associated with the issuance of the Senior Notes and New Credit Agreement to Credit Suisse of approximately $8.2 million which were recorded in debt issuance costs.

13.    Uhlenhop Agreement

        On June 21, 2002, the Company and Uhlenhop amended his employment agreement, and at that time, the Company paid Uhlenhop a one-time cash payment on an after-tax basis of $1.0 million. The

Company recorded an expense, as reflected in selling and administrative expense in 2002, of approximately $1.8 million.

14.    Quarterly Financial Information (Unaudited)

	Quarter
2002
	First	Second	Third	Fourth(1)	Total
Net sales	$82,666	$112,025	$108,054	$76,692	$379,437
Gross profit	9,368	19,872	16,311	12,555	58,106
Net income (loss)	(5,793)	2,268	250	(2,021)	(5,296)
Basic earnings (loss) per share	(0.11)	0.03	—	(0.03)	(0.08)
Diluted earnings (loss) per share	(0.11)	0.03	—	(0.03)	(0.08)
	Quarter
2003
	First	Second	Third	Fourth(2)	Total
Net sales	$93,751	$104,363	$107,180	$88,068	$393,362
Gross profit	15,489	20,724	18,930	12,983	68,126
Net income (loss)	(378)	2,865	(374)	(4,441)	(2,328)
Total:
Basic earnings (loss) per share	(0.01)	0.05	(0.01)	(0.06)	(0.03)
Diluted earnings (loss) per share	(0.01)	0.04	(0.01)	(0.06)	(0.03)

(1)
During the quarter ended December 31, 2002, the Company recorded a $1,000 increase to earnings ($842 net of tax) related to a book-to-physical inventory adjustment on paper inventory. The impact of the adjustment on a basic and diluted basis was $0.01 per share.

(2)
Results include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

15.    Subsequent Event

        On October 4, 2004, the Company consummated the transactions (the "Transactions") contemplated by the Agreement and Plan of Merger dated July 21, 2004 (the "Merger Agreement") between the Company and Fusion Acquisition LLC ("Fusion"), an entity affiliated with Kohlberg, Kravis, Roberts & Co. ("KKR"), and VHH Merger, Inc. ("MergerCo"), a wholly-owned subsidiary of Fusion formed for the purpose of effecting the Merger (as defined below), pursuant to which MergerCo merged with and into the Company such that the Company was the surviving corporation in the Merger (the "Merger") and, at the effective time of the Merger, became a wholly-owned subsidiary of Fusion. Immediately upon the effectiveness of the Merger, Fusion contributed the Company to Jostens Holding Corp. ("JHC") in exchange for capital stock of JHC. Following the contribution, JHC contributed the Company to its direct subsidiary, Jostens IH Corp., and the Company became a wholly-owned subsidiary of Jostens IH Corp.

        Pursuant to the Merger Agreement, each issued and outstanding share of the Company's common stock, together with all shares represented by exercisable stock options and warrants, were converted into the right to receive cash merger consideration. The cash merger consideration payable per share

(less, in the case of stock options and warrants, the applicable per share exercise price) was determined based upon a total enterprise value of $650.0 million, as adjusted based upon the working capital of the Company at closing.

        DLJ Merchant Banking Partners II, L.P. and certain of its affiliated funds beneficially owned approximately 99% of the Company's outstanding voting securities. Upon consummation of the merger and the contribution, the Company became a wholly-owned subsidiary of Jostens IH Corp.

        In connection with the Merger and subsequent contribution, the Company's existing credit facility was refinanced. In addition, upon the consummation of the contribution, JHC intends to use new financing by Jostens IH Corp. to fund certain tender payments due to holders of each of the (i) the Subsidiary's 10.25% Senior Notes due 2009, (ii) the Subsidiary's 10.375% Senior Subordinated Notes due 2007, and (iii) the Company's 13.5% Subordinated Exchange Debentures due 2009, who elected to tender their notes pursuant to tender offers and consent solicitations that were commenced in August 2004 and to redeem those notes and debentures not so tendered.

        As disclosed in Note 3, we acquired Lehigh Press, which included the Lehigh Direct division, a provider of direct marketing printing services. In November 2003, our Board of Directors authorized the sale of Lehigh Direct. As a result, retroactive to the date we acquired Lehigh Press, we originally determined the Lehigh Direct division met the criteria for classification as an "asset held for sale" as outlined by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar recent transactions.

        In conjunction with the Transactions, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an "asset held for sale" under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an "asset held and used" since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in its assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet as previously reported. Also during the third quarter of 2004, we recorded a pre-tax adjustment for approximately $5.9 million associated with the cumulative catch-up of depreciation and amortization expense as if the division had been classified as an "asset held and used" since the date of the Lehigh Press Acquisition. Furthermore, within the statement of operations for the year ended December 31, 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

 VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2004	September 30, 2003	December 31, 2003
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,222	$25,178	$21,987
Trade accounts receivable, less allowance for doubtful accounts of $751 at September 30, 2004, $460 at September 30, 2003 and $726 at December 31, 2003	76,197	59,855	64,119
Inventories	38,003	20,848	30,508
Income taxes refundable	2,135	—	3,594
Deferred income taxes	2,871	2,509	3,060
Prepaid expenses	4,312	1,747	3,154

	145,740	110,137	126,422
Deferred debt issuance cost, net of accumulated amortization of $7,931 at September 30, 2004, $4,999 at September 30, 2003, and $5,668 at December 31, 2003	10,354	9,490	12,323
Property, plant, and equipment:
Buildings and improvements	47,733	46,220	52,503
Machinery and equipment	263,022	229,673	261,919
Transportation equipment	820	795	853
Furniture and fixtures	7,651	7,293	7,540

	319,226	283,981	322,815
Allowance for depreciation and amortization	(197,749)	(174,475)	(179,672)

	121,477	109,506	143,143
Installation in process	5,580	3,457	2,016
Land	5,354	4,894	6,819

	132,411	117,857	151,978
Goodwill	239,201	189,855	239,645
Other intangibles, net	41,672	—	45,125

	$569,378	$427,339	$575,493

See notes to consolidated unaudited financial statements.

 VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2004	September 30, 2003	December 31, 2003
	(Unaudited)	(Unaudited)
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$23,811	$12,421	$22,278
Other accrued expenses	14,347	12,996	19,475
Salaries and wages	8,061	5,881	7,482
Taxes, other than income taxes	1,797	1,337	725
Income taxes payable	—	5,613	—

Total current liabilities	48,016	38,248	49,960
Long-term liabilities:
Deferred income taxes	24,613	9,323	29,202
Deferred compensation and pension	9,920	—	11,029
Senior secured credit agreement—revolving loan	22,000	—	25,800
Senior debt, including unamortized premium	277,353	215,000	277,749
Senior subordinated notes	100,000	100,000	100,000
Subordinated exchange debentures	45,758	39,732	41,169

Total long-term liabilities	479,644	364,055	484,949
Stockholders' equity:
Common stock; $0.01 par value per share; 150,000 shares authorized; 91,594 shares issued at September 30, 2004, 71,594 at September 30, 2003 and 91,594 shares at December 31, 2003	916	716	916
Additional paid in capital	106,234	86,434	106,234
Accumulated deficit	(56,396)	(53,127)	(57,568)
Treasury stock; at cost, 8,440 shares at September 30, 2004, September 30, 2003, and December 31, 2003	(8,470)	(8,470)	(8,470)
Notes receivable from the sale of stock and accrued interest	(566)	(517)	(528)

Total stockholders' equity	41,718	25,036	40,584

	$569,378	$427,339	$575,493

See notes to consolidated unaudited financial statements.

 VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands)

	Three Months Ended September 30,
	2004	2003
Net sales	$134,595	$107,180
Cost of products and services	110,424	88,249

Gross profit	24,171	18,931
Operating expenses:
Selling and administrative expenses	13,766	5,795
Special consulting expenses	475	247
Restructuring charges	226	—

	14,467	6,042

Income from operations	9,704	12,889
Interest income	36	55
Loss on disposal of depreciable assets	(30)	(4)
Interest expense—subsidiary	(10,830)	(8,804)
Interest expense—subordinated exchange debentures	(1,577)	(1,392)

	(12,401)	(10,145)

(Loss) income before income taxes	(2,697)	2,744
Income tax (benefit) provision	(1,272)	3,118

Net loss	$(1,425)	$(374)

Net loss per common share:
Basic	$(0.02)	$(0.01)

Diluted	$(0.02)	$(0.01)

Average number of shares outstanding:
Basic	83,154	63,154

Diluted	83,154	63,154

See notes to consolidated unaudited financial statements.

 VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2004	2003
Net sales	$409,622	$305,294
Cost of products and services	329,633	250,151

Gross profit	79,989	55,143
Operating expenses:
Selling and administrative expenses	39,300	16,884
Special consulting expenses	804	581
Restructuring charges	1,126	—

	41,230	17,465

Income from operations	38,759	37,678
Interest income	131	100
Loss on disposal of depreciable assets	(91)	(292)
Interest expense—subsidiary	(32,321)	(26,466)
Interest expense—subordinated exchange debentures	(4,588)	(4,051)

	(36,869)	(30,709)

Income before income taxes	1,890	6,969
Income tax provision	718	4,856

Net income	$1,172	$2,113

Net income per common share:
Basic	$0.01	$0.03

Diluted	$0.01	$0.03

Average number of shares outstanding:
Basic	83,154	63,154

Diluted	88,104	68,104

See notes to consolidated unaudited financial statements.

 VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended September 30,
	2004	2003
Operating activities
Net income	$1,172	$2,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,146	17,030
Amortization of debt issuance costs	2,263	1,636
Amortization of intangibles	3,453	—
Amortization of premium on senior notes	(396)	—
Loss on disposal of depreciable assets	91	292
Provision for deferred income taxes	(4,400)	(2,078)
Accrued interest on subordinated exchange debentures	4,387	3,849
Accretion of discount on subordinated exchange debentures	201	201
Accrued interest on notes from the sale of stock	(38)	(34)
Changes in operating assets and liabilities	(22,460)	4,546

Net cash provided by operating activities	8,419	27,555
Investing activities
Purchases of property, plant, and equipment	(9,837)	(6,958)
Proceeds from sale of equipment	5,747	145

Net cash used in investing activities	(4,090)	(6,813)

Financing activities
Net payments—revolving loan	(3,800)	—
Payments of debt issuance costs	(294)	(2)

Net cash used in financing activities	(4,094)	(2)

Net increase in cash and cash equivalents	235	20,740
Cash and cash equivalents at beginning of period	21,987	4,438

Cash and cash equivalents at end of period	$22,222	$25,178

See notes to consolidated unaudited financial statements.

 VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements of Von Hoffmann Holdings Inc. (the "Company") (formerly known as Von Hoffmann Corporation) and its wholly owned subsidiaries have been prepared in accordance with instructions to Form 10-Q and reflect all adjustments which management believes necessary to present fairly the results of operations. These statements, however, do not include all information and footnotes necessary for a complete presentation of the Company's financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The consolidated unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

        Diluted earnings per share for the three months ended September 30, 2004 and September 30, 2003 did not include 4,950,000 common stock equivalents because they were anti-dilutive.

        Certain amounts in the Company's prior period financial statements and footnotes have been reclassified to conform to the current period presentation. The reclassifications had no impact on net loss as previously reported.

        The Company's business is subject to seasonal influences; therefore, interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Von Hoffmann Corporation (the "Subsidiary"), and its wholly owned subsidiaries: H&S Graphics, Inc., Precision Offset Printing Company, Inc. and The Lehigh Press, Inc.

Property, Plant and Equipment

        On May 24, 2004, the Company completed a sale leaseback related to its corporate headquarters in St. Louis, Missouri. Under the agreement, the building and land with a book value of approximately $3.9 million was sold for approximately $4.5 million and leased back under a five-year operating lease agreement. The gain on the sale of $0.6 million was deferred and is reflected within other accrued expenses. The deferred gain is being amortized over the five-year term of the operating lease.

Income Taxes

        The provision for income taxes is computed using the liability method. Differences between the actual tax rate and statutory tax rate result primarily from the nondeductible portion of interest expense-subordinated exchange debentures.

Employee Stock Options

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company follows APB Opinion No. 25 and related interpretations in accounting for its stock compensation awards. No stock-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. Based on the Company's calculations, pro forma net income and earnings per share under the fair value method of SFAS No. 123 would not have been materially different from reported amounts for the three months and nine months ended September 30, 2004 and 2003.

2.    Inventories

        Inventories are priced at cost using the last-in, first-out (LIFO) method that does not exceed market, for the reporting period. The Company does not anticipate a material adjustment to the year-end LIFO reserve and thus, no quarterly LIFO adjustment has been made.

        Inventories are comprised of the following amounts:

	September 30, 2004	September 30, 2003	December 31, 2003
Raw Materials	$26,732	$14,887	$17,668
Work In Process	12,513	7,651	14,082

	39,245	22,538	31,750
Less: LIFO Reserve	1,242	1,690	1,242

	$38,003	$20,848	$30,508

3.    Business Combinations

The Lehigh Press, Inc.

        On October 22, 2003, the Subsidiary acquired all of the outstanding shares of The Lehigh Press, Inc. ("Lehigh Press") for approximately $108.3 million (the "Lehigh Press Acquisition"). Lehigh Press is a leading provider of book covers and other components, and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforces our market position within the elementary and high school case bound education market as well as furthers our strategy to increase product offerings and capabilities to our customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under the Subsidiary's credit facility and cash on hand.

        The acquisition was accounted for under the purchase method of accounting in accordance with the SFAS No. 141. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on the estimates of their respective fair values at the date of the acquisition.

        During the second quarter of 2004, Lehigh Press completed its final federal and state tax returns for the periods under previous ownership. As a result of these filings, the Company adjusted its allocation of the purchase price which resulted in a decrease in goodwill of $0.4 million and corresponding reduction in income taxes payable. The allocation of the purchase price is not subject to further adjustments. As of September 30, 2004, the Lehigh Press stock purchase agreement required

$3.0 million to be placed in escrow for certain potential indemnification clauses under the stock purchase agreement. The escrow will expire in April, 2005.

        In November 2003, our Board of Directors authorized the sale of the Lehigh Direct division of Lehigh Press. As a result, retroactive to the date we acquired Lehigh Press, we originally determined the Lehigh Direct division met the criteria for classification as an "asset held for sale" as outlined by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar recent transactions.

        In conjunction with the Transactions, as explained in Note 6, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an "asset held for sale" under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an "asset held and used" since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in the assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet. Also during the third quarter of 2004, we recorded a pre-tax adjustment for approximately $5.9 million associated with the cumulative catch-up of depreciation and amortization expense as if the division had been classified as an "asset held and used" since the date of the Lehigh Press Acquisition. Furthermore, within the statement of operations for the three and nine month periods ended September 30, 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

        On April 27, 2004, the Company announced the closure of Lehigh Press's premedia operating division, located in Elk Grove Village, Illinois. The operations are being combined into H & S Graphics, Inc., the Company's existing premedia operation, during the fourth quarter of 2004. The impact of the closure to on-going operations and financial position will not be material.

4.    Restructuring Charges

        On December 11, 2003, the Company announced the closure of two manufacturing facilities under the Precision Offset Printing Company Inc. ("Precision") subsidiary. The remaining operations will be combined into the Pennsauken, NJ-based Lehigh Lithographers ("Litho") division of The Lehigh Press. The purpose of the closure is to reduce the cost structure as well as consolidate its service offerings (i.e. products, people, etc.) to the educational customers who print products on plastics and other synthetic substrates.

        Expenses associated with the above closure to total approximately $2.2 million. The expenses consist of employee severance and related benefits ($0.7 million); revision of depreciable asset lives and salvage value of property, plant and equipment ($1.1 million) and other charges ($0.4 million). In 2003, no expense was recognized associated with the restructuring.

        The table below sets forth the significant components and activity related to the above restructuring for the three months and nine months ended September 30, 2004:

	Balance June 30, 2004	Charges	Cash Payments	Balance September 30, 2004
Severance	$86	$—	$(86)	$—
Other costs	—	226	(226)	—

	$86	$226	$(312)	$—

	Balance December 31, 2003	Charges	Cash Payments	Balance September 30, 2004
Severance	$—	$741	$(741)	$—
Other costs	—	385	(385)	—

	$—	$1,126	$(1,126)	$—

        These expenses are reflected within operating expenses as restructuring charges. Additionally, within costs of products and services, the Company recognized incremental depreciation expense of $1.1 million for the nine months ended September 30, 2004, as a result of the revision of depreciable asset lives and salvage value of property, plant and equipment not being transferred.

5.    Pension Plan

        With the acquisition of Lehigh Press, the Company maintains a trusteed, noncontributory defined benefit pension plan for eligible employees of the Lehigh Press divisions not otherwise covered by collective bargaining agreements. In addition, the Company maintains an unfunded supplemental retirement plan (SRP plan) for certain key executives of Lehigh Press. The SRP plan no longer has any active participants accruing benefits under the supplemental retirement plan. The plans provide benefits based on years of service and final average compensation. The following table sets forth the components of net periodic benefit cost for the three months and nine months ended September 30, 2004:

	Three Months Ended		Nine Months Ended
	Pension Benefits 2004	Other Benefits (SRP) 2004	Pension Benefits 2004	Other Benefits (SRP) 2004
Components of net periodic benefit cost:
Service cost	$298	$—	$909	$—
Interest cost	473	14	1,416	44
Expected return on plan assets	(409)	—	(1,258)	—
Amortization of unrecognized prior service cost	13	—	33	—

Net periodic benefit cost	$375	$14	$1,100	$44

        No net periodic benefit cost was incurred for 2003 as Lehigh Press was acquired in October 2003. The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations. The Company expects to contribute $2.6 million to the pension plan and $0.1 million to the SRP plan in 2004. No additional discretionary contributions are anticipated to be made in 2004.

6.    Subsequent Event

        On October 4, 2004, the Company consummated the transactions (the "Transactions") contemplated by the Agreement and Plan of Merger dated July 21, 2004 (the "Merger Agreement") between the Company and Fusion Acquisition LLC ("Fusion"), an entity affiliated with Kohlberg, Kravis, Roberts & Co. ("KKR"), and VHH Merger, Inc. ("MergerCo"), a wholly-owned subsidiary of Fusion formed for the purpose of effecting the Merger (as defined below), pursuant to which MergerCo merged with and into the Company such that the Company was the surviving corporation in the Merger (the "Merger") and, at the effective time of the Merger, became a wholly-owned subsidiary of Fusion. Immediately upon the effectiveness of the Merger, Fusion contributed the Company to Jostens Holding Corp. ("JHC") in exchange for capital stock of JHC. Following the contribution, JHC contributed the Company to its direct subsidiary, Jostens IH Corp., and the Company became a wholly-owned subsidiary of Jostens IH Corp.

        Pursuant to the Merger Agreement, each issued and outstanding share of the Company's common stock, together with all shares represented by exercisable stock options and warrants, were converted into the right to receive cash merger consideration. The cash merger consideration payable per share (less, in the case of stock options and warrants, the applicable per share exercise price) was determined based upon a total enterprise value of $650.0 million, as adjusted based upon the working capital of the Company at closing.

        DLJ Merchant Banking Partners II, L.P. and certain of its affiliated funds beneficially owned approximately 99% of the Company's outstanding voting securities. Upon consummation of the merger and the contribution, the Company became a wholly-owned subsidiary of Jostens IH Corp.

        In connection with the Merger and subsequent contribution, the Company's existing credit facility was refinanced. In addition, upon the consummation of the contribution, JHC intends to use new financing by Jostens IH Corp. to fund certain tender payments due to holders of each of the (i) the Subsidiary's 10.25% Senior Notes due 2009, (ii) the Subsidiary's 10.375% Senior Subordinated Notes due 2007, and (iii) the Company's 13.5% Subordinated Exchange Debentures due 2009, who elected to tender their notes pursuant to tender offers and consent solicitations that were commenced in August 2004 and to redeem those notes and debentures not so tendered.

        On November 10, 2004, the Company announced the closure of its Frederick, Maryland facility. The decision to close the Frederick facility was made in an effort to rationalize one and two-color capacity by consolidating the one and two-color print operations into the Eldridge, Iowa and Owensville, Missouri facilities, which can offer greater scale efficiencies and state-of-the art equipment.

        The Company will incur a pre-tax charge of approximately $5.5 to $6.0 million over the next two quarters related to severance payments, equipment relocation costs as well as the write-down of certain fixed assets which will not be relocated. Of the total expected charge, the cash portion is estimated to be approximately $3.0 to $3.5 million. The Company anticipates the closure of the facility to be completed by the second quarter of 2005.

Report Of Independent Auditors

To the Board of Directors and Stockholders of AHC I Acquisition Corp. and Subsidiaries:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of AHC I Acquisition Corp. and Subsidiaries at June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of FASB Statement No. 142 "Goodwill and Other Intangible Assets" in fiscal 2003.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of FASB Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" in fiscal 2004.

PRICEWATERHOUSECOOPERS LLP

Knoxville, Tennessee
August 4, 2004

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2004	2003
	In thousands, except share and per share information
ASSETS
Current assets
Cash and cash equivalents	$1,786	$1,866
Accounts receivable, net	22,169	20,267
Inventory	9,810	7,265
Income tax receivable	—	4,166
Prepaid expenses	812	671
Deferred income taxes	1,004	808

Total current assets	35,581	35,043
Property, plant and equipment, net	12,539	16,584
Goodwill, net	152,438	152,994
Other intangible assets, net	9,514	11,307
Deferred charges, net	2,400	3,032
Other assets	148	138

Total assets	$212,620	$219,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$—	$1,875
Accounts payable, trade	7,187	5,444
Accrued income taxes	573	—
Accrued compensation	5,079	4,333
Accrued interest	5,947	5,915
Accrued expenses	4,218	3,661

Total current liabilities	23,004	21,228
Revolving credit line	1,500	10,000
Term loan	—	6,250
Senior notes	103,510	103,510
Notes payable to stockholders	72,920	62,129
Mandatorily redeemable senior preferred stock, 50,000 shares authorized, 20,311.11 shares issued and outstanding at June 30, 2004	132,952	—
Deferred income taxes	136	1,142
Other non-current liabilities	311	1,740

Total liabilities	334,333	205,999
Mandatorily redeemable senior preferred stock, 5,000,000 shares authorized, 2,031,111 shares issued and outstanding at June 30, 2003	—	114,747
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par, 200,000 shares authorized; 161,111.11 shares issued and outstanding at June 30, 2004; 20,000,000 shares authorized; 16,111,111 shares issued and outstanding at June 30, 2003	2	161
Additional paid-in capital	16,109	15,950
Accumulated deficit	(123,133)	(102,464)
Accumulated other comprehensive income	1,039	435
Carryover basis adjustment	(15,730)	(15,730)

Total stockholders' equity	(121,713)	(101,648)

Total liabilities and stockholders' equity	$212,620	$219,098

The accompanying notes are an integral part of the consolidated financial statements.

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended June 30,
	2004	2003	2002
	In Thousands
Net sales	$133,372	$115,308	$120,893
Cost of goods sold	85,770	73,883	73,888

Gross profit	47,602	41,425	47,005
Selling, general and administrative expenses	20,795	17,971	18,943
Amortization of goodwill	—	—	4,806
Amortization of other intangibles	1,143	1,143	1,645
Gain from settlement of purchase price dispute, net	—	—	(992)

Income from operations	25,664	22,311	22,603
Other expenses:
Interest expense to stockholder(s) and affiliate	29,066	9,268	7,935
Interest expense, other	12,554	14,334	15,615
Management fees to stockholders and affiliate	400	325	250
(Gain) loss from early retirement of debt	—	871	(3,941)
(Gain) loss from sale and disposal of fixed assets	(105)	33	—

(Loss) income before income taxes	(16,251)	(2,520)	2,744
Income tax expense	4,418	2,260	5,924

Net loss	(20,669)	(4,780)	(3,180)
Accretion of mandatorily redeemable senior preferred stock	—	15,712	13,560

Net loss allocable to common shareholders	$(20,669)	$(20,492)	$(16,740)

The accompanying notes are an integral part of the consolidated financial statements.

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated other comprehensive income (loss)
	Common stock
			Additional paid-in capital	Accumulated deficit		Carryover basis adjustment
	Shares	Amount					Total
	In Thousands, except share information
Balances, June 30, 2001	16,111,111.00	161	15,950	(65,232)	(837)	(15,730)	(65,688)
Net loss	—	—	—	(3,180)	—	—	(3,180)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	391	—	391

Comprehensive loss							(2,789)
Accretion of mandatorily redeemable senior preferred stock	—	—	—	(13,560)	—	—	(13,560)

Balances, June 30, 2002	16,111,111.00	161	15,950	(81,972)	(446)	(15,730)	(82,037)
Net loss	—	—	—	(4,780)	—	—	(4,780)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	881	—	881

Comprehensive loss							(3,899)
Accretion of mandatorily redeemable senior preferred stock	—	—	—	(15,712)	—	—	(15,712)

Balances, June 30, 2003	16,111,111.00	161	15,950	(102,464)	435	(15,730)	(101,648)
100 for 1 reverse stock split	(15,949,999.89)	(159)	159	—	—	—	—
Net loss	—	—	—	(20,669)	—	—	(20,669)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	604	—	604

Comprehensive loss							(20,065)

Balances, June 30, 2004	161,111.11	$2	$16,109	$(123,133)	$1,039	$(15,730)	$(121,713)

The accompanying notes are an integral part of these financial statements

AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2004	2003	2002
	In thousands
Cash flows from operating activities:
Net loss	$(20,669)	$(4,780)	$(3,180)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	5,159	5,377	5,197
Amortization of goodwill and other intangibles	1,952	1,954	6,899
Amortization of debt discount	90	1,730	3,120
Amortization of loan closing costs	659	646	693
Non-cash interest expense on notes payable to stockholders	10,771	9,178	7,844
Accrued interest on mandatorily redeemable senior preferred stock	18,205	—	—
Deferred income taxes	(1,202)	2,003	(918)
Loss (gain) from early retirement of debt	—	871	(3,941)
Gain from sale and disposal of equipment	(105)	—	—
Other	(279)	592	472
Changes in operating assets and liabilities:
Accounts receivable	(1,902)	3,270	(3,177)
Inventory	(2,545)	749	690
Prepaid expenses, deferred charges and other assets	(141)	(4)	(131)
Accounts payable and accrued expenses	3,008	(1,177)	(118)
Income taxes	4,739	(6,173)	365

Net cash provided by operating activities	17,740	14,236	13,815
Cash flows from investing activities:
Purchases of equipment	(1,349)	(2,345)	(1,338)
Proceeds from sale of equipment	340	—	—
Payments for acquisitions, net of cash acquired	—	—	(19,422)
Patents	(159)	(119)	(79)

Net cash used in investing activities	(1,168)	(2,464)	(20,839)
Cash flows from financing activities:
Payments under capital leases for equipment	—	—	(503)
Repayments of long-term debt	—	(18,031)	(6,805)
Net proceeds (repayments) on line of credit	(8,500)	7,250	2,750
Proceeds (repayments) on term loan, net of repayment of $500 in 2002	(8,125)	(1,375)	9,500
Payments on loan closing costs	(27)	—	(679)

Net cash provided by (used in) financing activities	(16,652)	(12,156)	4,263

Net decrease in cash and cash equivalents	(80)	(384)	(2,761)
Cash and cash equivalents, beginning of period	1,866	2,250	5,011

Cash and cash equivalents, end of period	$1,786	$1,866	$2,250

Supplemental information:
Cash paid (received) during the period for:
Interest, net	$11,831	$11,950	$11,600
Income taxes	4,407	6,616	6,857

The accompanying notes are an integral part of these financial statements

AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in thousands, except share and per share information

1.    Organization And Business

        Arcade Holding Corporation (the "Predecessor") was organized for the purpose of acquiring all the issued and outstanding capital stock of Arcade, Inc. ("Arcade") on November 4, 1993. As more fully described in Note 3, DLJ Merchant Banking Partners II, L.P. and certain related investors (collectively, "DLJMBII") and certain members of the Predecessor organized AHC I Acquisition Corp. ("AHC" or the "Company") and AHC I Merger Corp. ("Merger Corp.") for purposes of acquiring the Predecessor (the "Acquisition"). On December 15, 1997, Merger Corp. acquired all of the equity interests of the Predecessor and then merged with and into the Predecessor and the combined entity assumed the name AKI, Inc. and Subsidiaries ("AKI"). Subsequent to the Acquisition, AHC contributed $1 of cash and all of its ownership interest in AKI to AKI Holding Corp. ("Holding,") for all of the outstanding equity of Holding. AKI is engaged in interactive advertising for consumer products companies and has a specialty in the design, production and distribution of sampling systems from its Chattanooga, Tennessee and Baltimore, Maryland facilities and distributes its products in Europe through its French subsidiary, Arcade Europe S.A.R.L.

        In February 2004 AHC amended its certificate of incorporation which resulted in a 100 for 1 reverse stock split of its common and preferred stock. The par value of the common and preferred stock remained at $0.01 per share. As a result, we reduced the common stock in our consolidated balance sheet by approximately $159 with a corresponding increase in the additional paid-in-capital.

        Unless otherwise indicated, all references to years refer to AHC's and AKI's fiscal year, which ends on June 30.

2.    Summary Of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; in addition, the Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company grants credit terms in the normal course of business to its customers and as part of its ongoing procedures, the Company monitors the credit worthiness of its customers. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

        Three customers accounted for 41.9% (16.3%, 15.5% and 10.1%) of net sales during the year ended June 30, 2004. Two customers accounted for 29.7% (15.0% and 14.7%) and 31.3% (18.4% and 12.9%) of net sales during the years ended June 30, 2003 and June 30, 2002, respectively.

Concentration of Purchasing

        Products accounting for a significant portion of the Company's net sales utilize specific grades of paper that are produced exclusively for the Company by one domestic supplier or specific component materials that are sourced from one qualified supplier. The Company does not have purchase agreements with its suppliers. The Company's products can be manufactured using other grades of paper; however, the Company believes the specific grades of paper utilized by the Company provide the Company with an advantage over its competitors. The Company is currently researching methods of replicating the advantages of these specific grades of paper with other grades of paper available from multiple suppliers and alternate component materials from multiple suppliers. Until such methods are developed and alternative sources located, a loss of supply of these specific materials and the resulting competitive advantage could cause a possible loss of sales, which could adversely affect operating results.

Revenue Recognition and Accounts Receivable

        Products are produced to customer specifications based on purchase orders or signed quotations which include agreed upon pricing. Product sales, net of estimated discounts and rebates, are recognized at the time title and risk of ownership transfers upon delivery to the customer. Products are shipped F.O.B. shipping point and are not subject to any contractual right of return provisions. The Company provides for allowances for doubtful accounts based on its assessment of balances on a specific basis as well as historical costs.

Shipping and Handling Costs

        The costs associated with shipping and handling are included as a component of cost of goods sold.

Inventory

        Paper inventory is stated at the lower of cost or market using the last-in, first-out (LIFO) method; all other inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Expenditures that extend the economic lives or improve the efficiency of equipment are capitalized. The costs of maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded.

        Depreciation is computed using the straight-line method based on the estimated useful lives of the assets as indicated in Note 6 for financial reporting purposes and accelerated methods for tax purposes.

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease term.

Goodwill

        The aggregate purchase price of business acquisitions was allocated to the assets and liabilities of the acquired companies based on their respective fair values as of the acquisition dates. Goodwill represents the excess purchase price paid over the fair value of net identifiable assets acquired. The cost and accumulated amortization of goodwill was $172,597 and $20,159 at June 30, 2004 and $173,153 and $20,159 at June 30, 2003, respectively. In accordance with SFAS 142 goodwill is no longer being amortized effective July 1, 2003. The following pro forma amounts reflect goodwill amortization and net income had SFAS 142 been implemented at the beginning of fiscal 2002:

	2004	2003	2002
Net loss as reported	$(20,669)	$(4,780)	$(3,180)
Goodwill amortization	—	—	4,806

Pro forma net income (loss)	$(20,669)	$(4,780)	$1,626

        Management annually tests the carrying value of its goodwill and other long-lived assets which have resulted in no impairment.

Stock Based Compensation

        The Company has elected to account for its stock based compensation with employees under the intrinsic value method set forth in APB 25 as permitted under SFAS 123. Under the intrinsic value method, because the stock price of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant, no compensation expense was recognized. If the Company had elected to recognize compensation expense based on the fair value of the options at grant date as prescribed by SFAS 123, the net income for the years ended June 30, 2004, 2003 and 2002 would have been as follows:

	2004	2003	2002
Net loss as reported	$(20,669)	$(4,780)	$(3,180)
Stock based compensation expense	31	35	105

Pro forma net loss	$(20,700)	$(4,815)	$(3,285)

Deferred Charges

        Deferred charges are primarily comprised of debt issuance costs which are being amortized using the effective interest method over the terms of the related debt. Such costs are included in the accompanying consolidated balance sheets, net of accumulated amortization.

Other Intangible Assets

        Other intangible assets include patents, customer lists, covenants not to compete and other intangible assets and are being amortized over their estimated lives using the straight-line method. The following table details the components of other intangible assets:

	June 30,
	2004			2003
	Costs	Accumulated Amortization	Net	Costs	Accumulated Amortization	Net
Patents	$8,592	$2,096	$6,496	$8,433	$1,286	$7,147
Customer lists	7,289	4,373	2,916	7,289	3,645	3,644
Covenants not to compete	1,375	1,285	90	1,375	1,010	365
Other	694	682	12	694	543	151

	$17,950	$8,436	$9,514	$17,791	$6,484	$11,307

        Future amortization of other intangible assets is as follows:

2005	$1,603
2006	1,563
2007	1,551
2008	1,537
2009	809
Thereafter	2,451

$9,514

Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires the disclosure of the fair value of financial instruments, for assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The fair value of the Company's Senior Notes, as determined from quoted market prices, was $106,357 at June 30, 2004 compared to a carrying value of $103,510. The carrying value of all other financial instruments approximated fair value at June 30, 2004.

Foreign Currency Transactions

        Gains and (losses) on foreign currency transactions have been included in the determination of net income in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency gains and (losses) amounted to ($84), ($44) and $301 for the years ended June 30, 2004, 2003 and 2002, respectively.

Research and Development Expenses

        Research and development expenditures consist of salaries and benefits, occupancy costs, and test materials and related production costs, and are charged to selling, general and administrative expenses in the period incurred. Research and development expenses totaled $2,244, $2,137 and $2,061 for the years ended June 30, 2004, 2003 and 2002, respectively.

Income Taxes

        Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized at the applicable income tax rates based upon future tax consequences of temporary differences between the tax bases and financial reporting bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates in the areas of accounts receivable, inventory, intangible assets, long-lived assets and deferred income tax. Actual results could differ from those estimates.

Recently Issued Accounting Standards

        FASB Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") was issued in June 2001. SFAS 142 changes the accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and was applied at the beginning of our 2003 fiscal year. The adoption of SFAS 142 eliminated the amortization of goodwill, approximately $4,800 in fiscal 2002, while requiring annual tests for impairment of goodwill. The Company completed its initial and its annual tests of the carrying value of goodwill all of which resulted in no impairment.

        FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") was issued in November 2002. Fin 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of obligations undertaken in issuing the guarantee. The disclosure requirements are effective for quarters ending after December 15, 2002 and the liability recognition is in effect for guarantees initiated after December 31, 2002. The provisions of this statement did not have a material impact on the Company's reported results of operations, financial positions or cash flows.

        FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46") was issued in January 2003. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investor does not have a controlling interest, or the equity investment risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after December 15, 2003. Provisions of this interpretation did not have an impact on the Company's reported results of operations, financial position or cash flows.

        FASB Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued in May 2003. SFAS 150 establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified and requires that a financial instrument that is within its scope be classified as a liability (or as an asset in some circumstances). SFAS 150 is effective for fiscal years beginning after June 15, 2003 and was applied at the beginning of our 2004 fiscal year. The characteristics of the Company's redeemable preferred stock are such that the securities should be classified as a liability and, accordingly, effective fiscal year 2004 the redeemable preferred stock was reclassified to the liabilities section of the consolidated balance sheet and the related accretion was recorded as interest expense in our results of operations rather than as a reduction to retained earnings.

3.    Acquisitions

        On December 18, 2001, the Company acquired the business including certain assets and assumed certain liabilities of Color Prelude, Inc. ("CP") for $19,423 including direct acquisition costs of $540. The acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". The purchase price has been allocated to the assets and liabilities acquired using estimated fair values at the date of acquisition and resulted in assigning value to goodwill totaling $407 which will not be amortized in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". The following shows the allocation of the purchase price:

Cash	$1
Other current assets	5,680
Property, plant and equipment	7,695
Patents	7,750
Other intangible assets	1,069
Goodwill	407

Total allocation to assets	$22,602

Current liabilities	$3,179

        Patents are being amortized over a ten year period and other intangible assets are being amortized over periods ranging from one to four years.

        The results of the acquired operations are included in the financial statements since the date of acquisition.

        In April 2002 the Company settled a dispute with the former owners of RetCom Holdings Ltd. In connection with the settlement the Company received approximately $1,000 and has included this settlement amount net of related expenses in income from operations.

4.    Accounts Receivable

        The following table details the components of accounts receivable:

	June 30,
	2004	2003
Trade accounts receivable	$22,600	$20,633
Allowance for doubtful accounts	(573)	(557)

	22,027	20,076
Other accounts receivable	142	191

	$22,169	$20,267

5.    Inventory

        The following table details the components of inventory:

	June 30,
	2004	2003
Raw Materials
Paper	$4,003	$1,740
Other raw materials	3,185	2,353

Total raw materials	7,188	4,093
Work in process	3,517	3,857
Reserve for obsolescence	(895)	(685)

Total inventory	$9,810	$7,265

        The difference between the carrying value of paper inventory using the FIFO method as compared to the LIFO method was not significant at June 30, 2004 or June 30, 2003.

6.    Property, Plant And Equipment

        The following table details the components of property, plant and equipment as well as their estimated useful lives:

		June 30,
	Estimated Useful Lives
		2004	2003
Land		$258	$258
Building	7 - 15 years	3,174	2,999
Leasehold improvements	1 - 3 years	754	717
Machinery and equipment	5 - 7 years	32,009	33,240
Furniture and fixtures	3 - 5 years	4,554	4,141
Construction in progress		337	31

		41,086	41,386
Accumulated depreciation		(28,547)	(24,802)

		$12,539	$16,584

        Depreciation expense amounted to $5,159, $5,377 and $5,197 for the years ended June 30, 2004, 2003 and 2002, respectively.

7.    Line Of Credit

        On December 18, 2001, the Company amended and restated its Credit Agreement. The Credit Agreement provides for a $10,000 term loan which was to mature on December 31, 2006 with varying quarterly principal payments and, under certain circumstances, payments of "excess cash flow" as defined in the Credit Agreement. Interest on amounts borrowed accrued at a floating rate based upon either prime or LIBOR. The term loan was repaid in full in 2004.

        The Credit Agreement also provides for a revolving loan commitment up to a maximum of $20,000 and expires on December 31, 2006. Borrowings are limited to a borrowing base consisting of accounts receivable, inventory and property, plant and equipment which serve as collateral for the borrowings. As of June 30, 2004, the Company's borrowing base was approximately $26,024. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (the weighted average interest rate on the outstanding balance under the revolving loan was 6.0% at June 30, 2004 and 2003). The weighted average interest rate on the outstanding balance under the revolving loan was 5.31%, 6.14% and 6.45% for the years ended June 30, 2004, 2003 and 2002, respectively.

        The Company is required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. In addition, the Company is required to pay fees equal to 2.5% of the average daily outstanding amount of lender guarantees. The Company had $291 of lender guarantees outstanding at June 30, 2004. These fees totaled $68, $76 and $65 for the years ended June 30, 2004, 2003 and 2002, respectively. The Credit Agreement contains certain financial covenants and other restrictions including restrictions on additional indebtedness and restrictions on the payment of dividends.

8.    Senior Notes

        On June 25, 1998, AKI completed a private placement of $115,000 of Senior Notes (the "Senior Notes") which mature on July 1, 2008. The Senior Notes are general unsecured obligations of AKI and bear interest at 10.5% per annum, payable semi-annually on January 1 and July 1. The placement of the Senior Notes yielded AKI net proceeds of $110,158 after deducting offering expenses of $4,842, including $3,450 of underwriting fees paid to an affiliate of the stockholder. The Senior Notes are redeemable at the option of the Company, in whole or part, at any time after July 1, 2003 at a price of up to 105.25% of the outstanding principal balance plus accrued and unpaid interest. The Senior Notes contain certain covenants including restrictions on the declaration and payment of dividends by AKI to Holding and limitations on the incurrence of additional indebtedness. On December 22, 1998, AKI completed the registration of its Senior Notes with the Securities and Exchange Commission.

9.    Senior Discount Debentures

        On June 25, 1998, Holding completed a private placement of Senior Discount Debentures (the "Debentures") with a stated value of $50,000. The Debentures were general unsecured obligations of Holding and mature on July 1, 2009. The Debentures were not required to accrue or pay interest until July 1, 2003 and were issued with an original issuance discount of $24,038. The placement of the Debentures yielded the Company net proceeds of $24,699 after deducting offering expenses of $1,263, including $1,038 of underwriting fees paid to an affiliate of the stockholder. The original issuance discount of $24,038 on the Debentures was being accreted from issuance through July 1, 2003 at an effective rate of 13.5% per annum. The unamortized balance of the original issuance discount was $2,219 at June 30, 2002. During fiscal 2003, Holding purchased, with proceeds from a distribution from AKI, the remaining outstanding Senior Discount Debentures with a carrying value of $17,541 for $18,032 and recognized a loss of approximately $871. During fiscal 2002, Holding purchased, with proceeds from a distribution from AKI, Senior Discount Debentures with a carrying value of $11,054 for $6,804 and recognized a gain of approximately $3,941. The purchased Debentures were subsequently retired.

10.    Initial Capitalization

        In conjunction with the Acquisition, AHC issued $30,000 of Floating Rate Notes, $50,279 of Mandatorily Redeemable Senior Preferred Stock (the "Senior Preferred Stock") and $1,111 of its Common Stock. The Floating Rate Notes were issued with an original issuance discount of $5,389. Interest was payable quarterly and could be settled through the issuance of additional Floating Rate Notes through December 15, 2009, the maturity date, at the discretion of AHC. The original issuance discount of $5,389 was being amortized using the effective interest method over the life of the Floating Rate Notes. On November 1, 1999 AHC issued Amended and Restated Notes totaling $35,500 in exchange for the Floating Rate Notes. The Amended and Restated Notes bear a fixed interest rate of approximately 16% per annum and mature on December 15, 2009 and provide for the payment of stipulated early redemption premiums. The Senior Preferred Stock accretes in value at 15% per annum and must be redeemed by December 15, 2012. The Amended and Restated Notes and Senior Preferred Stock are general unsecured obligations of AHC.

        The cash proceeds from the issuance of the Floating Rate Notes, Senior Preferred Stock and Common Stock of approximately $76,000 and a Mandatorily Redeemable Senior Preferred Stock

Option of $2,363 were contributed by AHC to AKI in exchange for 1,000 shares of AKI's Common Stock. Subsequent to the capitalization of AKI, AHC contributed $1 of cash and all of its ownership interest in AKI to Holding for all of the outstanding equity of Holding.

        AHC has no other operations other than AKI. Absent additional financing, AKI's operations represent the only current source of funds available to service AHC's Floating Rate Notes and Mandatorily Redeemable Senior Preferred Stock; however, AKI is not obligated to pay or otherwise guarantee the Floating Rate Notes and Mandatorily Redeemable Senior Preferred Stock.

11.    Notes Payable To Stockholders

        The Notes Payable to Stockholders bear a fixed interest rate of approximately 16% per annum, and mature on December 15, 2009 and provide for the payment of stipulated early redemption premiums. Interest is payable quarterly and can be settled through the issuance of additional notes through maturity at the discretion of AHC. At June 30, 2004, the carrying value and redemption premiums of the Notes Payable to Stockholders were $73,403 and $4,083, respectively, which includes amounts for accrued interest. The Notes Payable to Stockholders are general unsecured obligations of AHC and can be repaid prior to maturity.

        AHC has no other operations other than AKI. Absent additional financing by AHC, AKI's operations represent the only current source of funds available to service the Notes Payable to Stockholders and Mandatorily Redeemable Senior Preferred Stock; however, AKI is not obligated to pay or otherwise guarantee the Notes Payable to Stockholders and Mandatorily Redeemable Senior Preferred Stock.

12.    Mandatorily Redeemable Senior Preferred Stock

        The Company is authorized to issue up to 50,000 shares of preferred stock of which 21,111.11 shares has been designated as Senior Preferred Stock. In conjunction with the Acquisition, AHC issued 20,111.11 shares, after giving effect to the 100 for 1 reverse stock split in 2004, of Mandatorily Redeemable Senior Preferred Stock (the "Senior Preferred Stock") resulting in proceeds of approximately $50,279. The Senior Preferred Stock accretes in value at 15% per annum, compounded quarterly, and must be redeemed by December 15, 2012. Earlier redemption is required if there is a change of control. Subsequent to December 15, 2002, the Company may redeem all or part of the outstanding Senior Preferred Stock for its accreted value multiplied by a declining redemption premium percentage that ranges from 107.5% to 100.0% based upon the year of redemption.

13.    Commitments And Contingencies

Raw Material Purchase Obligations

        The Company in the ordinary course of business issues purchase orders for raw materials with expected delivery ranging from one to three months. At June 30, 2004 outstanding purchase orders for raw materials totaled approximately $5.8 million.

Operating Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense was $1,468, $1,293 and $559 for the years ended June 30, 2004, 2003 and 2002, respectively. Future minimum lease payments under the leases are as follows.

2005	$1,506
2006	1,502
2007	1,291
2008	756
2009	683
Thereafter	1,728

$7,466

Royalty Agreements

        Royalty agreements are maintained for certain technologies used in the manufacture of certain products. Under the terms of one royalty agreement, payments by the Company are required based on a percentage of net sales of those products manufactured with the specific technology, or a minimum of $500 per year adjusted for changes in the CPI. This agreement expires the earlier of (1) when a total of $11,800 in cumulative royalty payments has been paid or (2) December 31, 2004 unless renewed by the Company for successive one-year periods. The Company expensed $565, $669 and $500 under this agreement for the years ended June 30, 2004, 2003 and 2002, respectively. The Company has paid $7,294 in cumulative royalty payments under this agreement through June 30, 2004.

        Under the terms of another agreement, royalty payments are required based on the number of products sold that were manufactured with the specific licensed technology, or a minimum payment of $625 per year through the expiration of the agreement in 2012. The Company expensed $625 under this agreement for each of the three years ended June 30, 2004.

Employment Agreements

        The Company has employment and salary continuation agreements with certain executive officers with terms through June 30, 2005 and 2006. Such agreements provide for base salaries totaling $1,332 per year. One officer has an incentive bonus of up to 200% of base salary which is payable if certain financial and management goals are attained and certain other incentive payments. The employment agreements also provide severance benefits of up to two years of base salary if the officers' services are terminated under certain conditions and one officer's agreement provides, in the event of termination resulting from a change of control, a severance benefit of two times his highest aggregate amount of base salary and bonus in any of the three calendar years prior to the effective date of termination.

Litigation

        The Beautiful Bouquet Company, Ltd. (the "Licensor") filed suit against the Company alleging breaches of a Patent and Know-How License agreement, as amended (the "License Agreement"). Under the License Agreement, the Company licenses certain intellectual property related to one of the Company's products for which the Company is obligated to pay the Licensor a royalty based on sales of the product and a minimum annual royalty. The Licensor alleges the Company committed a number of breaches, including a breach of the License Agreement and a breach of fiduciary duty owed to the Licensor, and is seeking to recover unspecified amounts under the terms of the License Agreement and all amounts due it under the Company's unjust enrichment of the Licensor's intellectual property rights.

        The Company believes that it did not breach any provision of the License Agreement and intends to vigorously defend against its claims.

        The Company is a party to other litigation arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Value Added Tax Assessment

        The French tax authorities have asserted that the Company's foreign subsidiary has failed to properly collect value added taxes ("VAT") from its French customers. The assertion is based on the classification of the Company's products as advertising services and not goods, which are taxed differently. The Company has historically collected VAT from its customers on the basis of selling goods which classification had previously been agreed to in audits by the French tax authorities. While the amount of uncollected VAT would be substantial if a change in classification of such goods is required, such amounts could be billable and input VAT to our customers and therefore reclaimable from the tax authorities. An estimate of this contingent loss, if any, for this asserted claim by the French tax authorities, is not possible at this time. The Company believes the range of such claim by the tax authorities, before considering reclaims available, is approximately $600 to $2,700.

Printing Services Agreement

        In connection with the RetCom acquisition, AKI entered into a Printing Services Agreement, which expires December 31, 2004, with a former shareholder of RetCom. The Printing Services Agreement requires annual purchases of printing services totaling $5,000 and a 15% charge on the amount of any shortfall. The present value of the costs related to the estimated shortfall over the life of the Printing Services Agreement was recorded as a liability in the RetCom purchase accounting. The liability balance at June 30, 2004 was approximately $857.

14.    Retirement Plans

        A 401(k) defined contribution plan (the "Plan") is maintained for substantially all full-time salaried employees and certain non-union hourly employees. Applicable employees who have six months of service and have attained age 21 are eligible to participate in the Plan. Employees may elect to contribute a percentage of their earnings to the Plan in accordance with limits prescribed by law. The Company makes contributions to the Plan by matching a percentage of employee contributions. Costs associated with the Plan totaled $418, $424 and $323 for the years ended June 30, 2004, 2003 and 2002, respectively.

        Certain hourly employees are covered under a multiemployer defined benefit plan administered under a collective bargaining agreement. Costs (determined by union contract) under the defined benefit plan were $258, $245 and $221 for the years ended June 30, 2004, 2003 and 2002, respectively.

15.    Income Taxes

        The Company files a consolidated federal income tax return with its subsidiaries and separate state income tax returns calculating its state tax provision on a separate company basis. Any income taxes payable or receivable by the consolidated group are settled or received by AKI.

        For financial reporting purposes, loss before income taxes includes the following components:

	Year Ended June 30,
	2004	2003	2002
Income (loss) before income taxes:
United States	$(18,655)	$(4,221)	$602
Foreign	2,404	1,701	2,142

	$(16,251)	$(2,520)	$2,744

        Significant components of the provision (benefit) for income taxes are as follows:

	Year Ended June 30,
	2004	2003	2002
Current expense (benefit):
Federal	$4,205	$(701)	$4,838
Foreign	867	613	1,042
State	548	345	962

	5,620	257	6,842
Deferred expense (benefit):
Federal	(1,013)	1,965	(832)
Foreign	—	—	—
State	(189)	38	(86)

	(1,202)	2,003	(918)

	$4,418	$2,260	$5,924

        The significant components of deferred tax assets (liabilities) at June 30, 2004 and 2003, were as follows:

	June 30,
	2004		2003
	Current	Noncurrent	Current	Noncurrent
Deferred income tax assets:
Accrued expenses	$450	$—	$376	$—
Allowance for doubtful accounts	219	—	213	—
Reserve for inventory obsolescence	335	—	219	—
Amortization of intangibles	—	1,136	—	879

Deferred tax asset	1,004	1,136	808	879
Deferred income tax liability:
Property, plant and equipment	—	(1,272)	—	(2,021)

Deferred tax assets (liabilities)	$1,004	$(136)	$808	$(1,142)

        Realization of the future deductibility of the accrued interest on the Amended and Restated Notes is uncertain and, therefore, the Company has not recorded a deferred tax asset for such possible future deductions. In the event such interest deductions were to be realized, the maximum tax benefit would be approximately $12,483.

        The income tax provision recognized by the Company for the years ended June 30, 2004, 2003 and 2002 differs from the amount determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following:

	Year Ended June 30,
	2004	2003	2002
Computed tax provision (benefit) at the statutory rate	$(5,525)	$(857)	$933
State income tax provision (benefit), net of federal effect	237	(110)	328
Nondeductible expenses	9,904	3,453	4,445
Other, net	(198)	(226)	218

	$4,418	$2,260	$5,924

16.    Stock Options

        Subsequent to the Acquisition, AHC adopted the 1998 Stock Option Plan ("Option Plan") for certain employees and directors of AHC and any parent or subsidiary of AHC. The Option Plan authorizes the issuance of options to acquire up to 16,500 shares of AHC Common Stock after giving effect to the 100 for 1 reverse stock split in 2004. The Board of Directors determines the terms of each individual options grant. The exercise price for each grant is required to be set at least equal to the fair market value per share of AHC provided that the exercise price shall not be less than $100 per share. Options vest over periods ranging from one to eight years. Certain options are eligible for accelerated vesting based on targeted EBITDA. Targeted EBITDA is net income or loss plus income taxes, interest expense, management fees, loss from early retirement of debt, loss from sale and disposal of fixed assets, depreciation, amortization and impairment loss of goodwill and amortization of other intangibles less gains from early retirement of debt and settlement of purchase price dispute. Options may be exercisable for up to ten years.

        A summary of AHC stock option activity and related information for the years ended June 30, 2004, 2003 and 2002 follows:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding. beginning of year	15,322.50	$100	1,469,050	$1.00	1,464,850	$1.00
Granted	—	100	96,000	1.00	21,000	1.00
Exercised	—	—	—	—	—	—
Forfeited	(50.00)	100	(32,800)	1.00	(16,800)	1.00

Outstanding, end of year	15,272.50	$100	1,532,250	$1.00	1,469,050	$1.00

Exercisable, end of year	14,717.50	$100	1,436,073	$1.00	1,106,343	$1.00

Weighted average remaining contractual life	5.7 years		6.7 years		7.5 years

        In connection with the Merger described in footnote 20, each AHC Stock Option, granted under the Option Plan, outstanding shall be cancelled and extinguished and no consideration will be paid thereon.

17.    Related Party Transactions

        The Company made payments to an affiliate of DLJMBII for management fees of $400, $325 and $250 for the three years ended June 30, 2004, 2003 and 2002, respectively.

18.    Geographic Information

        The Company operates in one segment, the production of interactive sampling systems for the fragrance, cosmetic, personal care and other consumer product industries.

        The following table illustrates geographic information for revenues and long-lived assets. Revenues are attributed to countries based on the receipt of sales orders and long-lived assets are based upon the country of domicile.

	United States	France	Total
Net sales:
Year ended June 30, 2002	$103,138	$17,755	$120,893
Year ended June 30, 2003	99,757	15,551	115,308
Year ended June 30, 2004	113,131	20,241	133,372
Long-lived assets:
June 30, 2002	$189,754	$82	$189,836
June 30, 2003	183,949	106	184,055
June 30, 2004	176,918	121	177,039

19.    Condensed Parent Company Only Financial Statements

        The following condensed balance sheet at June 30, 2004 and June 30, 2003 and condensed statement of operations, stockholder's equity and cash flows for the years ended June 30, 2004 and June 30, 2003 for the Company should be read in conjunction with the consolidated financial statements and notes thereto.

Balance Sheets

	June 30,
	2004	2003
Assets
Cash	$417	$396
Investment in subsidiaries	98,916	90,540

Total assets	$99,333	$90,936

Liabilities
Accrued interest	$483	$413
Notes payable to stockholders	72,920	62,129
Mandatorily redeemable Senior Preferred Stock	132,952	—

Total liabilities	206,355	62,542
Mandatorily redeemable Senior Preferred Stock	—	114,747
Stockholder's equity
Common Stock, $0.01 par, 200,000 shares authorized; 161,111.11 shares issued and outstanding at June 30, 2004; 20,000,000 shares authorized; 16,111,111 shares issued and outstanding at June 30, 2003	2	161
Additional paid-in capital	16,109	15,950
Accumulated deficit	(123,133)	(102,464)

Total stockholder's equity	(107,022)	(86,353)

Total liabilities and stockholder's equity	$99,333	$90,936

Statements of Income

	Year Ended June 30,
	2004	2003
Equity in net income of subsidiaries	$8,376	$4,467
Interest expense to stockholders and affiliates	(29,066)	(9,268)
Interest income, other	21	21

Net loss	(20,669)	(4,780)
Accretion of mandatorily redeemable senior preferred stock	—	(15,712)

Net loss allocable to common shareholders	$(20,669)	$(20,492)

Statements of Stockholder's Equity

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balances, June 30, 2002	16,111,111.00	$161	$15,950	$(81,972)	$(65,861)
Net loss	—	—	—	(4,780)	(4,780)
Accretion of mandatorily redeemable senior preferred stock	—	—	—	(15,712)	(15,712)

Balances, June 30, 2003	16,111,111.00	161	15,950	(102,464)	(86,353)
100 for 1 reverse stock split	(15,949,999.89)	(159)	159	—	—
Net loss	—	—	—	(20,669)	(20,669)

Balances, June 30, 2004	161,111.11	$2	$16,109	$(123,133)	$(107,022)

Statements of Cash Flows

	Year Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(20,669)	$(4,780)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net change in investment in subsidiaries	(8,376)	(4,467)
Non-cash interest expense on notes payable to stockholders	10,861	9,268
Accrued interest on mandatorily redeemable senior preferred stock	18,205	—

Net cash provided by operating activities	21	21

Net increase (decrease) in cash and cash equivalents	21	21
Cash and cash equivalents, beginning of period	396	375

Cash and cash equivalents, end of period	$417	$396

20.    Subsequent Event

        On July 21, 2004, AHC entered into an agreement and plan of merger (the "Merger Agreement") with Fusion Acquisition LLC ("Fusion"), an entity affiliated with Kohlberg Kravis Roberts & Co. The Merger Agreement contemplates that a subsidiary of Fusion will merge with and into AHC (the "Merger"), and AHC will continue as the surviving entity and will be a wholly owned subsidiary of Fusion. In the Merger, AHC's common stock will be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore; AHC's outstanding preferred stock shall be converted into the right to receive an amount in cash, without interest equal to (a) $250 million plus (b) the aggregate amount of transaction expenses paid minus (c) the aggregate amount of indebtedness net of cash minus (d) an amount not to exceed $2 million to be determined by AHC's Board of Directors or a committee thereof for transaction success or retention bonuses to be paid to employees of AKI minus (e) a transaction advisory fee in the amount of $2 million to be paid to DLJMBII minus (f) $0.2 million payable to Renaissance Brands LLC, whose president is a member of AHC's Board of Directors, plus (g) the amount, if any, by which the closing working capital exceeds $16.3 million (the "Target Working Capital") minus (h) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital. The completion of the merger is subject to several conditions including, among other things, the conclusion of certain other concurrent transactions ("Concurrent Transactions") involving other companies affiliated with DLJMB, the repayment, repurchase or redemption of certain indebtedness and preferred stock of AKI, AHC and the other companies party to the Concurrent Transaction, and an investment in common stock by the CEO of Fusion. Upon completion of the Concurrent Transactions, DLJMB will indirectly own 45% of AHC.

 AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,
	2004	2003
	(In thousands)
Net sales	$44,625	$37,258
Cost of goods sold	27,528	23,535

Gross profit	17,097	13,723
Selling, general and administrative expenses	5,186	4,685
Amortization of other intangibles	228	286

Income from operations	11,683	8,752
Other expenses:
Interest expense	11,410	10,084
Management fees and other, net	118	100

Income before income taxes	155	(1,432)
Income tax expense	3,276	2,107

Net loss	$(3,121)	$(3,539)

The accompanying notes are an integral part of the
unaudited condensed consolidated financial statements.

 AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	September 30, 2003	June 30, 2004
	(Unaudited)	(Unaudited)
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$2,829	$5,344	$1,786
Accounts receivable, net	35,999	29,990	22,169
Inventory	11,204	8,766	9,810
Prepaid expenses	1,004	808	812
Deferred income taxes	948	1,358	1,004

Total current assets	51,984	46,266	35,581
Property, plant and equipment	41,408	41,630	41,086
Less accumulated depreciation	(29,565)	(26,158)	(28,547)

Property, plant and equipment, net	11,843	15,472	12,539
Goodwill	152,025	152,994	152,438
Other intangible assets, net	9,109	10,867	9,514
Deferred charges, net	2,233	2,868	2,400
Other assets	175	134	148

	$227,369	$228,601	$212,620

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current portion of long-term debt	$—	$1,937	$—
Accounts payable, trade	10,407	8,122	7,187
Accrued income taxes	4,218	1,469	573
Accrued compensation	2,423	3,019	5,079
Accrued interest	3,467	2,967	5,947
Accrued expenses	3,343	3,031	4,218

Total current liabilities	23,858	20,545	23,004
Revolving credit line	10,575	18,037	1,500
Term loan	—	5,751	—
Senior notes	103,510	103,510	103,510
Notes payable to stockholders	75,908	65,113	72,920
Mandatorily redeemable senior preferred stock, 5,000,000 shares authorized; 20,311.11 shares issued and outstanding	138,109	119,050	132,952
Deferred income taxes	—	968	136
Other noncurrent liabilities	257	1,012	311

Total liabilities	352,217	333,986	334,333
Commitments and contingencies
Common stock $.01 par value; 200,000 shares authorized; 161,111.11 shares issued and outstanding at September 30, 2004 and June 30, 2004; 20,000,000 shares authorized; 16,111,111 shares issued and outstanding at September 30, 2003	2	161	2
Additional paid-in-capital	16,109	15,950	16,109
Accumulated deficit	(126,255)	(106,004)	(123,133)
Accumulated other comprehensive income	1,026	238	1,039
Carryover basis adjustment	(15,730)	(15,730)	(15,730)

Total stockholders' deficit	(124,848)	(105,385)	(121,713)

	$227,369	$228,601	$212,620

The accompanying notes are an integral part of the
unaudited condensed consolidated financial statements.

 AHC I ACQUISITION CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended September 30,
	2004	2003
	(In thousands)
Cash flows from operating activities:
Net loss	$(3,121)	$(3,539)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,018	1,356
Amortization of other intangible assets	844	488
Amortization of debt issuance costs	190	185
Non-cash interest on mandatorily redeemable senior preferred stock and notes payable to stockholders	8,242	6,853
Deferred income taxes	(174)	(174)
Other	(57)	(921)
Changes in operating assets and liabilities:
Accounts receivable	(13,830)	(9,723)
Inventory	(1,394)	(1,501)
Prepaid expenses, deferred charges and other assets	(136)	(692)
Accounts payable and accrued expenses	(2,911)	(1,798)
Income taxes	3,645	2,480

Net cash used in operating activities	(7,684)	(6,986)

Cash flows from investing activities:
Purchases of equipment	(322)	(243)
Patents	(26)	(48)

Net cash used in investing activities	(348)	(291)

Cash flows from financing activities:
Net proceeds on revolving loan	9,075	8,038
Other financing activities, net	—	2,717

Net cash provided by financing activities	9,075	10,755

Net increase in cash and cash equivalents	1,043	3,478
Cash and cash equivalents, beginning of period	1,786	1,866

Cash and cash equivalents, end of period	$2,829	$5,344

The accompanying notes are an integral part of the
unaudited condensed consolidated financial statements.

 AHC I ACQUISITION CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share information)

1.    Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of AHC I Acquisition Corp. (the "Company") and its wholly owned subsidiaries have been prepared in accordance with instructions to Form 10-Q and reflect all adjustments which management believes necessary to present fairly the results of operations. These statements, however, do not include all information and footnotes necessary for a complete presentation of the Company's financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

        The accompanying unaudited condensed consolidated financial statements, after the elimination of intercompany accounts and transactions, include the accounts of AHC I Acquisition Corp. and its wholly-owned subsidiary, AKI Holding Corp., and its wholly-owned subsidiary, AKI, Inc.

  Recently Issued Accounting Standards

        On January 1, 2004, the Company adopted FASB Interpretation No. 46 (revised December, 2003), "Consolidation of Variable Interest Entities," (FIN 46R) which requires an investor with a majority of the variable interests in a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. The adoption of FIN 46R had no impact on the Company's results of operations, financial position or statements of cash flows.

  Stock Based Compensation

        The Company has elected to account for its stock based compensation with employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation". Under the intrinsic value method, because the stock price of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant, no compensation expense was recognized. The Company adopted the disclosure provision of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", an amendment of SFAS No. 123, effective for interim periods beginning after December 15, 2002. If the Company had elected to recognize compensation expense based on the fair value of the options at grant date as prescribed by SFAS 123, the net income would have been as follows:

	Three Months Ended September 30,
	2004	2003
Net loss, as reported	$(3,121)	$(3,539)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	7	8

Pro forma net loss	$(3,128)	$(3,547)

2.    Inventory

        The following table details the components of inventory:

	September 30, 2004	September 30, 2003	June 30, 2004
Raw materials
Paper	$4,426	$1,926	$4,003
Other raw materials	3,933	2,961	3,185

Total raw materials	8,359	4,887	7,188
Work in process	3,758	4,586	3,517
Reserve for obsolescence	(913)	(707)	(895)

Total inventory	$11,204	$8,766	$9,810

3.    Comprehensive Loss

        Comprehensive loss consists of net loss, plus certain changes in assets and liabilities that are not included in net loss but are instead reported within a separate component of shareholders' equity under generally accepted accounting principles. The Company's comprehensive loss was as follows:

	Three Months Ended September 30,
	2004	2003
Net loss	$(3,121)	$(3,539)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(13)	(197)

Comprehensive loss	$(3,134)	$(3,736)

4.    Subsequent Event

        On October 4, 2004, AHC consummated the transactions (the "Transactions") contemplated by the Agreement and Plan of Merger (the "Merger Agreement") with Fusion Acquisition LLC ("Fusion"), an entity affiliated with Kohlberg Kravis Roberts & Co. In accordance with the Merger Agreement, a subsidiary of Fusion merged with and into AHC (the "Merger"), and AHC continued as the surviving entity and became a wholly owned subsidiary of Fusion. Immediately upon the effectiveness of the Merger, Fusion contributed the Company to Jostens Holding Corp. ("JHC") in exchange for capital stock of JHC. Following the contribution, JHC contributed the Company to its direct subsidiary, Jostens IH Corp., and the Company became a wholly-owned subsidiary of Jostens IH Corp. In the Merger, AHC's common stock was cancelled and retired and ceased to exist, and no consideration was delivered in exchange therefore; AHC's outstanding preferred stock was converted into the right to receive an amount in cash, without interest equal to (a) $250 million plus (b) the aggregate amount of transaction expenses paid minus (c) the aggregate amount of indebtedness net of cash minus (d) an amount not to exceed $2 million to be determined by AHC's Board of Directors or a committee thereof for transaction success or retention bonuses to be paid to employees of AHC minus (e) a transaction advisory fee in the amount of $2 million to be paid to DLJMBII minus (f) $0.2 million payable to Renaissance Brands LLC, whose president was a member of AHC's Board of Directors, plus (g) the amount, if any, by which the closing working capital exceeds $16.3 million (the "Target Working Capital") minus (h) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital. In addition, upon the consummation of the contribution, JHC used new financing by Jostens IH Corp. to fund certain payments to holders of each of AHC's debt issues who elected to tender their notes pursuant to tender offers and consent solicitations that were commenced in August 2004 and to redeem those notes and debentures not so tendered.

5.    Condensed Parent Company Only Financial Statements

        The following condensed balance sheets at September 30, 2004 and September 30, 2003 and condensed statements of operations and cash flows for the three months ended September 30, 2004 and September 30, 2003 for the Company should be read in conjunction with the consolidated financial statements and notes thereto.

 Balance Sheets

	September 30,
	2004	2003
Assets
Cash	$417	$21
Accrued interest receivable from affiliate	—	6
Promissory note receivable from affiliate	—	375
Investment in subsidiaries	104,061	93,871

Total assets	$104,478	$94,273

Liabilities
Accrued interest to stockholders	$603	$430
Notes payable to stockholders	75,908	64,684
Mandatorily redeemable senior preferred stock, 5,000,000 shares authorized; 20,311.11 shares issued and outstanding	138,109	119,050

Total liabilities	214,620	184,164
Stockholders' deficit
Common stock $.01 par value; 200,000 shares authorized; 161,111.11 shares issued and outstanding at September 30, 2004; 20,000,000 shares authorized; 16,111,111 shares issued and outstanding at September 30, 2003	2	161
Additional paid-in-capital	16,109	15,950
Accumulated deficit	(126,253)	(106,002)

Total stockholders' deficit	(110,142)	(89,891)

Total liabilities and stockholders' deficit	$104,478	$94,273

 Statements of Income

	Three months ended September 30,
	2004	2003
Equity in net income of subsidiaries	$5,145	$3,331
Interest expense to stockholders and affiliates	(8,265)	(6,875)
Interest income, other	—	6

Net loss allocable to common shareholders	$(3,120)	$(3,538)

Statements of Cash Flows

	Three months ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(3,120)	$(3,538)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in investment in subsidiaries	(5,145)	(3,331)
Non-cash interest on notes payable to stockholders	3,108	2,572
Non-cash interest on mandatorily redeemable senior preferred stock	5,157	4,303
Change in operating assets:
Accrued interest receivable from affiliate	—	(6)
Promissory note receivable from affiliate	—	(375)

Net cash used in operating activities	—	(375)

Net decrease in cash and cash equivalents	—	(375)
Cash and cash equivalents, beginning of period	417	396

Cash and cash equivalents, end of period	$417	$21

        OFFER TO EXCHANGE ALL OUTSTANDING 7 5/8% SENIOR SUBORDINATED NOTES DUE 2012 FOR 7 5/8% SENIOR SUBORDINATED NOTES DUE 2012, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PROSPECTUS

        UNTIL            , 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    , 200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Jostens Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Jostens IH Corp. Von Hoffmann Holdings Inc., Von Hoffmann Corporation, Precision Offset Printing Company, Inc., Anthology, Inc., AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and IST, Corp. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Jostens IH Corp. provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Jostens IH Corp. shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Jostens IH Corp. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

        Jostens, Inc. is incorporated under the laws of the State of Minnesota. Unless stated otherwise in the articles of incorporation or by-laws, Section 302A.521 of the Minnesota Business Corporation Act (the "MBCA") requires a Minnesota corporation to indemnify a person made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

  •
  has not been indemnified by another organization or employee benefit plan for the same liabilities in connection with the same proceedings;

  •
  acted in good faith;

  •
  received no improper benefit;

  •
  in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

  •
  in the case of acts or omissions occurring in such person's official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

        Jostens, Inc.'s articles of incorporation and bylaws provide that Jostens, Inc. shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to the extent permitted by law.

        The MBCA states that a person made or threatened to be made a party to a proceeding (as described above), is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney's fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. The applicability of this provision may be limited by a corporation's articles of incorporation or bylaws, however, Jostens, Inc.'s Articles and bylaws are silent with regard to the advancement of expenses.

        Jostens, Inc.'s articles of incorporation state that no director shall be personally liable to Jostens, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise required by law. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

        Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director's liability for:

  •
  any breach of the director's duty of loyalty to the corporation or shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  any transaction from which the director derived an improper personal benefit; or

  •
  any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

        The Lehigh Press, Inc. is incorporated in the Commonwealth of Pennsylvania. Pursuant to Sections 1741–1743 of the Pennsylvania Business Corporation Law (the "PBCL"), The Lehigh Press, Inc. has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification will have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

        Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        The Lehigh Press, Inc.'s by-laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. The Lehigh Press, Inc.'s by-laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Item 21.    Exhibits

  (a)
  The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann Holdings Inc.'s Form 10-Q/A, filed on August 12, 2004.
2.2	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI, Inc.'s Form 10-K, filed on September 1, 2004.
3.1	Amended and Restated Certificate of Incorporation of Jostens IH Corp.*
3.2	By-Laws of Jostens IH Corp.*
3.3	Form of Amended and Restated Articles of Incorporation of Jostens, Inc. Incorporated by reference to Exhibit 3.1 contained in Jostens, Inc.'s Form 10-Q, filed on November 12, 2003.
3.4	Certificate of Designation, effective May 10, 2000, of the Powers, Preferences and Rights of the 14% Senior Redeemable Payment-In-Kind Preferred Stock, and Qualifications, Limitations and Restrictions Thereof. Incorporated by reference to Exhibit 4.3 contained in Jostens, Inc.'s Form 8-K, filed on May 25, 2000.
3.5	By-Laws of Jostens, Inc. Incorporated by reference to Exhibit 3.2 contained in Jostens' Report on Form 10-Q, filed on August 13, 1999.
3.6	Amended and Restated Certificate of Incorporation of Von Hoffmann Holdings Inc.**
3.7	By-Laws of Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 3.4 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.8	Certificate of Incorporation of Von Hoffmann Corporation and Certificate of Ownership and Merger of Von Hoffmann Graphics, Inc. with and into Von Hoffmann Press, Inc. Incorporated by reference to Exhibit 3.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.9	By-Laws of Von Hoffmann Corporation. Incorporated by reference to Exhibit 3.2 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.10	Articles of Incorporation of The Lehigh Press, Inc. Incorporated by reference to Exhibit 3.11 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.

3.11	Amended and Restated By-Laws of The Lehigh Press, Inc. Incorporated by reference to Exhibit 3.12 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
3.12	Certificate of Incorporation of Precision Offset Printing Company, Inc. Incorporated by reference to Exhibit 3.11 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.13	By-Laws of Precision Offset Printing Company, Inc. Incorporated by reference to Exhibit 3.12 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.14	Certificate of Incorporation of Anthology, Inc. (f/k/a H&S Graphics, Inc.). Incorporated by reference to Exhibit 3.7 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.15	Certificate of Amendment to the Certificate of Incorporation of Anthology, Inc.*
3.16	By-Laws of Anthology, Inc. Incorporated by reference to Exhibit 3.8 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.17	Amended and Restated Certificate of Incorporation of AHC I Acquisition Corp.**
3.18	By-Laws of AHC I Acquisition Corp.*
3.19	Certificate of Incorporation of AKI Holding Corp. Incorporated by reference to Exhibit 3.1 contained in AKI Holding Corp.'s Registration Statement on Form S-4/A (file no. 333-60991), filed on October 13, 1998.
3.20	By-Laws of AKI Holding Corp. Incorporated by reference to Exhibit 3.2 contained in AKI Holding Corp.'s Registration Statement on Form S-4 (file no. 333-60991), filed on August 7, 1998.
3.21	Certificate of Incorporation of AKI, Inc. Incorporated by reference to Exhibit 3.1 contained in AKI, Inc.'s Registration Statement on Form S-4/A (file no. 333-60989), filed on November 13, 1998.
3.22	By-Laws of AKI, Inc. Incorporated by reference to Exhibit 3.2 contained in AKI, Inc.'s Registration Statement on Form S-4 (file no. 333-60989), filed on August 7, 1998.
3.23	Certificate of Incorporation of IST, Corp.*
3.24	By-Laws of IST, Corp.*
4.1	Indenture, dated October 4, 2004 among Jostens IH Corp., the guarantors parties thereto and The Bank of New York, as trustee.*
4.2	Exchange and Registration Rights Agreement, dated October 4, 2004, among Jostens IH Corp., the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.*
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.**
5.2	Opinion of William M. Sheahan, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota.**
5.3	Opinion of Cozen O'Connor as to all matters governed by the Commonwealth of Pennsylvania.**
10.1	Credit Agreement, dated as of October 4, 2004, among Jostens IH Corp., as Borrower, Jostens Canada Ltd., as Canadian Borrower, Jostens Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto.*
10.2	U.S. Guarantee, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp., listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.*

10.3	Canadian Guarantee, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.*
10.4	Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., each of the subsidiaries of Jostens IH Corp. listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.*
10.5	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.*
10.6	Pledge Agreement, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.*
10.7	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.*
10.8	Trademark Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.*
10.9	Patent Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.*
10.10	Copyright Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.*
10.11	Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Jostens Holding Corp., Jostens IH Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.3 contained in Jostens Holding Corp.'s Report on Form 10-K filed on April 28, 2004.
10.12	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
10.13	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.
10.14	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens, Inc.'s Form S-4, filed April 7, 2000.
10.15	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens, Inc.'s Form 8, dated May 2, 1991.
10.16	Amended and Restated 2004 Stock Option Plan for Key Employees of Jostens Holding Corp. and its Subsidiaries, dated as of January 6, 2005. Incorporated by reference to Exhibit 10.30 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.17	Employment Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.17 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.18	Management Stockholder's Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.19 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.19	Restricted Stock Award Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.20 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.20	Sale Participation Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.21 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.21	Stock Option Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.22 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.22	Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.
10.23	Separation Agreement, dated as of July 14, 2004, among Jostens Holding Corp., Jostens, Inc. and Robert C. Buhrmaster. Incorporated by reference to Exhibit 10.1 contained in Jostens Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.24	Separation Agreement, dated as of September 17, 2004, among Jostens Holding Corp., Jostens, Inc. and Steven A. Tighe. Incorporated by reference to Exhibit 10.2 contained in Jostens Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.25	Separation Agreement, dated September 30, 2004, among AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and William J. Fox.**
10.26	Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Jostens IH Corp., Jostens Canada Ltd., Jostens Secondary Holdings Corp, the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent.**
10.27	Stockholders Agreement, dated as of October 4, 2004, among Jostens Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 10.25 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.28	Amendment No. 1 to Executive Employment Agreement, dated as of December 30, 2004, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert S. Mathews.**
10.29	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Jostens Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. Incorporated by reference to Exhibit 10.24 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
12	Computation of Ratio of Earnings to Fixed Charges.**
21	Subsidiaries of Jostens IH Corp*
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of PricewaterhouseCoopers LLP relating to Jostens, Inc.**
23.3	Consent of PricewaterhouseCoopers LLP relating to AHC I Acquisition Corp.**
23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).
23.5	Consent of William M. Sheahan, counsel to Jostens, Inc. (included as part of his opinion filed as Exhibit 5.2 hereto).
23.6	Consent of Cozen O'Connor (included as part of its opinion filed as Exhibit 5.3 hereto).
24.1	Power of Attorney.*
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter to Beneficial Holders.*

*
Previously filed.

**
Filed herewith.

Item 22.    Undertakings.

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (C)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Jostens IH Corp. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 14th day of February, 2005.

JOSTENS IH CORP.
By:	*
Marc L. Reisch Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Marc L. Reisch	Chairman, President and Chief Executive Officer	February 14, 2005
* Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	February 14, 2005
* Joseph Y. Bae	Director	February 14, 2005
* David F. Burgstahler	Director	February 14, 2005
* Thompson Dean	Director	February 14, 2005
* Alexander Navab	Director	February 14, 2005
* Tagar C. Olson	Director	February 14, 2005
* Charles P. Pieper	Director	February 14, 2005

*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Jostens, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 14th day of February, 2005.

JOSTENS, INC.
By:	*
Michael L. Bailey Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Michael L. Bailey	Chief Executive Officer and President	February 14, 2005
* David A. Tayeh	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Von Hoffmann Holdings Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St, Louis, State of Missouri, on the 14th day of February, 2005.

VON HOFFMANN HOLDINGS INC.
By:	*
Robert S. Mathews President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Robert S. Mathews	President, Chief Executive Officer and Director	February 14, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Vice President (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
* Paul B. Carousso	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Von Hoffmann Corporation has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of February, 2005.

VON HOFFMANN CORPORATION
By:	*
Robert S. Mathews President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Robert S. Mathews	President, Chief Executive Officer and Director	February 14, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Vice President (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Lehigh Press, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of February, 2005.

THE LEHIGH PRESS, INC.
By:	*
Robert S. Mathews President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Robert S. Mathews	President and Chief Executive Officer	February 14, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Precision Offset Printing Company, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of February, 2005.

PRECISION OFFSET PRINTING COMPANY, INC.
By:	*
Robert S. Mathews President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Robert S. Mathews	President and Chief Executive Officer	February 14, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Anthology, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 14th day of February, 2005.

ANTHOLOGY, INC.
By:	*
Robert S. Mathews President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* Robert S. Mathews	President and Chief Executive Officer	February 14, 2005
/s/ PHILIP D. REINKEMEYER Philip D. Reinkemeyer	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AHC I Acquisition Corp. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 14th day of February, 2005.

AHC I ACQUISITION CORP.
By:	*
John Van Horn President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* John Van Horn	President and Chief Executive Officer	February 14, 2005
* Kenneth A. Budde	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AKI Holding Corp. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 14th day of February, 2005.

AKI HOLDING CORP.
By:	*
John Van Horn President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* John Van Horn	President and Chief Executive Officer	February 14, 2005
* Kenneth A. Budde	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AKI, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 14th day of February, 2005.

AKI, INC.
By:	*
John Van Horn President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has have been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* John Van Horn	President and Chief Executive Officer	February 14, 2005
* Kenneth A. Budde	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, IST, Corp. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 14th day of February, 2005.

IST, CORP.
By:	*
John Van Horn President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of February, 2005.

Signature	Capacity	Date

* John Van Horn	President and Chief Executive Officer	February 14, 2005
* Kenneth A. Budde	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2005
* Marc L. Reisch	Director	February 14, 2005
/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	February 14, 2005
*	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann Holdings Inc.'s Form 10-Q/A, filed on August 12, 2004.
2.2	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI, Inc.'s Form 10-K, filed on September 1, 2004.
3.1	Amended and Restated Certificate of Incorporation of Jostens IH Corp.*
3.2	By-Laws of Jostens IH Corp.*
3.3	Form of Amended and Restated Articles of Incorporation of Jostens, Inc. Incorporated by reference to Exhibit 3.1 contained in Jostens, Inc.'s Form 10-Q, filed on November 12, 2003.
3.4	Certificate of Designation, effective May 10, 2000, of the Powers, Preferences and Rights of the 14% Senior Redeemable Payment-In-Kind Preferred Stock, and Qualifications, Limitations and Restrictions Thereof. Incorporated by reference to Exhibit 4.3 contained in Jostens, Inc.'s Form 8-K, filed on May 25, 2000.
3.5	By-Laws of Jostens, Inc. Incorporated by reference to Exhibit 3.2 contained in Jostens' Report on Form 10-Q, filed on August 13, 1999.
3.6	Amended and Restated Certificate of Incorporation of Von Hoffmann Holdings Inc.**
3.7	By-Laws of Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 3.4 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.8	Certificate of Incorporation of Von Hoffmann Corporation and Certificate of Ownership and Merger of Von Hoffmann Graphics, Inc. with and into Von Hoffmann Press, Inc. Incorporated by reference to Exhibit 3.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.9	By-Laws of Von Hoffmann Corporation. Incorporated by reference to Exhibit 3.2 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.10	Articles of Incorporation of The Lehigh Press, Inc. Incorporated by reference to Exhibit 3.11 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
3.11	Amended and Restated By-Laws of The Lehigh Press, Inc. Incorporated by reference to Exhibit 3.12 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
3.12	Certificate of Incorporation of Precision Offset Printing Company, Inc. Incorporated by reference to Exhibit 3.11 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.13	By-Laws of Precision Offset Printing Company, Inc. Incorporated by reference to Exhibit 3.12 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.14	Certificate of Incorporation of Anthology, Inc. (f/k/a H&S Graphics, Inc.). Incorporated by reference to Exhibit 3.7 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.15	Certificate of Amendment to the Certificate of Incorporation of Anthology, Inc.*
3.16	By-Laws of Anthology, Inc. Incorporated by reference to Exhibit 3.8 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), filed on June 21, 2002.
3.17	Amended and Restated Certificate of Incorporation of AHC I Acquisition Corp.**
3.18	By-Laws of AHC I Acquisition Corp.*

3.19	Certificate of Incorporation of AKI Holding Corp. Incorporated by reference to Exhibit 3.1 contained in AKI Holding Corp.'s Registration Statement on Form S-4/A (file no. 333-60991), filed on October 13, 1998.
3.20	By-Laws of AKI Holding Corp. Incorporated by reference to Exhibit 3.2 contained in AKI Holding Corp.'s Registration Statement on Form S-4 (file no. 333-60991), filed on August 7, 1998.
3.21	Certificate of Incorporation of AKI, Inc. Incorporated by reference to Exhibit 3.1 contained in AKI, Inc.'s Registration Statement on Form S-4/A (file no. 333-60989), filed on November 13, 1998.
3.22	By-Laws of AKI, Inc. Incorporated by reference to Exhibit 3.2 contained in AKI, Inc.'s Registration Statement on Form S-4 (file no. 333-60989), filed on August 7, 1998.
3.23	Certificate of Incorporation of IST, Corp.*
3.24	By-Laws of IST, Corp.*
4.1	Indenture, dated October 4, 2004 among Jostens IH Corp., the guarantors parties thereto and The Bank of New York, as trustee.*
4.2	Exchange and Registration Rights Agreement, dated October 4, 2004, among Jostens IH Corp., the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.*
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.**
5.2	Opinion of William M. Sheahan, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota.**
5.3	Opinion of Cozen O'Connor as to all matters governed by the Commonwealth of Pennsylvania.**
10.1	Credit Agreement, dated as of October 4, 2004, among Jostens IH Corp., as Borrower, Jostens Canada Ltd., as Canadian Borrower, Jostens Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto.*
10.2	U.S. Guarantee, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp., listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.*
10.3	Canadian Guarantee, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.*
10.4	Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., each of the subsidiaries of Jostens IH Corp. listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.*
10.5	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.*
10.6	Pledge Agreement, dated as of October 4, 2004, among Jostens IH Corp., Jostens Secondary Holdings Corp., each of the subsidiaries of Jostens IH Corp. listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.*

10.7	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.*
10.8	Trademark Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.*
10.9	Patent Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.*
10.10	Copyright Security Agreement, dated as of October 4, 2004, among Jostens Secondary Holdings Corp., Jostens IH Corp., the subsidiaries of Jostens IH Corp. listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.*
10.11	Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Jostens Holding Corp., Jostens IH Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.3 contained in Jostens Holding Corp.'s Report on Form 10-K filed on April 28, 2004.
10.12	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
10.13	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.
10.14	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens, Inc.'s Form S-4, filed April 7, 2000.
10.15	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens, Inc.'s Form 8, dated May 2, 1991.
10.16	Amended and Restated 2004 Stock Option Plan for Key Employees of Jostens Holding Corp. and its Subsidiaries, dated as of January 6, 2005. Incorporated by reference to Exhibit 10.30 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.17	Employment Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.17 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.18	Management Stockholder's Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.19 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.19	Restricted Stock Award Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.20 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.20	Sale Participation Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.21 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.21	Stock Option Agreement, dated as of October 4, 2004, between Jostens Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.22 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.22	Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.

10.23	Separation Agreement, dated as of July 14, 2004, among Jostens Holding Corp., Jostens, Inc. and Robert C. Buhrmaster. Incorporated by reference to Exhibit 10.1 contained in Jostens Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.24	Separation Agreement, dated as of September 17, 2004, among Jostens Holding Corp., Jostens, Inc. and Steven A. Tighe. Incorporated by reference to Exhibit 10.2 contained in Jostens Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.25	Separation Agreement, dated September 30, 2004, among AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and William J. Fox.**
10.26	Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Jostens IH Corp., Jostens Canada Ltd., Jostens Secondary Holdings Corp, the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent.**
10.27	Stockholders Agreement, dated as of October 4, 2004, among Jostens Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 10.25 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.28	Amendment No. 1 to Executive Employment Agreement, dated as of December 30, 2004, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert S. Mathews.**
10.29	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Jostens Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. Incorporated by reference to Exhibit 10.24 contained in Jostens Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
12	Computation of Ratio of Earnings to Fixed Charges.**
21	Subsidiaries of Jostens IH Corp*
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of PricewaterhouseCoopers LLP relating to Jostens, Inc.**
23.3	Consent of PricewaterhouseCoopers LLP relating to AHC I Acquisition Corp.**
23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).
23.5	Consent of William M. Sheahan, counsel to Jostens, Inc. (included as part of his opinion filed as Exhibit 5.2 hereto).
23.6	Consent of Cozen O'Connor (included as part of its opinion filed as Exhibit 5.3 hereto).
24.1	Power of Attorney.*
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter to Beneficial Holders.*

*
Previously filed.

**
Filed herewith.

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
SUMMARY
Our Company
Business Strengths
Business Strategy
The Transactions
Ownership and Corporate Structure
The Offering
Summary of Terms of the Exchange Notes
Summary Supplemental and Pro Forma Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
THE TRANSACTIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
JOSTENS IH CORP. Unaudited Pro Forma Condensed Consolidated Balance Sheet
JOSTENS IH CORP. Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (In thousands)
JOSTENS IH CORP. Unaudited Pro Forma Condensed Consolidated Statement of Income Fiscal Year 2003
JOSTENS IH CORP. Unaudited Pro Forma Condensed Consolidated Statement of Income
JOSTENS IH CORP. Unaudited Pro Forma Condensed Consolidated Statement of Income Nine Months Ended September 27, 2003
JOSTENS IH CORP. Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES STATEMENTS OF OPERATIONS
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES BALANCE SHEETS
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES STATEMENTS OF CASH FLOWS
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS
Condensed Consolidating Statement of Operations Five Months 2003
Condensed Consolidating Statement of Operations Seven Months 2003
Condensed Consolidating Statement of Operations 2002
Condensed Consolidating Statement of Operations 2001
Condensed Consolidating Balance Sheet 2003
Condensed Consolidating Balance Sheet 2002
Condensed Consolidated Statements of Cash Flows Five Months 2003
Condensed Consolidated Statements of Cash Flows Seven Months 2003
Condensed Consolidated Statements of Cash Flows 2002
Condensed Consolidated Statements of Cash Flows 2001
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED COMBINED BALANCE SHEETS
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
JOSTENS IH CORP. AND SUBSIDIARIES, VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES, AND AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO CONDENSED FINANCIAL STATEMENTS
CONDENSED COMBINING STATEMENTS OF OPERATIONS Nine Months Ended October 2, 2004
CONDENSED COMBINING STATEMENTS OF OPERATIONS Two Months Ended September 27, 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Seven Months Ended July 29, 2003
CONDENSED COMBINING BALANCE SHEETS October 2, 2004
CONDENSED COMBINING BALANCE SHEETS (UNAUDITED) January 3, 2004
CONDENSED COMBINING STATEMENTS OF CASH FLOW Nine Months Ended October 2, 2004
CONDENSED COMBINING STATEMENTS OF CASH FLOW Two Months Ended September 27, 2003
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS Seven Months Ended July 29, 2003
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
JOSTENS IH CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
JOSTENS IH CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
JOSTENS IH CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
JOSTENS IH CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
JOSTENS IH CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JOSTENS IH CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
JOSTENS IH CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
JOSTENS IH CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Statement of Operations (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Statements of Changes in Stockholders' Equity (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
VON HOFFMANN HOLDINGS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
Report Of Independent Auditors
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS in thousands, except share and per share information
Balance Sheets
Statements of Income
Statements of Stockholder's Equity
Statements of Cash Flows
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
AHC I ACQUISITION CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
AHC I ACQUISITION CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (dollars in thousands, except share and per share information)
Balance Sheets
Statements of Income
Statements of Cash Flows
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits
  Item 22. Undertakings.
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EXHIBIT INDEX